Filed Pursuant to 424(b)(1)
Registration No. 333-173948-01

PROSPECTUS

SWIFT SERVICES HOLDINGS, INC.
AND THE GUARANTORS

OFFER TO EXCHANGE

$500 million aggregate principal amount of 10.000% Senior Second Priority Secured Notes due 2018
CUSIP No. 870755 AA3, ISIN No. US870755AA35 (the “Restricted Notes”)
for
$500 million aggregate principal amount of 10.000% Senior Second Priority Secured Notes due 2018
(the “Exchange Notes” and, together with the Restricted Notes, the “notes”) which have been registered under the Securities Act of 1933, as amended (the “Securities Act”).

The exchange offer will expire at 12:00 midnight, New York City time, on June 16, 2011, unless we extend the exchange offer in our sole and absolute discretion.

Terms of the exchange offer:

•	We will exchange Exchange Notes for all outstanding Restricted Notes that are validly tendered and not withdrawn prior to the expiration or termination of the exchange offer.

•	You may withdraw tenders of Restricted Notes at any time prior to the expiration or termination of the exchange offer.

•	The terms of the Exchange Notes are substantially identical to those of the outstanding Restricted Notes, except that the transfer restrictions, registration rights and additional interest provisions relating to the Restricted Notes do not apply to the Exchange Notes.

•	The exchange of Restricted Notes for Exchange Notes will not be a taxable transaction for United States federal income tax purposes, but you should see the discussion under the caption “Material United States Federal Income Tax Considerations” for more information.

•	We will not receive any proceeds from the exchange offer.

•	We issued the Restricted Notes on December 21, 2010 in a transaction not requiring registration under the Securities Act and, as a result, their transfer is restricted. We are making the exchange offer to satisfy your registration rights, as a holder of the Restricted Notes.

Each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. By so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Restricted Notes where such Restricted Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of up to 180 days after the closing of this exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

No public market currently exists for the Restricted Notes. We do not intend to list the Exchange Notes on any securities exchange and, therefore, no active public market for the Exchange Notes is anticipated to exist.

See “Risk Factors” beginning on page 25 for a discussion of risks you should consider prior to tendering your outstanding Restricted Notes for exchange.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 19, 2011.

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SUMMARY

This summary highlights significant aspects of our business and the exchange offer contained elsewhere in this prospectus, but it is not complete and does not contain all of the information that you should consider before making your investment decision. You should carefully read this entire prospectus, including the information presented under the section entitled “Risk Factors” and the historical financial data and related notes, before making an investment decision. This summary contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements as a result of certain factors, including those set forth in “Risk Factors” and “Forward-Looking Statements.”

Unless we state otherwise or the context otherwise requires, references in this prospectus to “Swift,” “we,” “our,” “us,” and the “Company” for all periods subsequent to the reorganization transactions described in the section entitled “2010 Transactions” refer to Swift Transportation Company (formerly Swift Holdings Corp.), a Delaware corporation, and its consolidated subsidiaries after giving effect to such reorganization transactions. For all periods from May 11, 2007 until the completion of such reorganization transactions on December 21, 2010, these terms refer to Swift Corporation, a Nevada corporation, which is also referred to herein as our “successor,” and its consolidated subsidiaries. For all periods prior to May 11, 2007, these terms refer to Swift Corporation’s predecessor, Swift Transportation Co., Inc., a Nevada corporation that has been converted to a Delaware limited liability company known as Swift Transportation Co., LLC, which also is referred to herein as Swift Transportation, or our “predecessor,” and its consolidated subsidiaries. We refer to Swift Services Holdings, Inc., a Delaware corporation, as the “issuer.”

Overview

We are a multi-faceted transportation services company and the largest truckload carrier in North America. At March 31, 2011, we operated a tractor fleet of approximately 16,100 units comprised of 12,100 tractors driven by company drivers and 4,000 owner-operator tractors, a fleet of 49,400 trailers, and 5,000 intermodal containers from 34 major terminals positioned near major freight centers and traffic lanes in the United States and Mexico. During 2010, our tractors covered 1.5 billion miles and we transported or arranged approximately three million loads for shippers throughout North America. Our asset-based operations include general truckload, dedicated truckload, and cross-border truckload services, each of which offer a combination of dry van, temperature controlled, flatbed, or other specialized equipment. Our complementary and more rapidly growing “asset-light” services include rail intermodal, freight brokerage, and third-party logistics operations. We use sophisticated technologies and systems that contribute to asset productivity, operating efficiency, customer satisfaction, and safety. We believe the depth of our fleet capacity, the breadth of our terminal network, our commitment to customer service, and our extensive suite of services provide us and our customers with significant advantages.

We principally operate in short-to-medium-haul traffic lanes around our terminals, with an average loaded length of haul of less than 500 miles. We concentrate on this length of haul because the majority of domestic truckload freight (as measured by revenue) moves in these lanes and our extensive terminal network affords us marketing, equipment control, supply chain, customer service, and driver retention advantages in local markets. Our relatively short average length of haul also helps reduce competition from railroads and trucking companies that lack a regional presence.

Truckload carriers typically transport a full trailer (or container) of freight for a single customer from origin to destination without intermediate sorting and handling. Truckload carriers provide the largest part of the transportation supply chain for most retail and manufactured goods in North America.

Many of our customers are large corporations with extensive operations, geographically distributed locations, and diverse shipping needs. We receive revenue from a broad customer base that includes clients from the retail, discount retail, consumer products, food and beverage, and transportation and logistics industries. We offer the opportunity for “one-stop-shopping” for their truckload transportation needs through our broad spectrum of services and equipment.

Since 2006, our asset-light rail intermodal and freight brokerage and logistics services have grown rapidly, and we expanded owner-operators from 16.5% of our total fleet at year-end 2006 to 24.7% of our total fleet at March 31, 2011. Going forward, we intend to continue to expand our revenue from these operations to improve our overall return on invested capital.

In addition to economic cycles, the trucking industry faces other challenges that we believe we are well-positioned to address. First, we believe that the new regulatory initiatives such as hours-of-service limitations, electric on-board recorders, and the Federal Motor Carrier Safety Administration’s, or FMCSA, new Comprehensive Safety Analysis, or CSA, may reduce the size of the driver pool. Moreover, new or changing regulatory constraints on drivers may further decrease the utilization of an already shrinking driver pool. As this occurs, we believe our driver development programs, including our driver training schools and nationwide recruiting, will become increasingly advantageous. In addition, we believe that the impact of such regulations will be partially mitigated by our average length of haul, regional terminal network, and less mileage-intensive operations, such as intermodal, dedicated, brokerage, and cross-border operations. Further, we are currently in the process of retrofitting our entire tractor fleet with electronic on-board recorders, which we believe can help us more efficiently utilize our drivers’ available hours of service. Second, we believe that significant increases and rapid fluctuations in fuel prices will continue to be a challenge to the industry. We believe we can effectively address these issues through fuel surcharges, effective fuel procurement strategies and network management systems, and further developing our dedicated, intermodal, and brokerage operations. Third, the industry also faces increased prices for new revenue equipment, design changes of new engines, and volatility in the used equipment sales market. We believe that we are well-positioned to effectively address these issues because of our relatively new fleet, trade-back protections, buying power, and in-house nationwide maintenance facilities.

Our Industry and Competition

The U.S. trucking industry is large, fragmented, and highly competitive. We compete with thousands of other truckload carriers, most of which operate fewer than 100 trucks. To a lesser extent, we compete with railroads, less-than-truckload carriers, third-party logistics providers, and other transportation companies. The 25 largest for-hire truckload carriers are estimated to comprise approximately 7.3% of the total for-hire truckload market, according to 2009 data published by the ATA. The principal means of competition in our industry are service, the ability to provide capacity when and where needed, and price. In times of strong freight demand, service and capacity become increasingly important, and in times of weak freight demand pricing becomes increasingly important. Because most truckload contracts (other than dedicated contracts) do not guarantee truck availability or load levels, pricing is influenced by supply and demand.

Since 2000, we believe our industry has encountered three major economic cycles: (1) the period of industry over-capacity and depressed freight volumes from 2000 through 2001; (2) the economic expansion from 2002 through 2006; and (3) the freight slowdown, fuel price spike, economic recession, and credit crisis from 2007 through 2009. In the fourth quarter of 2009 and into 2010, industry freight data began to show strong positive trends. Although it is too early to be certain, we believe the trucking industry has entered a new economic cycle marked by a return to economic growth as well as a tighter supply of available tractors due to several years of below average truck builds and an increase in truckload fleet bankruptcies.

Our Competitive Strengths

We believe the following competitive strengths provide a solid platform for pursuing our goals and strategies:

•	North American truckload leader with broad terminal network and a modern fleet. We operate North America’s largest truckload fleet, have 34 major terminals and multiple other locations throughout the United States and Mexico, and offer customers “one-stop-shopping” for a broad spectrum of their truckload transportation needs. Our fleet size offers wide geographic coverage while maintaining the efficiencies associated with significant traffic density within our operating regions. Our terminals are strategically located near key population centers, driver recruiting areas, and cross-border hubs, often in close proximity to our customers. This broad network offers benefits such as in-house maintenance, more frequent equipment inspections, localized driver recruiting, rapid customer response, and personalized marketing efforts. Our size allows us to achieve substantial economies of scale in purchasing items such as tractors, trailers, containers, fuel, and tires where pricing is volume-sensitive. We believe our scale also offers additional benefits in brand awareness and access to capital. Additionally, our modern company tractor fleet, with an average age of 3.2 years for our approximately 9,000 linehaul sleeper units, lowers maintenance and repair expense, aids in driver recruitment, and increases asset utilization as compared with an older fleet.

•	High quality customer service and extensive suite of services. Our intense focus on customer satisfaction contributed to 20 “carrier of the year” or similar awards in 2009 and 24 in 2010, and has helped us establish a strong platform for cross-selling our other services. Our strong and diversified customer base, ranging from Fortune 500 companies to local shippers, has a wide variety of shipping needs, including general and specialized truckload, imports and exports, regional distribution, high-service dedicated operations, rail intermodal service, and surge capacity through fleet flexibility and brokerage and logistics operations. We believe customers continue to seek fewer transportation providers that offer a broader range of services to streamline their transportation management functions. We believe the breadth of our services helps diversify our customer base and provides us with a competitive advantage, especially for customers with multiple needs and international shipments.

•	Strong and growing owner-operator business. We supplement our company tractors with tractors provided by owner-operators, who operate their own tractors and are responsible for most ownership and operating expenses. We believe that owner-operators provide significant advantages that primarily arise from the entrepreneurial motivation of business ownership. Our owner-operators tend to be more experienced, have lower turnover, have fewer accidents per million miles, and produce higher weekly trucking revenue per tractor than our average company drivers.

•	Leader in driver and owner-operator development. Driver recruiting and retention historically have been significant challenges for truckload carriers. To address these challenges, we employ nationwide recruiting efforts through our terminal network, operate five driver training schools, maintain an active and successful owner-operator development program, provide drivers modern tractors, and employ numerous driver satisfaction policies.

•	Regional operating model. Our short- and medium-haul regional operating model contributes to higher revenue per mile and takes advantage of shipping trends toward regional distribution. We also experience less competition in our short- and medium-haul regional business from railroads. In addition, our regional terminal network allows our drivers to be home more often, which we believe assists with driver retention.

•	Experienced management aligned with corporate success. Our management team has a proven track record of growth and cost control. Management focuses on disciplined execution and financial performance by measuring our progress through a combination of financial metrics. We align management’s priorities with our own through equity option awards and an annual performance based bonus plan.

Our Growth Strategy

Our goals are to grow revenue in excess of 10% annually over the next several years, increase our profitability, and generate returns on capital in excess of our cost of capital. These goals are in part dependent on continued improvement in industry-wide truckload volumes and pricing. Although we expect the economic environment and capacity constraints in our industry to support achievement of our goals, we have limited ability to affect industry volumes and pricing and cannot assure you that this environment will continue.

Nevertheless, we believe our competitive strengths and the current supply and demand environment in the truckload industry are aligned to support the achievement of our goals through the following strategies:

•	Profitable revenue growth. To increase freight volumes and yield, we intend to further penetrate our existing customer base, cross-sell our services, and pursue new customer opportunities by leveraging our superior customer service and extensive suite of truckload services. In addition, we are further enhancing our sophisticated freight selection management tools to allocate our equipment to more profitable loads and complementary lanes. As freight volumes increase, we intend to prioritize the following areas for growth:

•	Rail intermodal. Our growing rail intermodal presence complements our regional operating model and allows us to better serve customers in longer haul lanes and reduce our investment in fixed assets. Since its inception in 2005, we have expanded our rail intermodal business by growing our fleet to approximately 5,000 containers as of March 31, 2011, and we expect to add another 1,400 to 1,800 containers in 2011. We expect to continue to add intermodal containers each year as our volumes grow. We have intermodal agreements with all major U.S. railroads and negotiated more favorable terms in 2009 with our largest intermodal provider, which has helped increase our volumes through more competitive pricing.

•	Dedicated services and private fleet outsourcing. The size and scale of our fleet and terminal network allow us to provide the equipment availability and high service levels required for dedicated contracts. Dedicated contracts often are used for high-service and high-priority freight, sometimes to replace private fleets previously operated by customers. Dedicated operations generally produce higher margins and lower driver turnover than our general truckload operations. We believe these opportunities will increase in times of scarce capacity in the truckload industry.

•	Cross-border Mexico-U.S. freight. The combination of our U.S., cross-border, customs brokerage, and Mexican operations enables us to provide efficient door-to-door service between the United States and Mexico. We believe our sophisticated load security measures, as well as our Department of Homeland Security, or DHS, status as a C-TPAT carrier, allow us to offer more efficient service than most competitors and afford us substantial advantages with major international shippers.

•	Freight brokerage and third-party logistics. We believe we have a substantial opportunity to continue to increase our non-asset based freight brokerage and third-party logistics services. We believe many customers increasingly seek transportation companies that offer both asset-based and non-asset based services to gain additional certainty that safe, secure, and timely truckload service will be available on demand and to reward asset-based carriers for investing in fleet assets. We intend to continue growing our transportation management and freight brokerage capability to build market share with customers, earn marginal revenue on more loads, and preserve our assets for the most attractive lanes and loads.

•	Customer satisfaction. In our pursuit to be best in class, we survey our customers and identify areas where we can accelerate the capture of new freight opportunities, improve our customers’ experience, and profit from enhancing the value our customers receive. Based on the results of the surveys, we focus on areas of improvement such as meeting customer commitments for on-time pick-up and delivery, improving billing accuracy, defining and documenting expectations of new customers, and enhancing responsiveness of our personnel. We believe that improving overall customer satisfaction will create opportunities to growth with our customers and help to cross-sell our entire suite of services.

•	Increase asset productivity and return on capital. Because of our size and operating leverage, even small improvements in our asset productivity and yield can have a significant impact on our operating results. We believe we have a substantial opportunity to improve the productivity and yield of our existing assets through the following measures:

•	increasing the percentage of our fleet provided by owner-operators, who generally produce higher weekly trucking revenue per tractor than our company drivers;

•	increasing company tractor utilization through measures such as equipment pools, relays, and team drivers;

•	capitalizing on a stronger freight market to increase average trucking revenue per mile by using sophisticated freight selection and network management tools to upgrade our freight mix and reduce deadhead miles;

•	maintaining discipline regarding the timing and extent of company tractor fleet growth based on availability of high-quality freight; and

•	rationalizing unproductive assets as necessary, thereby improving our return on capital.

•	Continue to focus on efficiency and cost control. We intend to continue to implement the Lean Six Sigma, accountability, and discipline measures that helped us improve our Adjusted Operating Ratio in 2010 and 2009. We presently have ongoing efforts in the following areas that we expect will yield benefits in future periods:

•	managing the flow of our tractor capacity through our network to balance freight flows and reduce deadhead miles;

•	integrating systems and improving processes to achieve more efficient utilization of our tractors, trailers, and drivers’ available hours of service;

•	improving driver and owner-operator satisfaction to improve performance and reduce attrition costs; and

•	reducing waste in shop methods and procedures and in other administrative processes.

•	Pursue selected acquisitions. In addition to expanding our company tractor fleet through organic growth, and to take advantage of opportunities to add complementary operations, we expect to pursue selected acquisitions. We operate in a highly fragmented and consolidating industry where we believe the size and scope of our operations afford us significant competitive advantages. Acquisitions can provide us an opportunity to expand our fleet with customer revenue and drivers already in place. In our history, we have completed twelve acquisitions, most of which were immediately integrated into our existing business. Given our size in relation to most competitors, we expect most future acquisitions to be integrated quickly. As with our prior acquisitions, our goal is for any future acquisitions to be accretive to our earnings within two full calendar quarters.

Mission, Vision, and Most Important Goals

Since going private in 2007, our management team has instilled a culture of discipline and accountability throughout our organization. We accomplished this in several ways. First, we established our mission, vision, purpose, and values to give the organization guidance. Second, we identified our most important goals and trained our entire organization in the discipline of executing on these goals, including focusing on our priorities, breaking down each employee’s responsibilities to identify those which contribute to achieving our priorities, creating a scoreboard of daily results, and requiring weekly reporting of recent results and plans for the next week. Third, we established cross-functional business transformation teams utilizing Lean Six Sigma techniques to analyze and enhance value streams throughout Swift. Fourth, we enhanced our annual operating plan process to break down our financial plans into budgets, metrics, goals, and targets that each department and salesperson can influence and control. And finally, we developed and implemented a strategic planning and deployment process to establish actionable plans to achieve best in class performance in key areas of our business.

Our mission is to attract and retain customers by providing best in class transportation solutions and fostering a profitable, disciplined culture of safety, service, and trust. At the beginning of 2009, we defined our vision, which consists of seven primary themes:

•	we are an efficient and nimble world class service organization that is focused on the customer;

•	we are aligned and working together at all levels to achieve our common goals;

•	our team enjoys our work and co-workers and this enthusiasm resonates both internally and externally;

•	we are on the leading edge of service, always innovating to add value to our customers;

•	our information and resources can be easily adapted to analyze and monitor what is most important in a changing environment;

•	our financial health is strong, generating excess cash flows and growing profitability year-after-year with a culture that is cost-and environmentally-conscious; and

•	we train, build, and develop our employees through perpetual learning opportunities to enhance their skill sets, allowing us to maximize potential of our talented people.

In light of our mission and vision, we currently define our most important goals as follows:

•	Improving financial performance. To improve our financial performance, we have developed and deployed several strategies, including profitable, revenue growth, improved asset utilization and return on capital, and cost reductions. We measure our performance on these strategies by Adjusted EBITDA, Adjusted Operating Ratio, revenue growth, EPS, and return on invested capital. In this regard, we have identified numerous specific activities as outlined in “Our Growth Strategy” section above. We also engage all of our sales personnel in specific planning of month-by-month volume and rate goals for each of their major customers and identify specific, controllable operating metrics for each of our terminal managers.

•	Improving driver, non-driver, and owner-operator satisfaction. We realize we are only as good as our people. We believe that a thoroughly engaged workforce is safer, more productive, and more creative and yields higher retention in response to being heard, valued, and given opportunities to grow and develop. By unleashing the talent of our people we can meet and exceed our organizational goals while enabling our employees to increase their own potential. To achieve this environment, we have implemented initiatives targeted at each group to improve internal customer service and recognition of results, and we have deployed leadership training and other tools to enhance feedback, mutual understanding, and our leadership practices.

•	Improving safety culture. Safety is foundational in what we do, and it cannot be compromised in pursuit of profit or convenience. Safety not only impacts our financial results, but the lives of our people and our communities. Producing Best in Class safety results can only come out of instilling a safety mindset at all levels of our organization. In this effort we are working to enhance the effectiveness of safety communications and feedback, increase recognition of safe behavior, build methodologies that support good choices, ensure that our core values are known and understood by our people, and expand the training of our safety professionals.

2010 Transactions

In this prospectus, we refer to the following collectively as the “2010 Transactions:”

•	the merger of Swift Corporation with and into Swift, the conversion of all of the outstanding common stock of Swift Corporation into shares of Class B common stock of Swift on a one-for-one basis, the conversion of the outstanding stock options of Swift Corporation into options to purchase shares of Class A common stock of Swift and the cancellation of the stockholder loans;

•	the sale of 73,300,000 shares of Class A common stock of Swift in an initial public offering and the sale of an additional 6,050,000 shares of Class A common stock of Swift pursuant to the underwriters’ option to purchase additional shares of Class A common stock to cover over-allotments (the “initial public offering”);

•	the sale of $500,000,000 aggregate principal amount of the Restricted Notes in a transaction not requiring registration under the Securities Act;

•	Swift Transportation’s entrance into a new senior secured credit facility;

•	the repayment of Swift’s old senior secured credit facility; and

•	the repurchase of indebtedness pursuant to an agreement with the largest holders of our senior secured notes and tender offers and the consummation of consent solicitations with respect to all of our outstanding senior secured floating rate notes and all of our outstanding senior secured fixed rate notes.

With the exception of the closing of the underwriters’ option to purchase additional shares of Class A common stock to cover over-allotments on January 20, 2011, the 2010 Transactions were completed on December 21, 2010.

For more information regarding the 2010 Transactions, see “2010 Transactions” and “Description of Other Indebtedness.”

Stockholder Offering

In conjunction with our initial public offering, Jerry Moyes and the Moyes Affiliates (as defined herein) were involved in a private placement by a newly formed, unaffiliated trust, or the Trust, of $262.3 million of its mandatory common exchange securities, including the initial purchasers’ exercise of their option to purchase additional securities, which is herein referred to as the “Stockholder Offering.” Subject to certain exceptions, the Trust’s securities are exchangeable into shares of our Class A common stock or alternatively settled in cash equal to the value of those shares of Class A common stock three years following the closing date of the Stockholder Offering. We did not receive any proceeds from the Stockholder Offering.

Organizational Structure and Corporate History

Swift’s predecessor was founded by Jerry Moyes, along with his father and brother, in 1966 with one truck and taken public on the NASDAQ stock market in 1990.

In April 2007, Mr. Moyes and his wife contributed their ownership of all of the issued and outstanding shares of Interstate Equipment Leasing, Inc. (now Interstate Equipment Leasing, LLC), or IEL, to Swift Corporation in exchange for additional Swift Corporation shares. In May 2007, Mr. Moyes, The Jerry and Vickie Moyes Family Trust dated 12/11/87, and various Moyes children’s trusts, collectively referred to as the “Moyes Affiliates,” contributed their shares of Swift Transportation common stock to Swift Corporation in exchange for additional Swift Corporation shares. Swift Corporation then completed its acquisition of Swift Transportation through a merger on May 10, 2007, thereby acquiring the remaining outstanding shares of Swift Transportation common stock, the foregoing sequence of transactions being, collectively, the 2007 Transactions. Upon completion of the 2007 Transactions, Swift Transportation became a wholly-owned subsidiary of Swift Corporation and at the close of the market on May 10, 2007, the common stock of Swift Transportation ceased trading on NASDAQ.

On May 20, 2010, in contemplation of our initial public offering, Swift Corporation formed Swift Transportation Company (formerly Swift Holdings Corp.), a Delaware corporation. Swift Transportation Company did not engage in any business or other activities except in connection with its formation and the initial public offering and held no assets and had no subsidiaries prior to such offering.

Immediately prior to the consummation of the initial public offering, Swift Corporation merged with and into Swift Transportation Company, with Swift Transportation Company surviving as a Delaware corporation. In the merger, all of the outstanding common stock of Swift Corporation was converted into shares of Swift Transportation Company Class B common stock on a one-for-one basis, and all outstanding stock options of Swift Corporation were converted into options to purchase shares of Class A common stock of Swift Transportation Company. All outstanding Class B shares are held by Mr. Moyes and the Moyes Affiliates.

In December 2010, Swift Transportation Company completed its initial public offering of 73,300,000 shares of its Class A common stock at $11.00 per share and received proceeds of $766.0 million net of underwriting discounts and commissions and before expenses of such issuance. The proceeds were used, together with the $1.06 billion of proceeds from our senior secured term loan and $490 million of proceeds from our private placement of the Restricted Notes, which debt issuances were completed substantially concurrently with the initial public offering, to (a) repay all amounts outstanding under our senior secured credit facility, (b) purchase an aggregate amount of $490.0 million of our senior secured fixed-rate notes and $192.6 million of our senior secured floating rate notes, (c) pay $66.4 million to our interest rate swap counterparties to terminate the interest rate swap agreements related to our existing floating rate debt, and (d) pay fees and expenses related to the debt issuance and stock offering. Further, in January 2011, Swift Transportation Company issued an additional 6,050,000 shares of its Class A common stock to the underwriters of our initial public offering at the initial public offering price of $11.00 per share, less the underwriters’ discount, and received proceeds of $63.2 million in cash pursuant to the over-allotment option in the underwriting agreement. We used $60.0 million of these proceeds in January 2011 to pay down our new first lien term loan, and we used the remaining $3.2 million in February 2011 to pay down our accounts receivable securitization facility. Following this issuance, we have 79,350,000 shares of Class A common stock outstanding.

Our Class A common stock is listed for trading on the New York Stock Exchange under the symbol “SWFT.”

Our principal executive offices are located at 2200 South 75th Avenue, Phoenix, Arizona 85043, and our telephone number at that address is (602) 269-9700. Our website is located at http://www.swifttrans.com. The information on our website is not part of this prospectus.

The following chart represents our organizational structure as of the date hereof. All entities are wholly owned by their immediate parent unless otherwise indicated.

Our non-guarantor subsidiaries had, before intercompany eliminations, total liabilities, including trade payables, of $291.0 million and total assets of $506.9 million as of March 31, 2011, and had operating revenue, before intercompany eliminations, of $41.3 million for the three months ended March 31, 2011.

SUMMARY DESCRIPTION OF THE EXCHANGE OFFER

On December 21, 2010, the issuer completed the private offering of the Restricted Notes. As part of that offering, the issuer, Swift and the Subsidiary Guarantors (as defined below) entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with the initial purchasers of the Restricted Notes (the “Initial Purchasers”). In the Registration Rights Agreement, we agreed, among other things, to complete an exchange offer for the Restricted Notes. Below is a summary of the exchange offer that we are making by means of this prospectus.

Restricted Notes	$500 million aggregate principal amount of 10.000% Senior Second Priority Secured Notes due 2018.

Exchange Notes	$500 million aggregate principal amount of 10.000% Senior Second Priority Secured Notes due 2018, the issuance of which has been registered under the Securities Act. The form and terms of the Exchange Notes are identical in all material respects to those of the Restricted Notes, except that the transfer restrictions, registration rights and additional interest provisions relating to the Restricted Notes do not apply to the Exchange Notes.

Exchange Offer	We are offering to issue up to $500 million aggregate principal amount of 10.000% Senior Second Priority Secured Notes due 2018 to satisfy our obligations under the Registration Rights Agreement.

Expiration Date; Tenders	The exchange offer will expire at 12:00 midnight, New York City time, on June 16, 2011, unless extended in our sole and absolute discretion. By tendering your Restricted Notes, you represent to us that:

• you are not our “affiliate,” as defined in Rule 405 under the Securities Act;

• you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the Exchange Notes;

• you are acquiring the Exchange Notes in your ordinary course of business; and

• if you are a broker-dealer, you will receive the Exchange Notes for your own account in exchange for Restricted Notes that were acquired by you as a result of your market-making or other trading activities and that you will deliver a prospectus in connection with any resale of the Exchange Notes you receive. For further information regarding resales of the Exchange Notes by participating broker-dealers, see the discussion under the caption “Plan of Distribution.”

Withdrawal	You may withdraw any Restricted Notes tendered in the exchange offer at any time prior to 12:00 midnight, New York City time, on June 16, 2011.

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, which we may waive. See the discussion below under the caption “The Exchange Offer — Conditions to the Exchange Offer” for more information regarding the conditions to the exchange offer.

Procedures for Tendering the Restricted Notes	Except as described in the section entitled “The Exchange Offer — Procedures for Tendering Restricted Notes,” a tendering holder must, on or prior to the expiration date, transmit an agent’s message to the exchange agent at the address listed in this prospectus. In order for your tender to be considered valid, the exchange agent must receive a confirmation of book entry transfer of your Restricted Notes into the exchange agent’s account at The Depository Trust Company (“DTC”) prior to the expiration or termination of the exchange offer.

Special Procedures for Beneficial Owners	If you are a beneficial owner whose Restricted Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender your Restricted Notes in the exchange offer, you should promptly contact the person in whose name the Restricted Notes are registered and instruct that person to tender on your behalf. Any registered holder that is a participant in DTC’s book-entry transfer facility system may make book-entry delivery of the Restricted Notes by causing DTC to transfer the Restricted Notes into the exchange agent’s account.

Use of Proceeds	We will not receive any proceeds from the exchange offer.

Exchange Agent	U.S. Bank National Association is the exchange agent for the exchange offer. You can find the address and telephone number of the exchange agent below under the caption “The Exchange Offer — Exchange Agent.”

Resales	Based on interpretations by the staff of the SEC, as detailed in a series of no-action letters issued to unrelated third parties, we believe that the Exchange Notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act as long as:

• you are acquiring the Exchange Notes in the ordinary course of your business;

• you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate, in a distribution of the Exchange Notes; and

• you are not an affiliate of ours.

If you are an affiliate of ours, are engaged in or intend to engage in or have any arrangement or understanding with any person to participate in a distribution of the Exchange Notes:

• you cannot rely on the applicable interpretations of the staff of the SEC;

• you will not be entitled to participate in the exchange offer; and

• you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

See the discussion below under the caption “The Exchange Offer — Consequences of Exchanging or Failing to Exchange Restricted Notes” for more information.

Broker-Dealer	Each broker or dealer that receives Exchange Notes for its own account in exchange for Restricted Notes that were acquired as a result of market-making or other trading activities must acknowledge that it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any offer to resell or other transfer of the Exchange Notes issued in the exchange offer, including the delivery of a prospectus that contains information with respect to any selling holder required by the Securities Act in connection with any resale of the Exchange Notes.

Furthermore, any broker-dealer that acquired any of its Restricted Notes directly from us:

• may not rely on the applicable interpretation of the staff of the SEC’s position contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan, Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1993); and

• must also be named as a selling bondholder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Restricted Notes which were received by such broker-dealer as a result of market making activities or other trading activities. We have agreed that for a period of not less than 180 days after the consummation of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution” for more information.

Registration Rights Agreement	When the Restricted Notes were issued, the issuer, Swift and the Subsidiary Guarantors entered into the Registration Rights Agreement with the Initial Purchasers. Under the terms of the Registration Rights Agreement, we agreed to use our reasonable best efforts to:

• file with the SEC and cause to become effective a registration statement relating to an offer to exchange the Restricted Notes for the Exchange Notes; and

• keep the exchange offer open for not less than 20 business days (or longer if required by applicable law) after the date of notice thereof is mailed to the holders of the Restricted Notes.

If we do not complete the exchange offer (or, if required, the shelf registration statement described below is not declared effective) on or before the date that is 180 days after the issuance of the Restricted Notes, subject to certain exceptions, or if we fail to meet certain other conditions described under “Description of the Exchange Notes — Additional Interest,” the interest rate borne by the Restricted Notes will increase at a rate of 0.25% per annum every 90 days (but shall not exceed 1.00% per annum) until the condition which gave rise to the additional interest is cured.

Under some circumstances set forth in the Registration Rights Agreement, holders of Restricted Notes, including certain holders who are not permitted to participate in the exchange offer, may require us to file and cause to become effective, a shelf registration statement covering resales of the Restricted Notes by these holders.

A copy of the Registration Rights Agreement is as an exhibit to the registration statement of which this prospectus forms a part. See “Description of the Exchange Notes — Registration Rights.”

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

The table below sets forth our summary historical consolidated financial and other data for the periods and as of the dates indicated. The selected financial and other data for the years ended December 31, 2010, 2009, and 2008 are derived from our audited consolidated financial statements, included elsewhere in this prospectus and include, in the opinion of management, all adjustments that management considers necessary for the presentation of the information outlined in these financial statements. The selected financial and other data for the three months ended March 31, 2011 and 2010 are derived from the unaudited consolidated financial statements included elsewhere in this prospectus and include, in the opinion of management, all adjustments that management considers necessary for the presentation of the information outlined in these financial statements. In addition, for comparative purposes, we have included a pro forma (provision) benefit for income taxes assuming we had been taxed as a subchapter C corporation in all periods when our subchapter S corporation election was in effect. The summary historical consolidated financial and other data for the years ended December 31, 2007 and 2006 are derived from our historical financial statements and those of our predecessor not included in this prospectus.

Swift Corporation acquired our predecessor on May 10, 2007 in conjunction with the 2007 Transactions. Thus, although our results for the year ended December 31, 2007 present results for a full year period, they only include the results of our predecessor after May 10, 2007. You should read the selected financial and other data together with the consolidated financial statements and related notes appearing elsewhere in this prospectus, as well “Selected Historical Consolidated Financial and Other Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	Successor						Predecessor
	Three Months Ended						January 1, 2007	Year Ended
(Dollars in thousands,	March 31,		Year Ended December 31,				Through May 10,	December 31,
except per share data)	2011	2010	2010	2009	2008	2007(1)	2007	2006
	(Unaudited)

Consolidated statement of operations data:
Operating revenue	$758,889	$654,830	$2,929,723	$2,571,353	$3,399,810	$2,180,293	$1,074,723	$3,172,790
Operating income (loss)	$46,729	$23,193	$243,055	$132,001	$114,936	$(154,691)	$(25,657)	$243,731
Interest and derivative interest expense(2)	$41,714	$86,090	$321,528	$256,146	$240,876	$184,348	$9,277	$25,736
Income (loss) before income taxes	$5,526	$(62,526)	$(168,845)	$(108,995)	$(135,187)	$(330,504)	$(34,999)	$221,274
Net income (loss)	$3,205	$(53,001)	$(125,413)	$(435,645)	$(146,555)	$(96,188)	$(30,422)	$141,055
Diluted earnings (loss) per share(3)	$0.02	$(0.88)	$(1.98)	$(7.25)	$(2.44)	$(2.43)	$(0.40)	$1.86
Pro forma data as if taxed as a C corporation (unaudited):(4)
Historical loss before income taxes	N/A	N/A	N/A	$(108,995)	$(135,187)	$(330,504)	N/A	N/A
Pro forma provision (benefit) for income taxes	N/A	N/A	N/A	5,693	(26,573)	(19,166)	N/A	N/A

Pro forma net loss	N/A	N/A	N/A	$(114,688)	$(108,614)	$(311,338)	N/A	N/A

Pro forma loss per common share:
Basic and diluted	N/A	N/A	N/A	$(1.91)	$(1.81)	$(7.86)	N/A	N/A
Consolidated balance sheet data (at end of period):
Cash and cash equivalents (excl. restricted cash)	21,549	87,327	47,494	115,862	57,916	78,826	81,134	47,858
Net property and equipment	1,315,399	1,327,210	1,339,638	1,364,545	1,583,296	1,588,102	1,478,808	1,513,592
Total assets	2,555,680	2,638,739	2,567,895	2,513,874	2,648,507	2,928,632	2,124,293	2,110,648
Debt:
Securitization of accounts receivable(5)	136,000	150,000	171,500	—	—	200,000	160,000	180,000
Long-term debt and obligations under capital leases (incl. current)(5)	1,693,809	2,382,181	1,774,100	2,466,934	2,494,455	2,427,253	200,000	200,000
Other financial data:
Cash dividends per share(6)	$—	$—	$—	$0.27	$0.56	$0.75	$—	$—
Adjusted EBITDA (unaudited)(7)	104,749	90,335	497,673	405,860	409,598	291,597	109,687	498,601
Adjusted Operating Ratio (unaudited)(8)	92.5%	94.4%	89.0%	93.9%	94.5%	94.4%	97.4%	90.4%
Adjusted EPS (unaudited)(9)	$0.06	$(0.38)	$0.02	$(0.73)	$(0.86)	$(0.67)	$0.14	$1.91
Operating statistics (unaudited):
Weekly trucking revenue per tractor	$2,862	$2,711	$2,879	$2,660	$2,916	$2,903	$2,790	$3,011
Deadhead miles %	12.1%	12.2%	12.1%	13.2%	13.6%	13.0%	13.2%	12.2%
Average loaded length of haul (miles)	430	438	439	442	469	483	492	522
Average tractors available:
Company-operated	11,105	10,747	10,838	11,262	12,657	14,136	13,857	13,314
Owner-operator	3,972	3,696	3,829	3,607	3,367	3,056	2,959	3,152

Total	15,077	14,443	14,667	14,869	16,024	17,192	16,816	16,466
Trailers (end of period)	49,366	49,436	48,992	49,215	49,695	49,879	48,959	50,013

(1)	Our audited results of operations include the full year presentation of Swift Corporation as of and for the year ended December 31, 2007. Swift Corporation was formed in 2006 for the purpose of acquiring Swift Transportation, but that acquisition was not completed until May 10, 2007 as part of the 2007 Transactions, and, as such, Swift Corporation had nominal activity from January 1, 2007 through May 10, 2007. The results of Swift Transportation from January 1, 2007 to May 10, 2007 are not reflected in the audited results of Swift Corporation for the year ended December 31, 2007. Additionally, although IEL was an entity under common control prior to its contribution on April 7, 2007, the audited results of Swift Corporation for the year ended December 31, 2007 exclude the results of IEL for the period January 1, 2007 to April 6, 2007 as the results for IEL prior to its contribution are immaterial to the results of Swift Corporation. These financial results include the impact of the 2007 Transactions.

(2)	Interest expense between May 2007 and December 2010 was primarily based on our previous senior secured term loan with an original aggregate principal amount of $1.72 billion ($1.49 billion on December 21, 2010), our previous senior secured second-priority floating rate notes with an original aggregate principal amount of $240 million ($203.6 million outstanding on December 21, 2010), and our previous 12.50% senior secured second-priority fixed rate notes with an original aggregate principal amount of $595 million ($505.6 million outstanding on December 21, 2010). Derivative interest expense between May 2007 and December 2010 was primarily based on our previous interest rate swaps related to the debt described in the previous sentence from the 2007 Transactions, which swaps originally totaled $1.28 billion of notional amount ($832 million remaining on December 21, 2010). Our previous senior secured credit facility, the remaining interest rate swaps, and substantially all of our previous senior secured second-priority fixed and floating rate notes were paid off in conjunction with our initial public offering and refinancing transactions on December 21, 2010. Interest and derivative interest expense increased during 2010 over 2009 as a result of the second amendment to our previous senior secured credit facility, which resulted in an increase in interest applicable to the previous senior secured term loan of 6.0% (consisting of the implementation of a 2.25% LIBOR floor and a 2.75% increase in applicable margin). Further, our remaining interest rate swaps no longer qualified for hedge accounting after the second amendment in 2009, and thereafter the entire mark-to-market adjustment was recorded in our statement of operations as opposed to being recorded in equity as a component of other comprehensive income under the prior cash flow hedge accounting treatment.

(3)	Represents historical actual diluted earnings (loss) per common share outstanding for each of the historical periods. Share amounts and per share data for our predecessor have not been adjusted to reflect our four-for-five reverse stock split effective November 29, 2010, as the capital structure of our predecessor is not comparable.

(4)	From May 11, 2007 until October 10, 2009, we had elected to be taxed under the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”) as a subchapter S corporation. A subchapter S corporation passes through essentially all taxable earnings and losses to its stockholders and does not pay federal income taxes at the corporate level. Historical income taxes during this time consist mainly of state income taxes in certain states that do not recognize subchapter S corporations, and an income tax provision or benefit was recorded for certain of our subsidiaries, including our Mexican subsidiaries and our sole domestic captive insurance company at the time, which were not eligible to be treated as qualified subchapter S corporations. In October 2009, we elected to be taxed as a subchapter C corporation. For comparative purposes, we have included a pro forma (provision) benefit for income taxes assuming we had been taxed as a subchapter C corporation in all periods when our subchapter S corporation election was in effect. The pro forma effective tax rate for 2009 of 5.2% differs from the expected federal tax benefit of 35% primarily as a result of income recognized for tax purposes on the partial cancellation of the stockholder loan agreement with Mr. Moyes and the Moyes Affiliates, which reduced the tax benefit rate by 32.6%. In 2008, the pro forma effective tax rate was reduced by 8.8% for stockholder distributions and 4.4% for non-deductible goodwill impairment charges, which resulted in a 19.7% effective tax rate. In 2007, the pro forma effective tax rate of 5.8% resulted primarily from a non-deductible goodwill impairment charge, which reduced the rate by 25.1%.

(5)	Effective January 1, 2010, we adopted ASU No. 2009-16 under which we were required to account for our 2008 RSA as a secured borrowing on our balance sheet as opposed to a sale, with our 2008 RSA program fees characterized as interest expense. From March 27, 2008 through December 31, 2009, our 2008 RSA has been accounted for as a true sale in accordance with GAAP. Therefore, as of December 31, 2009 and 2008, such accounts receivable and associated obligation are not reflected in our consolidated balance sheets. For periods prior to March 27, 2008, and again beginning January 1, 2010, accounts receivable and associated obligation are recorded on our balance sheet. Long-term debt excludes securitization amounts outstanding for each period.

(6)	During the period we were taxed as a subchapter S corporation, we paid dividends to our stockholders in amounts equal to the actual amount of interest due and payable under the stockholder loan agreement with Mr. Moyes and the Moyes Affiliates. Also, in 2010 we made $1.3 million of distributions in the form of tax payments, on behalf of the stockholders, to certain state tax jurisdictions as required with our filing of the S corporation income tax returns for our final subchapter S corporation period.

(7)	We use the term “Adjusted EBITDA” throughout this prospectus. Adjusted EBITDA, as we define this term, is not presented in accordance with GAAP. We use Adjusted EBITDA as a supplement to our GAAP results in evaluating certain aspects of our business, as described below.

We define Adjusted EBITDA as net income (loss) plus (i) depreciation and amortization, (ii) interest and derivative interest expense, including other fees and charges associated with indebtedness, net of interest income, (iii) income taxes, (iv) non-cash impairments, (v) non-cash equity compensation expense, (vi) other unusual non-cash items, and (vii) excludable transaction costs.

While we were private, our board of directors and executive management team focused on Adjusted EBITDA as a key measure of our performance, for business planning, and for incentive compensation purposes. Adjusted EBITDA assists us in comparing our performance over various reporting periods on a consistent basis because it removes from our operating results the impact of items that, in our opinion, do not reflect our core operating performance. Our method of computing Adjusted EBITDA is consistent with that used in our debt covenants and also is routinely reviewed by management for that purpose. For a reconciliation of our Adjusted EBITDA to our net income (loss), the most directly related GAAP measure, please see the table below.

Our Chief Executive Officer, who is our chief operating decision-maker, and our compensation committee, used Adjusted EBITDA thresholds in setting performance goals for our employees, including senior management.

As a result, the annual bonuses for certain members of our management typically were based at least in part on Adjusted EBITDA. At the same time, some or all of these executives have responsibility for monitoring our financial results generally, including the items included as adjustments in calculating Adjusted EBITDA (subject ultimately to review by our board of directors in the context of the board’s review of our quarterly financial statements). While many of the adjustments (for example, transaction costs and our previous senior secured credit facility fees) involve mathematical application of items reflected in our financial statements, others (such as determining whether a non-cash item is unusual) involve a degree of judgment and discretion. While we believe that all of these adjustments are appropriate, and although the quarterly calculations are subject to review by our board of directors in the context of the board’s review of our quarterly financial statements and certification by our Chief Financial Officer in a compliance certificate provided to the lenders under our previous senior secured credit facility, this discretion may be viewed as an additional limitation on the use of Adjusted EBITDA as an analytical tool.

We believe our presentation of Adjusted EBITDA is useful because it provides investors and securities analysts the same information that we use internally for purposes of assessing our core operating performance.

Adjusted EBITDA is not a substitute for net income (loss), income (loss) from continuing operations, cash flows from operating activities, operating margin, or any other measure prescribed by GAAP. There are limitations to using non-GAAP measures such as Adjusted EBITDA. Although we believe that Adjusted EBITDA can make an evaluation of our operating performance more consistent because it removes items that, in our opinion, do not reflect our core operations, other companies in our industry may define

Adjusted EBITDA differently than we do. As a result, it may be difficult to use Adjusted EBITDA or similarly named non-GAAP measures that other companies may use to compare the performance of those companies to our performance.

Because of these limitations, Adjusted EBITDA should not be considered a measure of the income generated by our business or discretionary cash available to us to invest in the growth of our business. Our management compensates for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA supplementally.

A reconciliation of GAAP net income (loss) to Adjusted EBITDA for each of the periods indicated is as follows:

	Successor						Predecessor
							January 1,
							2007
	Three Months						through	Year Ended
	Ended March 31,		Year Ended December 31,				May 10,	December 31,
(Dollars in thousands)	2011	2010	2010	2009	2008	2007	2007	2006
	(Unaudited)

Net income (loss)	$3,205	$(53,001)	$(125,413)	$(435,645)	$(146,555)	$(96,188)	$(30,422)	$141,055
Adjusted for:
Depreciation and amortization	55,085	65,497	226,751	253,531	275,832	187,043	82,949	222,376
Interest expense	37,501	62,596	251,129	200,512	222,177	171,115	9,454	26,870
Derivative interest expense (income)	4,680	23,714	70,399	55,634	18,699	13,233	(177)	(1,134)
Interest income	(467)	(220)	(1,379)	(1,814)	(3,506)	(6,602)	(1,364)	(2,007)
Income tax (benefit) expense	2,321	(9,525)	(43,432)	326,650	11,368	(234,316)	(4,577)	80,219

EBITDA	$102,325	$89,061	$378,055	$398,868	$378,015	$34,285	$55,863	$467,379

Non-cash impairments(a)	—	1,274	1,274	515	24,529	256,305	—	27,595
Non-cash equity comp(b)	2,424	—	22,883	—	—	—	12,501	3,627
Loss on debt extinguishment	—	—	95,461	—	—	—	—	—
Other unusual non-cash items(c)	—	—	—	—	—	—	2,418	—
Excludable transaction costs(d)	—	—	—	6,477	7,054	1,007	38,905	—

Adjusted EBITDA	$104,749	$90,335	$497,673	$405,860	$409,598	$291,597	$109,687	$498,601

(a) Non-cash impairments include the following:

•	For the three months ended March 31, 2010, revenue equipment with a carrying amount of $3.6 million was written down to its fair value of $2.3 million, resulting in an impairment charge of $1.3 million in the first quarter of 2010.

•	for the year ended December 31, 2010, revenue equipment with a carrying amount of $3.6 million was written down to its fair value of $2.3 million, resulting in an impairment charge of $1.3 million;

•	for the year ended December 31, 2009, non-operating real estate properties held and used with a carrying amount of $2.1 million were written down to their fair value of $1.6 million, resulting in an impairment charge of $0.5 million;

•	for the year ended December 31, 2008, we incurred $24.5 million in pre-tax impairment charges comprised of a $17.0 million impairment of goodwill relating to our Mexico freight transportation reporting unit, and impairment charges totaling $7.5 million on tractors, trailers, and several non-operating real estate properties and other assets;

•	for the year ended December 31, 2007, we recorded a goodwill impairment of $238.0 million pre-tax related to our U.S. freight transportation reporting unit and trailer impairment of $18.3 million pre-tax; and

•	for the year ended December 31, 2006, we incurred pre-tax charges of $9.2 million related to the impairment of certain trailers, Mexico real property and equipment, and $18.4 million for the write-off of a note receivable and other outstanding amounts related to our sale of our auto haul business in April 2005.

(b) For the year ended December 31, 2010, we incurred a $22.6 million one-time non-cash equity compensation charge representing certain stock options that vested upon our initial public offering and $0.3 million of ongoing equity compensation expense following our initial public offering, each on a pre-tax basis.

(c) For the period January 1, 2007 through May 10, 2007, we incurred a $2.4 million pre-tax impairment of a note receivable recorded in non-operating other (income) expense.

(d) Excludable transaction costs include the following:

•	for the year ended December 31, 2009, we incurred $4.2 million of pre-tax transaction costs in the third and fourth quarters of 2009 related to an amendment to our senior secured credit facility and the concurrent senior secured notes amendments, and $2.3 million of pre-tax transaction costs during the third quarter of 2009 related to our cancelled bond offering;

•	for the year ended December 31, 2008, we incurred $7.1 million of pre-tax expense associated with the closing of our 2008 RSA on July 30, 2008, and financial advisory fees associated with an amendment to our senior secured credit facility;

•	for the year ended December 31, 2007, we incurred $1.0 million in pre-tax transaction costs related to our going private transaction; and

•	for the period January 1, 2007 to May 10, 2007, our predecessor incurred $16.4 million related to change-in-control payments to former officers and $22.5 million for financial advisory, legal, and accounting fees, all resulting from the 2007 Transactions.

(8)	We use the term “Adjusted Operating Ratio” throughout this prospectus. Adjusted Operating Ratio, as we define this term, is not presented in accordance with GAAP. We use Adjusted Operating Ratio as a supplement to our GAAP results in evaluating certain aspects of our business, as described below.

We define Adjusted Operating Ratio as (a) total operating expenses, less (i) fuel surcharges, (ii) non-cash impairment charges, (iii) other unusual items, and (iv) excludable transaction costs, as a percentage of (b) total revenue excluding fuel surcharge revenue.

Our board of directors and executive management team also focus on Adjusted Operating Ratio as a key indicator of our performance from period to period. We believe fuel surcharge is sometimes volatile and eliminating the impact of this source of revenue (by netting fuel surcharge revenue against fuel expense) affords a more consistent basis for comparing our results of operations. We also believe excluding impairments and other unusual items enhances the comparability of our performance from period to period. For a reconciliation of our Adjusted Operating Ratio to our Operating Ratio, please see the table below.

We believe our presentation of Adjusted Operating Ratio is useful because it provides investors and securities analysts the same information that we use internally for purposes of assessing our core operating performance.

Adjusted Operating Ratio is not a substitute for operating margin or any other measure derived solely from GAAP measures. There are limitations to using non-GAAP measures such as Adjusted Operating Ratio. Although we believe that Adjusted Operating Ratio can make an evaluation of our operating performance more consistent because it removes items that, in our opinion, do not reflect our core operations, other companies in our industry may define Adjusted Operating Ratio differently than we do. As a result, it may be difficult to use Adjusted Operating Ratio or similarly named non-GAAP measures that other companies may use to compare the performance of those companies to our performance.

A reconciliation of our Adjusted Operating Ratio for each of the periods indicated is as follows:

	Successor						Predecessor
	Three Months Ended						January 1, 2007	Year Ended
	March 31,		Year Ended December 31,				Through May 10,	December 31,
(Dollars in thousands)	2011	2010	2010	2009	2008	2007	2007	2006
	(Unaudited)

Total GAAP operating revenue	$758,889	$654,830	$2,929,723	$2,571,353	$3,399,810	$2,180,293	$1,074,723	$3,172,790
Less:
Fuel surcharge revenue	137,817	88,816	(429,155)	(275,373)	(719,617)	(344,946)	(147,507)	(462,529)

Operating revenue, net of fuel surcharge revenue	621,072	566,014	2,500,568	2,295,980	2,680,193	1,835,347	927,216	2,710,261

Total GAAP operating expense	712,160	631,637	2,686,668	2,439,352	3,284,874	2,334,984	1,100,380	2,929,059
Adjusted for:
Fuel surcharge revenue	(137,817)	(88,816)	(429,155)	(275,373)	(719,617)	(344,946)	(147,507)	(462,529)
Excludable transaction costs(a)	—	—	—	(6,477)	(7,054)	(1,007)	(38,905)	—
Non-cash impairments(b)	—	(1,274)	(1,274)	(515)	(24,529)	(256,305)	—	(27,595)
Other unusual items(c)	—	(7,382)	(7,382)	—	—	—	—	9,952
Acceleration of non-cash stock options(d)	—	—	(22,605)	—	—	—	(11,125)	—

Adjusted operating expense	574,343	534,165	$2,226,252	$2,156,987	$2,533,674	$1,732,726	$902,843	$2,448,887

Adjusted Operating Ratio(e)	92.5%	94.4%	89.0%	93.9%	94.5%	94.4%	97.4%	90.4%
Operating Ratio	93.8%	96.5%	91.7%	94.9%	96.6%	107.1%	102.4%	92.3%

(a) Excludable transaction costs include the items discussed in (7)(d) above.

(b) Non-cash impairments include items discussed in note (7)(a) above.

(c) Other unusual items included the following:

•	in the first quarter of 2010, we incurred $7.4 million of incremental depreciation expense reflecting management’s revised estimates regarding salvage value and useful lives for approximately 7,000 dry van trailers, which management decided during the quarter to scrap; and

•	for the year ended December 31, 2006, we recognized a $4.8 million and $5.2 million pre-tax benefit for the change in our discretionary match to our 401(k) profit sharing plan and a gain from the settlement of litigation, respectively.

(d) Acceleration of non-cash stock options includes the following:

•	for the year ended December 31, 2010, we incurred a $22.6 million one-time non-cash equity compensation charge for certain stock options that vested upon our initial public offering. Going forward, ongoing quarterly non-cash equity compensation expense for existing grants is estimated to be approximately $2.4 million per quarter in the first three quarters of 2011 and $1.8 million per quarter thereafter through the third quarter of 2012, at which point approximately 87% of awards outstanding at December 31, 2010 will be vested; and

•	for the period January 1, 2007 to May 10, 2007, we incurred $11.1 million related to the acceleration of stock incentive awards as a result of the 2007 Transactions.

(e) We have not included adjustments to Adjusted Operating Ratio to reflect the non-cash amortization expense of $19.3 million, $22.0 million, $24.2 million, and $16.8 million for the years ended December 31, 2010, 2009, 2008, and 2007, respectively, relating to certain intangible assets identified in the 2007 going-private transaction through which Swift Corporation acquired Swift Transportation.

(9)	We use the term “Adjusted EPS” throughout this prospectus. Adjusted EPS, as we define this term, is not presented in accordance with GAAP. We use Adjusted EPS as a supplement to our GAAP results in evaluating certain aspects of our business, as described below.

We define Adjusted EPS as (1) income (loss) before income taxes plus (i) amortization of the intangibles from our 2007 going-private transaction, (ii) non-cash impairments, (iii) other unusual non-cash items, (iv) excludable transaction costs, and (v) the mark-to-market adjustment on our interest rate swaps that is recognized in the statement of operations in a given period; (2) reduced by income taxes at 39%, our normalized effective tax rate; (3) divided by weighted average diluted shares outstanding. In addition, we expect an adjustment to this calculation in 2011 and 2012 for $15.1 million and $5.3 million, respectively, representing derivative interest expense from the amortization of previous losses on our terminated interest rate swaps recorded in accumulated other comprehensive income. Such losses were incurred in prior periods when hedge accounting applied to our swaps and will be expensed in the periods indicated in accordance with Topic 815, “Derivatives and Hedging.” In calculating diluted shares outstanding for the purposes of Adjusted EPS, the dilutive effect of outstanding stock options has only been included for the period following our initial public offering when a market price was available to assess the dilutive effect of such options.

Now that we are public, our board of directors and executive management team focus on Adjusted EPS as a key measure of our performance, for business planning, and for incentive compensation purposes. Adjusted EPS assists us in comparing our performance over various reporting periods on a consistent basis because it removes from our operating results the impact of items that, in our opinion, do not reflect our core operating performance. For a reconciliation of our Adjusted EPS to our net income (loss), the most directly related GAAP measure, please see the table below.

Our Chief Executive Officer, who is our chief operating decision-maker, and our compensation committee, now use Adjusted EPS thresholds in setting performance goals for our employees, including senior management.

As a result, the annual bonuses for certain members of our management will be based at least in part on Adjusted EPS. At the same time, some or all of these executives have responsibility for monitoring our financial results generally, including the items included as adjustments in calculating Adjusted EPS (subject ultimately to review by our board of directors in the context of the board’s review of our quarterly financial statements). While many of the adjustments (for example, transaction costs and our previous senior secured credit facility fees) involve mathematical application of items reflected in our financial statements, others (such as determining whether a non-cash item is unusual) involve a degree of judgment and discretion. While we believe that all of these adjustments are appropriate, and although the quarterly calculations are subject to review by our board of directors in the context of the board’s review of our quarterly financial statements, this discretion may be viewed as an additional limitation on the use of Adjusted EPS as an analytical tool.

We believe our presentation of Adjusted EPS is useful because it provides investors and securities analysts the same information that we use internally for purposes of assessing our core operating performance.

Adjusted EPS is not a substitute for income (loss) per share or any other measure prescribed by GAAP. There are limitations to using non-GAAP measures such as Adjusted EPS. Although we believe that Adjusted EPS can make an evaluation of our operating performance more consistent because it removes items that, in our opinion, do not reflect our core operations, other companies in our industry may define Adjusted EPS differently than we do. As a result, it may be difficult to use Adjusted EPS or similarly named non-GAAP measures that other companies may use to compare the performance of those companies to our performance.

Because of these limitations, Adjusted EPS should not be considered a measure of the income generated by our business. Our management compensates for these limitations by relying primarily on our GAAP results and using Adjusted EPS supplementally.

A reconciliation of GAAP diluted earnings (loss) per share to Adjusted EPS for each of the periods indicated is as follows:

	Successor						Predecessor
	Three Months
	Ended						January 1, 2007	Year Ended
	March 31,		Year Ended December 31,				through	December 31,
	2011	2010	2010	2009	2008	2007	May 10, 2007	2006
	(Unaudited)

Diluted earnings (loss) per share	$0.02	$(0.88)	$(1.98)	$(7.25)	$(2.44)	$(2.43)	$(0.40)	$1.86
Adjusted for:
Income tax (benefit) expense	0.02	(0.16)	(0.69)	5.43	0.19	(5.91)	(0.06)	1.06

Income (loss) before income taxes	0.04	(1.04)	(2.67)	(1.82)	(2.25)	(8.34)	(0.46)	2.92

Non-cash impairments(a)	—	0.02	0.02	0.01	0.41	6.47	—	0.36
Acceleration of non-cash stock options(b)	—	—	0.36	—	—	—	0.15	—
Loss on debt extinguishment	—	—	1.51	—	—	—	—	—
Other unusual non-cash items(c)	—	0.12	0.12	—	—	—	0.03	(0.13)
Excludable transaction costs(d)	—	—	—	0.11	0.12	0.03	0.51	—
Mark-to-market adjustment of interest rate swaps(e)	—	0.19	0.39	0.13	(0.09)	0.33	—	(0.01)
Amortization of certain intangibles(f)	0.03	0.09	0.30	0.37	0.40	0.42	—	—
Amortization of unrealized losses on interest rate swaps(g)	0.03	—	—	—	—	—	—	—

Adjusted income (loss) before income taxes	0.10	(0.62)	0.03	(1.20)	(1.41)	(1.09)	0.23	3.14
Provision for income tax (benefit) expense at normalized effective rate	0.04	(0.29)	0.01	(0.47)	(0.55)	(0.43)	0.09	1.22

Adjusted EPS	$0.06	$(0.38)	$0.02	$(0.73)	$(0.86)	$(0.67)	$0.14	$1.91

(a) Non-cash impairments include the items noted in (7)(a) above.

(b) Acceleration of noncash stock options includes the items noted in (8)(d) above.

(c) Other unusual non-cash items include the items noted in (7)(c) and (8)(c) above.

(d) Excludable transaction costs include the items discussed in (7)(d) above.

(e) Mark-to-market adjustment of interest rate swaps reflects the portion of the change in fair value of these financial instruments which is recorded in earnings in each period indicated and excludes the portion recorded in accumulated other comprehensive income under cash flow hedge accounting.

(f) Amortization of certain intangibles reflects the non-cash amortization expense of $19.3 million, $22.0 million, $24.2 million, and $16.8 million for the years ended December 31, 2010, 2009, 2008, and 2007, respectively, relating to certain intangible assets identified in the 2007 going-private transaction through which Swift Corporation acquired Swift Transportation.

(g) Amortization of unrealized losses on interest rate swaps reflects the non-cash amortization expense of $4.7 million for the three months ended March 31, 2011 comprised of previous losses recorded in accumulated other comprehensive income related to the interest rate swaps we terminated upon our initial public offering and concurrent refinancing transactions in December 2010. Such losses were incurred in prior periods when hedge accounting applied to the swaps and are expensed in relation to the hedged interest payments through the original maturity of the swaps in August 2012.

CONSEQUENCES OF NOT EXCHANGING RESTRICTED NOTES

If you do not exchange your Restricted Notes in the exchange offer, your Restricted Notes will continue to be subject to the restrictions on transfer currently applicable to the Restricted Notes. In general, you may offer or sell your Restricted Notes only:

•	if they are registered under the Securities Act and applicable state securities laws;

•	if they are offered or sold under an exemption from registration under the Securities Act and applicable state securities laws; or

•	if they are offered or sold in a transaction not subject to the Securities Act and applicable state securities laws.

We do not currently intend to register the Restricted Notes under the Securities Act. Under some circumstances, however, holders of the Restricted Notes, including holders who are not permitted to participate in the exchange offer or who may not freely resell Exchange Notes received in the exchange offer, may require us to file, and to cause to become effective, a shelf registration statement covering resales of Restricted Notes by these holders. For more information regarding the consequences of not tendering your Restricted Notes and our obligation to file a shelf registration statement, see “The Exchange Offer — Consequences of Exchanging or Failing to Exchange Restricted Notes” and “Description of the Exchange Notes — Registration Rights.”

SUMMARY DESCRIPTION OF THE NOTES

The summary below describes the principal terms of the Exchange Notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the Exchange Notes” section of this prospectus contains a more detailed description of the terms and conditions of the Exchange Notes.

Issuer	Swift Services Holdings, Inc., a Delaware corporation.

Exchange Notes	$500.0 million aggregate principal amount of 10.000% Senior Second Priority Secured Notes due 2018, the issuance of which has been registered under the Securities Act.

Maturity Date	The Exchange Notes will mature on November 15, 2018.

Interest	The Exchange Notes will bear interest at a rate of 10.000% per annum.

Interest Payment Dates	May 15 and November 15 of each year.

Guarantees	The Exchange Notes will be fully and unconditionally guaranteed by Swift Transportation Company, the ultimate parent company of the issuer, and by each of Swift Transportation Company’s existing and future domestic subsidiaries that guarantee Swift Transportation’s obligations under the senior secured credit facilities (the “Subsidiary Guarantors” and, together with Swift, the “guarantors”). None of Swift’s foreign subsidiaries, special purpose financing subsidiaries, captive insurance companies or Swift Academy LLC guarantee senior the secured credit facilities or will guarantee the Exchange Notes.

Under certain circumstances, a Guarantor’s guarantee of the Exchange Notes will be released automatically. See “Description of the Exchange Notes — Note Guarantees.”

Security	The Exchange Notes and the guarantees will be senior secured obligations of the issuer and the guarantors, respectively, and will rank senior in right of payment to all of the issuer’s and the guarantors’ present and future indebtedness that is expressly subordinated in right of payment. The Exchange Notes and the guarantees will be secured, subject to certain exceptions and permitted liens, by second priority liens on all of the issuer’s and the guarantors’ assets and capital stock that secure the issuer’s and the guarantors’ obligations under the senior secured credit facilities.

No appraisal of any collateral has been prepared by us or on our behalf in connection with this exchange offer. The value of the collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers for the collateral. In addition, the indenture governing the Exchange Notes (the “indenture”) and the security documents allow the issuer and the guarantors to incur other permitted liens on our and their assets, as well as additional indebtedness that may be secured by first or second priority liens on the collateral securing the Exchange Notes.

Under certain circumstances, to the extent that collateral is released under the senior secured credit facilities, the security interest of the holders of the Exchange Notes in the same collateral will be released automatically. See “Description of the Exchange Notes — Security.”

Intercreditor Agreement	Pursuant to an intercreditor agreement, the liens securing the Exchange Notes are expressly subordinated to all liens that secure the senior secured credit facilities and future indebtedness incurred to replace or refinance the senior secured credit facilities in accordance with the terms of the indenture. Pursuant to the intercreditor agreement, the second priority liens securing the Exchange Notes may not be enforced at any time when the obligations secured by the first priority liens are outstanding, subject to certain limited exceptions. The holders of the first priority liens will receive all proceeds from any realization on the collateral until the obligations secured by the first priority liens are paid in full.

Ranking	The Exchange Notes and the related guarantees will be the issuer’s and the guarantors’ senior obligations and will rank:

• equal in right of payment with all of the issuer’s and the guarantors’ senior indebtedness; and

• senior to all of the issuer’s and the guarantors’ subordinated indebtedness.

The Exchange Notes and the related guarantees also will be effectively senior to the issuer’s unsecured indebtedness and effectively subordinated to the issuer’s and the guarantors’ obligations under the senior secured credit facilities, any other indebtedness secured by a first priority lien on the same collateral and any other indebtedness secured by assets other than the collateral, in each case to the extent of the value of the assets securing such obligations. See “Description of Other Indebtedness.”

As of March 31, 2011, we had approximately $1.3 billion of indebtedness secured by liens on the collateral effectively senior to the liens securing the Exchange Notes.

The Exchange Notes will also be effectively junior to liabilities of our subsidiaries that do not guarantee the Exchange Notes. Our non-guarantor subsidiaries had, before intercompany eliminations, total liabilities, including trade payables, of $291.0 million and total assets of $506.9 million as of March 31, 2011, and had operating revenue, before intercompany eliminations, of $41.3 million for the three months ended March 31, 2011.

Optional Redemption	Prior to November 15, 2014, the issuer may redeem all or part of the Exchange Notes at a redemption price equal to 100% of the principal amount of the Exchange Notes redeemed plus an applicable premium set forth herein, plus accrued and unpaid interest, if any, to the redemption date. Beginning on November 15, 2014, the issuer may redeem some or all of the Exchange Notes at any time and from time to time at the redemption prices set forth herein plus accrued and unpaid interest, if any, to the redemption date.

In addition, at any time prior to November 15, 2013, the issuer may redeem up to 35% of the aggregate principal amount of the Exchange Notes with the proceeds of certain equity offerings at a redemption price of 110.000% of the principal amount of the Exchange Notes redeemed plus accrued and unpaid interest, if any, to the redemption date.

Please see the section entitled “Description of the Exchange Notes — Optional Redemption.”

Mandatory Offer to Purchase; Asset Sales	If a change of control occurs, the issuer must give holders of the Exchange Notes an opportunity to sell their Exchange Notes at a purchase price of 101% of the principal amount of such Exchange Notes, plus accrued and unpaid interest, to the date of repurchase. The term “change of control” is defined under “Description of the Exchange Notes — Certain Definitions.”

If the issuer or any restricted subsidiaries sell assets under certain circumstances, the issuer will be required to make an offer to purchase the Exchange Notes at their face amount, plus accrued and unpaid interest, if any, to the date of repurchase. See “Description of the Exchange Notes — Repurchase at the Option of Holders — Asset sales.”

Certain Covenants	The indenture contains covenants that, among other things, limit our ability and the ability of the issuer and the restricted subsidiaries to, among other things:

• incur additional indebtedness or issue certain preferred equity;

• pay dividends on, repurchase or make distributions in respect of our or their capital stock, prepay, redeem or repurchase certain debt or make other restricted payments;

• make certain investments;

• create liens;

• enter into sale and leaseback transactions;

• enter into agreements restricting our subsidiaries’ ability to pay dividends to us;

• consolidate, merge, sell or otherwise dispose of all or substantially all of our or their assets;

• enter into certain transactions with our or their affiliates; and

• designate our subsidiaries as unrestricted subsidiaries.

If the Exchange Notes are rated investment grade by the credit rating agencies, certain of these covenants will be suspended. These covenants are also subject to a number of important limitations and exceptions. See “Description of the Exchange Notes — Certain Covenants.”

RISK FACTORS

Investing in the in the Exchange Notes involves a high degree of risk. You should carefully consider the following information about these risks, together with the other information included in this prospectus, before tendering your Restricted Notes in the exchange offer. We cannot assure you that any of the events discussed in the risk factors below will not occur. If they do, our business, financial condition or results of operations could be materially and adversely affected and you may lose all or part of your investment in the Exchange Notes.

Risks Related to Our Indebtedness and the Exchange Notes

We have significant ongoing capital requirements that could harm our financial condition, results of operations, and cash flows if we are unable to generate sufficient cash from operations, or obtain financing on favorable terms.

The truckload industry is capital intensive. Historically, we have depended on cash from operations, borrowings from banks and finance companies, issuance of notes, and leases to expand the size of our terminal network and revenue equipment fleet and to upgrade our revenue equipment. We expect that capital expenditures to replace and upgrade our revenue equipment will increase from their low levels in 2009 to maintain or lower our current average company tractor age, to upgrade our trailer fleet that has increased in age over our historical average age, and as justified by increased freight volumes, to expand our company tractor fleet, tractors we lease to owner-operators, and our intermodal containers. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

There continues to be concern over the stability of the credit markets. If the credit markets weaken, our business, financial results, and results of operations could be materially and adversely affected, especially if consumer confidence declines and domestic spending decreases. If the credit markets erode, we may not be able to access our current sources of credit and our lenders may not have the capital to fund those sources. We may need to incur additional indebtedness or issue debt or equity securities in the future to refinance existing debt, fund working capital requirements, make investments, or for general corporate purposes. As a result of contractions in the credit market, as well as other economic trends in the credit market, we may not be able to secure financing for future activities on satisfactory terms, or at all.

In addition, the indenture provides that we may only incur additional indebtedness if, after giving effect to the new incurrence, a minimum fixed charge coverage ratio of 2.00:1.00 is met or the indebtedness qualifies under certain specifically enumerated carve-outs and debt incurrence baskets, including a provision that permits us to incur capital lease obligations of up to $350 million at any one time. As of March 31, 2011, we had a fixed charge coverage ratio of 3.47:1.00. However, there can be no assurance that we can maintain a fixed charge coverage ratio over 2.00:1.00, in which case our ability to incur additional indebtedness under our existing credit arrangements to satisfy our ongoing capital requirements would be limited as noted above, although we believe the combination of our expected cash flows, financing available through allowed additional indebtedness and operating leases which are not subject to debt incurrence baskets, the capital lease basket, and the funds available to us through our accounts receivable sale facility and our revolving credit facility will be sufficient to fund our expected capital expenditures for the remainder 2011.

If we are unable to generate sufficient cash from operations, obtain sufficient financing on favorable terms in the future, or maintain compliance with financial and other covenants in our financing agreements in the future, we may face liquidity constraints or be forced to enter into less favorable financing arrangements or operate our revenue equipment for longer periods of time, any of which could reduce our profitability. Additionally, such events could impact our ability to provide services to our customers and may materially and adversely affect our business, financial results, current operations, results of operations, and potential investments.

Our substantial leverage could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry, and prevent us from meeting our obligations under our senior secured credit facility and the Restricted Notes.

As of March 31, 2011, our total indebtedness outstanding was approximately $1,829.8 million and our total stockholders’ deficit was $9.8 million. Our high degree of leverage could have important consequences, including:

•	increasing our vulnerability to adverse economic, industry, or competitive developments;

•	requiring a substantial portion of cash flow from operations to be dedicated to the payment of principal and interest on our indebtedness, therefore reducing our ability to use our cash flow to fund our operations, capital expenditures, and future business opportunities;

•	exposing us to the risk of increased interest rates because certain of our borrowings, including borrowings under our senior secured credit facility, are at variable rates of interest;

•	making it more difficult for us to satisfy our obligations with respect to our indebtedness, and any failure to comply with the obligations of any of our debt instruments, including restrictive covenants and borrowing conditions, could result in an event of default under the agreements governing such indebtedness, including our senior secured credit facility and the indenture;

•	restricting us from making strategic acquisitions or causing us to make non-strategic divestitures;

•	limiting our ability to obtain additional financing for working capital, capital expenditures, product development, debt service requirements, acquisitions, and general corporate or other purposes; and

•	limiting our flexibility in planning for, or reacting to, changes in our business, market conditions, or in the economy, and placing us at a competitive disadvantage compared with our competitors who are less highly leveraged and who, therefore, may be able to take advantage of opportunities that our leverage prevents us from exploiting.

Despite our high indebtedness level, we and our subsidiaries are able to incur significant additional amounts of debt, which could further exacerbate the risks associated with our substantial indebtedness.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. Although the indenture and our senior secured credit facilities contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of significant qualifications and exceptions, and under certain circumstances, the amount of indebtedness that could be incurred in compliance with these restrictions could be substantial. As of March 31, 2011, we had $234.8 million available for additional borrowing under our senior secured credit facilities, all of which would be effectively senior to the Exchange Notes to the extent of the assets securing such additional borrowings. If we incur any additional indebtedness that ranks equally with the Exchange Notes, the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding up of us. If new debt is added to our and our subsidiaries’ existing debt levels, the related risks that we now face would increase. In addition, the indenture and our senior secured credit facilities do not prevent us from incurring obligations that do not constitute indebtedness thereunder.

Our debt agreements contain restrictions that limit our flexibility in operating our business.

The indentures governing our senior secured credit facility and the indenture contain various covenants that limit our ability to engage in specified types of transactions, which limit our and our subsidiaries’ ability to, among other things:

•	incur additional indebtedness or issue certain preferred shares;

•	pay dividends on, repurchase, or make distributions in respect of our capital stock or make other restricted payments;

•	make certain investments;

•	sell certain assets;

•	create liens;

•	enter into sale and leaseback transactions;

•	make capital expenditures;

•	prepay or defease specified debt;

•	consolidate, merge, sell, or otherwise dispose of all or substantially all of our assets; and

•	enter into certain transactions with our affiliates.

In addition, our senior secured credit facility requires compliance with certain financial tests and ratios, including leverage and interest coverage ratios, and maximum capital expenditures.

A breach of any of these covenants could result in a default under one or more of these agreements, including as a result of cross default provisions, and, in the case of our $400.0 million revolving line of credit under our senior secured credit facility and our current accounts receivable sale agreement (the “2008 RSA”), permit the lenders to cease making loans to us. Upon the occurrence of an event of default under our senior secured credit facility (including with respect to our maintenance of financial ratios thereunder), the lenders could elect to declare all amounts outstanding thereunder to be immediately due and payable and terminate all commitments to extend further credit. Such actions by those lenders could cause cross defaults under our other indebtedness. If we were unable to repay those amounts, the lenders under our senior secured credit facility could proceed against the collateral granted to them to secure that indebtedness. If the lenders under our senior secured credit facility were to accelerate the repayment of borrowings, we might not have sufficient assets to repay all amounts borrowed thereunder as well as the Restricted Notes. In addition, our 2008 RSA includes certain restrictive covenants and cross default provisions with respect to our senior secured credit facility and the indenture. Failure to comply with these covenants and provisions may jeopardize our ability to continue to sell receivables under the facility and could negatively impact our liquidity.

When the senior secured credit facilities mature, we may not be able to refinance or replace them.

The senior secured credit facilities have an earlier maturity date than that of the Exchange Notes. When the senior secured credit facilities mature, we may need to refinance them and may not be able to do so on favorable terms or at all. If we are able to refinance maturing indebtedness, the terms of any refinancing or alternate credit arrangements may contain terms and covenants that restrict our financial and operating flexibility.

We may not be able to generate sufficient cash to service all of our indebtedness, including the Exchange Notes, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments on or to refinance our debt obligations depends on our financial condition and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We may not be able to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness, including the Exchange Notes.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay investments and capital expenditures, or to sell assets, seek additional capital or restructure or refinance our indebtedness, including the Exchange Notes. Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. The terms of existing or future debt instruments, including the senior secured credit facilities, and the indenture restrict us from adopting some of these alternatives. In addition, any failure to make payments of interest and principal on our outstanding indebtedness on a timely basis would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations.

Some of the cash that appears on our balance sheet may not be available for use in our business or to meet our debt obligations.

Insurance regulations require that we deposit cash in separate accounts in respect of our captive insurance subsidiaries. The cash deposits are blocked and not available for other uses in our business and will not be in accounts subject to control agreements in favor of the holders of the Exchange Notes. In addition, at times we are required to make cash deposits to support bank guarantees of our obligations under certain office leases or amounts we owe to certain vendors from whom we purchase goods and services. These cash deposits are not available for other uses as long as the bank guarantees are outstanding. Finally, certain countries in which we do business, such as Mexico, have regulations that restrict our ability to send cash out of the country. As a result, excess cash at our subsidiaries in those countries in an amount equal to approximately $6.8 million as of March 31, 2011 may not be available to meet obligations we have in other countries. In light of the foregoing factors, the amount of cash that appears on our balance sheet may exceed the amount of liquidity we have available to meet our business or debt obligations, including obligations under the Exchange Notes.

Certain assets are excluded from the collateral.

Certain assets are excluded from the collateral securing the Exchange Notes as described under “Description of the Exchange Notes — Certain definitions — Excluded Assets” including, among other things, customary exclusions, such as accounts receivable and related assets included in certain receivable transactions of restricted subsidiaries; the capital stock of Swift Academy LLC, any captive insurance subsidiaries, or other special purpose entities; certain parcels of owned real property that are not material to the operations of Swift on a consolidated basis; any asset that is subject to liens under permitted purchase money indebtedness or permitted capital leases to the extent such indebtedness or capital leases contain a valid prohibition on using these assets to secure other indebtedness; certain deposit and securities accounts used for special purposes or which in the aggregate assets are below a certain threshold; any asset as to which the grant of a security interest would be void or illegal under applicable governmental law, rule or regulation or would result in the termination of that asset; any contract, instrument, license or other document, any rights thereunder or assets subject thereto, in which the grant of a security interest therein would either (i) constitute a violation of a valid and enforceable restriction in favor of a third party (unless required consents have been obtained) or (ii) give another party the right to terminate its obligations under such contract, instrument, license or document; any motor vehicle acquired by us, our Subsidiary Guarantors and our restricted subsidiaries that we reasonably anticipate will become subject to a financing subject to certain circumstances; and any capital stock of any foreign subsidiary directly owned by us or any Subsidiary Guarantor in excess of 65% of the outstanding voting stock of such foreign subsidiary.

There may not be sufficient collateral to pay all or any of the Exchange Notes.

Indebtedness under the senior secured credit facilities (referred to in these Risk Factors as the “first priority lien obligations”) are secured, subject to permitted liens and other agreed upon exceptions, by a first priority lien on and perfected security interest in (1) all the capital stock of the direct subsidiaries of Swift Transportation and of each guarantor of the senior secured credit facilities (limited, in the case of foreign subsidiaries, to 65% of the capital stock of such subsidiaries) and (2) substantially all present and future assets of Swift Transportation and each such guarantor (including, without limitation, intellectual property and material fee owned real property), in each case to the extent otherwise permitted by applicable law or contract. The Exchange Notes are secured by a second priority lien on and perfected security interest in the capital stock and assets that secure the first priority lien obligations. The Exchange Notes effectively rank junior to all amounts owed under the senior secured credit facilities as well as certain hedging and cash management obligations because the first priority lien obligations are secured by a first priority lien on the same collateral that will be pledged for the benefit of the Exchange Notes.

In addition, under the indenture, we, the issuer and our restricted subsidiaries may incur additional debt that will be secured by first priority liens on such collateral or by liens on assets that are not pledged to the holders of Exchange Notes, all of which effectively ranks senior to the Exchange Notes to the extent of the value of the assets securing the debt. Moreover, any collateral securing the Exchange Notes is shared by additional indebtedness that may be secured on a second lien basis, including any additional Exchange Notes issued under the indenture which may be in an unlimited amount so long as the requirements of the covenant limiting the incurrence of indebtedness and certain other requirements are met. Please see the section entitled “Description of the Exchange Notes.”

In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding against us, the issuer or any of our existing or future domestic subsidiaries, the assets that are pledged as shared collateral securing the first priority lien obligations and the Exchange Notes must be used first to pay the first priority lien obligations as well as any other obligation secured by a first priority lien on the collateral in full before the holders of the Exchange Notes and other obligations secured by second priority liens will be entitled to any recovery from the collateral. The proceeds from the sale of the shared collateral may not be sufficient to satisfy the amounts outstanding under the Exchange Notes and other obligations secured by the second priority liens, if any, after payment in full of all obligations secured by the first priority liens on the collateral. If not, the holders of the Exchange Notes (to the extent not repaid from the proceeds of the sale of the collateral) would only have an unsecured claim on our remaining assets, which claim will rank equal in priority to unsecured claims with respect to any unsatisfied portion of the obligations secured by the first priority liens and our other unsecured senior indebtedness.

As of March 31, 2011, we had $1.3 billion of first priority lien obligations, excluding $165.2 million of outstanding letters of credit under our revolving credit facility and an additional $234.8 million of availability under our revolving credit facility. This amount included an aggregate of $175.2 million of outstanding capital leases, which are secured by liens on the assets subject to the leases that would rank prior to liens on these assets for the benefit of the Exchange Notes, and accounts receivable securitization facilities with an aggregate value of $136.0 million. In addition, the indenture allows a significant amount of indebtedness and other obligations to be secured by a lien on the collateral securing the Exchange Notes on a first priority basis and an unlimited amount of indebtedness secured by a lien on such collateral on an equal and ratable basis (and thus such indebtedness will be effectively senior to the Exchange Notes to the extent of the assets subject to such lien), provided that, in each case, such indebtedness or other obligations could be incurred under the debt incurrence covenant contained in the indenture. As of March 31, 2011, the net book value of the property and equipment of the issuer and the guarantors, which secures our first priority lien obligations and the Exchange Notes, was $1.0 billion, excluding assets financed under capital leases. These assets comprise the majority of the tangible assets securing our first priority lien obligations and the Exchange Notes. Any additional obligations secured by a lien on the collateral securing the Exchange Notes (whether senior to or equal with the second priority lien of the Exchange Notes) will adversely affect the relative position of the holders of the Exchange Notes with respect to the collateral securing such Exchange Notes.

The assets owned by our non-guarantor subsidiaries are not part of the collateral securing the Exchange Notes. Our non-guarantor subsidiaries are permitted to incur substantial indebtedness in compliance with covenants under the senior secured credit facilities and the indenture. With respect to those assets that are not part of the collateral securing the Exchange Notes but which secure other obligations, the Exchange Notes will be effectively junior to these obligations to the extent of the value of such assets.

No appraisals of any collateral have been prepared in connection with this exchange offer. The value of the collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers for the collateral. By their nature, some or all of the pledged assets may be illiquid and may have no readily ascertainable market value. The value of the assets pledged as collateral for the Exchange Notes could be impaired in the future as a result of changing economic conditions, our failure to implement our business strategy, competition and other future trends. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, no assurance can be given that the proceeds from any sale or liquidation of the collateral will be sufficient to pay the issuer’s obligations under the Exchange Notes, in full or at all, after first satisfying its obligations in full under the first priority lien obligations and any other obligations secured by a priority lien on the collateral.

Accordingly, there may not be sufficient collateral to pay all or any of the amounts due on the Exchange Notes. Any claim for the difference between the amount, if any, realized by holders of the Exchange Notes from the sale of the collateral securing the Exchange Notes and the obligations under the Exchange Notes will rank equally in right of payment with all of the issuer’s other unsecured unsubordinated indebtedness and other obligations, including trade payables.

Holders of the Exchange Notes will not control decisions regarding collateral.

The rights of the holders of the Exchange Notes with respect to the collateral securing such Notes is substantially limited pursuant to the terms of the lien-ranking provisions in the intercreditor agreement and the indenture. Under those lien-ranking provisions, the holders of the first priority lien obligations control substantially all matters related to the collateral securing the first priority lien obligations and the Exchange Notes. The holders of the first priority lien obligations may cause the applicable collateral agent to dispose of, release or foreclose on, or take other actions with respect to, the shared collateral with which holders of the Exchange Notes may disagree or that may be contrary to the interests of holders of the Exchange Notes. To the extent shared collateral is released from securing the first priority lien obligations, the second priority liens securing the Exchange Notes will be released automatically. In addition, the security documents and intercreditor agreement generally provide that, so long as the first priority lien obligations are in effect, the holders of the first priority lien obligations may change, waive, modify or vary the security documents without the consent of the holders of the Exchange Notes, provided that any such change, waiver or modification does not materially adversely affect the rights of the holders of the Exchange Notes and the other secured creditors, unless the holders of first priority lien obligations are effected in a like or similar manner. Except under limited circumstances, if at any time the first priority lien obligations cease to be in effect, the second priority liens securing the Exchange Notes will also be released and the Exchange Notes will become unsecured senior obligations. See “Description of the Exchange Notes — Security.”

In addition, there are some states in which we have motor vehicles which do not provide for the listing of more than one lienholder on the titles to motor vehicles. In these states, the collateral agent under the senior secured credit facilities serves as collateral control agent for security interest perfection purposes on behalf of both the collateral agent under the senior secured credit facilities and on behalf of the trustee, as the collateral agent for the Exchange Notes. Because the trustee will not be listed by name as lienholder on those vehicle titles, a court might rule that the trustee does not have a perfected security interest for the benefit of the holders of the Exchange Notes in those motor vehicles. Furthermore, the security documents generally allow us and our subsidiaries to remain in possession of, retain exclusive control over, to freely operate, and to collect, invest and dispose of any income from, the collateral securing the Exchange Notes. In addition, to the extent we sell any assets that constitute collateral, the proceeds from such sale will be subject to the second priority lien securing the Exchange Notes only to the extent such proceeds would otherwise constitute “collateral” securing the Exchange Notes under the security documents. To the extent the proceeds from any such sale of collateral do not constitute “collateral” under the security documents, the pool of assets securing the Exchange Notes would be reduced and the Exchange Notes would not be secured by such proceeds.

There are circumstances other than repayment or discharge of the Exchange Notes under which the collateral securing the Exchange Notes and Exchange Note Guarantees, or the Exchange Note Guarantees themselves, will be released automatically, without your consent or the consent of the trustee, and you may not realize any payment upon disposition of such collateral or release of such Exchange Note Guarantees.

Under various circumstances, the collateral securing the Exchange Notes will be released automatically, including:

•	a sale, transfer or other disposal of collateral in a transaction not prohibited under the indenture and the collateral documents;

•	with respect to collateral held by a Guarantor, upon the release of such Guarantor from its guarantee in accordance with the indenture;

•	with respect to collateral that is capital stock, upon the dissolution of the issuer of such capital stock in accordance with the indenture;

•	subject to certain exceptions, upon certain releases (other than in connection with a cancellation or termination of the senior secured credit facilities) of collateral by the administrative agent of our senior secured credit facilities and upon certain sales and dispositions of collateral resulting in the release of the lien on such collateral securing the senior secured credit facilities;

•	in whole or in part, as applicable, with respect to collateral which has been taken by eminent domain, condemnation or other similar circumstances;

•	in whole upon a legal defeasance or covenant defeasance of the indenture as described in the section titled “Description of the Exchange Notes — Legal Defeasance and Covenant Defeasance;”

•	in whole or substantially all with the consent of holders holding 66 2/3% or more of the principal amount of the Exchange Notes outstanding; and

•	in part or less than substantially all with the consent of a majority of holders or more of the principal amount of the Exchange Notes outstanding.

In addition, upon certain sales of the assets, we will be required to repay amounts outstanding under our senior secured credit facilities, prior to repayment of any of our other indebtedness, including the Exchange Notes, with the proceeds of such collateral disposition.

In addition, the guarantee of a Guarantor will be automatically released in connection with a sale of such Guarantor in a transaction not prohibited by the indenture. The indenture also permits us to designate one or more of our restricted subsidiaries that is a Guarantor as an unrestricted subsidiary. If we designate a Guarantor as an unrestricted subsidiary for purposes of the indenture, all of the liens on any collateral owned by such subsidiary or any of its subsidiaries and any Exchange Note Guarantees by such subsidiary or any of its subsidiaries will be released under the indenture but not necessarily under the senior secured credit facilities. Designation of an unrestricted subsidiary will reduce the aggregate value of the collateral securing the Exchange Notes to the extent that liens on the assets of the unrestricted subsidiary and its subsidiaries are released. There will also be various releases in accordance with the provisions of the intercreditor agreement. In addition, the creditors of the unrestricted subsidiary and its subsidiaries will have a senior claim on the assets of such unrestricted subsidiary and its subsidiaries. See “Description of the Exchange Notes.”

Because of our holding company structure, we depend on our subsidiaries for cash flow.

Swift is a holding company with no business operations of our own. Our only significant asset is and, we expect, will continue to be the outstanding capital stock of our subsidiaries. We conduct, and intend to conduct, all of our business operations through our subsidiaries. Accordingly, our only source of cash to pay our obligations is distributions from our subsidiaries of their net earnings and cash flows. We cannot assure you that our subsidiaries will be able to, or will be permitted to, make distributions to us that will enable us to make payments in respect of our indebtedness, including the Exchange Notes. Each of our subsidiaries is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries. Subject to certain qualifications and exceptions, our subsidiaries will not be allowed to place restrictions on their ability to pay dividends or make other intercompany payments to us under the indenture. In the event that we do not receive distributions from our subsidiaries, we may be unable to make the required principal and interest payments on our indebtedness, including the Exchange Notes.

The Exchange Notes will be structurally subordinated to claims of creditors of our current and future non-guarantor subsidiaries.

The Notes are structurally subordinated to indebtedness and other liabilities of our subsidiaries that are not guarantors under the Exchange Notes. Our non-guarantor subsidiaries had, before intercompany eliminations, $291.0 million of total liabilities, including trade payables and $506.9 million of total assets as of March 31, 2011, and had operating revenue, before intercompany eliminations, of $41.3 million for the three months ended March 31, 2011. The indenture allows the non-guarantor subsidiaries to incur certain additional indebtedness in the future. Any right that the issuer or the guarantors have to receive any assets of any of the non-guarantor subsidiaries upon the liquidation or reorganization of those subsidiaries, and the consequent rights of holders of the Exchange Notes to realize proceeds from the sale of any of those subsidiaries’ assets, will be effectively subordinated to the claims of those non-guarantor subsidiaries’ creditors, including trade creditors and holders of preferred equity interests of those subsidiaries. Accordingly, in the event of a bankruptcy, liquidation or reorganization of any of the non-guarantor subsidiaries, such non-guarantor subsidiaries will pay the holders of their debts, holders of their preferred equity interests and their trade creditors before they will be able to distribute any of their assets to the issuer or the guarantors.

Rights of holders of Exchange Notes in the collateral may be adversely affected by bankruptcy proceedings.

The right of the collateral agent to repossess and dispose of the collateral securing the Exchange Notes upon acceleration is likely to be significantly impaired by federal bankruptcy law if bankruptcy proceedings are commenced by or against us prior to or possibly even after the collateral agent has repossessed and disposed of the collateral. Under the U.S. Bankruptcy Code, a secured creditor, such as the collateral agent, is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from a debtor, without bankruptcy court approval. Moreover, bankruptcy law permits the debtor to continue to retain and to use collateral, and the proceeds, products, rents or profits of the collateral, even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral and may include cash payments or the granting of additional security, if and at such time as the court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. In view of the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the Exchange Notes could be delayed following commencement of a bankruptcy case, whether or when the collateral agent would repossess or dispose of the collateral, or whether or to what extent holders of the Exchange Notes would be compensated for any delay in payment of loss of value of the collateral through the requirements of “adequate protection.” Furthermore, in the event the bankruptcy court determines that the value of the collateral is not sufficient to repay all amounts due on the Exchange Notes, the holders of the Exchange Notes would have “undersecured claims” as to the difference. Federal bankruptcy laws do not permit the payment or accrual of interest, costs and attorneys’ fees for “undersecured claims” during the debtor’s bankruptcy case.

In addition, the intercreditor agreement provides that, in the event of a bankruptcy, the trustee, as the collateral agent for the Exchange Notes, may not object to a number of important matters following the filing of a bankruptcy petition so long as any first priority lien obligations are outstanding. After such a filing, the value of the collateral securing the Exchange Notes could materially deteriorate and you would be unable to raise an objection. The right of the holders of first priority lien obligations to foreclose upon and sell the collateral upon the occurrence of an event of default also would be subject to limitations under applicable bankruptcy laws if we or any of the guarantors become subject to a bankruptcy proceeding.

Any future pledge of collateral might be avoidable in bankruptcy.

Any future pledge of collateral in favor of the collateral agent for the Exchange Notes, including pursuant to security documents delivered after the date of the indenture, might be avoidable by the pledgor (as debtor in possession) or by its trustee in bankruptcy if certain events or circumstances exist or occur, including, among others, if the pledgor is insolvent at the time of the pledge, the pledge permits the holders of the Exchange Notes to receive a greater recovery than if the pledge had not been given and a bankruptcy proceeding in respect of the pledgor is commenced within 90 days following the pledge, or, in certain circumstances, a longer period.

Rights of holders of the Exchange Notes in the collateral may be adversely affected by the failure to perfect security interests in certain collateral acquired in the future.

The security interest in the collateral securing the Exchange Notes includes certain of our assets, both tangible and intangible, whether now owned or acquired or arising in the future. Applicable law requires that certain property and rights acquired after the grant of a general security interest can only be perfected at the time such property and rights are acquired and identified. There can be no assurance that the trustee or the collateral agent will monitor, or that we will inform the trustee or the collateral agent of, the future acquisition of property and rights that constitute collateral, and that the necessary action will be taken to properly perfect the security interest in such after-acquired collateral. Such failure may result in the loss of the security interest therein or the priority of the security interest in favor of the Exchange Notes against third parties.

Federal and state fraudulent transfer laws may permit a court to void the Exchange Notes and the Exchange Note Guarantees, subordinate claims in respect of the Exchange Notes and the Exchange Note Guarantees, and require holders of the Exchange Notes to return payments received and, if that occurs, you may not receive any payments on the Exchange Notes.

Federal and state fraudulent transfer and conveyance statutes may apply to the issuance of the Exchange Notes and the incurrence of any guarantees of the Exchange Notes entered into upon issuance of the Exchange Notes and subsidiary guarantees that may be entered into in the future under the terms of the indenture. Under federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state, the Exchange Notes or the guarantees could be voided as a fraudulent transfer or conveyance if (1) the issuer or any of the guarantors, as applicable, issued the Exchange Notes or incurred the guarantees with the intent of hindering, delaying or defrauding creditors or (2) the issuer or any of the guarantors, as applicable, received less than reasonably equivalent value or fair consideration in return for either issuing the Exchange Notes or incurring the guarantees and, in the case of (2) only, one of the following is also true at the time thereof:

•	the issuer or any of the guarantors, as applicable, were insolvent or rendered insolvent by reason of the issuance of the Exchange Notes or the incurrence of the guarantees;

•	the issuance of the Exchange Notes or the incurrence of the guarantees left the issuer or any of the guarantors, as applicable, with an unreasonably small amount of capital to carry on the business;

•	the issuer or any of the guarantors intended to, or believed that the issuer or guarantor would, incur debts beyond the issuer’s or guarantor’s ability to pay such debts as they mature; or

•	the issuer or any of the guarantors issued the Exchange Notes or its guarantee, as applicable, to or for the benefit of an insider, or incurred such obligation to or for the benefit of an insider, under an employment contract and not in the ordinary course of business.

A court would likely find that the issuer or a guarantor did not receive reasonably equivalent value or fair consideration for the Exchange Notes or such guarantee if the issuer or guarantor did not substantially benefit directly or indirectly from the issuance of the Exchange Notes or the applicable guarantee. As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or an antecedent debt is secured or satisfied. A debtor will generally not be considered to have received value in connection with a debt offering if the debtor uses the proceeds of that offering to make a dividend payment or otherwise retire or redeem equity securities issued by the debtor.

We cannot be certain as to the standards a court would use to determine whether or not the issuer or the guarantors were solvent at the relevant time or, regardless of the standard that a court uses, that the issuance of the guarantees would not be further subordinated to the issuer or the guarantors’ other debt. Generally, however, an entity would be considered solvent if, at the time it incurred indebtedness:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets; or

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

If a court were to find that the issuance of the Exchange Notes or the incurrence of a guarantee was a fraudulent transfer or conveyance, the court could void the payment obligations under the Exchange Notes or such guarantee or further subordinate the Exchange Notes or such guarantee to presently existing and future indebtedness of the issuer or of the related guarantor, or require the holders of the Exchange Notes to repay any amounts received with respect to such guarantee. In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the Exchange Notes. Further, the voidance of the Exchange Notes could result in an event of default with respect to our and our subsidiaries’ other debt that could result in acceleration of such debt.

Although each guarantee to be entered into by one of our subsidiaries will contain a provision intended to limit such guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer, this provision may not be effective to protect those guarantees from being voided under fraudulent transfer law, or may reduce that guarantor’s obligation to an amount that effectively makes its guarantee worthless.

Holders of the Exchange Notes may not be able to determine when a change of control giving rise to their right to have the Exchange Notes repurchased has occurred following a sale of “substantially all” of our assets.

The definition of change of control in the indenture includes a phrase relating to the sale of “all or substantially all” of our assets. There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of Notes to require us to repurchase its Notes as a result of a sale of less than all our assets to another person may be uncertain.

The issuer may not be able to repurchase the Exchange Notes upon a change of control.

Upon the occurrence of specific kinds of change of control events, the issuer will be required to offer to repurchase all outstanding notes at 101% of their principal amount plus accrued and unpaid interest. The source of funds for any such purchase of the Exchange Notes will be the issuer’s available cash or cash generated from our subsidiaries’ operations or other sources, including borrowings, sales of assets or sales of equity. The issuer may not be able to repurchase the Exchange Notes upon a change of control because it may not have sufficient financial resources to purchase all of the Exchange Notes that are tendered upon a change of control. Further, the issuer is contractually restricted under the terms of the senior secured credit facilities from repurchasing all of the Exchange Notes tendered by holders upon a change of control. Accordingly, the issuer may not be able to satisfy its obligations to purchase the Exchange Notes unless it is able to refinance or obtain waivers under the senior secured credit facilities. The issuer’s failure to repurchase the Exchange Notes upon a change of control would cause a default under the indenture and a cross default under the senior secured credit facilities. The senior secured credit facilities also provide that a change of control will be a default that permits lenders to accelerate the maturity of borrowings thereunder. Any future debt agreements may contain similar provisions.

There is no established trading market for the Exchange Notes and there is no guarantee that an active trading market for the Exchange Notes will develop.

The Exchange Notes are a new issue of securities, and there is currently no established trading market for the Exchange Notes. We do not intend to apply for the Exchange Notes to be listed on any securities exchange or to arrange for quotation on any automated dealer quotation system. In connection with the 2010 Transactions, the initial purchasers advised us that they intended to make a market in the Restricted Notes and the Exchange Notes, but they are not obligated to do so and may discontinue any market making in the Exchange Notes at any time, in their sole discretion. You may not be able to sell your Exchange Notes at a particular time or at favorable prices. As a result, we cannot assure you as to the liquidity of any trading market for the Exchange Notes. Accordingly, you may be required to bear the financial risk of your investment in the Exchange Notes indefinitely. If a trading market were to develop, future trading prices of the Exchange Notes may be volatile and will depend on many factors, including:

•	our operating performance and financial condition;

•	the interest of securities dealers in making a market for them; and

•	the market for similar securities.

The market for non-investment grade debt historically has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the Exchange Notes. The market for the Exchange Notes, if any, may be subject to similar disruptions that could adversely affect their value.

A lowering or withdrawal of the ratings assigned to our debt securities by rating agencies may increase our future borrowing costs and reduce our access to capital.

Our debt currently has a non-investment grade rating, and there can be no assurance that any rating assigned by the rating agencies will remain for any given period of time or that a rating will not be lowered or withdrawn entirely by a rating agency if, in that rating agency’s judgment, future circumstances relating to the basis of the rating, such as adverse changes, so warrant. A lowering or withdrawal of the ratings assigned to our debt securities by rating agencies may increase our future borrowing costs and reduce our access to capital, which could have a material adverse impact on our financial condition and results of operations.

Certain covenants contained in the indenture are not applicable during any period in which the Exchange Notes are rated investment grade.

The indenture provides that certain covenants do not apply to us during any period in which the Exchange Notes are rated investment grade by both Standard & Poor’s and Moody’s and no default has otherwise occurred and is continuing under the indenture. The covenants that would be suspended include, among others, restrictions on our ability to pay dividends, incur indebtedness, sell certain assets, enter into transactions with affiliates and to enter into certain other transactions. Any actions that we take while these covenants are not in force will be permitted even if the Exchange Notes are subsequently downgraded below investment grade and such covenants are subsequently reinstated. There can be no assurance that the Exchange Notes will ever be rated investment grade, or that if they are rated investment grade, the Exchange Notes will maintain such ratings. See “Description of the Exchange Notes — Certain Covenants — Effectiveness of Covenants.”

Variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.

Our borrowings under the senior secured credit facilities are at variable rates of interest and expose us to interest rate risk. If interest rates increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income would decrease. The applicable margin with respect to loans under the senior secured credit facilities are a percentage per annum equal to a reference rate plus the applicable margin. As of March 31, 2011, assuming all revolving loans were fully drawn up to the amount available for borrowing at March 31, 2011, each quarter point change in interest rates would have resulted in a $0.6 million change in annual interest expense on our senior secured revolving credit facility and a $2.5 million change in annual interest expense on our senior secured term loan credit facility. In the future, we may enter into interest rate hedging arrangements, to reduce interest rate volatility.

The second-lien collateral is subject to casualty risks and potential environmental liabilities.

We intend to maintain insurance or otherwise insure against loss or damage from hazards in a manner appropriate and customary for our industry. There are, however, certain losses that may be either uninsurable or not economically insurable, or insured for values less than the current fair market value of such equipment, in whole or in part. As a result, insurance proceeds may not compensate us fully for our losses. If there is a complete or partial loss of any of the pledged second-lien collateral, the insurance proceeds may not be sufficient to satisfy all of the secured obligations, including the Exchange Notes and the guarantees. In the event of a total or partial loss to any of our facilities, certain items of equipment and inventory may not be easily replaced. Accordingly, even though there may be insurance coverage, the extended period needed to manufacture replacement units or inventory could cause significant delays.

Moreover, holders of the Exchange Notes may need to evaluate the impact of potential liabilities before determining to foreclose on second-lien collateral consisting of real property because secured creditors that foreclose on a security interest in real property may in some instances be held liable under environmental laws for the costs of remediating or preventing the release or threatened release of hazardous substances at such real property. Consequently, the collateral agent may decline to foreclose on such second-lien collateral or exercise remedies available in respect thereof if it does not receive indemnification to its satisfaction from the holders of the Exchange Notes.

Risks Related to Our Business and Industry

Our business is subject to general economic and business factors affecting the truckload industry that are largely beyond our control, any of which could have a material adverse effect on our operating results.

The truckload industry is highly cyclical, and our business is dependent on a number of factors that may have a negative impact on our results of operations, many of which are beyond our control. We believe that some of the most significant of these factors are economic changes that affect supply and demand in transportation markets, such as:

•	recessionary economic cycles, such as the period from 2007 to 2009;

•	changes in customers’ inventory levels and in the availability of funding for their working capital;

•	excess tractor capacity in comparison with shipping demand; and

•	downturns in customers’ business cycles.

The risks associated with these factors are heightened when the U.S. economy is weakened. Some of the principal risks during such times, which risks we experienced during the recent recession, are as follows:

•	we may experience low overall freight levels, which may impair our asset utilization;

•	certain of our customers may face credit issues and cash flow problems, as discussed below;

•	freight patterns may change as supply chains are redesigned, resulting in an imbalance between our capacity and our customers’ freight demand;

•	customers may bid out freight or select competitors that offer lower rates from among existing choices in an attempt to lower their costs and we might be forced to lower our rates or lose freight; and

•	we may be forced to incur more deadhead miles to obtain loads.

Economic conditions that decrease shipping demand or increase the supply of tractors and trailers can exert downward pressure on rates and equipment utilization, thereby decreasing asset productivity. As a result of depressed freight volumes and excess truckload capacity in our industry, we experienced lower miles per tractor, freight rates, and freight volumes in recent periods, all of which negatively impacted our results. Another period of declining freight rates and volumes, a prolonged recession, or general economic instability could result in further declines in our results of operations, which declines may be material.

We also are subject to cost increases outside our control that could materially reduce our profitability if we are unable to increase our rates sufficiently. Such cost increases include, but are not limited to, increases in fuel prices, driver wages, interest rates, taxes, tolls, license and registration fees, insurance, revenue equipment, and healthcare for our employees.

In addition, events outside our control, such as strikes or other work stoppages at our facilities or at customer, port, border, or other shipping locations, or actual or threatened armed conflicts or terrorist attacks, efforts to combat terrorism, military action against a foreign state or group located in a foreign state, or heightened security requirements could lead to reduced economic demand, reduced availability of credit, or temporary closing of the shipping locations or U.S. borders. Such events or enhanced security measures in connection with such events could impair our operating efficiency and productivity and result in higher operating costs.

We operate in the highly competitive and fragmented truckload industry, and our business and results of operations may suffer if we are unable to adequately address downward pricing and other competitive pressures.

We compete with many truckload carriers and, to a lesser extent, with less-than-truckload carriers, railroads, and third-party logistics, brokerage, freight forwarding, and other transportation companies. Additionally, some of our customers may utilize their own private fleets rather than outsourcing loads to us. Some of our competitors may have greater access to equipment, a wider range of services, greater capital resources, less indebtedness, or other competitive advantages. Numerous competitive factors could impair our ability to maintain or improve our profitability. These factors include the following:

•	many of our competitors periodically reduce their freight rates to gain business, especially during times of reduced growth in the economy, which may limit our ability to maintain or increase freight rates or to maintain or expand our business or may require us to reduce our freight rates;

•	some of our customers also operate their own private trucking fleets and they may decide to transport more of their own freight;

•	some shippers have reduced or may reduce the number of carriers they use by selecting core carriers as approved service providers and in some instances we may not be selected;

•	many customers periodically solicit bids from multiple carriers for their shipping needs and this process may depress freight rates or result in a loss of business to competitors;

•	the continuing trend toward consolidation in the trucking industry may result in more large carriers with greater financial resources and other competitive advantages, and we may have difficulty competing with them;

•	advances in technology may require us to increase investments in order to remain competitive, and our customers may not be willing to accept higher freight rates to cover the cost of these investments;

•	higher fuel prices and, in turn, higher fuel surcharges to our customers may cause some of our customers to consider freight transportation alternatives, including rail transportation;

•	competition from freight logistics and brokerage companies may negatively impact our customer relationships and freight rates; and

•	economies of scale that may be passed on to smaller carriers by procurement aggregation providers may improve such carriers’ ability to compete with us.

We have several major customers, the loss of one or more of which could have a material adverse effect on our business.

A significant portion of our revenue is generated from a number of major customers, the loss of one or more of which could have a material adverse effect on our business. For the year ended December 31, 2010, our top 25 customers, based on revenue, accounted for approximately 52% of our revenue; our top 10 customers, approximately 36% of our revenue; our top 5 customers, approximately 27% our revenue; and our largest customer, al-Mart and its subsidiaries, accounted for approximately 10% of our revenue. A substantial portion of our freight is from customers in the retail and discount retail sales industries. As such, our volumes are largely dependent on consumer spending and retail sales, and our results may be more susceptible to trends in unemployment and retail sales than carriers that do not have this concentration.

Economic conditions and capital markets may adversely affect our customers and their ability to remain solvent. Our customers’ financial difficulties can negatively impact our results of operations and financial condition and our ability to comply with the covenants in our debt agreements and accounts receivable securitization agreements, especially if they were to delay or default on payments to us. Generally, we do not have contractual relationships that guarantee any minimum volumes with our customers, and we cannot assure you that our customer relationships will continue as presently in effect. Our dedicated business is generally subject to longer term written contracts than our non-dedicated business; however, certain of these contracts contain cancellation clauses and there is no assurance any of our customers, including our dedicated customers, will continue to utilize our services, renew our existing contracts, or continue at the same volume levels. A reduction in or termination of our services by one or more of our major customers, including our dedicated customers, could have a material adverse effect on our business and operating results.

We may not be able to sustain the cost savings realized as part of our recent cost reduction initiatives.

In 2008 and 2009 we implemented cost reduction initiatives that resulted in over $250 million of annualized cost savings, many of which we expect to result in ongoing savings. The cost savings entail several elements, including reducing our tractor fleet by 17.2%, improving fuel efficiency, improving our tractor to non-driver ratio, suspending bonuses and 401(k) matching, streamlining maintenance and administrative functions, improving safety and claims management, and limiting discretionary expenses. However, in recent periods we have experienced an increase in expenses related to headcount, compensation, and employee benefits, such as the reinstatement of our 401(k) matching contribution and the accrual of bonuses in 2010, as competition for employees and expenses relating to driving more miles has increased and the economy has improved. Our maintenance expenses also would be expected to increase to the extent average miles driven increases and our fleet ages.

We may not be successful in achieving our strategy of growing our revenue.

Our current goals include increasing revenue in excess of 10% over the next several years, including by growing our current service offerings. While we currently believe we can achieve these stated goals through the implementation of various business strategies, there can be no assurance that we will be able to effectively and successfully implement such strategies and realize our stated goals. Our goals may be negatively affected by a failure to further penetrate our existing customer base, cross-sell our service offerings, pursue new customer opportunities, manage the operations and expenses of new or growing service offerings, or otherwise achieve growth of our service offerings. Further, we may not achieve profitability from our new service offerings. There is no assurance that successful execution of our business strategies will result in us achieving our current business goals.

We have a recent history of net losses.

For the years ended December 31, 2008, 2009 and 2010, we incurred net losses of $146.6 million, $435.6 million (including $324.8 million to recognize deferred income taxes upon our election to be taxed as a subchapter C corporation), and $125.4 million, respectively. Achieving profitability depends upon numerous factors, including our ability to increase our trucking revenue per tractor, expand our overall volume, and control expenses. We might not achieve profitability or, if we do, we may not be able to sustain or increase profitability in the future.

Fluctuations in the price or availability of fuel, the volume and terms of diesel fuel purchase commitments, and surcharge collection may increase our costs of operation, which could materially and adversely affect our profitability.

Fuel is one of our largest operating expenses. Diesel fuel prices fluctuate greatly due to factors beyond our control, such as political events, terrorist activities, armed conflicts, depreciation of the dollar against other currencies, and hurricanes and other natural or man-made disasters, such as the oil spill in the Gulf of Mexico in 2010, each of which may lead to an increase in the cost of fuel. Fuel prices also are affected by the rising demand in developing countries, including China, and could be adversely impacted by the use of crude oil and oil reserves for other purposes and diminished drilling activity. Such events may lead not only to increases in fuel prices, but also to fuel shortages and disruptions in the fuel supply chain. Because our operations are dependent upon diesel fuel, significant diesel fuel cost increases, shortages, or supply disruptions could materially and adversely affect our results of operations and financial condition.

Fuel also is subject to regional pricing differences and often costs more on the West Coast and in the Northeast, where we have significant operations. Increases in fuel costs, to the extent not offset by rate per mile increases or fuel surcharges, have an adverse effect on our operations and profitability. We obtain some protection against fuel cost increases by maintaining a fuel-efficient fleet and a compensatory fuel surcharge program. We have fuel surcharge programs in place with the vast majority of our customers, which have helped us offset the majority of the negative impact of rising fuel prices associated with loaded or billed miles. However, we also incur fuel costs that cannot be recovered even with respect to customers with which we maintain fuel surcharge programs, such as those associated with deadhead miles, or the time when our engines are idling. Because our fuel surcharge recovery lags behind changes in fuel prices, our fuel surcharge recovery may not capture the increased costs we pay for fuel, especially when prices are rising, leading to fluctuations in our levels of reimbursement; and our levels of reimbursement have fluctuated in the past. Further, during periods of low freight volumes, shippers can use their negotiating leverage to impose less compensatory fuel surcharge policies. There can be no assurance that such fuel surcharges can be maintained indefinitely or will be sufficiently effective.

We have not used derivatives to mitigate volatility in our fuel costs, but periodically evaluate their possible use. We have contracted with some of our fuel suppliers to buy fuel at a fixed price or within banded pricing for a specific period, usually not exceeding twelve months, to mitigate the impact of rising fuel costs. However, these purchase commitments only cover a small portion of our fuel consumption and, accordingly, our results of operations could be negatively impacted by fuel price fluctuations.

Increased prices for new revenue equipment, design changes of new engines, volatility in the used equipment sales market, and the failure of manufacturers to meet their sale or trade-back obligations to us could adversely affect our financial condition, results of operations, and profitability.

We have experienced higher prices for new tractors over the past few years. The resale value of the tractors and the residual values under arrangements we have with manufacturers have not increased to the same extent. In addition, the engines used in tractors manufactured in 2010 and after are subject to more stringent emissions control regulations issued by the Environmental Protection Agency, or EPA. Compliance with such regulations has increased the cost of the tractors, and resale prices or residual values may not increase to the same extent. Accordingly, our equipment costs, including depreciation expense per tractor, are expected to increase in future periods. As with any engine redesign, there is a risk that the newly designed 2010 diesel engines will have unforeseen problems. Additionally, we have not operated many of the new 2010 diesel engines, so we cannot be certain how they will operate.

Many engine manufacturers are using selective catalytic reduction, or SCR, equipment to comply with the EPA’s 2010 diesel engine emissions standards. SCR equipment requires a separate urea-based liquid known as diesel exhaust fluid, which is stored in a separate tank on the truck. If the new tractors we purchase are equipped with SCR technology and require us to use diesel exhaust fluid, we will be exposed to additional costs associated with the price and availability of diesel exhaust fluid, the weight of the diesel exhaust fluid tank and SCR system, and additional maintenance costs associated with the SCR system. Additionally, we may need to train our drivers to use the new SCR equipment. Problems relating to the new 2010 engines or increased costs associated with the new 2010 engines resulting from regulatory requirements or otherwise could adversely impact our business.

A depressed market for used equipment could require us to trade our revenue equipment at depressed values or to record losses on disposal or impairments of the carrying values of our revenue equipment that is not protected by residual value arrangements. Used equipment prices are subject to substantial fluctuations based on freight demand, supply of used trucks, availability of financing, the presence of buyers for export to countries such as Russia and Brazil, and commodity prices for scrap metal. We took impairment charges related to the value of certain tractors and trailers in 2007, 2008, and the first quarter of 2010. If there is another deterioration of resale prices, it could have a material adverse effect on our business and operating results. Trades at depressed values and decreases in proceeds under equipment disposals and impairments of the carrying values of our revenue equipment could adversely affect our results of operations and financial condition.

We lease or finance certain revenue equipment under leases that are structured with balloon payments at the end of the lease or finance term equal to the value we have contracted to receive from the respective equipment manufacturers upon sale or trade back to the manufacturers. To the extent we do not purchase new equipment that triggers the trade back obligation, or the manufacturers of the equipment do not pay the contracted value at the end of the lease term, we could be exposed to losses for the amount by which the balloon payments owed to the respective lease or finance companies exceed the proceeds we are able to generate in open market sales of the equipment. In addition, if we purchase equipment subject to a buy-back agreement and the manufacturer refuses to honor the agreement or we are unable to replace equipment at a reasonable price, we may be forced to sell such equipment at a loss.

We operate in a highly regulated industry, and changes in existing regulations or violations of existing or future regulations could have a material adverse effect on our operations and profitability.

We operate in the United States throughout the 48 contiguous states pursuant to operating authority granted by the U.S. Department of Transportation, or DOT, in Mexico pursuant to operating authority granted by Secretarìa de Communiciones y Transportes, and in various Canadian provinces pursuant to operating authority granted by the Ministries of Transportation and Communications in such provinces. Our company drivers and owner-operators also must comply with the safety and fitness regulations of the DOT, including those relating to drug and alcohol testing and hours-of-service. Such matters as weight and equipment dimensions also are subject to government regulations. We also may become subject to new or more restrictive regulations relating to fuel emissions, drivers’ hours-of-service, ergonomics, on-board reporting of operations, collective bargaining, security at ports, and other matters affecting safety or operating methods. The DOT is currently engaged in a rulemaking proceeding regarding drivers’ hours-of-service, and the result could negatively impact utilization of our equipment. The Federal Motor Carrier Safety Administration, or FMCSA, was recently ordered by the U.S. Court of Appeals for the District of Columbia Circuit to issue a proposed rule by the end of 2010 on supporting documents for hours-of-service compliance. The FMCSA submitted a proposed rule which, among other things, considers a potential reduction in the driving day from 11 hours to 10 hours and proposes additional specified break times within the 34 hour restart period which could limit driver availability. It is anticipated that a final rule will be proposed in 2011. If and when the final rule is submitted, there will be a grace period allowing companies to adjust prior to full implementation. Other agencies, such as the EPA and the DHS, also regulate our equipment, operations, and drivers. Future laws and regulations may be more stringent, require changes in our operating practices, influence the demand for transportation services, or require us to incur significant additional costs. Higher costs incurred by us or by our suppliers who pass the costs onto us through higher prices could adversely affect our results of operations.

In the aftermath of the September 11, 2001 terrorist attacks, federal, state, and municipal authorities implemented and continue to implement various security measures, including checkpoints and travel restrictions on large trucks. The Transportation Security Administration, or TSA, has adopted regulations that require determination by the TSA that each driver who applies for or renews his license for carrying hazardous materials is not a security threat. This could reduce the pool of qualified drivers, which could require us to increase driver compensation, limit fleet growth, or let trucks sit idle. These regulations also could complicate the matching of available equipment with hazardous material shipments, thereby increasing our response time and our deadhead miles on customer orders. As a result, it is possible that we may fail to meet the needs of our customers or may incur increased expenses to do so. These security measures could negatively impact our operating results.

During 2010, the FMCSA launched CSA, a new enforcement and compliance model implementing driver standards in addition to our current standards. As discussed more fully below, CSA may reduce the number of eligible drivers and/or negatively impact our fleet safety ranking.

In addition, our operations are subject to various environmental laws and regulations dealing with the transportation, storage, presence, use, disposal, and handling of hazardous materials, discharge of wastewater and storm water, and with waste oil and fuel storage tanks. Our truck terminals often are located in industrial areas where groundwater or other forms of environmental contamination could occur. Our operations involve the risks of fuel spillage or seepage, environmental damage, and hazardous waste disposal, among others. Certain of our facilities have waste oil or fuel storage tanks and fueling islands. A small percentage of our freight consists of low-grade hazardous substances, which subjects us to a wide array of regulations. Although we have instituted programs to monitor and control environmental risks and promote compliance with applicable environmental laws and regulations, if we are involved in a spill or other accident involving hazardous substances, if there are releases of hazardous substances we transport, if soil or groundwater contamination is found at our facilities or results from our operations, or if we are found to be in violation of applicable laws or regulations, we could be subject to cleanup costs and liabilities, including substantial fines or penalties or civil and criminal liability, any of which could have a material adverse effect on our business and operating results.

EPA regulations limiting exhaust emissions became more restrictive in 2010. On May 21, 2010, President Obama signed an executive memorandum directing the National Highway Traffic Safety Administration, or NHTSA, and the EPA to develop new, stricter fuel efficiency standards for heavy trucks, beginning in 2014. On October 25, 2010, the NHTSA and the EPA proposed regulations that regulate fuel efficiency and greenhouse gas emissions beginning in 2014. In December 2008, California adopted new performance requirements for diesel trucks, with targets to be met between 2011 and 2023, and California also has adopted aerodynamics requirements for certain trailers. These regulations, as well as proposed regulations or legislation related to climate change that potentially impose restrictions, caps, taxes, or other controls on emissions of greenhouse gas, could adversely affect our operations and financial results. In addition, increasing efforts to control emissions of greenhouse gases are likely to have an impact on us. The EPA has announced a finding relating to greenhouse gas emissions that may result in promulgation of greenhouse gas emission limits. Federal and state lawmakers also are considering a variety of climate-change proposals. Compliance with such regulations could increase the cost of new tractors and trailers, impair equipment productivity, and increase operating expenses. These effects, combined with the uncertainty as to the operating results that will be produced by the newly designed diesel engines and the residual values of these vehicles, could increase our costs or otherwise adversely affect our business or operations.

In order to reduce exhaust emissions, some states and municipalities have begun to restrict the locations and amount of time where diesel-powered tractors, such as ours, may idle. These restrictions could force us to alter our drivers’ behavior, purchase on-board power units that do not require the engine to idle, or face a decrease in productivity.

From time to time, various federal, state, or local taxes are increased, including taxes on fuels. We cannot predict whether, or in what form, any such increase applicable to us will be enacted, but such an increase could adversely affect our profitability.

CSA could adversely affect our profitability and operations, our ability to maintain or grow our fleet, and our customer relationships.

Under CSA, drivers and fleets are evaluated and ranked based on certain safety-related standards. The proposed methodology for determining a carrier’s DOT safety rating has been expanded, and as a result, certain current and potential drivers may no longer be eligible to drive for us, and our safety rating could be adversely impacted. We recruit and retain a substantial number of first-time drivers, and these drivers may have a higher likelihood of creating adverse safety events under CSA. A reduction in eligible drivers or a poor fleet ranking may result in difficulty attracting and retaining qualified drivers, and could cause our customers to direct their business away from us and to carriers with higher fleet rankings, which would adversely affect our results of operations.

Although certain CSA information has been made available to carriers and the public, the current SafeStat measurement system will remain in effect until final rulemaking on CSA is completed. There is currently no current proposed rulemaking with respect to CSA but such rulemaking is anticipated sometime in 2011. Rulemaking and enforcement have already been delayed and may be subject to further change. The published results of our CSA ranking score us in the acceptable level in each safety-related category, although these scores are preliminary and are subject to change by the FMCSA. There is a possibility that a worsening of our CSA rankings could lead to an adverse impact on our DOT safety rating, but we are preparing for CSA through evaluation of existing programs and training our drivers and potential drivers on CSA standards.

The FMCSA also is considering revisions to the existing rating system and the safety labels assigned to motor carriers evaluated by the DOT. We currently have a satisfactory DOT rating, which is the best available rating under the current safety rating scale. If we were to receive a conditional or unsatisfactory DOT safety rating, it could adversely affect our business because some of our customer contracts require a satisfactory DOT safety rating, and a conditional or unsatisfactory rating could negatively impact or restrict our operations. In addition, there is a possibility that a drop to conditional status could affect our ability to self-insure for personal injury and property damage relating to the transportation of freight, which could cause our insurance costs to increase. Under the revised rating system being considered by the FMCSA, our safety rating would be evaluated more regularly, and our safety rating would reflect a more in-depth assessment of safety-based violations.

Finally, proposed FMCSA rules and practices followed by regulators may require carriers to install electronic, on-board recorders in their tractors (a) if they experience unfavorable compliance with rules or receive an adverse change in safety rating or (b) under an announced rulemaking which could require all carriers to equip all tractors with electronic, on board recorders by 2015. As noted under the heading “Business — Operations,” we are already in the process of installing new Qualcomm units on our tractors, which will include electronic, on board recorders, in conjunction with our efforts to improve efficiency and communications with drivers and owner-operators. However, such installation could cause an increase in driver turnover, adverse information in litigation, cost increases, and decreased asset utilization.

Increases in driver compensation or other difficulties attracting and retaining qualified drivers could adversely affect our profitability and ability to maintain or grow our fleet.

Like many truckload carriers, from time to time we have experienced difficulty in attracting and retaining sufficient numbers of qualified drivers, including owner-operators, and such shortages may recur in the future. Recent driver shortages have resulted in increased hiring expenses, including recruiting and advertising. Because of the intense competition for drivers, we may face difficulty maintaining or increasing our number of drivers. Due in part to the economic recession, we reduced our driver pay in 2009. The compensation we offer our drivers and owner-operators is subject to market conditions and we have recently increased and may in future periods increase driver and owner-operator compensation, which will be more likely to the extent that economic conditions improve. In addition, like most in our industry, we suffer from a high turnover rate of drivers, especially in the first 90 days of employment. Our high turnover rate requires us to continually recruit a substantial number of drivers in order to operate existing revenue equipment. If we are unable to continue to attract and retain a sufficient number of drivers, we could be required to adjust our compensation packages, or operate with fewer trucks and face difficulty meeting shipper demands, all of which could adversely affect our profitability and ability to maintain our size or grow.

We self-insure a significant portion of our claims exposure, which could significantly increase the volatility of, and decrease the amount of, our earnings.

We self-insure a significant portion of our claims exposure and related expenses related to cargo loss, employee medical expense, bodily injury, workers’ compensation, and property damage and maintain insurance with licensed insurance companies above our limits of self-insurance. Our substantial self-insured retention of $10.0 million for bodily injury and property damage per occurrence and up to $5.0 million per occurrence for workers’ compensation claims can make our insurance and claims expense higher or more volatile. Additionally, with respect to our third-party insurance, we face the risks of increasing premiums and collateral requirements and the risk of carriers or underwriters leaving the trucking sector, which may materially affect our insurance costs or make insurance in excess of our self-insured retention more difficult to find, as well as increase our collateral requirements.

We accrue the costs of the uninsured portion of pending claims based on estimates derived from our evaluation of the nature and severity of individual claims and an estimate of future claims development based upon historical claims development trends. Actual settlement of the self-insured claim liabilities could differ from our estimates due to a number of uncertainties, including evaluation of severity, legal costs, and claims that have been incurred but not reported. Due to our high self-insured amounts, we have significant exposure to fluctuations in the number and severity of claims and the risk of being required to accrue or pay additional amounts if our estimates are revised or the claims ultimately prove to be more severe than originally assessed. Although we endeavor to limit our exposure arising with respect to such claims, we also may have exposure if carrier subcontractors under our brokerage operations are inadequately insured for any accident.

Since November 1, 2010, our liability coverage has had a maximum aggregate limit of $200.0 million while the limit was $150.0 million prior to this date. If any claim were to exceed our aggregate coverage limit, we would bear the excess, in addition to our other self-insured amounts. Although we believe our aggregate insurance limits are sufficient to cover reasonably expected claims, it is possible that one or more claims could exceed those limits. Our insurance and claims expense could increase, or we could find it necessary to raise our self-insured retention or decrease our aggregate coverage limits when our policies are renewed or replaced. Our operating results and financial condition may be adversely affected if these expenses increase, we experience a claim in excess of our coverage limits, we experience a claim for which we do not have coverage, or we have to increase our reserves.

Insuring risk through our wholly-owned captive insurance companies could adversely impact our operations.

We insure a significant portion of our risk through our wholly-owned captive insurance companies, Mohave Transportation Insurance Company, or Mohave, and Red Rock Risk Retention Group, Inc., or Red Rock. In addition to insuring portions of our own risk, Mohave insures certain owner-operators in exchange for an insurance premium paid by the owner-operator to Mohave. As a risk retention group, Red Rock must insure at least two operating companies; accordingly, Red Rock insures us and Central Refrigerated Services, Inc., or Central Refrigerated, a company of which Jerry Moyes or the Moyes Affiliates are the ultimate owners, for a portion of its auto liability claims. The insurance and reinsurance markets are subject to market pressures. Our captive insurance companies’ abilities or needs to access the reinsurance markets may involve the retention of additional risk, which could expose us to volatility in claims expenses. Additionally, an increase in the number or severity of claims for which we insure could adversely impact our results of operations.

To comply with certain state insurance regulatory requirements, cash and cash equivalents must be paid to Red Rock and Mohave as capital investments and insurance premiums to be restricted as collateral for anticipated losses. Such restricted cash is used for payment of insured claims. In the future, we may continue to insure our automobile liability risk through our captive insurance subsidiaries, which will cause the required amount of our restricted cash, as recorded on our balance sheet, or other collateral, such as letters of credit, to rise. Significant future increases in the amount of collateral required by third-party insurance carriers and regulators would reduce our liquidity and could adversely affect our results of operations and capital resources.

Our wholly-owned captive insurance companies are subject to substantial government regulation.

State authorities regulate our insurance subsidiaries in the states in which they do business. These regulations generally provide protection to policy holders rather than stockholders. The nature and extent of these regulations typically involve items such as: approval of premium rates for insurance, standards of solvency and minimum amounts of statutory capital surplus that must be maintained, limitations on types and amounts of investments, regulation of dividend payments and other transactions between affiliates, regulation of reinsurance, regulation of underwriting and marketing practices, approval of policy forms, methods of accounting, and filing of annual and other reports with respect to financial condition and other matters. These regulations may increase our costs of regulatory compliance, limit our ability to change premiums, restrict our ability to access cash held in our captive insurance companies, and otherwise impede our ability to take actions we deem advisable.

We are subject to certain risks arising from doing business in Mexico.

We have a growing operation in Mexico, including through our wholly-owned subsidiary, Trans-Mex. As a result, we are subject to risks of doing business internationally, including fluctuations in foreign currencies, changes in the economic strength of Mexico, difficulties in enforcing contractual obligations and intellectual property rights, burdens of complying with a wide variety of international and U.S. export and import laws, and social, political, and economic instability. In addition, if we are unable to maintain our C-TPAT status, we may have significant border delays, which could cause our Mexican operations to be less efficient than those of competitor truckload carriers also operating in Mexico that obtain or continue to maintain C-TPAT status. We also face additional risks associated with our foreign operations, including restrictive trade policies and imposition of duties, taxes, or government royalties imposed by the Mexican government, to the extent not preempted by the terms of North American Free Trade Agreement. Factors that substantially affect the operations of our business in Mexico may have a material adverse effect on our overall operating results.

Our use of owner-operators to provide a portion of our tractor fleet exposes us to different risks than we face with our tractors driven by company drivers.

We provide financing to certain of our owner-operators purchasing tractors from us. If we are unable to provide such financing in the future, due to liquidity constraints or other restrictions, we may experience a decrease in the number of owner-operators available to us. Further, if owner-operators operating the tractors we finance default under or otherwise terminate the financing arrangement and we are unable to find a replacement owner-operator, we may incur losses on amounts owed to us with respect to the tractor in addition to any losses we may incur as a result of idling the tractor.

During times of increased economic activity, we face heightened competition for owner-operators from other carriers. To the extent our turnover increases, if we cannot attract sufficient owner-operators, or it becomes economically difficult for owner-operators to survive, we may not achieve our goal of increasing the percentage of our fleet provided by owner-operators.

Pursuant to our owner-operator fuel reimbursement program, we absorb all increases in fuel costs above a certain level to protect our owner-operators from additional increases in fuel prices with respect to certain of our owner-operators. A significant increase or rapid fluctuation in fuel prices could significantly increase our purchased transportation costs due to reimbursement rates under our fuel reimbursement program becoming higher than the benefits to us under our fuel surcharge programs with our customers.

Our lease contracts with our owner-operators are governed by the federal leasing regulations, which impose specific requirements on us and our owner-operators. In the past, we have been the subject of lawsuits, alleging the violation of leasing obligations or failure to follow the contractual terms. It is possible that we could be subjected to similar lawsuits in the future, which could result in liability.

If our owner-operators are deemed by regulators or judicial process to be employees, our business and results of operations could be adversely affected.

Tax and other regulatory authorities have in the past sought to assert that owner-operators in the trucking industry are employees rather than independent contractors. Proposed federal legislation would make it easier for tax and other authorities to reclassify independent contractors, including owner-operators, as employees. Proposed legislation introduced in April 2010 would, among other things, increase the recordkeeping requirements for employers of independent contractors and heighten the penalties of employers who misclassify their employees and are found to have violated employees’ overtime and/or wage requirements. This legislation currently is being considered by committees in both the House and the Senate. Additionally, proposed legislation introduced in 2009 would abolish the current safe harbor allowing taxpayers meeting certain criteria to treat individuals as independent contractors if they are following a long-standing, recognized industry practice. This legislation also is currently being considered by committees in both the House and the Senate. Some states have put initiatives in place to increase their revenues from items such as unemployment, workers’ compensation, and income taxes, and a reclassification of owner-operators as employees would help states with this initiative. Further, class actions and other lawsuits have been filed against us and others in our industry seeking to reclassify owner-operators as employees for a variety of purposes, including workers’ compensation and health care coverage. Taxing and other regulatory authorities and courts apply a variety of standards in their determination of independent contractor status. If our owner-operators are determined to be our employees, we would incur additional exposure under federal and state tax, workers’ compensation, unemployment benefits, labor, employment, and tort laws, including for prior periods, as well as potential liability for employee benefits and tax withholdings.

We are dependent on certain personnel that are of key importance to the management of our business and operations.

Our success depends on the continuing services of our founder and Chief Executive Officer, Mr. Moyes. We currently do not have an employment agreement with Mr. Moyes. We believe that Mr. Moyes possesses valuable knowledge about the trucking industry and that his knowledge and relationships with our key customers and vendors would be very difficult to replicate.

In addition, many of our other executive officers are of key importance to the management of our business and operations, including our President, Richard Stocking, and our Chief Financial Officer, Virginia Henkels. We currently do not have employment agreements with any of our management. Our future success depends on our ability to retain our executive officers and other capable managers. Any unplanned turnover or our failure to develop an adequate succession plan for our leadership positions could deplete our institutional knowledge base and erode our competitive advantage. Although we believe we could replace key personnel given adequate prior notice, the unexpected departure of key executive officers could cause substantial disruption to our business and operations. In addition, even if we are able to continue to retain and recruit talented personnel, we may not be able to do so without incurring substantial costs.

We engage in transactions with other businesses controlled by Mr. Moyes, our Chief Executive Officer and the interests of Mr. Moyes could conflict with the interests of our other stockholders.

We engage in multiple transactions with related parties. These transactions include providing and receiving freight services and facility leases with entities owned by Mr. Moyes and certain members of his family, the provision of air transportation services from an entity owned by Mr. Moyes and certain members of his family, and the acquisition of approximately 100 trailers from an entity owned by Mr. Moyes and certain members of his family in 2009. Because certain entities controlled by Mr. Moyes and certain members of his family operate in the transportation industry, Mr. Moyes’ ownership may create conflicts of interest or require judgments that are disadvantageous to stockholders in the event we compete for the same freight or other business opportunities. As a result, Mr. Moyes may have interests that conflict with our stockholders. We have adopted a policy relating to prior approval of related party transactions and our amended and restated certificate of incorporation contains provisions that specifically relate to prior approval for transactions with Mr. Moyes, the Moyes Affiliates, and any Moyes affiliated entities. However, we cannot assure you that the policy or these provisions will be successful in eliminating conflicts of interests. See “Certain Relationships and Related Party Transactions.”

Our amended and restated certificate of incorporation also provides that in the event that any of our officers or directors is also an officer or director or employee of an entity owned by or affiliated with Mr. Moyes or any of the Moyes Affiliates and acquires knowledge of a potential transaction or other corporate opportunity not involving the truck transportation industry or involving refrigerated transportation or less-than-truckload transportation, then, subject to certain exceptions, we shall not be entitled to such transaction or corporate opportunity and you should have no expectancy that such transaction or corporate opportunity will be available to us. See “Certain Relationships and Related Party Transactions.”

Mr. Moyes may pledge or borrow against a portion of his Class B common stock, which may also cause his interests to conflict with the interests of our other stockholders and may adversely affect the trading price of our Class A Common Stock.

In the past, in order to fund the operations of or otherwise provide financing for some of Mr. Moyes’ other businesses, Mr. Moyes pledged substantially all of his ownership interest in our predecessor company and it is possible that the needs of these businesses in the future may cause him to sell or pledge shares of our Class B common stock.

Concurrently with our initial public offering in December 2010, Mr. Moyes and the Moyes Affiliates completed a private placement by a newly formed, unaffiliated trust, or the Trust, of $250.0 million of its mandatory common exchange securities (or $262.3 million of its mandatory common exchange securities following the exercise by the initial purchasers of their option to purchase additional securities in January 2011), herein referred to as the “Stockholder Offering.” Subject to certain exceptions, the Trust’s securities will be exchangeable into shares of our Class A common stock or alternatively settled in cash equal to the value of those shares of Class A common stock three years following December 15, 2010, the closing date of the Stockholder Offering. We did not receive any proceeds from the Stockholder Offering.

In connection with the Stockholder Offering, Mr. Moyes and the Moyes Affiliates pledged to the Trust 23.8 million shares of Class B common stock deliverable upon exchange of the Trust’s securities (or a number of shares of Class B common stock representing $262.3 million in value of shares of Class A common stock) three years following December 15, 2010, the closing of the Stockholder Offering, subject to Mr. Moyes’ and the Moyes Affiliates’ option to settle their obligations to the Trust in cash. Although Mr. Moyes and the Moyes Affiliates may settle their obligations to the Trust in cash three years following the closing date of the Stockholder Offering, any or all of the pledged shares could be converted into Class A common stock and delivered on such date in exchange for the Trust’s securities. Such pledges or sales of our common stock, or the perception that they may occur, may have an adverse effect on the trading price of our Class A common stock and may create conflicts of interests for Mr. Moyes. Although our board of directors has limited the right of employees or directors to pledge more than 20% of their family holdings to secure margin loans pursuant to our securities trading policy, there can be no assurance that such policy will not be changed under circumstances deemed by the board to be appropriate.

Mr. Moyes, our Chief Executive Officer, has substantial ownership interests in and guarantees related to several other businesses and real estate investments, which may expose Mr. Moyes to significant lawsuits or liabilities.

In addition to being our Chief Executive Officer and principal stockholder, Mr. Moyes is the principal owner of, and serves as chairman of the board of directors of Central Refrigerated, a temperature controlled truckload carrier, Central Freight Lines, Inc., an LTL carrier, SME Industries, Inc., a steel erection and fabrication company, Southwest Premier Properties, L.L.C. a real estate management company, and is involved in other business endeavors in a variety of industries and has made substantial real estate investments. Although Mr. Moyes devotes the substantial majority of his time to his role as Chief Executive Officer of Swift, the breadth of Mr. Moyes’ other interests may place competing demands on his time and attention. In addition, in one instance of litigation arising from another business owned by Mr. Moyes, Swift was named as a defendant even though Swift was not a party to the transactions that were the subject of the litigation. It is possible that litigation relating to other businesses owned by Mr. Moyes in the future may result in Swift being named as a defendant and, even if such claims are without merit, that we will be required to incur the expense of defending such matters. In many instances, Mr. Moyes has given personal guarantees to lenders to the various businesses and real estate investments in which he has an ownership interest and in certain cases, the underlying loans are in default. In order to satisfy these obligations, Mr. Moyes intends to use a portion of the net proceeds he will receive from the Stockholder Offering and to sell various investments he holds. If Mr. Moyes is otherwise unable to raise the necessary amount of proceeds to satisfy his obligations to such lenders, he may be subject to significant lawsuits.

We depend on third parties, particularly in our intermodal and brokerage businesses, and service instability from these providers could increase our operating costs and reduce our ability to offer intermodal and brokerage services, which could adversely affect our revenue, results of operations, and customer relationships.

Our intermodal business utilizes railroads and some third-party drayage carriers to transport freight for our customers. In most markets, rail service is limited to a few railroads or even a single railroad. Any reduction in service by the railroads with which we have or in the future may have relationships could reduce or eliminate our ability to provide intermodal service in certain traffic lanes and is likely to increase the cost of the rail-based services we provide and reduce the reliability, timeliness, and overall attractiveness of our rail-based services. Furthermore, railroads increase shipping rates as market conditions permit. Price increases could result in higher costs to our customers and reduce or eliminate our ability to offer intermodal services. In addition, we may not be able to negotiate additional contracts with railroads to expand our capacity, add additional routes, or obtain multiple providers, which could limit our ability to provide this service.

Our brokerage business is dependent upon the services of third-party capacity providers, including other truckload carriers. These third-party providers seek other freight opportunities and may require increased compensation in times of improved freight demand or tight trucking capacity. Our inability to secure the services of these third parties, or increases in the prices we must pay to secure such services, could have an adverse effect on our operations and profitability.

We are dependent on computer and communications systems, and a systems failure could cause a significant disruption to our business.

Our business depends on the efficient and uninterrupted operation of our computer and communications hardware systems and infrastructure. We currently maintain our computer system at our Phoenix, Arizona headquarters, along with computer equipment at each of our terminals. Our operations and those of our technology and communications service providers are vulnerable to interruption by fire, earthquake, natural disasters, power loss, telecommunications failure, terrorist attacks, Internet failures, computer viruses, and other events beyond our control. Although we attempt to reduce the risk of disruption to our business operations should a disaster occur through redundant computer systems and networks and backup systems from an alternative location in Phoenix, this alternative location is subject to some of the same interruptions as may affect our Phoenix headquarters. In the event of a significant system failure, our business could experience significant disruption, which could impact our results of operations.

Efforts by labor unions could divert management attention and have a material adverse effect on our operating results.

Although our only collective bargaining agreement exists at our Mexican subsidiary, Trans-Mex, we always face the risk that our employees could attempt to organize a union. To the extent our owner-operators were re-classified as employees, the magnitude of this risk would increase. Congress or one or more states could approve legislation significantly affecting our businesses and our relationship with our employees, such as the proposed federal legislation referred to as the Employee Free Choice Act, which would substantially liberalize the procedures for union organization. Any attempt to organize by our employees could result in increased legal and other associated costs. In addition, if we entered into a collective bargaining agreement, the terms could negatively affect our costs, efficiency, and ability to generate acceptable returns on the affected operations.

We may not be able to execute or integrate future acquisitions successfully, which could cause our business and future prospects to suffer.

Historically, a key component of our growth strategy has been to pursue acquisitions of complementary businesses. Although we currently do not have any acquisition plans, we expect to consider acquisitions from time to time in the future. If we succeed in consummating future acquisitions, our business, financial condition, and results of operations, may be negatively affected because:

•	some of the acquired businesses may not achieve anticipated revenue, earnings, or cash flows;

•	we may assume liabilities that were not disclosed to us or otherwise exceed our estimates;

•	we may be unable to integrate acquired businesses successfully and realize anticipated economic, operational, and other benefits in a timely manner, which could result in substantial costs and delays or other operational, technical, or financial problems;

•	acquisitions could disrupt our ongoing business, distract our management, and divert our resources;

•	we may experience difficulties operating in markets in which we have had no or only limited direct experience;

•	there is a potential for loss of customers, employees, and drivers of any acquired company;

•	we may incur additional indebtedness; and

•	if we issue additional shares of stock in connection with any acquisitions, ownership of existing stockholders would be diluted.

Seasonality and the impact of weather and other catastrophic events affect our operations and profitability.

Our tractor productivity decreases during the winter season because inclement weather impedes operations and some shippers reduce their shipments after the winter holiday season. At the same time, operating expenses increase and fuel efficiency declines because of engine idling and harsh weather creating higher accident frequency, increased claims, and higher equipment repair expenditures. We also may suffer from weather-related or other events such as tornadoes, hurricanes, blizzards, ice storms, floods, fires, earthquakes, and explosions. These events may disrupt fuel supplies, increase fuel costs, disrupt freight shipments or routes, affect regional economies, destroy our assets, or adversely affect the business or financial condition of our customers, any of which could harm our results or make our results more volatile.

Our total assets include goodwill and other indefinite-lived intangibles. If we determine that these items have become impaired in the future, net income could be materially and adversely affected.

As of March 31, 2011, we had recorded goodwill of $253.3 million and certain indefinite-lived intangible assets of $181.0 million primarily as a result of the 2007 Transactions. Goodwill represents the excess of cost over the fair market value of net assets acquired in business combinations. In accordance with Financial Accounting Standards Board Accounting Standards Codification, Topic 350, “Intangibles — Goodwill and Other,” or Topic 350, we test goodwill and indefinite-lived intangible assets for potential impairment annually and between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. Any excess in carrying value over the estimated fair value is charged to our results of operations. Our evaluations in 2010 and 2009 produced no indication of impairment of our goodwill or indefinite-lived intangible assets. Based on the results of our evaluation in 2008, we recorded a non-cash impairment charge of $17.0 million related to the decline in fair value of our Mexico freight transportation reporting unit resulting from the deterioration in truckload industry conditions as compared with the estimates and assumptions used in our original valuation projections used at the time of the partial acquisition of Swift Transportation in 2007. We may never realize the full value of our intangible assets. Any future determination requiring the write-off of a significant portion of intangible assets would have an adverse effect on our financial condition and results of operations.

Complying with federal securities laws as a public company is expensive, and we will incur significant time and expense enhancing, documenting, testing, and certifying our internal control over financial reporting. Any deficiencies in our financial reporting or internal controls could adversely affect our business and the trading price of our Class A Common Stock.

As a public company, SEC rules require that our Chief Executive Officer and Chief Financial Officer periodically certify the existence and effectiveness of our internal controls over financial reporting. Our independent registered public accounting firm will be required, beginning with our Annual Report on Form 10-K for our fiscal year ending on December 31, 2011, to attest to our assessment of our internal controls over financial reporting. This process will require significant documentation of policies, procedures, and systems, review of that documentation by our internal accounting staff and our outside auditors, and testing of our internal controls over financial reporting by our internal accounting staff and our outside independent registered public accounting firm. This process will involve considerable time and expense, may strain our internal resources, and have an adverse impact on our operating costs. We may experience higher than anticipated operating expenses and outside auditor fees during the implementation of these changes and thereafter.

During the course of our testing, we may identify deficiencies that would have to be remediated to satisfy the SEC rules for certification of our internal controls over financial reporting. As a consequence, we may have to disclose in periodic reports we file with the SEC material weaknesses in our system of internal controls. The existence of a material weakness would preclude management from concluding that our internal controls over financial reporting are effective and would preclude our independent auditors from issuing an unqualified opinion that our internal controls over financial reporting are effective. In addition, disclosures of this type in our SEC reports could cause investors to lose confidence in our financial reporting and may negatively affect the trading price of our Class A common stock. Moreover, effective internal controls are necessary to produce reliable financial reports and to prevent fraud. If we have deficiencies in our disclosure controls and procedures or internal controls over financial reporting, it may negatively impact our business, results of operations, and reputation.

Our Chief Executive Officer and the Moyes Affiliates control a large portion of our stock and have substantial control over us, which could limit other stockholders’ ability to influence the outcome of key transactions, including changes of control.

Our Chief Executive Officer, Mr. Moyes, and the Moyes Affiliates beneficially own approximately 45.1% of our outstanding common stock including 100% of our Class B common stock. On all matters with respect to which our stockholders have a right to vote, including the election of directors, the holders of our Class A common stock are entitled to one vote per share, and the holders of our Class B common stock are entitled to two votes per share. All outstanding shares of Class B common stock are owned by Mr. Moyes and the Moyes Affiliates and are convertible to Class A common stock on a one-for-one basis at the election of the holders thereof or automatically upon transfer to someone other than Mr. Moyes and the Moyes Affiliates. This voting structure gives Mr. Moyes and the Moyes Affiliates approximately 60.2% of the voting power of all of our outstanding stock. Furthermore, due to our dual class structure, Mr. Moyes and the Moyes Affiliates are able to control all matters submitted to our stockholders for approval even though they own less than 50% of the total outstanding shares of our common stock. These stockholders can exert significant influence over our management and affairs and matters requiring stockholder approval, including the election of directors and the approval of significant corporate transactions, such as mergers, consolidations, or the sale of substantially all of our assets. Consequently, this concentration of ownership may have the effect of delaying or preventing a change of control, including a merger, consolidation, or other business combination involving us, or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control, even if that change of control would benefit our other stockholders.

Because Mr. Moyes and the Moyes Affiliates control a majority of the voting power of our common stock, we qualify as a “controlled company” as defined by the New York Stock Exchange, or NYSE, and, as such, we may elect not to comply with certain corporate governance requirements of such stock exchange. We do not intend to utilize these exemptions, but may choose to do so in the future.

FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of the federal securities laws that involve risks and uncertainties. Forward-looking statements include statements we make concerning our plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, and other information that is not historical information and, in particular, appear under the headings entitled “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business,” and “Executive Compensation — Compensation Discussion and Analysis.” When used in this prospectus, the words “estimates,” “expects,” “anticipates,” “projects,” “forecasts,” “plans,” “intends,” “believes,” “foresees,” “seeks,” “likely,” “may,” “will,” “should,” “goal,” “target,” and variations of these words or similar expressions (or the negative versions of any such words) are intended to identify forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. These forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those that we expected. Accordingly, investors should not place undue reliance on our forward-looking statements. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. All forward-looking statements are based upon information available to us on the date of this prospectus. We undertake no obligation to publicly update or revise forward-looking statements to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events, except as required by law.

Important factors that could cause actual results to differ materially from our expectations (“cautionary statements”) are disclosed under “Risk Factors” and elsewhere in this prospectus. All forward-looking statements in this prospectus and subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to projections over time. The factors that we believe could affect our results include, but are not limited to:

•	any future recessionary economic cycles and downturns in customers’ business cycles, particularly in market segments and industries in which we have a significant concentration of customers;

•	increasing competition from trucking, rail, intermodal, and brokerage competitors;

•	a significant reduction in, or termination of, our trucking services by a key customer;

•	our ability to sustain cost savings realized as part of our recent cost reduction initiatives;

•	our ability to achieve our strategy of growing our revenue;

•	volatility in the price or availability of fuel;

•	increases in new equipment prices or replacement costs;

•	the regulatory environment in which we operate, including existing regulations and changes in existing regulations, or violations by us of existing or future regulations;

•	the costs of environmental compliance and/or the imposition of liabilities under environmental laws and regulations;

•	difficulties in driver recruitment and retention;

•	increases in driver compensation to the extent not offset by increases in freight rates;

•	potential volatility or decrease in the amount of earnings as a result of our claims exposure through our wholly-owned captive insurance companies;

•	uncertainties associated with our operations in Mexico;

•	our ability to attract and maintain relationships with owner-operators;

•	our ability to retain or replace key personnel;

•	conflicts of interest or potential litigation that may arise from other businesses owned by Mr. Moyes;

•	potential failure in computer or communications systems;

•	our labor relations;

•	our ability to execute or integrate any future acquisitions successfully;

•	seasonal factors such as harsh weather conditions that increase operating costs; and

•	our ability to service our outstanding indebtedness, including compliance with our indebtedness covenants, and the impact such indebtedness may have on the way we operate our business.

USE OF PROCEEDS

We will not receive any proceeds from the exchange offer. Any Restricted Notes that are properly tendered and exchanged pursuant to the exchange offer will be retired and cancelled.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges on a historical basis for the periods indicated.

	Successor						Predecessor
	Three Months
	Ended						January 1, 2007	Year Ended
	March 31,		Year Ended December 31,				Through May 10,	December 31,
	2011	2010	2010	2009	2008	2007	2007	2006

Ratio of Earnings to Fixed Charges(1)	1.07	0.41	0.50	0.60	0.47	—	—	7.31

(1)	For purposes of calculating the ratio of earnings to fixed charges, (i) “earnings” represent the sum of income before cumulative effect of changes in accounting principles, provision for (benefit from) income taxes, non-controlling interests in earnings (losses) of consolidated subsidiaries, adjustment for companies accounted for by the equity method, capitalized interest and amortization of capitalized interest plus fixed charges, and (ii) “fixed charges” represent the sum of interest and debt expense, capitalized interest and an estimate of interest within rental expense. Our earnings were insufficient to cover fixed charges by approximately $53 million for the three months ended March 31, 2010 and by $169 million, $109 million, $135 million, $331 million, and $35 million for the years ended December 31, 2010, 2009, 2008, 2007, and that of our predecessor for the period from January 1, 2007 through May 10, 2007, respectively. The ratio is based solely on historical financial information.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

The table below sets forth our selected historical consolidated financial and other data for the periods and as of the dates indicated. The selected financial and other data for the years ended December 31, 2010, 2009, and 2008 are derived from our audited consolidated financial statements, included elsewhere in this prospectus and include, in the opinion of management, all adjustments that management considers necessary for the presentation of the information outlined in these financial statements. The selected financial and other data for the three months ended March 31, 2011 and 2010 are derived from the unaudited consolidated financial statements included elsewhere in this prospectus and include, in the opinion of management, all adjustments that management considers necessary for the presentation of the information outlined in these financial statements. In addition, for comparative purposes, we have included a pro forma (provision) benefit for income taxes assuming we had been taxed as a subchapter C corporation in all periods when our subchapter S corporation election was in effect. The selected financial and other data for the years ended December 31, 2007 and 2006 are derived from our historical financial statements and those of our predecessor not included in this prospectus.

Swift Corporation acquired our predecessor on May 10, 2007 in conjunction with the 2007 Transactions. Thus, although our results for the year ended December 31, 2007 present results for a full year period, they only include the results of our predecessor after May 10, 2007. You should read the selected financial and other data together with the consolidated financial statements and related notes appearing elsewhere in this prospectus, as well “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	Successor						Predecessor
	Three Months Ended						January 1, 2007	Year Ended
(Dollars in thousands,	March 31,		Year Ended December 31,				Through May 10,	December 31,
except per share data)	2011	2010	2010	2009	2008	2007(1)	2007	2006
	(Unaudited)

Consolidated statement of operations data:
Operating revenue	$758,889	$654,830	$2,929,723	$2,571,353	$3,399,810	$2,180,293	$1,074,723	$3,172,790
Operating income (loss)	$46,729	$23,193	$243,055	$132,001	$114,936	$(154,691)	$(25,657)	$243,731
Interest and derivative interest expense(2)	$41,714	$86,090	$321,528	$256,146	$240,876	$184,348	$9,277	$25,736
Income (loss) before income taxes	$5,526	$(62,526)	$(168,845)	$(108,995)	$(135,187)	$(330,504)	$(34,999)	$221,274
Net income (loss)	$3,205	$(53,001)	$(125,413)	$(435,645)	$(146,555)	$(96,188)	$(30,422)	$141,055
Diluted earnings (loss) per share(3)	$0.02	$(0.88)	$(1.98)	$(7.25)	$(2.44)	$(2.43)	$(0.40)	$1.86
Pro forma data as if taxed as a C corporation (unaudited):(4)
Historical loss before income taxes	N/A	N/A	N/A	$(108,995)	$(135,187)	$(330,504)	N/A	N/A
Pro forma provision (benefit) for income taxes	N/A	N/A	N/A	5,693	(26,573)	(19,166)	N/A	N/A

Pro forma net loss	N/A	N/A	N/A	$(114,688)	$(108,614)	$(311,338)	N/A	N/A

Pro forma loss per common share:
Basic and diluted	N/A	N/A	N/A	$(1.91)	$(1.81)	$(7.86)	N/A	N/A
Consolidated balance sheet data (at end of period):
Cash and cash equivalents (excl. restricted cash)	21,549	87,327	47,494	115,862	57,916	78,826	81,134	47,858
Net property and equipment	1,315,399	1,327,210	1,339,638	1,364,545	1,583,296	1,588,102	1,478,808	1,513,592
Total assets	2,555,680	2,638,739	2,567,895	2,513,874	2,648,507	2,928,632	2,124,293	2,110,648
Debt:
Securitization of accounts receivable(5)	136,000	150,000	171,500	—	—	200,000	160,000	180,000
Long-term debt and obligations under capital leases (incl. current)(5)	1,693,809	2,382,181	1,774,100	2,466,934	2,494,455	2,427,253	200,000	200,000
Other financial data:
Cash dividends per share(6)	$—	$—	$—	$0.27	$0.56	$0.75	$—	$—
Adjusted EBITDA (unaudited)(7)	104,749	90,335	497,673	405,860	409,598	291,597	109,687	498,601
Adjusted Operating Ratio (unaudited)(8)	92.5%	94.4%	89.0%	93.9%	94.5%	94.4%	97.4%	90.4%
Adjusted EPS (unaudited)(9)	$0.06	$(0.38)	$0.02	$(0.73)	$(0.86)	$(0.67)	$0.14	$1.91
Operating statistics (unaudited):
Weekly trucking revenue per tractor	$2,862	$2,711	$2,879	$2,660	$2,916	$2,903	$2,790	$3,011
Deadhead miles %	12.1%	12.2%	12.1%	13.2%	13.6%	13.0%	13.2%	12.2%
Average loaded length of haul (miles)	430	438	439	442	469	483	492	522
Average tractors available:
Company-operated	11,105	10,747	10,838	11,262	12,657	14,136	13,857	13,314
Owner-operator	3,972	3,696	3,829	3,607	3,367	3,056	2,959	3,152

Total	15,077	14,443	14,667	14,869	16,024	17,192	16,816	16,466
Trailers (end of period)	49,366	49,436	48,992	49,215	49,695	49,879	48,959	50,013

(1)	Our audited results of operations include the full year presentation of Swift Corporation as of and for the year ended December 31, 2007. Swift Corporation was formed in 2006 for the purpose of acquiring Swift Transportation, but that acquisition was not completed until May 10, 2007 as part of the 2007 Transactions, and, as such, Swift Corporation had nominal activity from January 1, 2007 through May 10, 2007. The results of Swift Transportation from January 1, 2007 to May 10, 2007 are not reflected in the audited results of Swift Corporation for the year ended December 31, 2007. Additionally, although IEL was an entity under common control prior to its contribution on April 7, 2007, the audited results of Swift Corporation for the year ended December 31, 2007 exclude the results of IEL for the period January 1, 2007 to April 6, 2007 as the results for IEL prior to its contribution are immaterial to the results of Swift Corporation. These financial results include the impact of the 2007 Transactions.

(2)	Interest expense between May 2007 and December 2010 was primarily based on our previous senior secured term loan with an original aggregate principal amount of $1.72 billion ($1.49 billion on December 21, 2010), our previous senior secured second-priority floating rate notes with an original aggregate principal amount of $240 million ($203.6 million outstanding on December 21, 2010), and our previous 12.50% senior secured second-priority fixed rate notes with an original aggregate principal amount of $595 million ($505.6 million outstanding on December 21, 2010). Derivative interest expense between May 2007 and December 2010 was primarily based on our previous interest rate swaps related to the debt described in the previous sentence from the 2007 Transactions, which swaps originally totaled $1.28 billion of notional amount ($832 million remaining on December 21, 2010). Our previous senior secured credit facility, the remaining interest rate swaps, and substantially all of our previous senior secured second-priority fixed and floating rate notes were paid off in conjunction with the initial public offering and refinancing transactions on December 21, 2010. Interest and derivative interest expense increased during 2010 over 2009 as a result of the second amendment to our previous senior secured credit facility, which resulted in an increase in interest applicable to the previous senior secured term loan of 6.0% (consisting of the implementation of a 2.25% LIBOR floor and a 2.75% increase in applicable margin). Further, our remaining interest rate swaps no longer qualified for hedge accounting after the second amendment in 2009, and thereafter the entire mark-to-market adjustment was recorded in our statement of operations as opposed to being recorded in equity as a component of other comprehensive income under the prior cash flow hedge accounting treatment.

(3)	Represents historical actual diluted earnings (loss) per common share outstanding for each of the historical periods. Share amounts and per share data for our predecessor have not been adjusted to reflect our four-for-five reverse stock split effective November 29, 2010, as the capital structure of our predecessor is not comparable.

(4)	From May 11, 2007 until October 10, 2009, we had elected to be taxed under the Internal Revenue Code as a subchapter S corporation. A subchapter S corporation passes through essentially all taxable earnings and losses to its stockholders and does not pay federal income taxes at the corporate level. Historical income taxes during this time consist mainly of state income taxes in certain states that do not recognize subchapter S corporations, and an income tax provision or benefit was recorded for certain of our subsidiaries, including our Mexican subsidiaries and our sole domestic captive insurance company at the time, which were not eligible to be treated as qualified subchapter S corporations. In October 2009, we elected to be taxed as a subchapter C corporation. For comparative purposes, we have included a pro forma (provision) benefit for income taxes assuming we had been taxed as a subchapter C corporation in all periods when our subchapter S corporation election was in effect. The pro forma effective tax rate for 2009 of 5.2% differs from the expected federal tax benefit of 35% primarily as a result of income recognized for tax purposes on the partial cancellation of the stockholder loan agreement with Mr. Moyes and the Moyes Affiliates, which reduced the tax benefit rate by 32.6%. In 2008, the pro forma effective tax rate was reduced by 8.8% for stockholder distributions and 4.4% for non-deductible goodwill impairment charges, which resulted in a 19.7% effective tax rate. In 2007, the pro forma effective tax rate of 5.8% resulted primarily from a non-deductible goodwill impairment charge, which reduced the rate by 25.1%.

(5)	Effective January 1, 2010, we adopted ASU No. 2009-16 under which we were required to account for our 2008 RSA as a secured borrowing on our balance sheet as opposed to a sale, with our 2008 RSA program fees characterized as interest expense. From March 27, 2008 through December 31, 2009, our 2008 RSA has been accounted for as a true sale in accordance with GAAP. Therefore, as of December 31, 2009 and 2008, such accounts receivable and associated obligation are not reflected in our consolidated balance sheets. For periods prior to March 27, 2008, and again beginning January 1, 2010, accounts receivable and associated obligation are recorded on our balance sheet. Long-term debt excludes securitization amounts outstanding for each period.

(6)	During the period we were taxed as a subchapter S corporation, we paid dividends to our stockholders in amounts equal to the actual amount of interest due and payable under the stockholder loan agreement with Mr. Moyes and the Moyes Affiliates. Also, in 2010 we made $1.3 million of distributions in the form of tax payments, on behalf of the stockholders, to certain state tax jurisdictions as required with our filing of the S corporation income tax returns for our final subchapter S corporation period.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read together with “Selected Historical Consolidated Financial and Other Data,” “Business” and the consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements as a result of many factors, including those set forth under “Risk Factors,” “Forward-Looking Statements,” and elsewhere in this prospectus. These statements are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly in “Risk Factors.”

Unless we state otherwise or the context otherwise requires, references in this discussion and analysis of financial condition and results of operations to “Swift,” “we,” “our,” “us” and the “Company” for all periods subsequent to the reorganization transactions described in the section entitled “2010 Transactions” refer to Swift Transportation Company (formerly Swift Holdings Corp.) and its consolidated subsidiaries after giving effect to such reorganization transactions. For all periods from May 11, 2007 until the completion of the 2010 Transactions, these terms refer to Swift Corporation, a Nevada corporation, which also is referred to herein as our “successor,” and its consolidated subsidiaries. For all periods prior to May 11, 2007, these terms refer to Swift Corporation’s predecessor, Swift Transportation Co., Inc., a Nevada corporation that has been converted into a Delaware limited liability company known as Swift Transportation Co., LLC, which also is referred to herein as Swift Transportation or our “predecessor,” and its consolidated subsidiaries. Our discussion of pro forma financial and operating results for 2007 refers to the combination of our predecessor’s results for the period January 1, 2007 through May 10, 2007, and our results for the year ended December 31, 2007.

In addition to disclosing financial results that are determined in accordance with United States generally accepted accounting principles, or GAAP, we also disclose certain non-GAAP financial information, such as:

•	Net income (loss) adjusted to remove interest, taxes, depreciation, amortization, impairment, and other special items in order to arrive at Adjusted EBITDA as defined in our senior secured credit facility;

•	Our Operating Ratio adjusted to subtract fuel surcharges from total revenue and net them against fuel expense and to remove non-cash impairment charges, other unusual items, and excludable transaction costs in order to arrive at Adjusted Operating Ratio; and

•	Diluted earnings (loss) per share adjusted to remove amortization of intangibles recorded in our 2007 going-private transaction, non-cash impairment charges, other unusual items, excludable transaction costs, and the income tax effects of these items in order to arrive at Adjusted EPS.

Adjusted EBITDA, Adjusted Operating Ratio, and Adjusted EPS are not recognized measures under GAAP and should not be considered alternatives to or superior to expense and profitability measures derived in accordance with GAAP. See “Selected Financial Data” for more information on our use of Adjusted EBITDA, Adjusted Operating Ratio, and Adjusted EPS, as well as a description of the computation and reconciliation of our net loss to Adjusted EBITDA and Adjusted EPS and our Operating Ratio to our Adjusted Operating Ratio.

Overview

During a challenging environment in 2009, when both loaded miles and rates were depressed across our industry, we instituted a number of efficiency and cost savings measures. The main areas of savings included the following: reducing our tractor fleet by 17.2%, improving fuel efficiency, improving our tractor to non-driver ratio, suspending bonuses and 401(k) matching, streamlining maintenance and administrative functions, improving safety and claims management, and limiting discretionary expenses. Some of the cost reductions, such as insurance and claims and maintenance expense, have a variable component that will increase or decrease with the miles we run. However, these expenses and others also have controllable components such as fleet size and age, staffing levels, safety, use of technology, and discipline in execution. While our total costs will generally vary over time with our revenue, we believe a significant portion of the described cost savings, and additional savings based on the same principles, will continue in future periods. In addition, our management team has implemented strategic initiatives that have concentrated on rebuilding our owner-operator program, expanding our faster growing and less asset intensive services, re-focusing our customer service efforts, and implementing accountability and cost discipline throughout our operations. As a result of these strategic initiatives and the above cost-saving efforts, during the recent economic recession, amidst industry-wide declining tonnage and pricing levels, our operating income increased from $114.9 million in 2008 (3.4% operating margin) to $132.0 million in 2009 (5.1% operating margin) despite a $384.2 million, or 14.3%, reduction in operating revenue (excluding fuel surcharges). These efforts helped us improve our Adjusted Operating Ratio by 60 basis points and Adjusted EBITDA was substantially flat in 2009 compared with 2008.

During 2010, we have continued to apply the efficiency, cost saving, and strategic measures noted above. We also began to benefit from an improving freight market, as industry-wide freight tonnage increased and industry-wide trucking capacity remained constrained due to lagging new truck builds. These factors, as well as internal operational improvements, allowed us to increase the productivity of our assets (as measured by weekly trucking revenue per tractor) and to improve our operating margin throughout the year in spite of the fact that we reinstituted our 401(k) matching contribution and bonuses in 2010. Our quarterly operating margins during 2010 were 3.5% in the first quarter, 8.3% in the second quarter, 10.8% in the third quarter, and 9.8% in the fourth quarter of 2010 (which fourth quarter results included a $22.6 million non-cash equity compensation charge upon our initial public offering as discussed below). Additionally, our Adjusted Operating Ratio improved 490 basis points in 2010 compared with 2009.

The table below reflects our total operating revenue, net loss, revenue excluding fuel surcharges, Operating Ratio, Adjusted Operating Ratio, Adjusted EBITDA, diluted loss per common share, and Adjusted EPS for 2010, 2009 and 2008, and for the three months ended March 31, 2011 and 2010.

	Three Months Ended March 31,		Year Ended December 31,
	2011	2010	2010	2009	2008
	(Unaudited)
	(Dollars in thousands)

Total operating revenue	$758,889	$654,830	$2,929,723	$2,571,353	$3,399,810
Revenue excluding fuel surcharge revenue	$621,072	$566,014	$2,500,568	$2,295,980	$2,680,193
Net income (loss)	$3,205	$(53,001)	$(125,413)	$(435,645)	$(146,555)
Diluted earnings (loss) per common share	$0.02	$(0.88)	$(1.98)	$(7.25)	$(2.44)
Operating Ratio	93.8%	96.5%	91.7%	94.9%	96.6%
Adjusted Operating Ratio	92.5%	94.4%	89.0%	93.9%	94.5%
Adjusted EBITDA	$104,749	$90,335	$497,673	$405,860	$409,598
Adjusted EPS	$0.06	$(0.38)	$0.02	$(0.73)	$(0.86)

Revenue and Expenses

We primarily generate revenue by transporting freight for our customers. Generally, we are paid a predetermined rate per mile for our services. We enhance our revenue by charging for fuel surcharges, stop-off pay, loading and unloading activities, tractor and trailer detention, and other ancillary services. The main factors that affect our revenue are the rate per mile we receive from our customers and the number of loaded miles we generate with our equipment, which in turn produce our weekly trucking revenue per tractor — one of our key performance indicators — and our total trucking revenue.

The most significant expenses in our business vary with miles traveled and include fuel, driver-related expenses (such as wages and benefits), and services purchased from owner-operators and other transportation providers, such as the railroads, drayage providers, and other trucking companies (which are recorded on the “Purchased transportation” line of our consolidated statements of operations). Expenses that have both fixed and variable components include maintenance and tire expense and our total cost of insurance and claims. These expenses generally vary with the miles we travel, but also have a controllable component based on safety, fleet age, efficiency, and other factors. Our main fixed costs are depreciation of long-term assets, such as tractors, trailers, containers, and terminals, interest expense, and the compensation of non-driver personnel.

Because a significant portion of our expenses are either fully or partially variable based on the number of miles traveled, changes in weekly trucking revenue per tractor caused by increases or decreases in deadhead miles percentage, rate per mile, and loaded miles have varying effects on our profitability. In general, changes in deadhead miles percentage have the largest proportionate effect on profitability because we still bear all of the expenses for each deadhead mile but do not earn any revenue to offset those expenses. Changes in rate per mile have the next largest proportionate effect on profitability because incremental improvements in rate per mile are not offset by any additional expenses. Changes in loaded miles generally have a smaller effect on profitability because variable expenses increase or decrease with changes in miles. However, items such as driver and owner-operator satisfaction and network efficiency are affected by changes in mileage and have significant indirect effects on expenses.

In general, our miles per tractor per week, rate per mile, and deadhead miles percentage are affected by industry-wide freight volumes, industry-wide trucking capacity, and the competitive environment, which factors are beyond our control, as well as by our service levels, planning, and discipline of our operations, over which we have significant control.

Income Taxes

From May 11, 2007 until October 10, 2009, we had elected to be taxed under the Internal Revenue Code as a subchapter S corporation. Such election followed the completion of the 2007 Transactions at the close of the market on May 10, 2007, which resulted in our becoming a private company. The election provided an income tax benefit of approximately $230 million associated with the partial reversal of previously recognized net deferred tax liabilities. Under subchapter S provisions, we did not pay corporate income taxes on our taxable income. Instead, our stockholders were liable for federal and state income taxes on their proportionate share of our taxable income. An income tax provision or benefit was recorded for certain of our subsidiaries, including our Mexican subsidiary and Mohave, our sole domestic captive insurance company at that time, which were not eligible to be treated as qualified subchapter S corporations. Additionally, we recorded a provision for state income taxes applicable to taxable income attributed to states that do not recognize the subchapter S corporation election.

In conjunction with the second amendment to our senior secured credit facility, we revoked our election to be taxed as a subchapter S corporation and, beginning October 10, 2009, we became taxed as a subchapter C corporation. Under subchapter C, we are liable for federal and state corporate income taxes on our taxable income. As a result of our subchapter S revocation, we recorded approximately $325 million of income tax expense on October 10, 2009, primarily in recognition of our deferred tax assets and liabilities as a subchapter C corporation.

Key Performance Indicators

We use a number of primary indicators to monitor our revenue and expense performance and efficiency. Our main measure of productivity is weekly trucking revenue per tractor. Weekly trucking revenue per tractor is affected by our loaded miles, which only include the miles driven when hauling freight, the size of our fleet (because available loads may be spread over fewer or more tractors), and the rates received for our services. We strive to increase our revenue per tractor by improving freight rates with our customers and hauling more loads with our existing equipment, effectively moving freight within our network, keeping tractors maintained, and recruiting and retaining drivers and owner-operators.

We also strive to reduce our number of deadhead miles. We measure our performance in this area by monitoring our deadhead miles percentage, which is calculated by dividing the number of unpaid miles by the total number of miles driven. By planning consecutive loads with shorter distances between the drop-off and pick-up locations, we are able to reduce the percentage of deadhead miles driven to allow for more revenue-

generating miles during our drivers’ hours-of-service. This also enables us to reduce costs associated with deadhead miles, such as wages and fuel.

Average tractors available measures the number of tractors we have available for dispatch and includes tractors driven by company drivers as well as owner-operator units. This measure changes based on our ability to increase or decrease our fleet size to respond to changes in demand.

We consider our Adjusted Operating Ratio to be our most important measure of our operating profitability. Operating Ratio is operating expenses as a percentage of revenue, or the inverse of operating margin, and produces a quick indication of operating efficiency. It is widely used in our industry as an assessment of management’s effectiveness in controlling all categories of operating expenses. We net fuel surcharge revenue against fuel expense in the calculation of our Adjusted Operating Ratio, therefore excluding fuel surcharge revenue from total revenue in the denominator. We exclude fuel surcharge revenue because fuel prices and fuel surcharge revenue are often volatile and changes in fuel surcharge revenue largely offset corresponding changes in our fuel expense. Eliminating the volatility (by netting fuel surcharge revenue against fuel expense) affords a more consistent basis for comparing our results of operations between periods. We also exclude impairments and other unusual or non-cash items in the calculation of our Adjusted Operating Ratio because we believe this enhances the comparability of our performance between periods. Accordingly, we believe Adjusted Operating Ratio is a better indicator of our core operating profitability than Operating Ratio and provides a better basis for comparing our results between periods and against others in our industry.

We monitor weekly trucking revenue per tractor, deadhead miles percentage, and average tractors available on a daily basis, and we measure Adjusted Operating Ratio on a monthly basis. For the years ended December 31, 2010, 2009, and 2008, and for the three months ended March 31, 2011 and 2010, our performance with respect to these indicators was as follows (unaudited):

	Three Months Ended
	March 31,		Year Ended December 31,
	2011	2010	2010	2009	2008

Weekly trucking revenue per tractor	$2,862	$2,711	$2,879	$2,660	$2,916
Deadhead miles percentage	12.1%	12.2%	12.1%	13.2%	13.6%
Average tractors available for dispatch:
Company	11,105	10,747	10,838	11,262	12,657
Owner Operator	3,972	3,696	3,829	3,607	3,367

Total	15,077	14,443	14,667	14,869	16,024
Operating Ratio	93.8%	96.5%	91.7%	94.9%	96.6%
Adjusted Operating Ratio	92.5%	94.4%	89.0%	93.9%	94.5%

Results of Operations

Factors Affecting Comparability Between Periods

Change as a Result of the 2010 Transactions

We expect an approximately $97 million reduction in on-going annual interest expense assuming the debt and capital lease balances and interest rates in effect at December 31, 2010, based on the application of the estimated net proceeds of our initial public offering and refinancing transactions.

We also expect that, unless and until we enter into any future interest rate hedging arrangements, derivative interest expense will be reduced to $15.1 million in 2011 and $5.3 million in 2012, respectively, reflecting amortization of previous losses on our terminated interest rate swaps, which are recorded in accumulated other comprehensive income. Such losses were incurred in prior periods when hedge accounting applied to our swaps and will be expensed in the periods indicated in accordance with Topic 815, “Derivatives and Hedging.”

Three Months Ended March 31, 2011 Results of Operations

Net income for the three months ended March 31, 2011 was $3.2 million. Items impacting comparability between the first quarter of 2011 and the corresponding prior year period include the following:

•	approximately $25 million reduction in interest expense resulting from our initial public offering and refinancing transactions that occurred in December 2010; and

•	approximately $19 million reduction in derivative interest expense resulting from our termination of our remaining interest rate swaps in December 2010 in conjunction with our initial public offering and refinancing transactions.

Three Months Ended March 31, 2010 Results of Operations

Net loss for the three months ended March 31, 2010 was $53.0 million. Items impacting comparability between the first quarter of 2010 and the corresponding current year period include the following:

•	$1.3 million of pre-tax impairment charge for trailers reclassified to assets held for sale; and

•	$7.4 million of incremental pre-tax depreciation expense reflecting management’s decision in the first quarter to sell as scrap approximately 7,000 dry van trailers over the course of the next several years and the corresponding revision to estimates regarding salvage and useful lives of such trailers.

2010 Results of Operations

Our net loss for the year ended December 31, 2010 was $125.4 million. Items impacting comparability between 2010 and other periods include the following:

•	$1.3 million of pre-tax impairment charge for trailers reclassified to assets held for sale during the first quarter;

•	$7.4 million of incremental pre-tax depreciation expense reflecting management’s decision in the first quarter to sell as scrap approximately 7,000 dry van trailers over the course of the next several years and the corresponding revision to estimates regarding salvage and useful lives of such trailers;

•	$43.4 million of income tax benefit as a result of recognition of subchapter C corporation tax benefits after our becoming a subchapter C corporation in the fourth quarter of 2009;

•	$22.6 million of one-time pre-tax non-cash equity compensation charge related to certain stock options that vested upon our initial public offering in December 2010; and

•	$95.5 million of pre-tax loss on debt extinguishment related to the premium and fees we paid to tender for our old notes and the non-cash write-off of the deferred financing costs associated with our previous indebtedness that was repaid in December 2010 as a result of our refinancing transactions.

2009 Results of Operations

Our net loss for the year ended December 31, 2009 was $435.6 million. Items impacting comparability between 2009 and other periods include the following:

•	$0.5 million pre-tax impairment of three non-operating real estate properties in the first quarter of 2009;

•	$4.2 million of pre-tax transaction costs incurred in the third and fourth quarters of 2009 related to an amendment to our senior secured credit facility and the concurrent senior secured notes amendments;

•	$2.3 million of pre-tax transaction costs incurred during the third quarter related to our cancelled bond offering;

•	$12.5 million pre-tax benefit in other income for net proceeds received during the third quarter pursuant to a litigation settlement entered into by us on September 25, 2009;

•	$4.0 million pre-tax benefit in other income from the sale of our investment in Transplace in the fourth quarter of 2009, representing the recovery of a note receivable that had been previously written off;

•	$324.8 million of non-cash income tax expense primarily in recognition of net deferred tax liabilities in the fourth quarter of 2009 reflecting our subchapter S revocation; and

•	$29.2 million in additional interest expense and derivative interest expense related to higher interest rates and loss of hedge accounting for our interest rate swaps as a result of an amendment to our senior secured credit facility in the fourth quarter of 2009.

2008 Results of Operations

Our net loss for the year ended December 31, 2008 was $146.6 million. Items impacting comparability between 2008 and other periods include the following:

•	$17.0 million of pre-tax charges associated with impairment of goodwill of our Mexico freight transportation reporting unit;

•	$7.5 million of pre-tax impairment charges for certain real property, tractors, trailers, and a note receivable; and

•	$6.7 million in pre-tax expense associated with the closing of our 2008 RSA on July 30, 2008 and $0.3 million in financial advisory fees associated with an amendment to our senior secured credit facility.

Revenue

We record three types of revenue: trucking revenue, fuel surcharge revenue, and other revenue. A summary of our revenue generated by type for 2010, 2009, and 2008, and for the three months ended March 31, 2011 and 2010, is as follows:

	Three Months Ended
	March 31,		Year Ended December 31,
	2011	2010	2010	2009	2008
	(Unaudited)
	(Dollars in thousands)

Trucking revenue	$554,721	$503,507	$2,201,684	$2,062,296	$2,443,271
Fuel surcharge revenue	137,817	88,816	429,155	275,373	719,617
Other revenue	66,351	62,507	298,884	233,684	236,922

Operating revenue	$758,889	$654,830	$2,929,723	$2,571,353	$3,399,810

Trucking revenue

Trucking revenue is generated by hauling freight for our customers using our trucks or our owner-operators’ equipment and includes all revenue we earn from our general truckload, dedicated, cross border, and drayage services. Generally, our customers pay for our services based on the number of miles in the most direct route between pick-up and delivery locations and other ancillary services we provide. Trucking revenue is the product of the number of revenue-generating miles driven and the rate per mile we receive from customers plus accessorial charges, such as loading and unloading freight for our customers or fees for detaining our equipment. The main factors that affect trucking revenue are our average tractors available and our weekly trucking revenue per tractor. Trucking revenue is affected by fluctuations in North American economic activity, as well as changes in inventory levels, changes in shipper packaging methods that reduce volumes, specific customer demand, the level of capacity in the truckload industry, driver availability, and modal shifts between truck and rail intermodal shipping (which we record in other revenue).

For the three months ended March 2011, our trucking revenue increased by $51.2 million, or 10.2%, compared with the same period in 2010. This increase was comprised of a 5.9% growth in loaded trucking miles and a 4.0% increase in average trucking revenue per loaded mile, excluding fuel surcharge, compared with the same period in 2010. These increases contributed to a 5.6% increase in productivity, measured by weekly trucking revenue per tractor in the 2011 quarter over the 2010 quarter.

For 2010, our trucking revenue increased by $139.4 million, or 6.8%, compared with the 2009. This increase was comprised of a 4.7% growth in loaded trucking miles and a 1.9% increase in average trucking revenue per loaded mile, excluding fuel surcharge, compared with 2009. We achieved the year over year increase in trucking revenue per loaded mile, excluding fuel surcharge, through sequential quarterly increases throughout 2010 after experiencing sequential quarterly decreases throughout 2009.

For 2009, our trucking revenue decreased by $381.0 million, or 15.6%, compared with 2008. This decrease primarily resulted from a 12.9% reduction in loaded trucking miles and a 3.1% decrease in average trucking revenue per loaded mile. These reductions resulted in an 8.8% decrease in weekly trucking revenue per tractor and a 6.1% decrease in average loaded miles per available tractor despite our 7.2% reduction in average tractors available. This decline in trucking demand accelerated in the first half of 2009, and our fleet reductions were not as rapid as the decrease in freight volumes for two reasons. First, a depressed used equipment market made disposal of company tractors and owner-operator leased units unattractive. Second, we chose not to downsize our owner-operator fleet consistent with our longer term strategy of increasing our number of owner-operators. During 2009, excess capacity of tractors in our industry continued to place pressure on rates.

Fuel surcharge revenue

Fuel surcharges are designed to compensate us for fuel costs above a certain cost per gallon base. Generally, we receive fuel surcharges on the miles for which we are compensated by customers. The main factors that affect fuel surcharge revenue are the price of diesel fuel and the number of loaded miles. Our fuel surcharges are billed on a lagging basis, meaning we typically bill customers in the current week based on a previous week’s applicable index. Therefore, in times of increasing fuel prices, we do not recover as much as we are currently paying for fuel. In periods of declining prices, the opposite is true.

For the three months ended March 2011, fuel surcharge revenue increased by $49.0 million, or 55.2%, compared with the same period in 2010. The average of the DOE’s national weekly average diesel fuel index increased 26.7% to $3.61 per gallon in 2011 compared with $2.85 per gallon in the 2010 period. The 5.9% increase in loaded trucking miles combined with a 3.7% increase in loaded intermodal miles in the 2011 quarter also increased fuel surcharge revenue.

For 2010, fuel surcharge revenue increased by $153.8 million, or 55.8%, compared with 2009. The average of the DOE’s national weekly average diesel fuel index increased 21.1% to $2.99 per gallon in 2010 compared with $2.47 per gallon in 2009. The 4.7% increase in loaded trucking miles combined with a 28.1% increase in loaded intermodal miles in 2010 also increased fuel surcharge revenue.

For 2009, fuel surcharge revenue decreased $444.2 million, or 61.7%, compared with 2008. The average of the DOE’s national weekly average diesel price index decreased 35.0% to $2.47 per gallon in 2009 compared with $3.80 per gallon in 2008. In addition, we operated 12.9% fewer loaded miles in 2009.

Other revenue

Our other revenue is generated primarily by our rail intermodal business, non-asset based freight brokerage and logistics management service, tractor leasing revenue of IEL, premium revenue generated by our wholly-owned captive insurance companies, and other revenue generated by our shops. The main factors that affect other revenue are demand for our intermodal and brokerage and logistics services and the number of owner-operators leasing equipment from us.

For the three months ended March 31, 2011, other revenue increased by $3.8 million, or 6.1%, compared with the 2010 period. This resulted primarily from the 3.7% increase in loaded intermodal miles noted above, driven by increasing intermodal freight demand, and a $2.7 million increase in tractor leasing revenue of IEL resulting from the growth in our owner operator fleet.

For 2010, other revenue increased by $65.2 million, or 27.9%, compared with 2009. This resulted primarily from a 28.1% increase in loaded intermodal miles, driven by increasing intermodal freight demand and the recent awards of new business, and an $8.0 million increase in tractor leasing revenue of IEL resulting from the growth in our owner-operator fleet.

For 2009, other revenue decreased by $3.2 million, or 1.4%, compared with 2008. This resulted primarily from a 61% decrease in logistics revenue, partially offset by a $7.2 million increase in tractor leasing revenue of IEL, resulting from growth of our owner-operator fleet.

Operating Expenses

Salaries, Wages, and Employee Benefits

Salaries, wages, and employee benefits consist primarily of compensation for all employees. Salaries, wages, and employee benefits are primarily affected by the total number of miles driven by company drivers, the rate per mile we pay our company drivers, employee benefits including but not limited to health care and workers’ compensation, and to a lesser extent by the number of, and compensation and benefits paid to, non-driver employees.

The following is a summary of our salaries, wages, and employee benefits for the years ended December 31, 2010, 2009, and 2008, and for the three months ended March 31, 2011 and 2010:

	Three Months Ended
	March 31,		Year Ended December 31,
	2011	2010	2010	2009	2008
	(Unaudited)
	(Dollars in thousands)

Salaries, wages, and employee benefits	$195,476	$177,803	$763,962	$728,784	$892,691
% of revenue, excluding fuel surcharge revenue	31.5%	31.4%	30.6%	31.7%	33.3%
% of operating revenue	25.8%	27.2%	26.1%	28.3%	26.3%

For the three months ended March 31, 2011, salaries, wages, and employee benefits increased by $17.7 million, or 9.9%, compared with the same period in 2010. As a percentage of revenue excluding fuel surcharge revenue, salaries, wages, and employee benefits were relatively flat with the same period in 2010. The dollar increase was primarily as a result of the 6.9% increase in the total miles driven by company drivers in the first quarter of 2011 compared to the first quarter of 2010 and an increase in administrative staff to support the growing business. Additionally, there was $2.4 million of stock option compensation expense recognized in the first quarter of 2011 whereas no stock option compensation expense was recognized in the first quarter of 2010 because the vesting of our options was conditioned upon our initial public offering.

For 2010, salaries, wages, and employee benefits increased by $35.2 million, or 4.8%, compared with 2009. This increase in expense primarily resulted from the $22.6 million one-time non-cash equity compensation charge in December 2010 related to stock options that vested upon the initial public offering, as discussed below. Also, salaries, wages, and employee benefits increased in 2010 due to the accrual of bonuses and the resumption of our 401(k) match during 2010, and because the 2009 period included the one-week furlough for non-drivers we had implemented during the second quarter of 2009. These increases offset the reduction in salaries, wages, and employee benefits that resulted from the headcount reductions we implemented in January and October of 2009 and the reduction in driver pay resulting from the year-over-year decrease in miles driven by company drivers during the first half of 2010. As a percentage of revenue excluding fuel surcharge revenue, salaries, wages, and employee benefits decreased by 110 basis points compared with 2009 primarily due to the growth in our owner-operator fleet and intermodal business, resulting in a 397 basis point reduction in the percentage of total miles driven by company drivers over the comparative year to date periods.

For 2009, salaries, wages, and employee benefits decreased $163.9 million, or 18.4%, compared with 2008. As a percentage of revenue excluding fuel surcharge revenue, salaries, wages, and employee benefits decreased to 31.7%, compared with 33.3% for 2008. This decline is primarily due to an overall decline in shipping volumes and associated miles as well as a mix shift between company drivers and owner-operators, which combined to result in an 18.3% reduction in the number of miles driven by company drivers. We also reduced our average, non-driving workforce in 2009 by 11.6% compared with the average for 2008 as a result of efficiency measures developed by our Lean Six Sigma initiatives, as well as reductions in force related to a smaller tractor fleet and revenue base. In addition, we reduced the rate of pay to drivers in 2009, eliminated bonuses and our 401(k) match, and imposed a one-week furlough for non-driving personnel in the second quarter.

We currently have 6.1 million stock options outstanding pursuant to our 2007 Omnibus Incentive Plan, as amended and restated. Approximately 20% of these options vested and became exercisable simultaneously with the closing of the initial public offering on December 21, 2010. Accordingly, our salaries, wages, and employee benefits expense increased upon the consummation of the offering as stock compensation expense immediately recognized was $22.6 million, which charge represented the portion of the option holders’ respective service periods that had been performed at the time the initial public offering satisfied the condition to vesting under the option terms. We recorded an additional $0.3 million of ongoing non-cash equity compensation expense following the initial public offering date through the end of the year. Additionally, upon closing the initial public offering we repriced 4.3 million outstanding stock options that had strike prices above the initial public offering price per share to $11.00, the initial public offering price per share. This resulted in additional unrecognized equity compensation expense totaling $5.6 million, which will be recognized over the remaining vesting term of the repriced options in accordance with Topic 718, “Compensation — Stock Compensation.” Going forward, ongoing quarterly non-cash equity compensation expense for existing grants is estimated to be approximately $2.4 million per quarter in the first three quarters of 2011 and $1.8 million per quarter thereafter through the third quarter of 2012, at which point approximately 87% of awards outstanding at December 31, 2010 will be vested.

All other things equal, reductions in the portion of our total miles driven by company drivers such as we have been experiencing given our fleet reduction efforts through the third quarter of 2009 and our growing intermodal business and owner-operator fleet, generally cause expenses related to company driver miles, such as wages, fuel, and to a lesser extent maintenance, to be reduced as a percentage of revenue, while purchased transportation expenses increase as a percentage of revenue. If we are successful in continuing to grow our intermodal business and owner-operator fleet, we would expect such shifts in the composition of our operating expenses to continue.

The compensation paid to our drivers and other employees has increased and may increase further in future periods as the economy strengthens and other employment alternatives become more available. Furthermore, because we believe that the market for drivers has tightened, we expect hiring expenses, including recruiting and advertising, to increase in order to attract sufficient numbers of qualified drivers to operate our fleet.

Operating Supplies and Expenses

Operating supplies and expenses consist primarily of ordinary vehicle repairs and maintenance, the physical damage repairs to our equipment resulting from accidents, costs associated with preparing tractors and trailers for sale or trade-in, driver expenses, driver recruiting costs, legal and professional services fees, general and administrative expenses, and other costs. Operating supplies and expenses are primarily affected by the age of our company-owned fleet of tractors and trailers, the number of miles driven in a period, driver turnover, and to a lesser extent by efficiency measures in our shop.

The following is a summary of our operating supplies and expenses for the years ended December 31, 2010, 2009, and 2008, and for the three months ended March 31, 2011 and 2010:

	Three Months Ended March 31,		Year Ended December 31,
	2011	2010	2010	2009	2008
	(Unaudited)
	(Dollars in thousands)

Operating supplies and expenses	$57,104	$47,830	$217,965	$209,945	$271,951
% of revenue, excluding fuel surcharge revenue	9.2%	8.5%	8.7%	9.1%	10.1%
% of operating revenue	7.5%	7.3%	7.4%	8.2%	8.0%

For the three months ended March 31, 2011, operating supplies and expenses increased by $9.3 million, or 19.4%, compared with the same period in 2010. As a percentage of revenue excluding fuel surcharge revenue, operating supplies and expenses increased to 9.2%, compared with 8.5% for the 2010 period. The increase was primarily the result of an increase in tractor maintenance expense due to the 6.9% increase in total miles driven by company tractors in the first quarter of 2011 compared to the first quarter of 2010 and an overall increase in our fleet age. Additionally, our driver recruiting expenses increased due to our expanded hiring of drivers to meet the increase volume demands.

For 2010, operating supplies and expenses increased by $8.0 million, or 3.8%, compared with 2009. As a percentage of revenue excluding fuel surcharge revenue, operating supplies and expenses decreased to 8.7%, compared with 9.1% for 2009. The increase in expense was primarily the result of an increase in tractor maintenance expense due to the increase in our fleet age compared with 2009, partially offset by the reduction in our company tractor fleet, and cost control and maintenance efficiency initiatives we implemented during 2009. The reduction as a percentage of revenue excluding fuel surcharge revenue is largely the result of the mix shift whereby a lower percentage of our business is performed by company tractors and drivers. Going forward, we expect our operating supplies and expenses to increase on a per-mile basis over the next several years to reflect increased maintenance expenses associated with an older fleet and increased recruiting costs due to a tightening supply of truck drivers.

For 2009, operating supplies and expenses decreased $62.0 million, or 22.8%, compared with 2008. As a percentage of revenue, excluding fuel surcharge revenue, operating supplies and expenses decreased to 9.1%, compared with 10.1% for 2008. This year-over-year decrease was primarily due to the reduction in our tractor fleet, improved driver turnover, and several cost control and maintenance efficiency initiatives we implemented during 2009, resulting in lower driver recruiting and training, equipment maintenance, and other discretionary costs. These decreases were partially offset by $6.5 million of expenses for transaction costs related to the amendments of our financing agreements and a cancelled bond offering during the third and fourth quarters of 2009, which we recorded in operating supplies and expenses.

Fuel Expense

Fuel expense consists primarily of diesel fuel expense for our company-owned tractors and fuel taxes. The primary factors affecting our fuel expense are the cost of diesel fuel, the miles per gallon we realize with our equipment, and the number of miles driven by company drivers.

We believe the most effective protection against fuel cost increases is (i) to maintain a fuel-efficient fleet by incorporating fuel efficiency measures, such as slower tractor speeds, engine idle limitations, and a reduction of deadhead miles into our business, (ii) to actively manage fuel procurement, and (iii) to implement an effective fuel surcharge program. To mitigate unrecovered fuel exposure, we have worked to negotiate more robust surcharge programs with customers identified as having inadequate programs. We generally have not used derivatives as a hedge against higher fuel costs in the past, but continue to evaluate this possibility. We have contracted with some of our fuel suppliers to buy a portion of our fuel at a fixed price or within banded pricing for a specific period, usually not exceeding twelve months, to mitigate the impact of rising fuel costs.

The following is a summary of our fuel expense for the years ended December 31, 2010, 2009, and 2008, and for the three months ended March 31, 2011 and 2010:

	Three Months Ended March 31,		Year Ended December 31,
	2011	2010	2010	2009	2008
	(Unaudited)
	(Dollars in thousands)

Fuel expense	$150,281	$106,082	$468,504	$385,513	$768,693
% of operating revenue	19.8%	16.2%	16.0%	15.0%	22.6%

To measure the effectiveness of our fuel surcharge program, we subtract fuel surcharge revenue (other than the fuel surcharge revenue we reimburse to owner-operators, the railroads, and other third parties which is included in purchased transportation) from our fuel expense. The result is referred to as net fuel expense. Our net fuel expense as a percentage of revenue excluding fuel surcharge revenue is affected by the cost of diesel fuel net of surcharge collection, the percentage of miles driven by company trucks, our fuel economy, and our percentage of deadhead miles, for which we do not receive fuel surcharge revenues. Net fuel expense as a percentage of revenue less fuel surcharge revenue is shown below:

	Three Months Ended March 31,		Year Ended December 31,
	2011	2010	2010	2009	2008
	(Unaudited)
	(Dollars in thousands)

Total fuel surcharge revenue	$137,817	$88,816	$429,155	$275,373	$719,617
Less: fuel surcharge revenue reimbursed to owner-operators and other third parties	50,785	32,866	155,883	92,341	216,185

Company fuel surcharge revenue	$87,032	$55,950	$273,272	$183,032	$503,432

Total fuel expense	$150,281	$106,082	$468,504	$385,513	$768,693
Less: Company fuel surcharge revenue	87,032	55,950	273,272	183,032	503,432

Net fuel expense	$63,249	$50,132	$195,232	$202,481	$265,261

% of revenue, excluding fuel surcharge revenue	10.2%	8.9%	7.8%	8.8%	9.9%

For three months ended March 31, 2011, net fuel expense increased $13.1 million, or 26.2%, compared with the same period in 2010. As a percentage of revenue excluding fuel surcharge revenue, net fuel expense increased to 10.2%, compared with 8.9% for the 2010 period largely due to the negative impact of the lag effect of our fuel surcharge program amidst rising fuel prices and the mix shift whereby the percentage of our total miles driven by company tractors increased by 90 basis points compared to the first quarter in 2010.

For 2010, net fuel expense decreased $7.2 million, or 3.6%, compared with 2009. As a percentage of revenue excluding fuel surcharge revenue, net fuel expense decreased to 7.8%, compared with 8.8% for 2009. The decrease in net fuel expense is primarily the result of the 110 basis point decrease in our deadhead miles percentage and the 0.8% decrease in total miles driven by company tractors. Further, net fuel expense also decreased as a percentage of revenue excluding fuel surcharge revenue during the period largely due to the mix shift whereby the percentage of our total miles driven by company tractors decreased by 397 basis points compared to the prior year period.

For 2009, net fuel expense decreased by $62.8 million, or 23.7%, compared with 2008. As a percentage of revenue, excluding fuel surcharge revenue, net fuel expense decreased to 8.8%, compared with 9.9% for 2008. This decline was caused by an 18.3% decrease in miles driven by company tractors, lower diesel fuel prices, a slight improvement in fuel economy, and improvements in fuel procurement strategies.

Purchased Transportation

Purchased transportation consists of the payments we make to owner-operators, railroads, and third-party carriers that haul loads we broker to them, including fuel surcharge reimbursements paid to such parties.

The following is a summary of purchased transportation expense for the years ended December 31, 2010, 2009, and 2008, and for the three months ended March 31, 2011 and 2010:

	Three Months Ended March 31,		Year Ended December 31,
	2011	2010	2010	2009	2008
	(Unaudited)
	(Dollars in thousands)

Purchased transportation expense	$194,037	$175,702	$771,333	$620,312	$741,240
% of operating revenue	25.6%	26.8%	26.3%	24.1%	21.8%

Because we reimburse owner-operators and other third parties for fuel surcharges we receive, we subtract fuel surcharge revenue reimbursed to third parties from our purchased transportation expense. The result, referred to as purchased transportation, net of fuel surcharge reimbursements, is evaluated as a percentage of revenue less fuel surcharge revenue, as shown below:

	Three Months Ended March 31,		Year Ended December 31,
	2011	2010	2010	2009	2008
	(Unaudited)
	(Dollars in thousands)

Purchased transportation	$194,037	$175,702	$771,333	$620,312	$741,240
Less: fuel surcharge revenue reimbursed to owner-operators and other third parties	50,785	32,866	155,883	92,341	216,185

Purchased transportation, net of fuel surcharge reimbursement	$143,252	$142,836	$615,450	$527,971	$525,055

% of revenue, excluding fuel surcharge revenue	23.1%	25.2%	24.6%	23.0%	19.6%

For three months ended March 31, 2011, purchased transportation, net of fuel surcharge reimbursement, increased $0.4 million, or 0.3%, compared with 2010. As a percentage of revenue excluding fuel surcharge revenue, purchased transportation, net of fuel surcharge reimbursement, decreased to 23.1%, compared with 25.2% for 2010. The decrease in percentage of revenue excluding fuel surcharge revenue is primarily a result of a reduction in the average cost per mile of our purchased transportation, and the mix shift noted above resulting in a 90 basis point increase in the percentage of total miles driven by company tractors, opposed to owner-operators or rail providers.

For 2010, purchased transportation, net of fuel surcharge reimbursement, increased $87.5 million, or 16.6%, compared with 2009. As a percentage of revenue excluding fuel surcharge revenue, purchased transportation, net of fuel surcharge reimbursement, increased to 24.6%, compared with 23.0% for 2009. The increase in cost and percentage of revenue excluding fuel surcharge revenue is primarily due to a 30.3% increase in total intermodal miles, and a 13.1% increase in total owner-operator miles, while the percentage of total miles driven by company tractors decreased by 397 basis points, as noted above.

For 2009, purchased transportation, net of fuel surcharge reimbursement, was relatively flat in dollar amount, but as a percentage of revenue, excluding fuel surcharge, increased to 23.0%, compared with 19.6% for 2008. The percentage increase is primarily the result of the mix shift from company drivers to owner- operators, as noted above, which produced a 1.5% increase in loaded miles driven by owner-operators despite a 12.9% reduction in total loaded miles.

Insurance and Claims

Insurance and claims expense consists of insurance premiums and the accruals we make for estimated payments and expenses for claims for bodily injury, property damage, cargo damage, and other casualty events. The primary factors affecting our insurance and claims are the number of miles run by our drivers and owner operators, the frequency and severity of accidents, trends in the development factors used in our actuarial accruals, and developments in large, prior-year claims. The frequency of accidents tends to increase with the miles we travel. To the extent economic conditions improve and to the extent such improvement results in an increase in the miles we travel, we could experience an increase in our claims exposure, which could adversely affect our profitability. Furthermore, our substantial, self-insured retention of $10.0 million per occurrence for accident claims can make this expense item volatile.

The following is a summary of our insurance and claims expense for the years ended December 31, 2010, 2009, and 2008, and for the three months ended March 31, 2011 and 2010:

	Three Months Ended March 31,		Year Ended December 31,
	2011	2010	2010	2009	2008
	(Unaudited)
	(Dollars in thousands)

Insurance and claims	$22,725	$20,207	$87,411	$81,332	$141,949
% of revenue, excluding fuel surcharge revenue	3.7%	3.6%	3.5%	3.5%	5.3%
% of operating revenue	3.0%	3.1%	3.0%	3.2%	4.2%

For the three months ended March 31, 2011, insurance and claims expense increased by $2.5 million, or 12.5%, compared with the same period in 2010. The increase is primarily due to a 5.3% increase in total miles driven, while insurance and claims expense as a percentage of revenue excluding fuel surcharge revenue was relatively flat with the same period in 2010.

For 2010, insurance and claims expense increased by $6.1 million, or 7.5%, compared with 2009. The increase is primarily due to the 5.8% increase in total miles, while insurance and claims expense as a percentage of revenue excluding fuel surcharge revenue was flat with the same period in 2009.

For 2009, insurance and claims expense decreased by $60.6 million, or 42.7%, compared with 2008. As a percentage of revenue, excluding fuel surcharge revenue, insurance and claims expense decreased to 3.5%, compared with 5.3% for 2008. The decrease partially reflected an increase in claims expense during the fourth quarter of 2008, as additional information regarding several large loss claims for accidents that had occurred in 2006 and 2007 resulted in an increase in reserves and additional expense during 2008. Insurance and claims expense also decreased in 2009 because of the decrease in total miles in 2009 versus 2008. Furthermore, our recent reductions in accident frequency and severity resulted in less expense as a percentage of revenue, excluding fuel surcharge.

Rental Expense and Depreciation and Amortization of Property and Equipment

Rental expense consists primarily of payments for tractors and trailers financed with operating leases. Depreciation and amortization of property and equipment consists primarily of depreciation for owned tractors and trailers or amortization of those financed with capital leases. The primary factors affecting these expense items include the size and age of our tractor, trailer, and container fleet, the cost of new equipment, and the relative percentage of owned versus leased equipment. Because the mix of our leased versus owned tractors varies, we believe it is appropriate to combine our rental expense with our depreciation and amortization of property and equipment when comparing year-over-year results for analysis purposes.

The following is a summary of our rental expense and depreciation and amortization of property and equipment for the years ended December 31, 2010, 2009, and 2008, and for the three months ended March 31, 2011 and 2010:

	Three Months Ended
	March 31,		Year Ended December 31,
	2011	2010	2010	2009	2008
	(Unaudited)
	(Dollars in thousands)

Rental expense	$17,989	$18,903	$76,540	$79,833	$76,900
Depreciation and amortization of property and equipment	50,358	60,019	206,279	230,339	250,433

Rental expense and depreciation and amortization of property and equipment	$68,347	$78,922	$282,819	$310,172	$327,333

% of revenue, excluding fuel surcharge revenue	11.0%	13.9%	11.3%	13.5%	12.2%
% of operating revenue	9.0%	12.1%	9.7%	12.1%	9.6%

Rental expense and depreciation and amortization of property and equipment were primarily driven by our fleet of tractors and trailers shown below:

	Three Months Ended
	March 31,		Year Ended December 31,
	2011	2010	2010	2009	2008
	(Unaudited)

Tractors:
Company
Owned	6,683	7,657	6,844	7,881	9,811
Leased — capital leases	3,050	2,680	3,048	2,485	1,977
Leased — operating leases	2,378	2,152	2,331	2,074	1,998

Total company tractors	12,111	12,489	12,223	12,440	13,786

Owner-operator
Financed through the Company	2,768	2,761	2,813	2,687	2,417
Other	1,197	970	1,054	898	1,143

Total owner-operator tractors	3,965	3,731	3,867	3,585	3,560

Total tractors	16,076	16,220	16,090	16,025	17,346

Trailers	49,366	49,436	48,992	49,215	49,695

Containers	5,042	4,262	4,842	4,262	5,726

For the three months ended March 31, 2011, rental expense and depreciation and amortization of property and equipment decreased by $10.6 million, or 13.4%, compared with the same period in 2010. As a percentage of revenue excluding fuel surcharge revenue, such expenses decreased to 11.0%, compared with 13.9% for the 2010 period. This decrease was primarily due to the $7.4 million of incremental depreciation expense during the first quarter of 2010, reflecting management’s revised estimates regarding salvage value and useful lives for approximately 7,000 dry van trailers, which management decided during the first quarter of 2010 to sell as scrap over the next few years. Also we had lower depreciation expense due to a smaller average number of owned tractors in the first quarter of 2011 as compared to the first quarter of 2010. Additionally, the increase in weekly trucking revenue per tractor noted above also contributed to the decreases in cost as a percentage of revenue excluding fuel surcharge revenue.

For 2010, rental expense and depreciation and amortization of property and equipment decreased by $27.4 million, or 8.8%, compared with 2009. As a percentage of revenue excluding fuel surcharge revenue, such expenses decreased to 11.3%, compared with 13.5% for 2009. This decrease was primarily associated with lower depreciation expense due to a smaller average number of owned tractors in 2010 as compared to 2009 as we completed our fleet reduction by September 30, 2009. This decrease was partially offset by an increase in amortization expense related to tractors financed with capital leases in the 2010 period compared to the 2009 period. Additionally, the assignment of intermodal container leases in 2009, the growth of our intermodal business throughout 2010, and the increase in weekly trucking revenue per tractor noted above also contributed to the decreases in cost and percentage of revenue excluding fuel surcharge revenue. These decreases were partially offset by $7.4 million of incremental depreciation expense during the first quarter of 2010, reflecting management’s revised estimates regarding salvage value and useful lives for approximately 7,000 dry van trailers, which management decided during the first quarter to sell as scrap over the next few years.

For 2009, rental expense and depreciation and amortization of property and equipment decreased $17.2 million, or 5.2%, compared with 2008. As a percentage of revenue, excluding fuel surcharge revenue, such expenses increased to 13.5%, compared with 12.2% for 2008. The dollar decrease was the result of lower depreciation expense because of a smaller number of depreciable tractors in 2009 as compared with 2008, as well as reductions in container and trailer leases. This decrease was partially offset by an increase in rental expense because of an increase in the number of company trucks financed with operating leases, including trucks we lease to owner-operators. The increase as a percentage of revenue, net of fuel surcharge revenue, was a result of lower revenue per tractor.

Our rental expense and depreciation and amortization of property and equipment may increase in future periods because of increased costs associated with newer tractors. Any engine manufactured on or after January 1, 2010 must comply with the new emissions regulations, and we anticipate higher costs associated with these engines will be reflected in increased depreciation and rental expense. We expect, as emissions requirements become stricter, that the price of equipment will continue to rise.

In the first quarter of 2011, we decided to replace within the next 12 months certain Qualcomm units with remaining useful lives extending beyond twelve months. Accordingly, we have revised their estimated useful lives, which will result in an increase of approximately $3 million in depreciation expense in 2011 of which $0.7 million was included in the first quarter.

Amortization of Intangibles

Amortization of intangibles consists primarily of amortization of $261.2 million gross carrying value of definite-lived intangible assets recognized under purchase accounting in connection with our going private in the 2007 Transactions in which Swift Corporation acquired Swift Transportation.

The following is a summary of our amortization of intangibles for the years ended December 31, 2010, 2009, and 2008, and for the three months ended March 31, 2011 and 2010:

	Three Months Ended
	March 31,		Year Ended December 31,
	2011	2010	2010	2009	2008
	(Unaudited)
	(Dollars in thousands)

Amortization of intangibles	$4,727	$5,478	$20,472	$23,192	$25,399

Amortization of intangibles for the three months ended March 31, 2011 and 2010 is comprised of $4.4 million and $5.2 million, respectively, related to intangible assets recognized in conjunction with the 2007 going private transaction and $0.3 million in each period related to previous intangible assets from smaller acquisitions by Swift Transportation prior to the going private transaction. Amortization expense decreased slightly in the 2011 quarter from the prior year quarter primarily due to the 150% declining balance amortization method applied to the customer relationship intangible recognized in conjunction with the 2007 going private transaction.

Amortization of intangibles for 2010, 2009, and 2008 is comprised of $19.3 million, $22.0 million, and $24.2 million respectively, related to intangible assets recognized in conjunction with the 2007 Transactions and $1.2 million in each year related to intangible assets existing prior to the 2007 Transactions. Amortization of intangibles decreased in each successive year primarily as a result of the 150% declining balance amortization method applied to the customer relationship intangible recognized in conjunction with the 2007 Transactions.

We estimate that our non-cash amortization expense associated with all of the intangibles on our balance sheet at December 31, 2010 will be $18.3 million in 2011, $16.9 million in 2012, and $16.8 million in each of 2013, 2014, and 2015 all but $1.2 million of which, in each period, represents amortization of the intangible assets recognized in conjunction with the 2007 Transactions.

Impairments

The following is a summary of our impairment expense for the years ended December 31, 2010, 2009, and 2008, and for the three months ended March 31, 2011 and 2010:

	Three Months Ended March 31,		Year Ended December 31,
	2011	2010	2010	2009	2008
	(Unaudited)
	(Dollars in thousands)

Impairment expense	$—	$1,274	$1,274	$515	$24,529

Results for the three months ended March 31, 2010 include a $1.3 million pre-tax impairment charge for trailers, as discussed in Note 10 to our unaudited consolidated financial statements included elsewhere in this prospectus.

In 2010, we incurred $1.3 million in pre-tax impairment charges related to trailers. In 2009, we incurred $0.5 million in pre-tax charges for impairment of three non-operating real estate properties. In 2008, we incurred $24.5 million in impairment charges comprised of (i) a $17.0 million impairment of goodwill relating to our Mexico freight transportation reporting unit, and (ii) pre-tax impairment charges of (a) $0.3 million for the write-off of a note receivable related to the sale of our Volvo truck delivery business assets in 2006, and (b) $7.2 million on tractors, trailers, and several non-operating real estate properties.

Operating Taxes and Licenses

Operating taxes and licenses expense primarily represents the costs of taxes and licenses associated with our fleet of equipment and will vary according to the size of our equipment fleet in future periods. The following is a summary of our operating taxes and licenses expense for the years ended December 31, 2010, 2009, and 2008, and for the three months ended March 31, 2011 and 2010:

	Three Months Ended March 31,		Year Ended December 31,
	2011	2010	2010	2009	2008
	(Unaudited)
	(Dollars in thousands)

Operating taxes and licenses expense	$15,258	$13,365	$56,188	$57,236	$67,911
% of revenue, excluding fuel surcharge revenue	2.5%	2.4%	2.2%	2.5%	2.5%
% of operating revenue	2.0%	2.0%	1.9%	2.2%	2.0%

For the three months ended March 31, 2011, operating taxes and licenses expense increased $1.9 million, or 14.2%, compared with the three months ended March 31, 2010. This increase primarily resulted from increased property taxes as well as an increase in fuel and mileage taxes due to our increase in miles driven in the 2011 quarter. As a percentage of revenue, excluding fuel surcharge revenue, this increase in expense was largely offset by the increase in average revenue per mile in the 2011 quarter.

For 2010, operating taxes and licenses expense decreased $1.0 million, or 1.8%, compared with 2009. As a percentage of revenue, excluding fuel surcharge revenue, operating taxes and licenses expense decreased to

2.2%, compared with 2.5% for 2009 due to a reduction in the average size of our tractor fleet and a corresponding decrease in vehicle registration costs. Also, the expense decreased as a percentage of revenue excluding fuel surcharge due to the increase in average revenue per mile in 2010.

For 2009, operating taxes and licenses expense decreased $10.7 million, or 15.7%, compared with 2008. The decrease resulted from the smaller size of our company tractor fleet. As a percentage of revenue, excluding fuel surcharge, operating taxes and licenses expense was relatively consistent year-over-year because the decrease in average freight rates during 2009 offset the effect of the expense reductions.

Interest

Interest expense consists of cash interest, and amortization of related issuance costs and fees, but excludes expenses related to our interest rate swaps.

The following is a summary of our interest expense for the years ended December 31, 2010, 2009, and 2008, and for the three months ended March 31, 2011 and 2010:

	Three Months Ended March 31,		Year Ended December 31,
	2011	2010	2010	2009	2008
	(Unaudited)
	(Dollars in thousands)

Interest expense	$37,501	$62,596	$251,129	$200,512	$222,177

Interest expense for the three months ended March 31, 2011 is primarily based on the end of period debt balances of $999.2 million for the senior secured first lien term loan, $490.4 million of senior second priority secured notes, and $26.6 million for our previous fixed and floating rate notes, whereas interest expense in the prior year quarter is primarily based on the previous debt balances of $1.51 billion for our previous first lien term loan and $709 million for our previous senior secured notes. In addition, as of March 31, 2011, we had $175.2 million of capital lease obligations compared to $162.7 million of capital leases at March 31, 2010. Interest expense decreased for the three months ended March 31, 2011 largely because of our initial public offering and refinancing transactions which occurred in December 2010 resulting in lower debt balances and lower interest rates on the senior secured credit facility and fixed rate notes.

Also included in interest expense during the three months ended March 31, 2011 and 2010 were the fees associated with the 2008 RSA totaling $1.3 million and $1.1 million, respectively, as discussed in Note 7 to the unaudited consolidated financial statements included elsewhere in this prospectus.

Interest expense for the year ended December 31, 2010 is primarily based on the previous debt balances of $1.49 billion for our first lien term loan and $709 million for our senior secured notes. In addition, as of December 31, 2010, we had $194.6 million of capital lease obligations. Interest expense increased in 2010 largely because of the second amendment to our senior secured credit facility in October 2009, which resulted in the addition of a 2.25% LIBOR floor and a 275 basis point increase in applicable margin for our senior secured credit facility, and a 50 basis point increase in the unused commitment fee for our revolving line of credit.

Also included in interest expense for the year ended December 31, 2010 were the fees associated with our 2008 RSA totaling $5.2 million. In 2009, these fees of $5.0 million were included in “Other expense” consistent with the true sale accounting treatment previously applicable to our 2008 RSA. As discussed in our consolidated financial statements appearing elsewhere in this prospectus, the accounting treatment for our 2008 RSA changed effective January 1, 2010, upon our adoption of Financial Accounting Standards Board Accounting Standards Codification Accounting Standards Update, or ASU, No. 2009-16, “Accounting for Transfers of Financial Assets (Topic 860),” after which we were required to account for our 2008 RSA as a secured borrowing as opposed to a sale, with our 2008 RSA program fees characterized as interest expense.

Interest expense for the year ended December 31, 2009 is primarily based on debt balances of $1.51 billion for our first lien term loan and $799 million for our senior secured notes. In addition, as of December 31, 2009, we had $152.9 million of capital leases. As noted above, as a result of the second amendment to our senior secured credit facility, interest expense increased during the fourth quarter of 2009 because of the addition of a

2.25% LIBOR floor for our senior secured credit facility, a 275 basis point increase in applicable margin for our secured credit facility, and a 50 basis point increase in the unused commitment fee for our revolving line of credit. The decrease in interest rates, specifically LIBOR, during 2009 partially offset this increase in interest expense for the year ended December 31, 2009, compared with 2008.

Interest expense for the year ended December 31, 2008 is primarily based on the debt balance of $1.52 billion for our first lien term loan, $835 million for our senior secured notes, and $136.4 million of our capital leases. Also included in interest expense through March 27, 2008 were the fees associated with our prior accounts receivable sale facility. Subsequent to this facility being amended on March 27, 2008, these fees were included in “Other expense” consistent with the true sale accounting treatment applicable to our prior accounts receivable sale facility.

We expect an approximately $97 million reduction in ongoing annual interest expense assuming the debt and capital lease balances and interest rates in effect at December 31, 2010, based on the application of the net proceeds of our initial public offering and refinancing transactions.

Derivative Interest

Derivative interest expense consists of expenses related to our interest rate swaps, including the income effect of mark-to-market adjustments of interest rate swaps and settlement payments. We de-designated our previous swaps and discontinued hedge accounting effective October 1, 2009, as a result of an amendment to our prior senior secured credit facility, after which the entire mark-to-market adjustment is charged to earnings rather than being recorded in equity as a component of other comprehensive income under cash flow hedge accounting treatment. Furthermore, the non-cash amortization of previous losses recorded in other comprehensive income in prior periods when hedge accounting was in effect is recorded in derivative interest expense. In December 2010, in conjunction with our initial public offering and refinancing transactions, we terminated all our remaining interest rate swaps and paid $66.4 million to our counterparties in full satisfaction of these interest rate swap agreements. The following is a summary of our derivative interest expense for the years ended December 31, 2010, 2009, and 2008, and for the three months ended March 31, 2011 and 2010:

	Three Months Ended March 31,		Year Ended December 31,
	2011	2010	2010	2009	2008
	(Unaudited)
	(Dollars in thousands)

Derivative interest expense	$4,680	$23,714	$70,399	$55,634	$18,699

Derivative interest expense for the three months ended March 31, 2011 represents the previous losses recorded in accumulated other comprehensive income(“OCI”) that is amortized to derivative interest expense over the original term of the swaps, which had a maturity of August 2012. Derivative interest expense for the three months ended March 31, 2010 represents settlement payments and changes in fair value of our previous interest rate swaps with notional amounts of $1.14 billion. Cash settlements paid pursuant to the swaps in the three months ended March 31, 2010 were $13.6 million.

Derivative interest expense for the years ended December 31, 2010, 2009 and 2008 is related to our interest rate swaps with notional amounts of $832 million, $1.22 billion, and $1.34 billion, respectively.

Derivative interest expense increased in 2010 over 2009 primarily as a result of the decrease in three month LIBOR, the underlying index for the swaps, and our cessation of hedge accounting in October 2009, as noted above.

Derivative interest expense increased in 2009 over 2008 primarily as a result of the significant decrease in three month LIBOR, and our cessation of hedge accounting in October 2009, as noted above.

We estimate that $15.1 million and $5.3 million, respectively, of previous losses on the interest rate swaps recorded in accumulated other comprehensive income will be amortized to derivative interest expense in 2011, and 2012, respectively. Such losses were incurred in prior periods when hedge accounting applied to our swaps and will be expensed in the periods indicated in accordance with Topic 815, “Derivatives and Hedging.”

Other (Income) Expense

The following is a summary of our other (income) expense for the years ended December 31, 2010, 2009, and 2008, and for the three months ended March 31, 2011 and 2010:

	Three Months Ended
	March 31,		Year Ended December 31,
	2011	2010	2010	2009	2008
	(Unaudited)
	(Dollars in thousands)

Other (income) expense	$(511)	$(371)	$(3,710)	$(13,336)	$12,753

Other (income) expenses were generally immaterial to our results in the three months ended March 31, 2011 and 2010 and are not quantifiable with respect to any major items.

Other (income) expenses were generally immaterial to our results in the year ended December 31, 2010 and are not quantifiable with respect to any major items.

Other (income) expenses improved in the year ended December 31, 2009, as a result of the $4.0 million gain from the sale of our investment in Transplace and $12.5 million in net settlement proceeds received in the third quarter of 2009.

Other (income) expenses for the year ended December 31, 2008 included $6.7 million of closing costs associated with our 2008 RSA, our current accounts receivable securitization facility that was put in place during the third quarter of 2008. Consistent with the true sale accounting treatment applied to our securitization under Topic 860, costs associated with the sale transaction were charged directly to earnings rather than being deferred as in a secured financing arrangement.

Income Tax Expense

From May 11, 2007 through October 10, 2009, we elected to be treated as a subchapter S corporation under the Internal Revenue Code. A subchapter S corporation passes essentially all taxable income and losses to its stockholders and does not pay federal income taxes at the corporate level. In October 2009, we revoked our subchapter S corporation election and elected to be taxed as a subchapter C corporation. Under subchapter C, we are liable for federal and state corporate income taxes on our taxable income.

The following is a summary of our income tax expense for the years ended December 31, 2010, 2009, and 2008, and for the three months ended March 31, 2011 and 2010:

	Three Months Ended March 31,		Year Ended December 31,
	2011	2010	2010	2009	2008
	(Unaudited)
	(Dollars in thousands)

Income tax (benefit) expense	$2,321	$(9,525)	$(43,432)	$326,650	$11,368

Income tax expense for the three months ended March 31, 2011 reflects an effective tax rate of 42%, which is 3% higher than the expected effective tax rate primarily due to the amortization of previous losses from accumulated OCI to income (for book purposes) related to the Company’s previous interest rate swaps that were terminated in December 2010. Income tax expense for the three months ended March 31, 2010 reflects an effective tax rate of 15%, which is 15% less than the 2010 expected effective tax rate of 30% and is also primarily due to the amortization of previous losses from accumulated OCI related to the interest rate swaps. This item had a larger impact on the effective tax rate in 2010 because the amortization was larger in 2010, and because the magnitude of the estimated expected pre-tax income (loss) for 2010 was smaller.

For the year ended December 31, 2010, income tax expense decreased $370.1 million compared with 2009, primarily due to the approximately $325 million of income tax expense we recorded upon our revocation of our subchapter S election on October 10, 2009, which charge was primarily in recognition of our deferred tax assets and liabilities as a subchapter C corporation. Also, income tax expense decreased related to the full period tax treatment as a subchapter C corporation and the realization of a tax benefit for net operating loss carry-forwards to offset taxable income in future periods.

For the year ended December 31, 2009, income tax expense increased $315.3 million compared with 2008 primarily as a result of the approximately $325 million charge recorded upon our subchapter S revocation, as noted above.

If we had been taxed as a subchapter C corporation on our actual results for each of the years ended December 31, 2009 and 2008, we would have had pro forma income tax expense (benefit) of $5.7 million, and $(26.6) million, respectively. The pro forma C corporation effective tax rate in 2009 was higher than 2010 primarily due to the cancellation of debt income we recognized for tax purposes related to Mr. Moyes’ purchases during the first few months of 2009 of $125.8 million face amount of our previous senior secured notes in open market transactions, which he subsequently forgave as discussed in our consolidated financial statements included elsewhere in this prospectus.

The increase in the pro forma C corporation effective tax rate in 2009 over 2008 primarily resulted from the cancellation of debt income related to the senior secured notes purchased by Mr. Moyes as noted above.

We expect the reversal of deferred tax assets of $5.6 million and $2.0 million during 2011, and 2012, respectively, related to the interest rate swap losses recorded in accumulated other comprehensive income that will be amortized to derivative interest expense as noted under derivative interest above, will have the effect of raising our effective tax rate in these periods.

Liquidity and Capital Resources

Overview

At March 31, 2011 and December 31, 2010 we had the following sources of liquidity available to us:

	March 31,	December 31,
	2011	2010
	(Unaudited)
	(Dollars in thousands)

Cash and cash equivalents, excluding restricted cash	$21,549	$47,494
Availability under revolving line of credit due December 2015	234,759	246,809
Availability under 2008 RSA	56,000	2,500

Total unrestricted liquidity	$312,308	$296,803

Restricted cash	85,078	84,568

Total liquidity, including restricted cash	$397,386	$381,371

At March 31, 2011 and December 31, 2010, we had restricted cash of $85.1 million and $84.6 million, respectively, primarily held by our captive insurance companies for the payment of claims. As of March 31, 2011, there were no outstanding borrowings, and there were $165.2 million letters of credit outstanding under our $400 million revolving line of credit.

Our business requires substantial amounts of cash to cover operating expenses as well as to fund items such as cash capital expenditures, other assets, working capital changes, principal and interest payments on our obligations, letters of credit to support insurance requirements, and tax payments to fund our taxes in periods when we generate taxable income.

We make substantial net capital expenditures to maintain a modern company tractor fleet, refresh our trailer fleet, and potentially fund growth in our revenue equipment fleet if justified by customer demand and our ability to finance the equipment and generate acceptable returns. As of March 31, 2011, we expect our net cash capital expenditures to be approximately $220 million to $240 million for the remainder of 2011. However, we expect to continue to obtain a portion of our equipment under operating and capital leases, which are not reflected as net cash capital expenditures. Beyond 2011, we expect our net capital expenditures to remain substantial.

As of March 31, 2011, we had $834.2 million of purchase commitments outstanding to acquire replacement tractors through the rest of 2011 and 2012. We generally have the option to cancel tractor purchase orders with 60 to 90 days notice prior to scheduled production, although the notice date has lapsed for approximately 70% of the commitments remaining at March 31, 2011. In addition, we had trailer and intermodal container purchase commitments outstanding at March 31, 2011 for $58.0 million and $21.8 million, respectively, through the rest of 2011. We believe these purchases are expected to be financed by the combination of operating leases, capital leases, debt, proceeds from sales of existing equipment and cash flows from operations.

As of March 31, 2011, we have outstanding purchase commitments of approximately $2.5 million for fuel, facilities, and non-revenue equipment. Factors such as costs and opportunities for future terminal expansions may change the amount of such expenditures.

We believe we can finance our expected cash needs, including debt repayment, in the short-term with cash flows from operations, borrowings available under our revolving line of credit, borrowings under our 2008 RSA, and lease financing believed to be available for at least the next twelve months. Over the long-term, we will continue to have significant capital requirements, which may require us to seek additional borrowings, lease financing, or equity capital. The availability of financing or equity capital will depend upon our financial condition and results of operations as well as prevailing market conditions. If such additional borrowings, lease financing, or equity capital is not available at the time we need to incur such indebtedness, then we may be required to utilize the revolving portion of our senior secured credit facility (if not then fully drawn), extend the maturity of then-outstanding indebtedness, rely on alternative financing arrangements, or engage in asset sales.

In addition, the indenture provides that we may only incur additional indebtedness if, after giving effect to the new incurrence, we meet a minimum fixed charge coverage ratio of 2.00:1.00, as defined therein, or the indebtedness qualifies under certain specifically enumerated carve-outs and debt incurrence baskets, including a provision that permits us to incur capital lease obligations of up to $350 million at any one time. As of March 31, 2011, we had a fixed charge coverage ratio of 3.47:1.00. However, there can be no assurance that we can maintain a fixed charge coverage ratio over 2.00:1.00, in which case our ability to incur additional indebtedness under our existing financial arrangements to satisfy our ongoing capital requirements would be limited as noted above, although we believe the combination of our expected cash flows, financing available through operating leases which are not subject to debt incurrence baskets, the capital lease basket, and the funds available to us through our accounts receivable sale facility and our revolving credit facility will be sufficient to fund our expected capital expenditures for 2011.

The 2008 RSA contains certain restrictions and provisions (including cross-default provisions to the Company’s other debt agreements) which, if not met, could restrict the Company’s ability to borrow against future eligible receivables. The inability to borrow against additional receivables would reduce liquidity as the daily proceeds from collections on the receivables levered prior to termination are remitted to the lenders, with no further reinvestment of these funds by the lenders into the Company.

Our initial public offering and refinancing transactions in December 2010 provided us (i) a reduction in interest expense resulting from a reduction in indebtedness and the interest rates applicable to our new debt facilities and (ii) a deferred maturity date in connection with our senior secured credit facility, which positively impacts our liquidity on a long-term basis.

Additionally, we meet the fixed charge coverage ratio required to incur additional indebtedness under the Restricted Notes (whereas we did not previously meet such ratio under our senior secured notes), which also positively impacts liquidity.

Cash Flows

Our summary statements of cash flows information for the years ended December 31, 2010, 2009, and 2008, and for the three months ended March 31, 2011 and 2010, is set forth in the table below:

	Three Months Ended
	March 31,		Year Ended December 31,
	2011	2010	2010	2009	2008
	(Unaudited)
	(Dollars in thousands)

Net cash provided by operating activities	$59,875	$15,107	$58,439	$115,335	$119,740
Net cash used in investing activities	$(31,549)	$(35,131)	$(178,521)	$(1,127)	$(118,517)
Net cash provided by (used in) financing activities and effect of exchange rate changes	$(54,271)	$(8,511)	$51,714	$(56,262)	$(22,133)

Operating Activities

The $44.8 million increase in net cash provided by operating activities during the first three months ended March 31, 2011 versus the same period in 2010 was primarily the result of the $63.7 million decrease in cash paid for interest and taxes between the periods, primarily as a result of the decrease in debt balances and interest rates after our initial public offering and refinancing transactions that occurred in December 2010 and a reduction in tax payments made in the first quarter of 2011 compared to that of 2010. Additionally, there was a $23.5 million increase in operating income between the periods, and a $6.3 million reduction in claims payments made over the same periods. This increase in net cash provided by operating activities was partially offset by an increase in accounts receivable between the periods.

The $56.9 million decrease in net cash provided by operating activities during the year ended December 31, 2010, compared with the year ended December 31, 2009, was primarily the result of the $66.4 million payment to terminate and settle our remaining interest rate swap agreements as part of our initial public offering and refinancing transactions, and a $136.8 million increase in cash paid for interest and taxes between the periods, primarily as a result of the increase in coupon under our senior secured credit facility following the second amendment to our senior secured credit facility and our change in tax filing status during the fourth quarter of 2009. The increase in cash paid for interest also includes the payment of $34.4 million of accrued interest on our refinanced debt through the closing date of the 2010 Transactions, which interest normally would have been paid in January and February of 2011 as scheduled. These increases were partially offset by a $111.1 million increase in operating income, and a $7.4 million reduction in claims payments made during 2010 as compared to 2009.

The $4.4 million decrease in net cash provided by operating activities during the year ended December 31, 2009, compared with the year ended December 31, 2008, primarily was the result of a $17.6 million increase in net cash paid for income taxes and a $13.9 million greater reduction in accounts payable, accrued, and other liabilities during 2009 as compared to 2008. This includes a $5.8 million increase in claims payments made in 2009, reflecting recent settlements of several large automobile liability claims from prior years. These items were mostly offset by a reduction in cash interest payments as a result of the decline in LIBOR.

Investing Activities

The $3.6 million decrease in net cash used in investing activities during the first three months ended March 31, 2011 versus the same period in 2010 was driven mainly by a $23.5 million decrease in restricted cash changes. In the first quarter of 2010, restricted cash increased due to a change in our insurance strategy as we began insuring our first million dollars of liability through our wholly-owned captive insurance subsidiaries, Mohave Transportation Insurance Company, and Red Rock Risk Retention Group, Inc. thus increasing our collateral requirements. This decrease in net cash used in investing activities was partially offset by a $21.2 million increase in net capital expenditures between the periods.

Cash used in investing activities increased from a net outflow of $1.2 million in 2009 to a net outflow of $178.5 million in 2010, for a total increase of $177.4 million. This was driven mainly by increased capital expenditures and lower sales proceeds from equipment disposals. Gross capital expenditures increased $93.4 million while disposal proceeds decreased $31.2 million in 2010 versus 2009 as our fleet reduction efforts were largely completed by the third quarter of 2009. Also, restricted cash balances grew by $59.7 million more in 2010 versus 2009, which further contributed to the cash used in investing activities. The increase in restricted cash during 2010 primarily reflects increased collateral requirements pertaining to our wholly-owned captive insurance subsidiaries, Mohave and Red Rock, which together, beginning on February 1, 2010, insure the first $1 million (per occurrence) of our motor vehicle liability risk. To comply with certain state insurance regulatory requirements, we paid $55.2 million during 2010 to Red Rock and Mohave as collateral in the form of restricted cash for anticipated losses incurred in 2010. This restricted cash will be used to make payments on these losses as they are settled in future periods and such payments will reduce our claims accruals balances.

The $117.4 million reduction in net cash used in investing activities during the year ended December 31, 2009, compared with the year ended December 31, 2008 results, was driven mainly by a $256.5 million decrease in gross capital expenditures as a result of our fleet reduction efforts in the face of softening demand, which was partially offset by a $121.4 million decrease in sales proceeds from equipment disposals. In addition, restricted cash increased by $6.4 million during the year ended December 31, 2009, after decreasing by $3.6 million in the year ended December 31, 2008. Further, payments received on assets held for sale and equipment sales receivable decreased $9.5 million for the year ended December 31, 2009 compared with the year ended December 31, 2008.

Financing Activities

Cash used in financing activities increased by $45.8 million in the three months ended March 31, 2011 as compared to the same period in 2011. This increase reflects a $71.1 million increase in payments on long term debt and capital lease obligations and a net $35.5 million paydown of amounts outstanding under the 2008 RSA partially offset by proceeds of $63.2 million, before expenses, from the sale of our Class A common stock, pursuant to the over-allotment option in connection with our initial public offering.

Cash provided by financing activities increased from a net outflow of $56.3 million in 2009 to a net inflow of $51.7 million in 2010, for a total increase of $108.0 million. This increased inflow primarily reflects that $66.4 million of the net proceeds from our initial public offering and refinancing transactions were used to settle our existing interest rate swap liabilities and the $34.4 million proceeds used to pay accrued interest on the refinanced debt, which payments are included in operating activities as noted above. Additionally, we had a net $23.5 million of borrowing under the 2008 RSA in 2010, which is now reflected as a financing activity given the accounting treatment as a secured borrowing beginning January 1, 2010. These proceeds were partially offset by a $12.7 million increase in payments on long-term debt and capital leases as well as short term notes, including an $18.7 million excess cash flow payment on our previous first lien term loan in April 2010 under the terms of our previous senior secured credit facility, as amended.

In the year ended December 31, 2009, cash used in financing activities increased by $34.0 million compared with the year ended December 31, 2008. This increased usage reflects an increase of $14.2 million in payments made on our long-term debt, notes payable, and capital leases, an increase of $11.0 million in payment of deferred loan costs resulting from the second amendment to our existing senior secured credit facility and indenture amendments, and $6.2 million of payments made in 2009 on short-term notes payable, which had financed a portion of our insurance premiums in 2009. In the year ended December 31, 2008, we had net repayments of $16.6 million on capital leases and long-term debt.

Capital and Operating Leases

In addition to the net cash capital expenditures discussed above, we also acquired revenue equipment with capital and operating leases.

During the quarter ended March 31, 2011, we acquired tractors through capital leases with gross values of $0.7 million while no tractors were acquired through operating leases and there were no operating lease terminations for tractors in the first quarter of 2011. During the quarter ended March 31, 2010, we acquired tractors through capital and operating leases with gross values of $15.2 million and $5.1 million, respectively, which was partially offset by operating lease terminations with originating values of $9.1 million for tractors in the first quarter of 2010. In addition, no trailer leases expired in the three months ended March 31, 2010 while $22.5 million of trailer leases expired in the three months ended March 31, 2010.

During the year ended December 31, 2010, we acquired tractors through capital and operating leases with gross values of $66.6 million and $5.6 million, respectively, which were offset by operating lease terminations with originating values of $22.8 million for tractors in 2010. In addition, $32.0 million of trailer leases expired in the year ended December 31, 2010, while no trailer leases expired in the year ended December 31, 2009.

During the year ended December 31, 2009, we acquired tractors through capital and operating leases with gross values, net of down payments, of $36.8 million and $45.6 million, respectively, which were offset by operating lease terminations with original values of $50.9 million for tractors in 2009. During the year ended December 31, 2008, we acquired tractors through capital and operating leases with gross values of $81.3 million and $104.1 million, respectively, which were offset by operating lease terminations with originating values of $83.2 million for tractors in 2008.

Working Capital

As of March 31, 2011, we had a working capital surplus of $204.6 million, which was an improvement of $18.4 million from December 31, 2010. The increase is primarily due to the issuance of additional Class A common stock in January 2011 pursuant to the underwriters’ over-allotment option, as discussed in Note 2 to the unaudited consolidated financial statements included elsewhere in this prospectus, and our use of the majority of the proceeds to pay down our first lien term loan. This reduced the current portion of this obligation by $10.7 million during the first quarter of 2011.

As of December 31, 2010, we had a working capital surplus of $186.1 million, which was an improvement of $202.7 million from December 31, 2009. The increase primarily resulted from the change in accounting treatment for our 2008 RSA. The accounting treatment for our 2008 RSA changed effective January 1, 2010, upon our adoption of ASU No. 2009-16, at which time we were required to account for our 2008 RSA as a secured borrowing rather than a sale. As a result, the previously de-recognized accounts receivable were brought back onto our balance sheet as current assets and the related securitization proceeds were recognized as non-current debt due to the terms of our accounts receivable securitization facility.

As of December 31, 2009, we had a working capital deficit of $16.5 million. The deficit primarily resulted from our accounts receivable securitization program. In 2007, the initial securitization proceeds totaling $200 million were used to repay principal on the first lien term loan, the majority of which was applied to the non-current portion of the first lien term loan. The result was to reduce our current assets and a long-term liability, resulting in a reduction of working capital.

Material Debt Agreements

Overview

As of March 31, 2011 and December 31, 2010, we had the following material debt agreements:

•	senior secured credit facility consisting of a term loan due December 2016, and a revolving line of credit due December 2015 (none drawn);

•	Restricted Notes;

•	floating rate notes due May 2015;

•	fixed rate notes due May 2017;

•	2008 RSA due July 2013; and

•	other secured indebtedness and capital lease agreements.

The amounts outstanding under such agreements and other debt instruments were as follows as of March 31, 2011 and December 31, 2010:

	March 31,	December 31,
	2011	2010
	(Dollars in thousands)

New senior secured first lien term loan due December 2016, net of $10,196 and $10,649 OID at March 31, 2011 and December 31, 2010, respectively	$999,193	$1,059,351
New senior second priority secured notes due November 15, 2018, net of $9,649 and $9,965 OID at March 31, 2011 and December 31, 2010, respectively	490,351	490,035
Floating rate notes due May 15, 2015	11,000	11,000
Fixed rate notes due May 15, 2017	15,638	15,638
2008 RSA	136,000	171,500
Other secured debt and capital leases	177,627	198,076

Total long-term debt and capital leases	$1,829,809	$1,945,600
Less: current portion	41,714	66,070

Long-term debt and capital leases, less current portion	$1,788,095	$1,879,530

The majority of currently outstanding debt was issued in December 2010 to refinance debt associated with the Company’s acquisition of Swift Transportation Co. in May 2007, a going private transaction under SEC rules. The debt outstanding at March 31, 2011 primarily consists of proceeds from a first lien term loan pursuant to a senior secured credit facility with a group of lenders with a face value of $1.01 billion at March 31, 2011, net of unamortized original issue discount of $10.2 million, and proceeds from the offering of $500 million face value of senior second priority secured notes, net of unamortized original issue discount of $9.6 million at March 31, 2011. The credit facility and Restricted Notes are secured by substantially all of the assets of the Company and are guaranteed by Swift Transportation Company, IEL, Swift Transportation Co. and its domestic subsidiaries other than its captive insurance subsidiaries, driver training academy subsidiary, and its bankruptcy-remote special purpose subsidiary.

On January 20, 2011, the Company issued an additional 6,050,000 shares of its Class A common stock to the underwriters of its initial public offering at the initial public offering price of $11.00 per share, less the underwriters’ discount, and received proceeds of $63.2 million, before expenses, pursuant to the over-allotment option in the underwriting agreement. Of these proceeds, $60.0 million were used in January 2011 to pay down the first lien term loan. As a result of this prepayment, the next scheduled principal payment on the first lien term loan is due September 30, 2016.

New Senior Secured Credit Facility

The credit facility was entered into on December 21, 2010 and consists of a first lien term loan with an original aggregate principal amount of $1.07 billion due December 2016 and a $400 million revolving line of credit due December 2015. As of March 31, 2011, the principal outstanding under the first lien term loan was $1.01 billion and the unamortized original issue discount was $10.2 million.

Principal payments on the first lien term loan are due in equal quarterly installments in annual aggregate amounts equal to 1.0% of the initial aggregate principal amount, except that the final installment will be equal to the remaining amount of the senior secured term loan facility. The Company will be permitted to make voluntary prepayments at any time, without premium or penalty (other than LIBOR breakage and redeployment costs, if applicable). The Company will be required to make mandatory prepayments under the senior secured credit agreement with (1) a percentage of excess cash flow, as defined in the credit agreement (which percentage may decrease over time based on its leverage ratio), (2) net cash proceeds from permitted, non-ordinary course asset sales and from insurance and condemnation events (subject to a reinvestment period and certain agreed exceptions), (3) net cash proceeds from certain issuances of indebtedness (subject to certain agreed exceptions), and (4) a percentage of net cash proceeds from the issuance of additional equity interests in the Company or any of its subsidiaries otherwise permitted under the senior secured credit facility (which percentage may decrease over time based on its leverage ratio).

As of March 31, 2011, there were no borrowings under the $400 million revolving line of credit. The unused portion of the revolving line of credit is subject to a commitment fee ranging from 0.50% to 0.75% depending on the Company’s consolidated leverage ratio as defined in the credit agreement. The revolving line of credit also includes capacity for letters of credit up to $300 million. As of March 31, 2011, the Company had outstanding letters of credit under the revolving line of credit primarily for workers’ compensation and self-insurance liability purposes totaling $165.2 million, leaving $234.8 million available under the revolving line of credit. Outstanding letters of credit incur fees of 4.50% per annum.

Borrowings under the senior secured credit facility will bear interest, at the Company’s option, at (1) a rate equal to the rate for LIBOR deposits for a period the Company selects, appearing on LIBOR 01 Page published by Reuters, with a minimum LIBOR rate of 1.50% with respect to the senior secured term loan facility (the “LIBOR floor”), plus 4.50%, or (2) a rate equal to the highest of (a) the rate publicly announced by Bank of America, N.A. as its prime rate in effect at its principal office in New York City, (b) the federal funds effective rate plus 0.50%, and (c) the LIBOR Rate applicable for an interest period of one month plus 1.00%, or the Base Rate (with a minimum base rate of 2.50% with respect to the senior secured term loan facility), plus 3.50%. Interest on the term loan and outstanding borrowings under the revolving line of credit is payable on the last day of each interest period or on the date of principal prepayment, if any, with respect to LIBOR rate loans, and on the last day of each calendar quarter with respect to base rate loans. As of December 31, 2010, interest accrues at 6.00% (the LIBOR floor plus 4.50%).

The senior secured credit agreement contains certain financial covenants with respect to maximum leverage ratio, minimum consolidated interest coverage ratio, and maximum capital expenditures in addition to customary representations and warranties and customary events of default, including a change of control default. The senior secured credit agreement also contains certain affirmative and negative covenants, including, but not limited to, restrictions, subject to certain exceptions, on incremental indebtedness, asset sales, certain restricted payments, certain incremental investments or advances, transactions with affiliates, engaging in additional business activities, and prepayments of certain other indebtedness. The Company was in compliance with these covenants at March 31, 2011.

Restricted Notes

On December 21, 2010, the issuer completed a private placement of Restricted Notes totaling $500 million face value which mature in November 2018 and bear interest at 10.00%. The Company received proceeds of $490 million, net of a $10.0 million original issue discount. Interest on the Restricted Notes is payable on May 15 and November 15 each year, beginning May 15, 2011.

The Company must pay additional interest to the holders of the Restricted Notes if it fails to complete the exchange offer described in this prospectus within 180 days after the issuance of such Restricted Notes or if certain other conditions are not satisfied. The Registration Rights Agreement generally provides that the Company shall complete a registered offer to exchange the Restricted Notes for registered notes with terms substantially identical in all material respects to the Restricted Notes issued, except that the registered notes will not contain terms with respect to transfer restrictions. Subject to certain exceptions, if the Company has not completed the exchange offer within 180 days after the original issuance of the Restricted Notes, then additional interest will accrue on the principal amount of the Restricted Notes at 0.25% per annum, which rate shall be increased by 0.25% per annum for each subsequent 90-day period that such additional interest continues to accrue, provided that the maximum rate for such additional interest shall not exceed 1.0% per annum.

At any time prior to November 15, 2013, the Company may redeem up to 35% of the Restricted Notes at a redemption price of 110.00% of their principal amount plus accrued interest with the net cash proceeds of one or more equity offerings, subject to certain conditions. Other than in conjunction with an equity offering, the Company may redeem all or a part of the Restricted Notes at any time throughout the term of such

Restricted Notes at various premiums provided for in the indenture governing the Restricted Notes, which premium shall be not less than 105% of the principal amount of such Restricted Notes at any time prior to November 15, 2014.

The indenture governing the Restricted Notes contains covenants that, among other things, limit the Company’s ability to incur additional indebtedness or issue certain preferred shares, to pay dividends on, repurchase, or make distributions in respect of capital stock or make other restricted payments, to make certain investments, to sell certain assets, to create liens, enter into sale and leaseback transactions, prepay or defease subordinated debt, to consolidate, merge, sell, or otherwise dispose of all or substantially all assets, and to enter into certain transactions with affiliates. These covenants are subject to a number of limitations and exceptions. The indenture governing the Restricted Notes includes certain events of default including failure to pay principal and interest on the Restricted Notes, failure to comply with covenants, certain bankruptcy, insolvency, or reorganization events, the unenforceability, invalidity, denial, or disaffirmation of the guarantees and default in the performance of the security agreements, or any other event that adversely affects the enforceability, validity, perfection, or priority of such liens on a material portion of the collateral underlying the Restricted Notes. The Company was in compliance with these covenants at March 31, 2011.

Fixed and Floating-Rate Notes

On May 10, 2007, the Company completed a private placement of second-priority senior secured notes associated with the acquisition of Swift Transportation Co. totaling $835.0 million, which consisted of: $240 million aggregate principal amount second-priority senior secured floating rate notes due May 15, 2015, and $595 million aggregate principal amount of 12.50% second-priority senior secured fixed rate notes due May 15, 2017.

At the time of the Company’s initial public offering and refinancing transactions in December 2010, $203.6 million aggregate principal amount of the second-priority senior secured floating rate notes were outstanding and $505.6 million aggregate principal amount of the second-priority senior secured fixed rate notes were outstanding. The reductions in outstanding principal amount subsequent to issuance occurred as a result of Mr. Moyes agreeing in October 2009, in conjunction with the second amendment to the Company’s previous senior secured credit facility, to cancel notes he had personally acquired in open market transactions during the first half of 2009. Refer to Note 12 to our consolidated financial statements included elsewhere in this prospectus for further discussion of the cancellation.

In conjunction with the Company’s initial public offering and refinancing transactions in December 2010, the Company undertook a tender offer and consent solicitation process which resulted in the Company redeeming and canceling $192.6 million aggregate principal amount of the second-priority senior secured floating rate notes (leaving $11.0 million remaining outstanding at March 31, 2011) and $490.0 million aggregate principal amount of the second-priority senior secured fixed rate notes (leaving $15.6 million remaining outstanding at March 31, 2011) and the elimination of substantially all covenants, guarantees, and claims to collateral from the indentures and related documents governing the remaining notes. Consequently, the remaining fixed and floating rate notes no longer carry a second-priority senior secured status.

Interest on the floating rate notes is payable on February 15, May 15, August 15, and November 15, accruing at three-month LIBOR plus 7.75% (8.06% at March 31, 2011). The Company may redeem any of the remaining floating rate notes on any interest payment date at a redemption price of 101% of their principal amount and accrued interest through May 2011 and 100% thereafter.

Interest on the 12.50% fixed rate notes is payable on May 15 and November 15. The Company may redeem any of the remaining fixed rate notes on or after May 15, 2012 at an initial redemption price of 106.25% of their principal amount and accrued interest.

2008 RSA

On July 30, 2008, through our wholly-owned bankruptcy-remote special purpose subsidiary, we entered into our 2008 RSA to sell, on a revolving basis, undivided interests in our accounts receivable. The program limit under our 2008 RSA is $210.0 million and is subject to eligible receivables and reserve requirements. Outstanding balances under our 2008 RSA accrue interest at a yield of LIBOR plus 300 basis points or Prime plus 200 basis points, at our discretion. Our 2008 RSA expires on July 30, 2013 and is subject to an unused commitment fee ranging from 25 to 50 basis points, depending on the aggregate unused commitment of our 2008 RSA. Pursuant to the 2008 RSA, collections on the underlying receivables by the Company are held for the benefit of Swift Receivables Company II, LLC and the lenders in the facility and are unavailable to satisfy claims of the Company and its subsidiaries.

As of January 1, 2010, our 2008 RSA no longer qualified for true sale accounting treatment and is now instead treated as a secured borrowing. As a result, the previously de-recognized accounts receivable were brought back onto our balance sheet and the related securitization proceeds were recognized as debt, while the program fees for the facility were reported as interest expense beginning January 1, 2010. The re-characterization of program fees from other expense to interest expense did not affect our interest coverage ratio calculation, and the change in accounting treatment for the securitization proceeds from sales proceeds to debt did not affect the leverage ratio calculation, as defined in our senior secured credit facility, as amended.

Our 2008 RSA contains certain restrictions and provisions (including cross-default provisions to our debt agreements) which, if not met, could restrict our ability to borrow against future eligible receivables. The inability to borrow against additional receivables would reduce liquidity as the daily proceeds from collections on the receivables levered prior to termination are remitted to the lenders, with no further reinvestment of these funds by our lenders into Swift. The Company was in compliance with these provisions at March 31, 2011. As of March 31, 2011, the amount outstanding under our 2008 RSA was $136.0 million while the total available borrowing base was $192.0 million, leaving $56.0 million available.

Off-Balance Sheet Arrangements

Operating Leases

We lease approximately 3,800 tractors under operating leases. Operating leases have been an important source of financing for our revenue equipment. Tractors held under operating leases are not carried on our consolidated balance sheets, and lease payments in respect of such tractors are reflected in our consolidated statements of operations in the line item “Rental expense.” Our revenue equipment rental expense was $17.2 million in the three months ended March 31, 2011, compared with $18.2 million in the three months ended March 31, 2010. The total amount of remaining payments under operating leases as of December 31, 2010, was approximately $105 million. In connection with various operating leases, we issued residual value guarantees, which provide that if we do not purchase the leased equipment from the lessor at the end of the lease term, we are liable to the lessor for an amount equal to the shortage (if any) between the proceeds from the sale of the equipment and an agreed residual value. As of March 31, 2011, the maximum possible payment under the residual value guarantees was approximately $16.1 million. To the extent the expected value at the lease termination date is lower than the residual value guarantee, we would accrue for the difference over the remaining lease term. We believe that proceeds from the sale of equipment under operating leases would exceed the payment obligation on substantially all operating leases.

Accounts Receivable Sale Facility

Effective January 1, 2010, upon adoption of ASU No. 2009 16, we were required to cease the off-balance sheet accounting treatment for our 2008 RSA and have brought the previously de-recognized accounts receivable back onto our balance sheet, recognizing the related securitization proceeds as debt. Prior to January 1, 2010, our accounts receivable securitized through a special purpose subsidiary were not carried on our balance sheet as we qualified for true sale accounting treatment.

Contractual Obligations

The table below summarizes our contractual obligations as of December 31, 2010 (in thousands):

		Payments Due By Period(6)
		Less Than			More Than
	Total	1 Year	1-3 Years	3-5 Years	5 Years

Long-term debt obligations, including OID of $20,614	$1,600,086	$12,190	$23,358	$32,400	$1,532,138
2008 RSA(1)	171,500	—	171,500	—	—
Capital lease obligations(2)	194,628	55,766	85,057	53,805	—
Interest obligations(3)	825,013	134,670	252,979	229,346	208,018
Operating lease obligations(4)	104,566	60,104	42,079	2,152	231
Purchase obligations(5)	558,806	558,806	—	—	—

Total contractual obligations	$3,454,599	$821,536	$574,973	$317,703	$1,740,387

(1)	Represents borrowings owed at December 31, 2010. The total borrowing of $171.5 million consists of multiple amounts, the interest on each varies.

(2)	Represents principal payments owed at December 31, 2010. The borrowing consists of capital leases with finance companies, with fixed borrowing amounts and fixed interest rates, as set forth on each applicable lease schedule. Accordingly, interest on each lease varies between schedules.

(3)	Represents interest obligations on long-term debt, 2008 RSA, and capital lease obligations and excludes fees and accretion of OID. For variable rate debt, the interest rate in effect as of December 31, 2010, was utilized. The table assumes long-term debt and the 2008 RSA are held to maturity, and does not reflect the effect of events subsequent to December 31, 2010, such as our issuance of 6,050,000 shares of Class A common stock in January 2011 pursuant to the underwriters’ over-allotment option and our use of $60.0 million of the proceeds to pay down the first lien term loan and the remaining $3.2 million of the proceeds to pay down the securitization facility.

(4)	Represents future monthly rental payment obligations, which include an interest element, under operating leases for tractors, trailers, chassis, and facilities. Substantially all lease agreements for revenue equipment have fixed payment terms based on the passage of time. The tractor lease agreements generally stipulate maximum miles and provide for mileage penalties for excess miles. These leases generally run for a period of three to five years for tractors and five to seven years for trailers. We also have guarantee obligations of residual values under certain operating leases, which obligations are not included in the amounts presented. Upon termination of these leases, we would be responsible for the excess of the guarantee amount above the fair market value of the equipment, if any. As of December 31, 2010, the maximum potential amount of future payments we could be required to make under these guarantees is $17.8 million.

(5)	Represents purchase obligations for revenue equipment, fuel, and facilities of which a significant portion is expected to be financed with operating and capital leases to the extent available. We generally have the option to cancel tractor purchase orders with 60 to 90 days’ notice. As of December 31, 2010, approximately 40% of this amount had become non-cancelable.

(6)	Deferred taxes and long-term portion of claims accruals are excluded from other long-term liabilities in the table above.

Inflation

Inflation can have an impact on our operating costs. A prolonged period of inflation could cause interest rates, fuel, wages, and other costs to increase, which would adversely affect our results of operations unless freight rates correspondingly increased. However, with the exception of fuel, the effect of inflation has been minor in recent years. Our average fuel cost per gallon has increased 32.7% between the three months ended March 31, 2010 and 2011. Historically, the majority of the increase in fuel costs has been passed on to our customers through a corresponding increase in fuel surcharge revenue, making the impact of the increased fuel costs on our operating results less severe. If fuel costs escalate and we are unable to recover these costs timely with effective fuel surcharges, it would have an adverse effect on our operation and profitability.

Seasonality

In the transportation industry, results of operations generally show a seasonal pattern. As customers ramp up for the holiday season at year-end, the late third and fourth quarters have historically been our strongest volume quarters. As customers reduce shipments after the winter holiday season, the first quarter has historically been a lower volume quarter for us than the other three quarters. In the eastern and midwestern United States, and to a lesser extent in the western United States, during the winter season, our equipment utilization typically declines and our operating expenses generally increase, with fuel efficiency declining because of engine idling and harsh weather sometimes creating higher accident frequency, increased claims, and more equipment repairs. Our revenue also may be affected by bad weather and holidays as a result of curtailed operations or vacation shutdowns, because our revenue is directly related to available working days of shippers. From time to time, we also suffer short-term impacts from weather-related events such as tornadoes, hurricanes, blizzards, ice storms, floods, fires, earthquakes, and explosions that could harm our results of operations or make our results of operations more volatile.

Critical Accounting Policies

The preparation of our consolidated financial statements in conformity with GAAP requires us to make estimates and assumptions that impact the amounts reported in our consolidated financial statements and accompanying notes. Therefore, the reported amounts of assets, liabilities, revenue, expenses, and associated disclosures of contingent assets and liabilities are affected by these estimates and assumptions. We evaluate these estimates and assumptions on an ongoing basis, utilizing historical experience, consultation with experts, and other methods considered reasonable in the particular circumstances. Nevertheless, actual results may differ significantly from our estimates and assumptions, and it is possible that materially different amounts will be reported using differing estimates or assumptions. We consider our critical accounting policies to be those that require us to make more significant judgments and estimates when we prepare our financial statements. Our critical accounting policies include the following:

Claims accruals

We are self-insured for a portion of our liability, workers’ compensation, property damage, cargo damage, and employee medical expense risk. This self-insurance results from buying insurance coverage that applies in excess of a retained portion of risk for each respective line of coverage. Each reporting period, we accrue the cost of the uninsured portion of pending claims. These accruals are estimated based on our evaluation of the nature and severity of individual claims and an estimate of future claims development based upon historical claims development trends. Insurance and claims expense will vary as a percentage of operating revenue from period to period based on the frequency and severity of claims incurred in a given period as well as changes in claims development trends. Actual settlement of the self-insured claim liabilities could differ from our estimates due to a number of uncertainties, including evaluation of severity, legal cost, and claims that have been incurred but not reported. If claims development factors that are based upon historical experience had increased by 10%, our claims accrual as of December 31, 2010 would have potentially increased by $11.5 million.

Goodwill

We have recorded goodwill, which primarily arose from the partial acquisition of Swift Transportation. Goodwill represents the excess of the purchase price over the fair value of net assets acquired. In accordance with Topic 350, “Intangibles — Goodwill and Other,” we test goodwill for potential impairment annually as of November 30 and between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount.

We evaluate goodwill for impairment using the two-step process prescribed in Topic 350. The first step is to identify potential impairment by comparing the fair value of a reporting unit with the book value, including goodwill. If the fair value of a reporting unit exceeds the book value, goodwill is not considered impaired. If the book value exceeds the fair value, the second step of the process is performed to measure the amount of impairment. Our test of goodwill and indefinite-lived intangible assets requires judgment, including the identification of reporting units, assigning assets (including goodwill) and liabilities to reporting units, and determining the fair value of each reporting unit. For determining fair value as of November 30, 2010, we used a combination of comparative valuation multiples of publicly traded companies and a discounted cash flow model. The discounted cash flow model included several significant assumptions, including estimating future cash flows and determining appropriate discount rates. Changes in these estimates and assumptions could materially affect the determination of fair value and/or goodwill impairment for each reporting unit.

Our evaluation as of November 30, 2010 produced no indication of impairment of goodwill or indefinite-lived intangible assets. Based on our analysis, none of our reporting units was at risk of failing step one of the test. Our evaluation as of November 30, 2009 produced no indication of impairment of goodwill or indefinite-lived intangible assets.

Based on the results of our evaluation as of November 30, 2008, we recorded a non-cash impairment charge of $17.0 million with no tax impact in the fourth quarter of 2008 related to the decline in fair value of our Mexico freight transportation reporting unit resulting from the deterioration in truckload industry conditions as compared with the estimates and assumptions used in our original valuation projections used at the time of the partial acquisition of Swift Transportation. This charge is included in impairments in the consolidated statements of operations for the year ended December 31, 2008.

Revenue recognition

We recognize operating revenue and related direct costs to recognizing revenue as of the date the freight is delivered, which is consistent with Topic 605-20-25-13, “Services for Freight-in-Transit at the End of a Reporting Period.”

We recognize revenue from leasing tractors and related equipment to owner-operators as operating leases. Therefore, revenue for rental operations are recognized on the straight-line basis as earned under the operating lease agreements. Losses from lease defaults are recognized as an offset to revenue in the amount of earned, but not collected, revenue.

Depreciation and amortization

Depreciation on property and equipment is calculated on the straight-line method over the estimated useful lives of 5 to 40 years for facilities and improvements, 3 to 15 years for revenue and service equipment, and 3 to 5 years for software, furniture, and office equipment.

Amortization of the customer relationships acquired in the acquisition of Swift Transportation is calculated on the 150% declining balance method over the estimated useful life of 15 years. The customer relationships contributed to us at May 9, 2007 are amortized using the straight-line method over 15 years. The owner-operator relationship was amortized using the straight-line method over three years and was fully amortized by December 31, 2010. The trade name has an indefinite useful life and is not amortized, but rather is tested for impairment annually on November 30, unless events occur or circumstances change between annual tests that would more likely than not reduce the fair value.

Impairments of long-lived assets

We evaluate our long-lived assets, including property and equipment, and certain intangible assets subject to amortization for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable in accordance with Topic 360 and Topic 350, respectively. If circumstances require a long-lived asset be tested for possible impairment, we compare undiscounted cash flows expected to be generated by an asset to the carrying value of the asset. If the carrying value of the long-lived asset is not recoverable on an undiscounted cash flow basis, impairment is recognized to the extent that the carrying value exceeds its fair value. Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values, and third-party independent appraisals, as necessary.

During the first quarter of 2010, revenue equipment with a carrying amount of $3.6 million was written down to its fair value of $2.3 million, resulting in an impairment charge of $1.3 million, which was included in impairments in the consolidated statement of operations for the year ended December 31, 2010. The impairment of these assets was identified due to our decision to remove them from the operating fleet through sale or salvage.

In the first quarter of 2009, we recorded impairment charges related to real estate properties totaling $0.5 million before taxes. In the third and fourth quarter of 2008, we recorded impairment charges totaling $7.5 million, before taxes, related to real estate properties, tractors, trailers, and a note receivable from our sale of our Volvo truck delivery business assets in 2006.

Goodwill and indefinite-lived intangible assets are reviewed for impairment at least annually in accordance with the provisions of Topic 350 as noted under the heading “Goodwill” above.

Taxes

Our deferred tax assets and liabilities represent items that will result in taxable income or a tax deduction in future years for which we have already recorded the related tax expense or benefit in our consolidated statements of operations. Deferred tax accounts arise as a result of timing differences between when items are recognized in our consolidated financial statements compared to when they are recognized in our tax returns. Significant management judgment is required in determining our provision for income taxes and in determining whether deferred tax assets will be realized in full or in part. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. We periodically assess the likelihood that all or some portion of deferred tax assets will be recovered from future taxable income. To the extent we believe the likelihood of recovery is not sufficient, a valuation allowance is established for the amount determined not to be realizable. We have recorded a valuation allowance of $0.6 million at December 31, 2010, reflecting state net operating loss carryforwards that we expect will expire before they can be utilized. All other deferred tax assets are considered more likely than not to be realized as they are expected to be utilized by the reversal of the existing deferred tax liabilities in future periods.

We believe that we have adequately provided for our future tax consequences based upon current facts and circumstances and current tax law. However, should our tax positions be challenged, different outcomes could result and have a significant impact on the amounts reported through our consolidated statements of operations.

Lease accounting and off-balance sheet transactions

In accordance with Topic 840, “Leases,” property and equipment held under operating leases, and liabilities related thereto, are not reflected on our balance sheet. All expenses related to operating leases are reflected on our consolidated statements of operations in the line item entitled “Rental expense.”

We issue residual value guarantees in connection with certain of our operating leases of certain revenue equipment. If we do not purchase the leased equipment from the lessor at the end of the lease term, we are liable to the lessor for an amount equal to the shortage (if any) between the proceeds from the sale of the equipment and an agreed value up to a maximum shortfall per unit. For substantially all of these tractors, we have residual value agreements from manufacturers at amounts equal to our residual obligation to the lessors. For all other equipment (or to the extent we believe any manufacturer will refuse or be unable to meet its obligation), we are required to recognize additional rental expense to the extent we believe the fair market value at the lease termination will be less than our obligation to the lessor. We believe that proceeds from the sale of equipment under operating leases would exceed the payment obligation on substantially all operating leases. The estimated values at lease termination involve management judgments. As of December 31, 2010, the maximum potential amount of future payments we would be required to make under these guarantees is $17.8 million. In addition, as leases are entered into, determination as to the classification as an operating or capital lease involves management judgments on residual values and useful lives.

Stock-based employee compensation

We issue several types of share-based compensation, including awards that vest based on service and performance conditions or a combination of the conditions. Performance-based awards vest contingent upon meeting certain performance criteria established by our compensation committee. All awards require future service and thus forfeitures are estimated based on historical forfeitures and the remaining term until the related award vests.

We adopted Topic 718 using the modified prospective method. This Topic requires that all share-based payments to employees, including grants of employee stock options, be recognized in the financial statements based upon a grant-date fair value of an award. Determining the appropriate amount to expense in each period is based on likelihood and timing of achievement of the stated targets for performance-based awards, and requires judgment, including forecasting future financial results and market performance. The estimates are revised periodically based on the probability and timing of achieving the required performance targets, respectively, and adjustments are made as appropriate. Awards that only are subject to time-vesting provisions are amortized using the straight-line method. Awards subject to time-based vesting and performance conditions are amortized using the individual vesting tranches. In the future, we may make market-based awards that will vest contingent upon meeting certain market criteria established by our compensation committee.

Segment information

We have one reportable segment under the provisions of Topic 280, “Segment Reporting.” Each of our transportation service offerings and operations that meet the quantitative threshold requirements of Topic 280 provides truckload transportation services that have been aggregated as they have similar economic characteristics and meet the other aggregation criteria of Topic 280. Accordingly, we have not presented separate financial information for each of our service offerings and operations as the consolidated financial statements present our one reportable segment. We generate other revenue through operations that provide freight brokerage as well as intermodal services. These operations do not meet the quantitative threshold of Topic 280.

Accounting Standards Not Yet Adopted

The FASB has issued Accounting Standards Updates (“ASU”) to the Accounting Standards Codification (“ASC”) for which the required implementation dates have not yet become effective. Note 1 to the Consolidated Financial Statements included elsewhere in this prospectus includes discussion of accounting standards not yet adopted by the Company under the caption “Recent accounting Pronouncements” and is incorporated by reference herein.

Quantitative and Qualitative Disclosures About Market Risk

We have interest rate exposure arising from our senior secured credit facility, senior secured floating rate notes, 2008 RSA, and other financing agreements, which have variable interest rates. These variable interest rates are impacted by changes in short-term interest rates, although the volatility related to the first lien term loan is mitigated due a 1.50% LIBOR floor on our senior secured credit facility. We manage interest rate exposure through a mix of variable rate debt, and fixed rate notes and lease financing. In addition, we anticipate that we will enter into hedging instruments to mitigate exposure to volatility of interest rates in the future in accordance with the requirements of our senior secured credit facility. Assuming the current level of borrowings, a hypothetical one-percentage point increase in interest rates would increase our annual interest expense by $1.5 million, including the impact of the 1.50% LIBOR floor.

We have commodity exposure with respect to fuel used in company-owned tractors. Further increases in fuel prices will continue to raise our operating costs, even after applying fuel surcharge revenue. Historically, we have been able to recover a majority of fuel price increases from our customers in the form of fuel surcharges. The weekly average diesel price per gallon in the United States, as reported by the DOE, rose from an average of $2.85 per gallon for the three months ended March 31, 2010 to an average of $3.61 per gallon for the three months ended March 31, 2011. We cannot predict the extent or speed of potential changes in fuel price levels in the future, the degree to which the lag effect of our fuel surcharge programs will impact us as a result of the timing and magnitude of such changes, or the extent to which effective fuel surcharges can be maintained and collected to offset such increases. We generally have not used derivative financial instruments to hedge our fuel price exposure in the past, but continue to evaluate this possibility.

BUSINESS

Overview

We are a multi-faceted transportation services company and the largest truckload carrier in North America. At March 31, 2011, we operated a tractor fleet of approximately 16,100 units comprised of 12,100 tractors driven by company drivers and 4,000 owner-operator tractors, a fleet of 49,400 trailers, and 5,000 intermodal containers from 34 major terminals positioned near major freight centers and traffic lanes in the United States and Mexico. During 2010, our tractors covered 1.5 billion miles and we transported or arranged approximately three million loads for shippers throughout North America. Our asset-based operations include general truckload, dedicated truckload, and cross-border truckload services, each of which offer a combination of dry van, temperature controlled, flatbed, or other specialized equipment. Our complementary and more rapidly growing “asset-light” services include rail intermodal, freight brokerage, and third-party logistics operations. We use sophisticated technologies and systems that contribute to asset productivity, operating efficiency, customer satisfaction, and safety. We believe the depth of our fleet capacity, the breadth of our terminal network, our commitment to customer service, and our extensive suite of services provide us and our customers with significant advantages.

We principally operate in short-to-medium-haul traffic lanes around our terminals, with an average loaded length of haul of less than 500 miles. We concentrate on this length of haul because the majority of domestic truckload freight (as measured by revenue) moves in these lanes and our extensive terminal network affords us marketing, equipment control, supply chain, customer service, and driver retention advantages in local markets. Our relatively short average length of haul also helps reduce competition from railroads and trucking companies that lack a regional presence.

Truckload carriers typically transport a full trailer (or container) of freight for a single customer from origin to destination without intermediate sorting and handling. Truckload carriers provide the largest part of the transportation supply chain for most retail and manufactured goods in North America.

Many of our customers are large corporations with extensive operations, geographically distributed locations, and diverse shipping needs. We receive revenue from a broad customer base that includes clients from the retail, discount retail, consumer products, food and beverage, and transportation and logistics industries. We offer the opportunity for “one-stop-shopping” for their truckload transportation needs through our broad spectrum of services and equipment.

Since 2006, our asset-light rail intermodal and freight brokerage and logistics services have grown rapidly, and we expanded owner-operators from 16.5% of our total fleet at year-end 2006 to 24.7% of our total fleet at March 31, 2011. Going forward, we intend to continue to expand our revenue from these operations to improve our overall return on invested capital.

In addition to economic cycles, the trucking industry faces other challenges that we believe we are well-positioned to address. First, we believe that the new regulatory initiatives such as hours-of-service limitations, electric on-board recorders, and the Federal Motor Carrier Safety Administration’s, or FMCSA, new Comprehensive Safety Analysis, or CSA, may reduce the size of the driver pool. Moreover, new or changing regulatory constraints on drivers may further decrease the utilization of an already shrinking driver pool. As this occurs, we believe our driver development programs, including our driver training schools and nationwide recruiting, will become increasingly advantageous. In addition, we believe that the impact of such regulations will be partially mitigated by our average length of haul, regional terminal network, and less mileage-intensive operations, such as intermodal, dedicated, brokerage, and cross-border operations. Further, we are currently in the process of retrofitting our entire tractor fleet with electronic on-board recorders, which we believe can help us more efficiently utilize our drivers’ available hours of service. Second, we believe that significant increases and rapid fluctuations in fuel prices will continue to be a challenge to the industry. We believe we can effectively address these issues through fuel surcharges, effective fuel procurement strategies and network management systems, and further developing our dedicated, intermodal, and brokerage operations. Third, the industry also faces increased prices for new revenue equipment, design changes of new engines, and volatility in the used equipment sales market. We believe that we are well-positioned to effectively address these issues because of our relatively new fleet, trade-back protections, buying power, and in-house nationwide maintenance facilities.

Organizational Structure and Corporate History

Swift’s predecessor was founded by Jerry Moyes, along with his father and brother, in 1966 with one truck and taken public on the NASDAQ stock market in 1990.

In April 2007, Mr. Moyes and his wife contributed their ownership of all of the issued and outstanding shares of Interstate Equipment Leasing, Inc. (now Interstate Equipment Leasing, LLC), or IEL, to Swift Corporation in exchange for additional Swift Corporation shares. In May 2007, Mr. Moyes, The Jerry and Vickie Moyes Family Trust dated 12/11/87, and various Moyes children’s trusts, collectively referred to as the Moyes Affiliates, contributed their shares of Swift Transportation common stock to Swift Corporation in exchange for additional Swift Corporation shares. Swift Corporation then completed its acquisition of Swift Transportation through a merger on May 10, 2007, thereby acquiring the remaining outstanding shares of Swift Transportation common stock, the foregoing sequence of transactions being, collectively, the 2007 Transactions. Upon completion of the 2007 Transactions, Swift Transportation became a wholly-owned subsidiary of Swift Corporation and at the close of the market on May 10, 2007, the common stock of Swift Transportation ceased trading on NASDAQ.

On May 20, 2010, in contemplation of our initial public offering, Swift Corporation formed Swift Transportation Company (formerly Swift Holdings Corp.), a Delaware corporation. Swift Transportation Company did not engage in any business or other activities except in connection with its formation and the initial public offering and held no assets and had no subsidiaries prior to such offering.

Immediately prior to the consummation of the initial public offering, Swift Corporation merged with and into Swift Transportation Company, with Swift Transportation Company surviving as a Delaware corporation. In the merger, all of the outstanding common stock of Swift Corporation was converted into shares of Swift Transportation Company Class B common stock on a one-for-one basis, and all outstanding stock options of Swift Corporation were converted into options to purchase shares of Class A common stock of Swift Transportation Company. All outstanding Class B shares are held by Mr. Moyes and the Moyes Affiliates.

In December 2010, Swift Transportation Company completed its initial public offering of 73,300,000 shares of its Class A common stock at $11.00 per share and received proceeds of $766.0 million net of underwriting discounts and commissions and before expenses of such issuance. The proceeds were used, together with the $1.06 billion of proceeds from our senior secured term loan and $490 million of proceeds from our private placement of the Restricted Notes, which debt issuances were completed substantially concurrently with the initial public offering, to (a) repay all amounts outstanding under our senior secured credit facility, (b) purchase an aggregate amount of $490.0 million of our senior secured fixed-rate notes and $192.6 million of our senior secured floating rate notes, (c) pay $66.4 million to our interest rate swap counterparties to terminate the interest rate swap agreements related to our existing floating rate debt, and (d) pay fees and expenses related to the debt issuance and stock offering. Further, in January 2011, Swift Transportation Company issued an additional 6,050,000 shares of its Class A common stock to the underwriters of our initial public offering at the initial public offering price of $11.00 per share, less the underwriters’ discount, and received proceeds of $63.2 million in cash pursuant to the over-allotment option in the underwriting agreement. We used $60.0 million of these proceeds in January 2011 to pay down our new first lien term loan, and we used the remaining $3.2 million in February 2011 to pay down our accounts receivable securitization facility. Following this issuance, we have 79,350,000 shares of Class A common stock outstanding.

Our Class A common stock is listed for trading on the New York Stock Exchange under the symbol “SWFT.”

Our Industry and Competition

The U.S. trucking industry is large, fragmented, and highly competitive. We compete with thousands of other truckload carriers, most of which operate fewer than 100 trucks. To a lesser extent, we compete with railroads, less-than-truckload carriers, third-party logistics providers, and other transportation companies. The 25 largest for-hire truckload carriers are estimated to comprise approximately 7.3% of the total for-hire truckload market, according to 2009 data published by the ATA. The principal means of competition in our industry are service, the ability to provide capacity when and where needed, and price. In times of strong freight demand, service and capacity become increasingly important, and in times of weak freight demand pricing becomes increasingly important. Because most truckload contracts (other than dedicated contracts) do not guarantee truck availability or load levels, pricing is influenced by supply and demand.

Since 2000, we believe our industry has encountered three major economic cycles: (1) the period of industry over-capacity and depressed freight volumes from 2000 through 2001; (2) the economic expansion from 2002 through 2006; and (3) the freight slowdown, fuel price spike, economic recession, and credit crisis from 2007 through 2009. In the fourth quarter of 2009 and into 2010, industry freight data began to show strong positive trends. Although it is too early to be certain, we believe the trucking industry has entered a new economic cycle marked by a return to economic growth as well as a tighter supply of available tractors due to several years of below average truck builds and an increase in truckload fleet bankruptcies.

Our Competitive Strengths

We believe the following competitive strengths provide a solid platform for pursuing our goals and strategies:

•	North American truckload leader with broad terminal network and a modern fleet. We operate North America’s largest truckload fleet, have 34 major terminals and multiple other locations throughout the United States and Mexico, and offer customers “one-stop-shopping” for a broad spectrum of their truckload transportation needs. Our fleet size offers wide geographic coverage while maintaining the efficiencies associated with significant traffic density within our operating regions. Our terminals are strategically located near key population centers, driver recruiting areas, and cross-border hubs, often in close proximity to our customers. This broad network offers benefits such as in-house maintenance, more frequent equipment inspections, localized driver recruiting, rapid customer response, and personalized marketing efforts. Our size allows us to achieve substantial economies of scale in purchasing items such as tractors, trailers, containers, fuel, and tires where pricing is volume-sensitive. We believe our scale also offers additional benefits in brand awareness and access to capital. Additionally, our modern company tractor fleet, with an average age of 3.2 years for our approximately 9,000 linehaul sleeper units, lowers maintenance and repair expense, aids in driver recruitment, and increases asset utilization as compared with an older fleet.

•	High quality customer service and extensive suite of services. Our intense focus on customer satisfaction contributed to 20 “carrier of the year” or similar awards in 2009 and 24 in 2010, and has helped us establish a strong platform for cross-selling our other services. Our strong and diversified customer base, ranging from Fortune 500 companies to local shippers, has a wide variety of shipping needs, including general and specialized truckload, imports and exports, regional distribution, high-service dedicated operations, rail intermodal service, and surge capacity through fleet flexibility and brokerage and logistics operations. We believe customers continue to seek fewer transportation providers that offer a broader range of services to streamline their transportation management functions. We believe the breadth of our services helps diversify our customer base and provides us with a competitive advantage, especially for customers with multiple needs and international shipments.

•	Strong and growing owner-operator business. We supplement our company tractors with tractors provided by owner-operators, who operate their own tractors and are responsible for most ownership and operating expenses. We believe that owner-operators provide significant advantages that primarily arise from the entrepreneurial motivation of business ownership. Our owner-operators tend to be more experienced, have lower turnover, have fewer accidents per million miles, and produce higher weekly trucking revenue per tractor than our average company drivers.

•	Leader in driver and owner-operator development. Driver recruiting and retention historically have been significant challenges for truckload carriers. To address these challenges, we employ nationwide recruiting efforts through our terminal network, operate five driver training schools, maintain an active and successful owner-operator development program, provide drivers modern tractors, and employ numerous driver satisfaction policies.

•	Regional operating model. Our short- and medium-haul regional operating model contributes to higher revenue per mile and takes advantage of shipping trends toward regional distribution. We also experience less competition in our short- and medium-haul regional business from railroads. In addition, our regional terminal network allows our drivers to be home more often, which we believe assists with driver retention.

•	Experienced management aligned with corporate success. Our management team has a proven track record of growth and cost control. Management focuses on disciplined execution and financial performance by measuring our progress through a combination of financial metrics. We align management’s priorities with our own through equity option awards and an annual performance based bonus plan.

Our Growth Strategy

Our goals are to grow revenue in excess of 10% annually over the next several years, increase our profitability, and generate returns on capital in excess of our cost of capital. These goals are in part dependent on continued improvement in industry-wide truckload volumes and pricing. Although we expect the economic environment and capacity constraints in our industry to support achievement of our goals, we have limited ability to affect industry volumes and pricing and cannot assure you that this environment will continue. Nevertheless, we believe our competitive strengths and the current supply and demand environment in the truckload industry are aligned to support the achievement of our goals through the following strategies:

•	Profitable revenue growth. To increase freight volumes and yield, we intend to further penetrate our existing customer base, cross-sell our services, and pursue new customer opportunities by leveraging our superior customer service and extensive suite of truckload services. In addition, we are further enhancing our sophisticated freight selection management tools to allocate our equipment to more profitable loads and complementary lanes. As freight volumes increase, we intend to prioritize the following areas for growth:

•	Rail intermodal. Our growing rail intermodal presence complements our regional operating model and allows us to better serve customers in longer haul lanes and reduce our investment in fixed assets. Since its inception in 2005, we have expanded our rail intermodal business by growing our fleet to approximately 5,000 containers as of March 31, 2011, and we expect to add another 1,400 to 1,800 containers in 2011. We expect to continue to add intermodal containers each year as our volumes grow. We have intermodal agreements with all major U.S. railroads and negotiated more favorable terms in 2009 with our largest intermodal provider, which has helped increase our volumes through more competitive pricing.

•	Dedicated services and private fleet outsourcing. The size and scale of our fleet and terminal network allow us to provide the equipment availability and high service levels required for dedicated contracts. Dedicated contracts often are used for high-service and high-priority freight, sometimes to replace private fleets previously operated by customers. Dedicated operations generally produce higher margins and lower driver turnover than our general truckload operations. We believe these opportunities will increase in times of scarce capacity in the truckload industry.

•	Cross-border Mexico-U.S. freight. The combination of our U.S., cross-border, customs brokerage, and Mexican operations enables us to provide efficient door-to-door service between the United States and Mexico. We believe our sophisticated load security measures, as well as our Department of Homeland Security, or DHS, status as a C-TPAT carrier, allow us to offer more efficient service than most competitors and afford us substantial advantages with major international shippers.

•	Freight brokerage and third-party logistics. We believe we have a substantial opportunity to continue to increase our non-asset based freight brokerage and third-party logistics services. We believe many customers increasingly seek transportation companies that offer both asset-based and non-asset based services to gain additional certainty that safe, secure, and timely truckload service will be available on demand and to reward asset-based carriers for investing in fleet assets. We intend to continue growing our transportation management and freight brokerage capability to build market share with customers, earn marginal revenue on more loads, and preserve our assets for the most attractive lanes and loads.

•	Customer satisfaction. In our pursuit to be best in class, we survey our customers and identify areas where we can accelerate the capture of new freight opportunities, improve our customers’ experience, and profit from enhancing the value our customers receive. Based on the results of the surveys, we focus on areas of improvement such as meeting customer commitments for on-time pick-up and delivery, improving billing accuracy, defining and documenting expectations of new customers, and enhancing responsiveness of our personnel. We believe that improving overall customer satisfaction will create opportunities to growth with our customers and help to cross-sell our entire suite of services.

•	Increase asset productivity and return on capital. Because of our size and operating leverage, even small improvements in our asset productivity and yield can have a significant impact on our operating results. We believe we have a substantial opportunity to improve the productivity and yield of our existing assets through the following measures:

•	increasing the percentage of our fleet provided by owner-operators, who generally produce higher weekly trucking revenue per tractor than our company drivers;

•	increasing company tractor utilization through measures such as equipment pools, relays, and team drivers;

•	capitalizing on a stronger freight market to increase average trucking revenue per mile by using sophisticated freight selection and network management tools to upgrade our freight mix and reduce deadhead miles;

•	maintaining discipline regarding the timing and extent of company tractor fleet growth based on availability of high-quality freight; and

•	rationalizing unproductive assets as necessary, thereby improving our return on capital.

•	Continue to focus on efficiency and cost control. We intend to continue to implement the Lean Six Sigma, accountability, and discipline measures that helped us improve our Adjusted Operating Ratio in 2010 and 2009. We presently have ongoing efforts in the following areas that we expect will yield benefits in future periods:

•	managing the flow of our tractor capacity through our network to balance freight flows and reduce deadhead miles;

•	integrating systems and improving processes to achieve more efficient utilization of our tractors, trailers, and drivers’ available hours of service;

•	improving driver and owner-operator satisfaction to improve performance and reduce attrition costs; and

•	reducing waste in shop methods and procedures and in other administrative processes.

•	Pursue selected acquisitions. In addition to expanding our company tractor fleet through organic growth, and to take advantage of opportunities to add complementary operations, we expect to pursue selected acquisitions. We operate in a highly fragmented and consolidating industry where we believe the size and scope of our operations afford us significant competitive advantages. Acquisitions can provide us an opportunity to expand our fleet with customer revenue and drivers already in place. In our history, we have completed twelve acquisitions, most of which were immediately integrated into our existing business. Given our size in relation to most competitors, we expect most future acquisitions to be integrated quickly. As with our prior acquisitions, our goal is for any future acquisitions to be accretive to our earnings within two full calendar quarters.

Mission, Vision, and Most Important Goals

Since going private in 2007, our management team has instilled a culture of discipline and accountability throughout our organization. We accomplished this in several ways. First, we established our mission, vision, purpose, and values to give the organization guidance. Second, we identified our most important goals and trained our entire organization in the discipline of executing on these goals, including focusing on our priorities, breaking down each employee’s responsibilities to identify those which contribute to achieving our priorities, creating a scoreboard of daily results, and requiring weekly reporting of recent results and plans for the next week. Third, we established cross-functional business transformation teams utilizing Lean Six Sigma techniques to analyze and enhance value streams throughout Swift. Fourth, we enhanced our annual operating plan process to break down our financial plans into budgets, metrics, goals, and targets that each department and salesperson can influence and control. And finally, we developed and implemented a strategic planning and deployment process to establish actionable plans to achieve best in class performance in key areas of our business.

Our mission is to attract and retain customers by providing best in class transportation solutions and fostering a profitable, disciplined culture of safety, service, and trust. At the beginning of 2009, we defined our vision, which consists of seven primary themes:

•	we are an efficient and nimble world class service organization that is focused on the customer;

•	we are aligned and working together at all levels to achieve our common goals;

•	our team enjoys our work and co-workers and this enthusiasm resonates both internally and externally;

•	we are on the leading edge of service, always innovating to add value to our customers;

•	our information and resources can be easily adapted to analyze and monitor what is most important in a changing environment;

•	our financial health is strong, generating excess cash flows and growing profitability year-after-year with a culture that is cost-and environmentally-conscious; and

•	we train, build, and develop our employees through perpetual learning opportunities to enhance their skill sets, allowing us to maximize potential of our talented people.

In light of our mission and vision, we currently define our most important goals as follows:

•	Improving financial performance. To improve our financial performance, we have developed and deployed several strategies, including profitable, revenue growth, improved asset utilization and return on capital, and cost reductions. We measure our performance on these strategies by Adjusted EBITDA, Adjusted Operating Ratio, revenue growth, EPS, and return on invested capital. In this regard, we have identified numerous specific activities as outlined in “Our Growth Strategy” section above. We also engage all of our sales personnel in specific planning of month-by-month volume and rate goals for each of their major customers and identify specific, controllable operating metrics for each of our terminal managers.

•	Improving driver, non-driver, and owner-operator satisfaction. We realize we are only as good as our people. We believe that a thoroughly engaged workforce is safer, more productive, and more creative and yields higher retention in response to being heard, valued, and given opportunities to grow and develop. By unleashing the talent of our people we can meet and exceed our organizational goals while enabling our employees to increase their own potential. To achieve this environment, we have implemented initiatives targeted at each group to improve internal customer service and recognition of results, and we have deployed leadership training and other tools to enhance feedback, mutual understanding, and our leadership practices.

•	Improving safety culture. Safety is foundational in what we do, and it cannot be compromised in pursuit of profit or convenience. Safety not only impacts our financial results, but the lives of our people and our communities. Producing Best in Class safety results can only come out of instilling a safety mindset at all levels of our organization. In this effort we are working to enhance the effectiveness of safety communications and feedback, increase recognition of safe behavior, build methodologies that support good choices, ensure that our core values are known and understood by our people, and expand the training of our safety professionals.

Operations

We strive to provide what we believe are timely, efficient, safe, and cost effective transportation solutions that help our customers better manage their transportation needs. Our broad spectrum of services includes the following:

•	General truckload service. Our general truckload service consists of one-way movements over irregular routes throughout the United States and in Canada through dry van, temperature controlled, flatbed, or specialized trailers, as well as drayage operations, using both company tractors and owner-operator tractors. Our regional terminal network and operating systems enable us to enhance driver recruitment and retention by maintaining open communication lines with our drivers and by planning loads and routes that will regularly return drivers to their homes. Our operating systems provide access to current information regarding driver and equipment status and location, special load and equipment instructions, routing, and dispatching. These systems enable our operations to match available equipment and drivers to available loads and plan future loads based on the intended destinations. Our operating systems also facilitate the scheduling of regular equipment maintenance and fueling at our terminals or other locations, as appropriate, which also enhance productivity and asset utilization while reducing empty miles and repair costs.

•	Dedicated truckload service. Through our dedicated truckload service, we devote exclusive use of equipment and offer tailored solutions under long-term contracts, generally with higher operating margins and lower driver turnover. Dedicated truckload service allows us to provide tailored solutions to meet specific customer needs. Our dedicated operations use our terminal network, operating systems, and for-hire freight volumes to source backhaul opportunities to improve asset utilization and reduce deadhead miles. In our dedicated operations, we typically provide transportation professionals on-site at each customer’s facilities and have a centralized team of transportation engineers to design transportation solutions to support private fleet conversions and/or augment customers’ transportation requirements.

•	Cross-border Mexico/U.S. truckload service. Our growing cross-border, Mexico truckload business includes service through Trans-Mex, our wholly-owned subsidiary, which is one of the largest trucking companies in Mexico. Our Mexican operations primarily haul through commercial border crossings from Laredo, Texas westward to California. Through Trans-Mex, we can move freight efficiently across the U.S.-Mexico border, and our integrated systems allow customers to track their goods from origin to destination. Our revenue from Mexican operations was approximately $68 million, $61 million, and $62 million in the years ended December 31, 2010, 2009 and 2008, respectively, in each case prior to intercompany eliminations. As of December 31, 2010 and 2009, the total U.S. dollar book value of our Mexico operations long-lived assets was $48.5 million and $46.9 million, respectively.

•	Rail intermodal service. Our rail intermodal business involves arranging for rail service for primary freight movement and related drayage service and requires lower tractor investment than general truckload service, making it one of our less asset-intensive businesses. At December 31, 2010, we offered “Trailer-on-Flat-Car” through our approximately 49,000 trailers and “Container-on-Flat-Car” through a dedicated fleet of 4,800 53-foot containers. We offer these products to and from 82 active rail ramps located across the United States and Canada. We operate our own drayage fleet and have contracts with over 350 drayage operators across North America.

•	Non-asset based freight brokerage and logistics management services. Through our freight brokerage and logistics management services, we offer our transportation management expertise and/or arrange for other trucking companies to haul freight that does not fit our network, earning us a revenue share with little investment. Our freight brokerage and logistics management services enable us to offer capacity to meet seasonal demands and surges.

•	Other revenue generating services. In addition to the services referenced above, our services include providing tractor leasing arrangements through IEL to owner-operators, underwriting insurance through our wholly-owned captive insurance companies, and providing repair services through our maintenance and repair shops to owner-operators and other third parties.

We offer our services on a local, regional, and transcontinental basis through an established network of 34 major regional terminals and facilities located near key population centers, often in close proximity to major customers. Our fleet size and terminal network allow us to commit significant capacity to major shippers in multiple markets, while still achieving efficiencies, such as rapid customer response and fewer deadhead miles, associated with traffic density in most of our regions.

The achievement of significant regular freight volumes on high-density routes and the ability to achieve better shipment scheduling over these routes are key elements of our operating strategy. We employ network management tools to manage the complexity of operating in short-to-medium-haul traffic lanes throughout North America. Network management tools focus on four key elements:

•	Velocity — how efficiently revenue is generated in light of the time between pickup and delivery of the load;

•	Price — how the load is rated on a revenue per mile basis;

•	Lane flow — how the lane fits in our network based on relative strength of origin and destination markets; and

•	Seasonality — how consistent the freight demand is throughout the year.

We invest in sophisticated technologies and systems that allow us to increase the utilization of our assets and our operating efficiency, improve customer satisfaction, and communicate critical information to our drivers. In virtually all of our trucks, we have installed Qualcommtm onboard, two-way satellite communication systems. This communication system links drivers to regional terminals and corporate headquarters, allowing us to alter routes rapidly in response to customer requirements and weather conditions and to eliminate the need for driver detours to report problems or delays. This system allows drivers to inform dispatchers and driver managers of the status of routing, loading and unloading, or the need for emergency repairs. We believe our customers, our drivers, and our company benefit from this investment through service-oriented items such as on-time deliveries, continuous tracking of loads, updating of customer commitments, rapid in-cab communication of routing, fueling, and delivery instructions, and our integrated service offerings that support a paperless, electronic environment from tender of loads to collection of accounts. We are in the process of upgrading our fleet to the Qualcomm MCP-200, which we believe will provide additional benefits such as electronic, on-board recorders, text-to-voice messaging, turn-by-turn directions designed specifically for our industry, and video streaming to enhance communications with our drivers. Based on our initial testing we have found that the link between the electronic, on-board recorders and our planning systems have afforded us additional productivity as we are able to more efficiently plan and dispatch our drivers to utilize more of their available driving hours. In addition, other features of the device, such as, text-to-messaging and turn-by-turn directions, have also helped to improve productivity and driver satisfaction. We are targeting to have the conversion to electronic, on-board recorders complete by December 31, 2011. We reduce costs through programs that manage equipment maintenance, select fuel purchasing locations in our nationwide network of terminals and approved truck stops, and inform us of inefficient or undesirable driving behaviors that are monitored and reported through electronic engine sensors. We believe our technologies and systems are superior to those employed by most of our smaller competitors.

Our trailers and containers are virtually all equipped with Qualcommtm trailer-tracking devices, which allow us, via satellite, to monitor locations of empty and loaded equipment, as well as to receive notification if a unit is moved outside of the electronic geofence encasing each piece of equipment. This enables us to more efficiently utilize equipment, by identifying unused units, and enhances our ability to charge for units detained by customers. This technology has enabled us to reduce theft as well as to locate units hijacked with merchandise on board.

Owner-Operators

In addition to the company drivers we employ, we enter into contracts with owner-operators. Owner-operators operate their own tractors (although some employ drivers they hire) and provide their services to us under contractual arrangements. They are responsible for most ownership and operating expenses and are compensated by us primarily on a rate per mile basis. By operating safely and productively, owner-operators can improve their own profitability and ours. We believe that our owner-operator fleet provides significant advantages that primarily arise from the motivation of business ownership. Owner-operators tend to be more experienced, produce more miles-per-truck per-week, and cause fewer accidents-per-million miles than average company drivers, thus providing better profitability and financial returns. As of March 31, 2011, owner-operators comprised approximately 24.7% of our total fleet, as measured by tractor count. If we are unable to continue to contract with a sufficient number of owner-operators or fleet operators, it could adversely affect our operations and profitability.

We provide tractor financing to independent owner-operators through our subsidiary, IEL. IEL generally leases premium equipment from the original equipment manufacturers and subleases the equipment to owner-operators. The owner-operators are qualified based on their driving and safety records. In our experience, we have lower turnover among owner-operators who obtain their financing through IEL than with our other owner-operators and our company drivers. In the event of default, IEL regains possession of the tractor and subleases it to a replacement owner-operator.

Additional services offered to owner-operators include insurance, maintenance, and fuel pass-throughs. Through our wholly-owned insurance captive subsidiary, Mohave Transportation Insurance Company, or Mohave, we offer owner-operators occupational-accident, physical damage, and other types of insurance. Owner-operators also are enabled to procure maintenance services at our in-house shops and fuel at our terminals. We believe we provide these services at competitive and attractive prices to our owner-operators that also enable us to earn additional revenue and margin.

Customers and Marketing

Customer satisfaction is an important priority for us, which is demonstrated by the 20 “carrier of the year” or similar awards we received from customers in 2009 and the 24 awards we received in 2010. Such achievements have helped us maintain a large and stable customer base featuring Fortune 500 and other leading companies from a number of different industries. The principal types of freight we transport include discount and other retail merchandise, perishable and non-perishable food, beverages and beverage containers, paper and packaging products, consumer non-durable products, manufactured goods, automotive goods, and building materials. Consistent with industry practice, our typical customer contracts (other than dedicated contracts) do not guarantee shipment volumes by our customers or truck availability by us. This affords us and our customers some flexibility to negotiate rates up or down in response to changes in freight demand and industry-wide truck capacity. We believe our fleet capacity terminal network, customer service, and breadth of services offer a competitive advantage to major shippers, particularly in times of rising freight volumes when shippers must access capacity quickly across multiple facilities and regions.

We concentrate our marketing efforts on expanding the amount of service we provide to existing customers, as well as on establishing new customers with shipment needs that complement our terminal network and existing routes. At March 31, 2011, we had a sales staff of approximately 50 individuals across the United States and Mexico, who work closely with senior management to establish and expand accounts.

When soliciting new customers, we concentrate on attracting non-cyclical, financially stable organizations that regularly ship multiple loads from locations that complement traffic flows of our existing business. Customer shipping point locations are regularly monitored, and, as shipping patterns of existing customers expand or change, we attempt to obtain additional customers that will complement the new traffic flow. Through this strategy, we attempt to increase equipment utilization and reduce deadhead miles.

Our strategy of growing business with existing customers provides us with a significant base of revenue. For the years ended December 31, 2010, and 2009, respectively, our top 25 customers generated approximately 52% and 54% of our total revenue, and our top 200 customers accounted for approximately 87% and 89% of our total revenue.

Wal-Mart and its subsidiaries, our largest customer, and a customer we have had for over 20 years, accounted for approximately 10%, 10%, and 11% of our operating revenue for the years ended December 31, 2010, 2009, and 2008, respectively. No other customer accounted for more than 10% of our operating revenue during any of the three years ended December 31, 2010, 2009, or 2008.

Revenue Equipment

We operate a modern company tractor fleet to help attract and retain drivers, promote safe operations, and reduce maintenance and repair costs. We believe our modern fleet offers at least four key advantages over competitors with older fleets. First, newer tractors typically have lower operating costs. Second, newer tractors require fewer repairs and are available for dispatch more of the time. Third, newer tractors typically are more attractive to drivers. Fourth, we believe many competitors that allowed their fleets to age excessively will face a deferred capital expenditure spike accompanied by difficulty in replacing their tractors because new tractor prices have increased, the value received for the old tractors will be low, and financing sources have diminished. According to ACT Research, the average age of Class 8 trucks on the road is 6.7 years, whereas the average age of our fleet is 3.5 years. The following table shows the type and age of our owned and leased tractors and trailers at December 31, 2010:

Model Year	Tractors(1)	Trailers

2011	848	2,865
2010	529	110
2009	3,905	4,288
2008	3,170	1,813
2007	2,093	40
2006	372	5,445
2005	515	1,579
2004	244	1,087
2003	161	2,936
2002 and prior	386	28,829

Total	12,223	48,992

(1)	Excludes 3,876 owner-operator tractors.

We typically purchase tractors and trailers manufactured to our specifications. We follow a comprehensive maintenance program designed to reduce downtime and enhance the resale value of our equipment. In addition to our major maintenance facilities in Phoenix, Arizona, Memphis, Tennessee, and Greer, South Carolina, we perform routine servicing and maintenance of our equipment at most of our regional terminal facilities, in an effort to avoid costly on-road repairs and deadhead miles. The contracts governing our equipment purchases typically contain specifications of equipment, projected delivery dates, warranty terms, and trade or return conditions, and are typically cancelable upon 60 to 90 days’ notice without penalty.

Our current tractor trade-in cycle ranges from approximately 48 months to 72 months, depending on equipment type and usage. Management believes this tractor trade cycle is appropriate based on current maintenance costs, capital requirements, prices of new and used tractors, and other factors, but we will continue to evaluate the appropriateness of our tractor trade cycle. We balance the lower maintenance costs of a shorter tractor trade cycle against the lower capital expenditure and financing costs of a longer tractor trade cycle.

In addition, we seek to improve asset utilization by matching available tractors with tendered freight and using untethered trailer tracking to identify the location, loaded status, and availability for dispatch of our approximately 49,400 trailers and 5,000 intermodal containers. We believe this information enables our planners to manage our equipment more efficiently by enabling drivers to quickly locate the assigned trailer, reduce unproductive time during available hours of service, and bill for detention charges when appropriate. It also allows us to reduce cargo losses through trailer theft prevention, and to mitigate cargo claims through recovery of stolen trailers.

Employees

Terminal staff

Our larger terminals are staffed with terminal managers, fleet managers, driver managers, and customer service representatives. Our terminal managers work with driver managers, customer service representatives, and other operations personnel to coordinate the needs of both our customers and our drivers. Terminal managers also are responsible for soliciting new customers and serving existing customers in their areas. Each fleet manager supervises approximately five driver managers at our larger terminals. Each driver manager is responsible for the general operation of approximately 40 trucks and their drivers, focusing on driver retention, productivity per truck, routing, fuel consumption and efficiency, safety, and scheduled maintenance. Customer service representatives are assigned specific customers to ensure specialized, high-quality service and frequent customer contact.

Company drivers

All of our drivers must meet or exceed specific guidelines relating primarily to safety records, driving experience, and personal evaluations, including a physical examination and mandatory drug and alcohol testing. Upon being hired, drivers are to be trained in our policies and operations, safety techniques, and fuel-efficient operation of the equipment. All new drivers must pass a safety test and have a current Commercial Drivers License, or CDL. In addition, we have ongoing driver efficiency and safety programs to ensure that our drivers comply with our safety procedures.

Senior management is actively involved in the development and retention of drivers. Recognizing the continuing need for qualified drivers, we have established five driver training academies across the U.S. Our academies are strategically located in areas where external driver-training organizations are lacking. In other areas of the U.S., we have contracted with driver-training schools, which are managed by outside organizations such as local community colleges. Candidates for the schools must be at least 23 years old with a minimum of a high school education or equivalent, pass a basic skills test, and pass the Department of Transportation, or DOT, physical examination, which includes drug and alcohol screening. Students are required to complete three weeks of instructor-led study/training and then spend a minimum of 240 behind the wheel hours, driving with an experienced trainer.

In order to attract and retain qualified drivers and promote safe operations, we purchase high quality tractors equipped with optional comfort and safety features, such as air ride suspension, air conditioning, high quality interiors, power steering, engine brakes, and raised-roof, double-sleeper cabs. We base our drivers at terminals and monitor each driver’s location on our computer system. We use this information to schedule the routing for our drivers so they can return home regularly. The majority of company drivers are compensated based on dispatched miles, loading/unloading, and number of stops or deliveries, plus bonuses. The driver’s base pay per mile increases with the driver’s length of experience, as augmented by the ranking system described below. Drivers employed by us are eligible to participate in company-sponsored health, life, and dental insurance plans and are eligible to participate in our 401(k) plan subject to customary enrollment terms.

We believe our driver-training programs, driver compensation, regionalized operations, trailer tracking, and late-model equipment provide important incentives to attract and retain qualified drivers. We have made a concerted effort to reduce the level of driver turnover and increase our driver satisfaction. We have recently implemented a driver ranking program that ranks drivers into five categories based on criteria for safety, legal operation, customer service, and number of miles driven. The higher rankings provide drivers with additional benefits and/or privileges, such as special recognition, the ability to self-select freight, and the opportunity for increased pay when pay raises are given. We monitor the effectiveness of our driver programs by measuring driver turnover and actively addressing issues that may cause driver turnover to increase. Given the recent recession and softness in the labor market since the beginning of 2008, voluntary driver turnover has been significantly lower than historical levels. We have taken advantage of this opportunity to upgrade our driving workforce, but no assurance can be given that a shortage of qualified drivers will not adversely affect us in the future.

Employment

As of December 31, 2010, we employed approximately 18,000 employees, of whom approximately 14,300 were drivers (including driver trainees), 1,300 were technicians and other equipment maintenance personnel, and the balance were support personnel, such as corporate managers and sales and administrative personnel. As of December 31, 2010, our 700 Trans-Mex drivers were our only employees represented by a union.

Safety and Insurance

We take pride in our safety-oriented culture and maintain an active safety and loss-prevention program at each of our terminals. We have terminal and regional safety management personnel that focus on loss prevention for their designated facilities. We also equip our tractors with many safety features, such as roll-over stability devices and critical-event recorders, to help prevent, or reduce the severity of, accidents.

We self-insure for a significant portion of our claims exposure and related expenses. We currently carry six main types of insurance, which generally have the following self-insured retention amounts, maximum benefits per claim, and other limitations:

•	automobile liability, general liability, and excess liability — $150.0 million of coverage per occurrence through October 31, 2010 and $200.0 million beginning November 1, 2010, subject to a $10.0 million per-occurrence, self-insured retention;

•	cargo damage and loss — $2.0 million limit per truck or trailer with a $10.0 million limit per occurrence; provided that there is a $250,000 limit for tobacco loads and a $250,000 self-insured retention for all perils;

•	property and catastrophic physical damage — $150.0 million limit for property and $100.0 million limit for vehicle damage, excluding over the road exposures, subject to a $1.0 million self-insured retention;

•	workers’ compensation/employers liability — statutory coverage limits; employers liability of $1.0 million bodily injury by accident and disease, subject to a $5.0 million self-insured retention for each accident or disease;

•	employment practices liability — primary policy with a $10.0 million limit subject to a $2.5 million self-insured retention; we also have an excess liability policy that provides coverage for the next $7.5 million of liability for a total coverage limit of $17.5 million; and

•	health care — we self-insure for the first $400,000 through December 31, 2010 and $500,000 beginning January 1, 2011, of each employee health care claim and maintain commercial insurance for the balance.

In June 2006, we started to insure certain casualty risks through our wholly-owned captive insurance company, Mohave. In addition to insuring a proportionate share of our corporate casualty risk, Mohave provides insurance coverage to certain of our and our affiliated companies’ owner-operators in exchange for insurance premiums paid to Mohave by the owner-operators. In February 2010, we initiated operations of a second wholly-owned captive insurance subsidiary, Red Rock Risk Retention Group, Inc., or Red Rock. Beginning in 2010, Red Rock and Mohave each insured a share of our automobile liability risk.

While under dispatch and furthering our business, our owner-operators are covered by our liability coverage and self-insurance retentions. However, each is responsible for physical damage to his or her own equipment, occupational accident coverage, liability exposure while the truck is used for non-company purposes, and, in the case of fleet operators, any applicable workers’ compensation requirements for their employees.

We regulate the speed of our company tractors to a maximum of 62 miles per hour and have adopted a speed limit of 68 miles per hour for owner-operator tractors through their contractual terms with us. These adopted speed limits are below the limits established by statute in many states. We believe our adopted speed limits reduce the frequency and severity of accidents, enhance fuel efficiency, and reduce maintenance expense, when compared to operating without our imposed speed limits. Substantially all of our company tractors are equipped with electronically-controlled engines that are set to limit the speed of the vehicle.

Fuel

We actively manage our fuel purchasing network in an effort to maintain adequate fuel supplies and reduce our fuel costs. In 2010, we purchased approximately 17% of our fuel in bulk at 36 Swift and dedicated customer locations across the United States and Mexico and substantially all of the rest of our fuel through a network of retail truck stops with which we have negotiated volume purchasing discounts. The volumes we purchase at terminals and through the fuel network vary based on procurement costs and other factors. We seek to reduce our fuel costs by routing our drivers to truck stops when fuel prices at such stops are cheaper than the bulk rate paid for fuel at our terminals. We store fuel in underground storage tanks at four of our bulk fueling terminals and in above-ground storage tanks at our other bulk fueling terminals. In addition, we store fuel for our use at the Salt Lake City, Utah and Houston, Texas terminal locations of Central Refrigerated Services, Inc., or Central Refrigerated, and Central Freight Lines, Inc., respectively, which are transportation companies controlled by Mr. Moyes. We believe that we are in substantial compliance with applicable environmental laws and regulations relating to the storage of fuel.

Shortages of fuel, increases in fuel prices, or rationing of petroleum products could have a material adverse effect on our operations and profitability. In response to increases in fuel costs, we utilize a fuel surcharge program to pass on the majority of the increases in fuel costs to our customers. We believe that our most effective protection against fuel cost increases is to maintain a fuel-efficient fleet and to continue our fuel surcharge program. However, there can be no assurance that fuel surcharges will adequately cover potential future increases in fuel prices. We generally have not used derivative instruments as a hedge against higher fuel costs in the past, but continue to evaluate this possibility. We have contracted with some of our fuel suppliers to buy limited quantities of fuel at a fixed price or within banded pricing for a specific period, usually not exceeding twelve months, to mitigate the impact of rising fuel costs on miles not covered by fuel surcharges.

Seasonality

In the transportation industry, results of operations generally show a seasonal pattern. As customers ramp up for the holiday season at year-end, the late third and fourth quarters have historically been our strongest volume quarters. As customers reduce shipments after the winter holiday season, the first quarter has historically been a lower volume quarter for us than the other three quarters. In 2008 and 2009, the traditional surge in volume in the third and fourth quarters did not occur due to the economic recession while the increase in volumes in the second half of 2010 was muted as a result of the sharp increase in demand in the second quarter of 2010. In the eastern and midwestern United States, and to a lesser extent in the western United

States, during the winter season, our equipment utilization typically declines and our operating expenses generally increase, with fuel efficiency declining because of engine idling and harsh weather sometimes creating higher accident frequency, increased claims, and more equipment repairs. Our revenue also may be affected by bad weather and holidays as a result of curtailed operations or vacation shutdowns, because our revenue is directly related to available working days of shippers. From time to time, we also suffer short-term impacts from weather-related events such as tornadoes, hurricanes, blizzards, ice storms, floods, fires, earthquakes, and explosions that could harm our results of operations or make our results of operations more volatile.

Regulation

Our operations are regulated and licensed by various government agencies in the United States, Mexico, and Canada. Our company drivers and owner-operators must comply with the safety and fitness regulations of the DOT, including those relating to drug- and alcohol-testing and hours-of-service. Weight and equipment dimensions also are subject to government regulations. We also may become subject to new or more restrictive regulations relating to fuel emissions, drivers’ hours-of-service, driver eligibility requirements, on-board reporting of operations, ergonomics, and other matters affecting safety or operating methods. Other agencies, such as the Environmental Protection Agency, or EPA, and DHS, also regulate our equipment, operations, and drivers.

The DOT, through the Federal Motor Carrier Administration, imposes safety and fitness regulations on us and our drivers. Rules that limit driver hours-of-service were adopted by the FMCSA in 2004 and subsequently modified in 2005 before portions of the rules were vacated by a federal court in July 2007. Two of the key portions that were vacated include the expansion of the driving day from 10 hours to 11 hours, and the “34-hour restart,” which allowed drivers to restart calculations of the weekly time limits after the driver had at least 34 consecutive hours off duty. In November 2008, the FMCSA published its final rule, which retains the 11-hour driving day and the 34-hour restart. However, advocacy groups have continually challenged the final rule, and the hours-of-service rules are still under review by the FMCSA. In April 2010, the FMCSA issued a final rule applicable to carriers with a history of serious hours-of-service violations, which includes new performance standards for electronic, on-board recorders (which record information relating to hours-of-service, among other information) installed on or after June 4, 2012. In September 2010, the U.S. Court of Appeals for the District of Columbia Circuit ordered the FMCSA to issue a proposed rule by the end of 2010 on supporting documents for hours-of-service compliance. The FMCSA submitted a proposed rule which, among other things, considers a potential reduction in the driving day from 11 hours to 10 hours and proposes additional specified break times within the 34 hour restart period which could limit driver availability. It is anticipated that a final rule will be proposed in 2011. If and when a final rule is submitted, there will be a grace period allowing companies to adjust prior to full implementation. We believe a decision to significantly change the hours-of-service final rule would decrease productivity and cause some loss of efficiency, as drivers and shippers may need to be retrained, computer programming may require modifications, additional drivers may need to be employed, additional equipment may need to be acquired, and some shipping lanes may need to be reconfigured.

CSA introduces a new enforcement and compliance model that will rank both fleets and individual drivers on seven categories of safety-related data and will eventually replace the current Safety Status measurement system, or SafeStat. The seven categories of safety-related data, known as Behavioral Analysis and Safety Improvement Categories, or BASICs, include Unsafe Driving, Fatigued Driving (Hours-of-Service), Driver Fitness, Controlled Substances/Alcohol, Vehicle Maintenance, Cargo-Related, and Crash Indicator. Under the new regulations, the proposed methodology for determining a carrier’s DOT safety rating will be expanded. Although certain BASICs information has been made available to carriers and the public, the current SafeStat measurement system will remain in effect until final rules for BASICs are adopted. There is currently no proposed rulemaking with respect to BASICs, but such rulemaking is anticipated sometime in 2011. Delays already have taken place in the implementation and enforcement dates. The published results of our CSA rankings preview score us in the acceptable level in each safety-related category, although these scores are preliminary and are subject to change by the FMCSA. There is a possibility that a worsening of our CSA rankings could lead to an adverse impact on our DOT safety rating, but we are preparing for CSA through evaluation of existing programs and training our drivers and potential drivers on CSA standards.

The FMCSA also is considering revisions to the existing rating system and the safety labels assigned to motor carriers evaluated by the DOT. We currently have a satisfactory SafeStat DOT rating, which is the best available rating under the current safety rating scale. Under the revised rating system being considered by the FMCSA, our safety rating would be evaluated more regularly, and our safety rating would reflect a more in-depth assessment of safety-based violations.

Finally, proposed FMCSA rules and practices followed by regulators may require carriers receiving adverse compliance reviews to install electronic, on-board recorders in their tractors (paperless logs). As noted under the heading “— Operations,” above, we are already in the process of installing new Qualcomm units on our tractors, which will include electronic, on-board recorders, in conjunction with our efforts to improve efficiency and communications with drivers and owner-operators.

The Transportation Security Administration, or TSA, has adopted regulations that require a determination by the TSA that each driver who applies for or renews his or her license for carrying hazardous materials is not a security threat. This could reduce the pool of qualified drivers, which could require us to increase driver compensation, limit our fleet growth, or allow trucks to be idled. These regulations also could complicate the matching of available equipment with hazardous material shipments, thereby increasing our response time on customer orders and our deadhead miles. As a result, it is possible we may fail to meet the needs of our customers or may incur increased expenses to do so.

We are subject to various environmental laws and regulations dealing with the hauling and handling of hazardous materials, fuel storage tanks, emissions from our vehicles and facilities, engine-idling, discharge and retention of storm water, and other environmental matters that involve inherent environmental risks. We have instituted programs to monitor and control environmental risks and maintain compliance with applicable environmental laws. As part of our safety and risk management program, we periodically perform internal environmental reviews. We are a Charter Partner in the EPA’s SmartWay Transport Partnership, a voluntary program promoting energy efficiency and air quality. We believe that our operations are in substantial compliance with current laws and regulations and do not know of any existing environmental condition that would reasonably be expected to have a material adverse effect on our business or operating results. If we are found to be in violation of applicable laws or regulations, we could be subject to costs and liabilities, including substantial fines or penalties or civil and criminal liability, any of which could have a material adverse effect on our business and operating results.

We maintain bulk fuel storage and fuel islands at many of our terminals. We also have vehicle maintenance, repair, and washing operations at some of our facilities. Our operations involve the risks of fuel spillage or seepage, discharge of contaminants, environmental damage, and hazardous waste disposal, among others. Some of our operations are at facilities where soil and groundwater contamination have occurred, and we or our predecessors have been responsible for remediating environmental contamination at some locations.

We would be responsible for the cleanup of any releases caused by our operations or business, and in the past we have been responsible for the costs of clean up of cargo and diesel fuel spills caused by traffic accidents or other events. We transport a small amount of environmentally hazardous materials. We generally transport only hazardous material rated as low-to-medium-risk, and less than 1% of our total shipments contain any hazardous materials. If we are found to be in violation of applicable laws or regulations, we could be subject to liabilities, including substantial fines or penalties or civil and criminal liability. We have paid penalties for spills and violations in the past.

EPA regulations limiting exhaust emissions became effective in 2002 and became more restrictive for engines manufactured in 2007 and again for engines manufactured after January 1, 2010. On May 21, 2010, President Obama signed an executive memorandum directing the National Highway Traffic Safety Administration, or NHTSA, and the EPA to develop new, stricter fuel-efficiency standards for heavy trucks. On October 25, 2010, the NHTSA and the EPA proposed regulations that regulate fuel efficiency and greenhouse gas emissions beginning in 2014 through 2018. California adopted new performance requirements for diesel trucks, with targets to be met between 2011 and 2023. In December 2008, California also adopted new trailer regulations, which require all 53-foot or longer box-type trailers (dry vans and refrigerated vans) that operate at least some of the time in California (no matter where they are registered) to meet specific aerodynamic efficiency requirements when operating in California. California-based refrigerated trailers were required to register with California Air Regulations Board by July 31, 2009, and enforcement for those trailers began in August 2009. Beginning January 1, 2010, 2011 model year and newer 53-foot or longer box-type trailers subject to the California regulations were required to be either SmartWay certified or equipped with low-rolling, resistance tires and retrofitted with SmartWay-approved, aerodynamic technologies. Beginning December 31, 2012, pre-2011 model year 53-foot or longer box-type trailers (with the exception of certain 2003 to 2008 refrigerated van trailers) must meet the same requirements as 2011 model year and newer trailers or have prepared and submitted a compliance plan, based on fleet size, that allows them to phase in their compliance over time. Compliance requirements for 2003 to 2008 refrigerated van trailers will be phased in between 2017 and 2019. Federal and state lawmakers also have proposed potential limits on carbon emissions under a variety of climate-change proposals. Compliance with such regulations has increased the cost of our new tractors, may increase the cost of any new trailers that will operate in California, may require us to retrofit certain of our pre-2011 model year trailers that operate in California, and could impair equipment productivity and increase our operating expenses. These adverse effects, combined with the uncertainty as to the reliability of the newly-designed, diesel engines and the residual values of these vehicles, could materially increase our costs or otherwise adversely affect our business or operations.

Certain states and municipalities continue to restrict the locations and amount of time where diesel-powered tractors, such as ours, may idle, in order to reduce exhaust emissions. These restrictions could force us to alter our operations.

In addition, increasing efforts to control emissions of greenhouse gases are likely to have an impact on us. The EPA has announced a finding relating to greenhouse gas emissions that may result in promulgation of greenhouse gas air quality standards. Federal and state lawmakers are also considering a variety of climate-change proposals. New greenhouse gas regulations could increase the cost of new tractors, impair productivity, and increase our operating expenses.

Properties

Our headquarters is owned by the Company and situated on approximately 118 acres in the southwestern part of Phoenix, Arizona. Our headquarters consists of a three story administration building with 126,000 square feet of office space; repair and maintenance buildings with 106,000 square feet; a 20,000 square-foot drivers’ center and restaurant; an 8,000 square-foot recruiting and training center; a 6,000 square foot warehouse; a 140,000 square-foot, three-level parking facility; a two-bay truck wash; and an eight-lane fueling facility.

We have terminals throughout the continental United States and Mexico. A terminal may include customer service, marketing, fuel, and repair facilities. We also operate driver training schools in Phoenix, Arizona and several other cities. We believe that substantially all of our property and equipment is in good condition, subject to normal wear and tear, and that our facilities have sufficient capacity to meet our current needs. From time to time, we may invest in additional facilities to meet the needs of our business as we pursue additional growth. The following table provides information regarding our 34 major terminals in the United States and Mexico, as well as our driving academies and certain other locations:

Owned or
Location	Leased	Description of Activities at Location

Western region
Arizona — Phoenix	Owned	Customer Service, Marketing, Administration, Driver Training School
California — Fontana	Owned	Customer Service, Marketing, Fuel, Repair
California — Lathrop	Owned	Customer Service, Marketing, Fuel, Repair
California — Mira Loma	Owned	Customer Service, Fuel, Repair
California — Otay Mesa	Owned	Customer Service
California — Wilmington	Owned	Fuel, Repair
California — Willows	Owned	Customer Service, Fuel, Repair
Colorado — Denver	Owned	Customer Service, Marketing, Fuel, Repair
Idaho — Lewiston	Owned/Leased	Customer Service, Marketing, Fuel, Repair, Driver Training School
Nevada — Sparks	Owned	Customer Service, Fuel, Repair
New Mexico — Albuquerque	Owned	Customer Service, Fuel, Repair
Oklahoma — Oklahoma City	Owned	Customer Service, Marketing, Fuel, Repair
Oregon — Troutdale	Owned	Customer Service, Marketing, Fuel, Repair
Texas — El Paso	Owned	Customer Service, Marketing, Fuel, Repair
Texas — Houston	Leased	Customer Service, Repair, Fuel
Texas — Lancaster	Owned	Customer Service, Marketing, Fuel, Repair
Texas — Laredo	Owned	Customer Service, Marketing, Fuel, Repair
Texas — San Antonio	Leased	Driver Training School
Utah — Salt Lake City	Owned	Customer Service, Marketing, Fuel, Repair
Washington — Sumner	Owned	Customer Service, Marketing, Fuel, Repair
Eastern region
Florida — Ocala	Owned	Customer Service, Marketing, Fuel, Repair
Georgia — Decatur	Owned	Customer Service, Marketing, Fuel, Repair
Illinois — Manteno	Owned	Customer Service, Fuel, Repair
Indiana — Gary	Owned	Customer Service, Fuel, Repair
Kansas — Edwardsville	Owned	Customer Service, Marketing, Fuel, Repair
Michigan — New Boston	Owned	Customer Service, Marketing, Fuel, Repair
Minnesota — Inver Grove Heights	Owned	Customer Service, Marketing, Fuel, Repair
New York — Syracuse	Owned	Customer Service, Marketing, Fuel, Repair
Ohio — Columbus	Owned	Customer Service, Marketing, Fuel, Repair
Pennsylvania — Jonestown	Owned	Customer Service, Fuel, Repair
South Carolina — Greer	Owned	Customer Service, Marketing, Fuel, Repair
Tennessee — Memphis	Owned	Customer Service, Marketing, Fuel, Repair
Tennessee — Millington	Leased	Driver Training School
Virginia — Richmond	Owned	Customer Service, Marketing, Fuel, Repair, Driver Training School
Wisconsin — Town of Menasha	Owned	Customer Service, Marketing, Fuel, Repair
Mexico
Tamaulipas — Nuevo Laredo	Owned	Customer Service, Marketing, Fuel, Repair
Sonora — Nogales	Leased	Customer Service, Repair
Nuevo Leon — Monterrey	Owned	Customer Service, Administration

In addition to the facilities listed above, we own parcels of vacant land as well as several non-operating facilities in various locations around the United States, and we maintain various drop yards throughout the United States and Mexico. As of December 31, 2010, our aggregate monthly rent for all leased properties was $226,231 with varying terms expiring through October 2019. Several of our properties are, or will be, encumbered by mortgages or deeds of trust securing our senior secured credit facility and the notes.

Legal Proceedings

We are involved in litigation and claims primarily arising in the normal course of business, which include claims for personal injury or property damage incurred in the transportation of freight. Our insurance program for liability, physical damage, and cargo damage involves self-insurance with varying risk retention levels. Claims in excess of these risk retention levels are covered by insurance in amounts that management considers to be adequate. We expense legal fees as incurred and make a provision for the uninsured portion of contingent losses when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. Based on its knowledge of the facts and, in certain cases, advice of outside counsel, management believes the resolution of claims and pending litigation, taking into account existing reserves, will not have a material adverse effect on us. See “— Safety and Insurance.” Moreover, the results of complex legal proceedings are difficult to predict and the Company’s view of these matters may change in the future as the litigation and events related thereto unfold. In addition, we are involved in the following litigation:

2004 owner-operator class action litigation

On January 30, 2004, a class action lawsuit was filed by Leonel Garza on behalf of himself and all similarly situated persons against Swift Transportation: Garza vs. Swift Transportation Co., Inc., Case No. CV07-0472. The putative class originally involved certain owner-operators who contracted with us under a 2001 Contractor Agreement that was in place for one year. The putative class is alleging that we should have reimbursed owner-operators for actual miles driven rather than the contracted and industry standard remuneration based upon dispatched miles. The trial court denied plaintiff’s petition for class certification, the plaintiff appealed, and on August 6, 2008, the Arizona Court of Appeals issued an unpublished Memorandum Decision reversing the trial court’s denial of class certification and remanding the case back to the trial court. On November 14, 2008, we filed a petition for review to the Arizona Supreme Court regarding the issue of class certification as a consequence of the denial of the Motion for Reconsideration by the Court of Appeals. On March 17, 2009, the Arizona Supreme Court granted our petition for review, and on July 31, 2009, the Arizona Supreme Court vacated the decision of the Court of Appeals opining that the Court of Appeals lacked automatic appellate jurisdiction to reverse the trial court’s original denial of class certification and remanded the matter back to the trial court for further evaluation and determination. Thereafter, plaintiff renewed his motion for class certification and expanded it to include all persons who were employed by Swift as employee drivers or who contracted with Swift as owner-operators on or after January 30, 1998, in each case who were compensated by reference to miles driven. On November 4, 2010, the Maricopa County trial court entered an order certifying a class of owner-operators and expanding the class to include employees. We filed a petition to the Arizona Court of Appeals to dismiss class certification, urging dismissal on several grounds including, but not limited to, the lack of an employee class representative, and because the named owner-operator class representative only contracted with us for a 3-month period under a one-year contract that no longer exists. We intend to pursue all available appellate relief supported by the record, which we believe demonstrates that the class is improperly certified and, further, that the claims raised have no merit or are subject to mandatory arbitration. The Maricopa County trial court’s decision pertains only to the issue of class certification, and we retain all of our defenses against liability and damages. The final disposition of this case and the impact of such final disposition cannot be determined at this time.

Driving academy class action litigation

On March 11, 2009, a class action lawsuit was filed by Michael Ham, Jemonia Ham, Dennis Wolf, and Francis Wolf on behalf of themselves and all similarly situated persons against Swift Transportation: Michael Ham, Jemonia Ham, Dennis Wolf and Francis Wolf v. Swift Transportation Co., Inc., Case No. 2:09-cv-02145-STA-dkv, or the Ham Complaint. The case was filed in the United States District Court for the Western Section of Tennessee Western Division. The putative class involves former students of our Tennessee driving academy who are seeking relief against us for the suspension of their Commercial Drivers Licenses, or CDLs, and any CDL retesting that may be required of the former students by the relevant state department of motor vehicles. The allegations arise from the Tennessee Department of Safety, or TDOS, having released a general statement questioning the validity of CDLs issued by the State of Tennessee in connection with the Swift Driving Academy located in the State of Tennessee. We have filed an answer to the Ham Complaint. We have also filed a cross claim against the Commissioner of the TDOS, or the Commissioner, for a judicial declaration and judgment that we did not engage in any wrongdoing as alleged in the complaint and a grant of injunctive relief to compel the Commissioner to redact any statements or publications that allege wrongdoing by us and to issue corrective statements to any recipients of any such publications. The Commissioner’s motion to dismiss our cross claim has been dismissed by the court. The issue of class certification must first be resolved before the court will address the merits of the case, and we retain all of our defenses against liability and damages pending a determination of class certification.

On or about April 23, 2009, two class action lawsuits were filed against us in New Jersey and Pennsylvania, respectively: Michael Pascarella, et al. v. Swift Transportation Co., Inc., Sharon A. Harrington,

Chief Administrator of the New Jersey Motor Vehicle Commission, and David Mitchell, Commissioner of the Tennessee Department of Safety, Case No. 09-1921(JBS), in the United States District Court for the District of New Jersey, or the Pascarella Complaint; and Shawn McAlarnen et al. v. Swift Transportation Co., Inc., Janet Dolan, Director of the Bureau of Driver Licensing of The Pennsylvania Department of Transportation, and David Mitchell, Commissioner of the Tennessee Department of Safety, Case No. 09-1737 (E.D. Pa.), in the United States District Court for the Eastern District of Pennsylvania, or the McAlarnen Complaint. Both putative class action complaints involve former students of our Tennessee driving academy who are seeking relief against us, the TDOS, and the state motor vehicle agencies for the threatened suspension of their CDLs and any CDL retesting that may be required of the former students by the relevant state department of motor vehicles. The potential suspension and CDL re-testing was initiated by certain states in response to the general statement by the TDOS questioning the validity of CDL licenses the State of Tennessee issued in connection with the Swift Driving Academy located in Tennessee. The Pascarella Complaint and the McAlarnen Complaint are both based upon substantially the same facts and circumstances as alleged in the Ham Complaint. The only notable difference among the three complaints is that both the Pascarella and McAlarnen Complaints name the local motor vehicles agency and the TDOS as defendants, whereas the Ham Complaint does not. We deny the allegations of any alleged wrongdoing and intend to vigorously defend our position. The McAlarnen Complaint has been dismissed without prejudice because the McAlarnen plaintiff has elected to pursue the Director of the Bureau of Driver Licensing of the Pennsylvania Department of Transportation for damages. We have filed an answer to the Pascarella Complaint. We have also filed a cross-claim against the Commissioner for a judicial declaration and judgment that we did not engage in any wrongdoing as alleged in the complaint and a request for injunctive relief to compel the Commissioner to redact any statements or publications that allege wrongdoing by us and to issue corrective statements to any recipients of any such publications. The Commissioner’s motion to dismiss our cross claim has been dismissed by the court.

On May 29, 2009, we were served with two additional class action complaints involving the same alleged facts as set forth in the Ham Complaint and the Pascarella Complaint. The two matters are (i) Gerald L. Lott and Francisco Armenta on behalf of themselves and all others similarly situated v. Swift Transportation Co., Inc. and David Mitchell the Commissioner of the Tennessee Department of Safety, Case No. 2:09-cv-02287, filed on May 7, 2009 in the United States District Court for the Western District of Tennessee, or the Lott Complaint; and (ii) Marylene Broadnax on behalf of herself and all others similarly situated v. Swift Transportation Corporation, Case No. 09-cv-6486-7, filed on May 22, 2009 in the Superior Court of Dekalb County, State of Georgia, or the Broadnax Complaint. While the Ham Complaint, the Pascarella Complaint, and the Lott Complaint all were filed in federal district courts, the Broadnax Complaint was filed in state court. As with all of these related complaints, we have filed an answer to the Lott Complaint and the Broadnax Complaint. We have also filed a cross-claim against the Commissioner for a judicial declaration and judgment that we did not engage in any wrongdoing as alleged in the complaint and a request for injunctive relief to compel the Commissioner to redact any statements or publications that allege wrongdoing by us and to issue corrective statements to any recipients of any such publications. The Commissioner’s motion to dismiss our cross claim has been dismissed by the court.

The Pascarella Complaint, the Lott Complaint, and the Broadnax Complaint are consolidated with the Ham Complaint in the United States District Court for the Western District of Tennessee and discovery is ongoing.

The portion of the Lott complaint against the Commissioner has been dismissed as a result of a settlement agreement reached between the approximately 138 Lott class members and the Commissioner granting the class members 90 days to retake the test for their CDL.

In connection with the above referenced class action lawsuits, on June 21, 2009, we filed a Petition for Access to Public Records against the Commissioner. Since the inception of these class action lawsuits, we have made numerous requests to the TDOS for copies of any records that may have given rise to TDOS questioning the validity of CDLs issued by the State of Tennessee in connection with the Swift Driving Academy located in the State of Tennessee. As a consequence of TDOS’s failure to provide any such information, we filed a petition against TDOS for violation of Tennessee’s Public Records Act. In response to our petition for access to public records, TDOS delivered certain documents to us.

We intend to vigorously defend against certification of the class for all of the foregoing class action lawsuits as well as the allegations made by the plaintiffs should the class be certified. For the consolidated case described above, the issue of class certification must first be resolved before the court will address the merits of the case, and we retain all of our defenses against liability and damages pending a determination of class certification. Based on its knowledge of the facts and advice of outside counsel, management does not believe the outcome of this litigation is likely to have a material adverse effect on us; however, the final disposition of this case and the impact of such final disposition cannot be determined at this time.

Owner-operator misclassification class action litigation

On December 22, 2009, a class action lawsuit was filed against Swift Transportation and IEL: John Doe 1 and Joseph Sheer v. Swift Transportation Co., Inc., and Interstate Equipment Leasing, Inc., Jerry Moyes, and Chad Killebrew, Case No. 09-CIV-10376 filed in the United States District Court for the Southern District of New York, or the Sheer Complaint. The putative class involves owner-operators alleging that Swift Transportation misclassified owner-operators as independent contractors in violation of the federal Fair Labor Standards Act, or FLSA, and various New York and California state laws and that such owner-operators should be considered employees. The lawsuit also raises certain related issues with respect to the lease agreements that certain owner-operators have entered into with IEL. At present, in addition to the named plaintiffs, approximately 200 other current or former owner-operators have joined this lawsuit. Upon our motion, the matter has been transferred from the United States District Court for the Southern District of New York to the United States District Court in Arizona. On May 10, 2010, plaintiffs filed a motion to conditionally certify an FLSA collective action and authorize notice to the potential class members. On June 23, 2010, plaintiffs filed a motion for a preliminary injunction seeking to enjoin Swift and IEL from collecting payments from plaintiffs who are in default under their lease agreements and related relief. On September 30, 2010, the District Court granted Swift’s motion to compel arbitration and ordered that the class action be stayed pending the outcome of arbitration. The Court further denied plaintiff’s motion for preliminary injunction and motion for conditional class certification. The Court also denied plaintiff’s request to arbitrate the matter as a class. The plaintiff has filed a petition for a writ of mandamus asking that the District Court’s order be vacated. We intend to vigorously defend against any arbitration proceedings. The final disposition of this case and the impact of such final disposition cannot be determined at this time.

California employee class action

On March 22, 2010, a class action lawsuit was filed by John Burnell, individually and on behalf of all other similarly situated persons against Swift Transportation: John Burnell and all others similarly situated v. Swift Transportation Co., Inc., Case No. CIVDS 1004377 filed in the Superior Court of the State of California, for the County of San Bernardino, or the Burnell Complaint. On June 3, 2010, upon motion by Swift, the matter was removed to the United States District Court for the Central District of California, Case No. EDCV10-00809-VAP. The putative class includes drivers who worked for us during the four years preceding the date of filing alleging that we failed to pay the California minimum wage, failed to provide proper meal and rest periods, and failed to timely pay wages upon separation from employment. The Burnell Complaint is currently subject to a stay of proceedings pending determination of similar issues in a case unrelated to Swift, Brinker v. Hohnbaum, which is currently pending before the California Supreme Court. We intend to vigorously defend certification of the class as well as the merits of these matters should the class be certified. The final disposition of this case and the impact of such final disposition of this case cannot be determined at this time.

Environmental notice

On April 17, 2009, we received a notice from the Lower Willamette Group, or LWG, advising that there are a total of 250 potentially responsible parties, or PRPs, with respect to alleged environmental contamination of the Lower Willamette River in Portland, Oregon designated as the Portland Harbor Superfund site, or the Site, and that as a previous landowner at the Site we have been asked to join a group of 60 PRPs and proportionately contribute to (i) reimbursement of funds expended by LWG to investigate environmental contamination at the Site and (ii) remediation costs of the same, rather than be exposed to potential litigation. Although we do not believe we contributed any contaminants to the Site, we were at one time the owner of property at the Site and the Comprehensive Environmental Response, Compensation and Liability Act imposes a standard of strict liability on property owners with respect to environmental claims. Notwithstanding this standard of strict liability, we believe our potential proportionate exposure to be minimal and not material. No formal complaint has been filed in this matter. Our pollution liability insurer has been notified of this potential claim. We do not believe the outcome of this matter is likely to have a material adverse effect on us. However, the final disposition of this matter and the impact of such final disposition cannot be determined at this time.

California owner-operator and employee driver class action

On July 1, 2010, a class action lawsuit was filed by Michael Sanders against Swift Transportation and IEL: Michael Sanders individually and on behalf of others similarly situated v. Swift Transportation Co., Inc. and Interstate Equipment Leasing, Case No. 10523440 in the Superior Court of California, County of Alameda, or the Sanders Complaint. The putative class involves both owner-operators and driver employees alleging differing claims against Swift and IEL. Many of the claims alleged by both the putative class of owner-operators and the putative class of employee drivers overlap the same claims as alleged in the Sheer Complaint with respect to owner-operators and the Burnell Complaint as it relates to employee drivers. As alleged in the Sheer Complaint, the putative class includes owner-operators of Swift during the four years preceding the date of filing alleging that Swift misclassified owner-operators as independent contractors in violation of the federal FLSA and various California state laws and that such owner-operators should be considered employees. As also alleged in the Sheer Complaint, the owner-operator portion of the Sanders Complaint also raises certain related issues with respect to the lease agreements that certain owner-operators have entered into with IEL. As alleged in the Burnell Complaint, the putative class in the Sanders Complaint includes drivers who worked for us during the four years preceding the date of filing alleging that we failed to provide proper meal and rest periods, failed to provide accurate wage statements upon separation from employment, and failed to timely pay wages upon separation from employment. The Sanders Complaint also raises two issues with respect to the owner-operators and two issues with respect to drivers that were not also alleged as part of either the Sheer Complaint or the Burnell Complaint. These separate owner-operator claims allege that Swift failed to provide accurate wage statements and failed to properly compensate for waiting times. The separate employee driver claims allege that Swift failed to reimburse business expenses and coerced driver employees to patronize the employer. The Sanders Complaint seeks to create two classes, one which is mostly (but not entirely) encompassed by the Sheer Complaint and another which is mostly (but not entirely) encompassed by the Burnell Complaint. Upon our motion, the Sanders Complaint has been transferred from the Superior Court of California for the County of Alameda to the United States District Court for the Northern District of California. The Sanders matter is currently subject to a stay of proceedings pending determinations in other unrelated appellate cases that seek to address similar issues.

The issue of class certification must first be resolved before the court will address the merits of the case, and we retain all of our defenses against liability and damages pending a determination of class certification. We intend to vigorously defend against certification of the class as well as the merits of this matter should the class be certified. The final disposition of this case and the impact of such final disposition cannot be determined at this time.

MANAGEMENT

Executive Officers and Directors

The following table sets forth the names, ages, and positions of our executive officers and directors as of December 31, 2010:

Name	Age	Position

Jerry Moyes	66	Chief Executive Officer and Director
William Post	60	Chairman
Richard H. Dozer	54	Director
David Vander Ploeg	52	Director
Glenn Brown	67	Director
Richard Stocking	41	President
Virginia Henkels	42	Executive Vice President, Chief Financial Officer, and Treasurer
James Fry	49	Executive Vice President, General Counsel, and Corporate Secretary
Mark Young	53	Executive Vice President — Swift Transportation Co. of Arizona, LLC, President Swift Intermodal
Kenneth C. Runnels	46	Executive Vice President, Eastern Region — Swift Transportation Co. of Arizona, LLC
Rodney Sartor	55	Executive Vice President, Western Region — Swift Transportation Co. of Arizona, LLC
Chad Killebrew	36	Executive Vice President, Business Transformation — Swift Transportation Co. of Arizona, LLC

Jerry Moyes is our Chief Executive Officer and a member of our board of directors. He served as Chief Executive Officer, President and Chairman of our board of directors from May 2007 when Mr. Moyes took the Company private, until Mr. Post was appointed Chairman of the board of directors on December 16, 2010 in connection with our initial public offering. In 1966, Mr. Moyes formed Common Market Distribution Corp., which was later merged with Swift Transportation which he also founded. In 1986, Mr. Moyes became Chairman of the board, President, and Chief Executive Officer of Swift Transportation, positions he held until 2005. In October 2005, Mr. Moyes stepped down from his executive positions at Swift Transportation, although he continued to serve as a board member. Mr. Moyes has a history of leadership and involvement with the transportation and logistics industry, such as serving as past Chairman and President of the Arizona Trucking Association, board member and Vice President of the American Trucking Associations, Inc., and a board member of the Truckload Carriers Association. Also, Mr. Moyes is a highly regarded, frequently sought after speaker at logistics and transportation forums. Mr. Moyes’ experience, comprehensive knowledge of the transportation and logistics services industry and inside perspective of our day to day operations provides essential insight and guidance to our board of directors. Mr. Moyes holds complete or significant ownership interests in, and serves as Chairman of the board of directors of, numerous other entities, including Central Refrigerated Services, Inc., Central Freight Lines, Inc., SME Industries, Inc., Southwest Premier Properties, L.L.C., and various commercial and residential real estate properties. Mr. Moyes also served from September 2000 until April 2002 as Chairman of the board of Simon Transportation Services, Inc., a former publicly traded trucking company providing nationwide, predominantly temperature controlled, transportation services for major shippers. Mr. Moyes graduated from Weber State University in 1966 with a bachelor of science degree in business administration. The Weber State College of Education is named after Mr. Moyes.

Mr. Moyes was a member of the board of directors of the Phoenix Coyotes of the National Hockey League, or the NHL, from 2002 until 2009 and was the majority owner of the Phoenix Coyotes from September 2006 until November 2, 2009, when the assets of the team were purchased by the NHL out of a bankruptcy filed on May 5, 2009. The bankruptcy proceedings are continuing and a plan of reorganization has been filed but has not been approved. On March 5, 2010, the NHL filed a complaint against Mr. Moyes in New York state court alleging breach of contract and aiding and abetting breach of fiduciary duty claims arising out of the bankruptcy filing and an attempt to sell the Coyotes without NHL consent. The NHL is claiming damages of at least approximately $60 million. The lawsuit has since been removed to federal court in New York and transferred to the bankruptcy court for the federal court in Arizona. Mr. Moyes has filed a motion to dismiss the NHL’s claims and is vigorously defending this action. Mr. Moyes also served from September 2000 until April 2002 as Chairman of the board of Simon Transportation Services Inc., a publicly traded trucking company providing nationwide, predominantly temperature-controlled, transportation services for major shippers. Simon Transportation Services Inc. filed for protection under Chapter 11 of the United States Bankruptcy Code on February 25, 2002, and was subsequently purchased from bankruptcy by Central Refrigerated Services, Inc.

In September 2005, the SEC filed a complaint in federal court in Arizona alleging that Mr. Moyes purchased an aggregate of 187,000 shares of Swift Transportation stock in May 2004 while he was aware of material non-public information. Mr. Moyes timely filed the required reports of such trades with the SEC, and voluntarily escrowed funds equal to his putative profits into a trust established by the company. After conducting an independent investigation of such purchases and certain other repurchases made by Swift Transportation that year at Mr. Moyes’ direction under its repurchase program, Swift instituted a stricter insider trading policy and a pre-clearance process for all trades made by insiders. Mr. Moyes stepped down as President in November 2004 and as Chief Executive Officer in October 2005. Mr. Moyes agreed, without admitting or denying any claims, to settle the SEC investigation and to the entry of a decree permanently enjoining him from violating securities laws, and paid approximately $1.5 million in disgorgement, prejudgment interest, and penalties.

William Post was appointed Chairman of our board of directors on December 16, 2010 in connection with the closing of our initial public offering. He is a member of the audit committee, compensation committee and is Chair of the nominating and corporate governance committee. In 2009, Mr. Post retired as Chairman and Chief Executive Officer of Pinnacle West Capital Corporation, and retired from its board of directors in 2010. He joined Arizona Public Service (the largest subsidiary of Pinnacle West and the largest electric utility in Arizona) in 1973 and held various officer positions at Arizona Public Service beginning in 1982, including Vice President and Controller, Vice President of Finance and Regulation, then in 1997 Chief Operating Officer and President, and Chief Executive Officer in 1999. Mr. Post joined the board of Arizona Public Service in 1994 and the board of Pinnacle West in 1997. He became the Chairman of the board of Pinnacle West in 2001 and retired from the boards of both APS and Pinnacle West in 2010. Mr. Post received a bachelor of science degree from Arizona State University in 1973. He currently serves on the boards of First Solar, Inc., Translational Genomics Research Institute, and the Thunderbird School of International Management. Mr. Post’s qualifications to serve as Chairman of our board of directors include his substantial experience serving as Chairman on numerous boards of directors, including his current roles as Chairman of both Blue Cross Blue Shield of Arizona and the Board of Trustees of Arizona State University, and as a past Chairman on the boards of Suncor Development Company, Stagg Information Systems, Nuclear Assurance Corporation, Nuclear Electric Insurance Limited, the Institute of Nuclear Power, and El Dorado Investment Company. Mr. Post also served as a director of Phelps Dodge Corporation from 2001 to 2007.

In addition to his corporate work, Mr. Post has also been very active in the community serving as Chairman of the board of the Business Coalition, Greater Phoenix Leadership, Greater Phoenix Economic Council, Greater Phoenix Chamber of Commerce, and the United Way campaign. Mr. Post also received a bachelor of science degree from the Arizona State University in 1973.

Mr. Post has received numerous awards and honors including the National Americanism Award from the Anti-Defamation League, the American Heritage Award and an Honorary Doctorate of Letters from Northern Arizona University.

Richard H. Dozer has served as a director of Swift Corporation since April 2008. He is Chair of the audit committee and a member of the compensation committee and nominating and corporate governance committee. Mr. Dozer is currently Chairman of GenSpring Family Office — Phoenix. Prior to this role, Mr. Dozer served as principal of CDK Partners from 2006 until 2008. Mr. Dozer served as President of the Arizona Diamondbacks Major League Baseball team from its inception in 1995 until 2006, and Vice President and Chief Operating Officer of the Phoenix Suns National Basketball Association team from 1987 until 1995. Early in his career, he was an audit manager with Arthur Andersen and served as its Director of Recruiting for the Phoenix, Arizona office. Mr. Dozer holds a bachelor of science degree in business administration — accounting from the University of Arizona and is a former certified public accountant. Mr. Dozer currently serves on the boards of directors of Blue Cross Blue Shield of Arizona and Viad Corporation, a publicly traded company that provides exhibition, event, and retail marketing services, as well as travel and recreation services in North America, the United Kingdom, and the United Arab Emirates. Mr. Dozer is presently or has previously served on many boards, including Teach for America — Phoenix, Phoenix Valley of the Sun Convention and Visitor’s Bureau, Greater Phoenix Leadership, Greater Phoenix Economic Council, ASU-Board of the Dean’s Council of 100, Arizona State University MBA Advisory Council, Valley of the Sun YMCA, Nortust of Arizona, and others. Mr. Dozer’s qualifications to serve on our board of directors include his experience serving as a director of Viad Corporation, a publicly traded company and his service as the chair of the audit committee of Blue Cross Blue Shield of Arizona, and as a member of the audit committee of Viad Corporation. Mr. Dozer also has financial experience from his audit manager position and other positions with Arthur Andersen from 1979 to 1987, during which time he held a certified public accountant license. In addition, Mr. Dozer has long-standing relationships within the business, political, and charitable communities in the State of Arizona.

Glenn Brown was appointed to our board of directors on December 16, 2010 in connection with our initial public offering. He is a member of the compensation committee and the nominating and corporate governance committee. In 2005, Mr. Brown retired as the Chief Executive Officer of Contract Freighters Inc., a U.S.-Mexico truckload carrier that was sold to Con-way Inc. in 2007, where Mr. Brown worked since 1976. During his tenure at Contract Freighters, Mr. Brown also served as President and Chairman. Prior to working with Contract Freighters, Mr. Brown was employed by Tri-State Motor Transit from 1966 through 1976. Mr. Brown serves on the boards of directors of Freeman Health System and the Joplin (Missouri) Humane Society. Mr. Brown’s qualifications to serve on our board of directors include his extensive experience gained in various roles within the transportation and logistics services industry, including his service as a past Vice-Chairman of the American Trucking Associations, Inc., and as a board member of the Truckload Carriers Association and the Missouri Trucking Association.

David Vander Ploeg has served as a director of Swift Corporation since September 2009. He is the Chair of the compensation committee and a member of the audit committee and nominating and corporate governance committee. Mr. Vander Ploeg has served as the Executive Vice President and Chief Financial Officer of School Specialty, Inc. since April 2008. Prior to this role, Mr. Vander Ploeg served as Chief Operating Officer of Dutchland Plastics Corp., from 2007 until April 2008. Prior to that role, Mr. Vander Ploeg spent 24 years at Schneider National, Inc., a provider of transportation and logistics services, and was Executive Vice President — Chief Financial Officer from 2004 until his departure in 2007. Prior to joining Schneider National, Inc., Mr. Vander Ploeg was a senior auditor for Arthur Andersen. Mr. Vander Ploeg holds a bachelor of science degree in accounting and a master’s degree in business administration from the University of Wisconsin-Oshkosh. He is a past board member at Dutchland Plastics and a member of the American Institute of Certified Public Accountants and the Wisconsin Institute of Certified Public Accountants. Mr. Vander Ploeg’s qualifications to serve on our board of directors include his 24-year career at Schneider National, Inc., where he advanced through several positions of increasing responsibility and gained extensive experience in the transportation and logistics services industry.

Richard Stocking has served as our President since July 2010 and as President and Chief Operating Officer of our trucking subsidiary, Swift Transportation Co. of Arizona, LLC, since January 2009. Mr. Stocking served as Executive Vice President, Sales of Swift from June 2007 until July 2010. Mr. Stocking previously served as Regional Vice President of Operations of Swift’s Central Region from October 2002 to March 2005, and as Executive Vice President of the Central Region from March 2005 to June 2007. Prior to these roles, Mr. Stocking held various operations and sales management positions with Swift over the preceding 13 years.

Virginia Henkels has served as our Executive Vice President, Treasurer, and Chief Financial Officer since May 2008 and as our Corporate Secretary through May 2010. Ms. Henkels joined Swift in 2004 and, prior to her current position, was most recently the Assistant Treasurer and Investor Relations Officer. Prior to joining Swift, Ms. Henkels served in various finance and accounting leadership roles for Honeywell during a 12-year tenure. During her last six years at Honeywell, Ms. Henkels served as Director of Financial Planning and Reporting for its global industrial controls business segment, Finance Manager of its building controls segment in the United Kingdom, and Manager of External Corporate Reporting. Ms. Henkels completed her bachelor of science degree in finance and real estate at the University of Arizona, obtained her master’s degree in business administration from Arizona State University, and passed the May 1995 certified public accountant examination.

James Fry has served as our Executive Vice President, General Counsel, and Corporate Secretary since May 2010. Mr. Fry joined Swift in January 2008 and prior to his current position he served as corporate counsel for us through August 2008 when he became General Counsel and Vice President. For the five-year period prior to joining us, Mr. Fry served as General Counsel for the publicly-traded company, Global Aircraft Solutions, Inc. and its wholly-owned subsidiaries, Hamilton Aerospace and Worldjet Corporation. In addition to the foregoing general counsel positions, Mr. Fry also served for eight years as in-house corporate counsel for both public and private aviation companies and worked in private practice in Pennsylvania for seven years prior to his in-house positions. Mr. Fry also served as a hearing officer for the county court in Pennsylvania. Mr. Fry received a bachelor’s degree with honors from the Pennsylvania State University and obtained his Juris Doctor from the Temple University School of Law. Mr. Fry is admitted to practice law in the State of Pennsylvania and is admitted as in-house counsel in the State of Arizona.

Mark Young has served as Executive Vice President of Swift and President of our subsidiary, Swift Intermodal, LLC, since November 2005. Mr. Young joined us in 2004 and, prior to his current position, he served as Vice President of Swift Intermodal, LLC. Prior to joining us, Mr. Young worked in transportation logistics with Hub Group for five years as Vice President of National Sales, President of Hub Group in Texas, and President of Hub Group in Atlanta. Mr. Young was also employed by CSX Intermodal as Director of Sales for the southeast, southwest, and Mexico regions for eight years prior to his employment with Hub Group. Before joining CSX Intermodal, Mr. Young worked for ABF Freight System, Inc. where he held a variety of sales, operating, and management positions. Mr. Young received a bachelor of science in business administration from the University of Arkansas and is a graduate of the executive program, Darden School of Business, University of Virginia. Mr. Young is a member of the Intermodal Association of North America, National Freight Transportation Association, National Defense Transportation Association, and the Traffic Club of New York.

Kenneth C. Runnels has served as Executive Vice President, Eastern Region Operations of Swift Transportation Co. of Arizona, LLC since November 2007. Mr. Runnels previously served as Vice President of Fleet Operations, Regional Vice President, and various operations management positions from 1983 to June 2006. From June 2006 until his return to Swift, Mr. Runnels was Vice President of Operations with U.S. Xpress Enterprises, Inc.

Rodney Sartor has served as Executive Vice President, Western Region Operations of Swift Transportation Co. of Arizona, LLC since returning to Swift in May 2007. Mr. Sartor initially joined us in May 1979. He served as our Executive Vice President from May 1990 until November 2005, as Regional Vice President from August 1988 until May 1990, and as Director of Operations from May 1982 until August 1988. From November 2005 until May 2007, Mr. Sartor served as Vice President of Truckload Linehaul Operations for Central Freight Lines, Inc.

Chad Killebrew has served as our Executive Vice President of Business Transformation since March 2008. Mr. Killebrew most recently served as President of IEL from 2005 to 2008, and as Vice President of our owner-operator division since 2007. He has held various positions in finance, operations, and recruiting with Swift and Central Refrigerated Services, Inc. from 1997 to 2005. Mr. Killebrew received a bachelor of science degree in finance from the University of Utah and a master’s degree in business administration from Westminster College. Mr. Killebrew is the nephew of Jerry Moyes.

Corporate Governance Documents

In furtherance of its goals of providing effective governance of Swift’s business and affairs for the long-term benefit of stockholders and promoting a culture and reputation of the highest ethics, integrity and reliability, the board of directors has adopted corporate governance guidelines, charters for each of the committees of the board of directors, and a code of business conduct and ethics for directors, officers and employees of the Company. Each of these documents is available in the corporate governance section of the Investor Relations page of our web site at http://www.swifttrans.com.

Risk Management and Oversight

Our full board of directors oversees our risk management process. Our board of directors oversees a company-wide approach to risk management, carried out by our management. Our full board of directors determines the appropriate risk for us generally, assesses the specific risks faced by us, and reviews the steps taken by management to manage those risks.

While the full board of directors maintains the ultimate oversight responsibility for the risk management process, its committees oversee risk in certain specified areas. In particular, our compensation committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements, and the incentives created by the compensation awards it administers. Our audit committee oversees management of enterprise risks as well as financial risks, and is responsible for overseeing potential conflicts of interests. Our nominating and corporate governance committee is responsible for overseeing the management of risks associated with the independence of our board of directors. Pursuant to the board of directors’ instruction, management regularly reports on applicable risks to the relevant committee or the full board of directors, as appropriate, with additional review or reporting on risks conducted as needed or as requested by our board of directors and its committees.

Composition of Board and Board Leadership Structure

Our board of directors currently consists of five members, William Post, Jerry Moyes, Richard H. Dozer, David Vander Ploeg and Glenn Brown, all of whom other than Mr. Moyes qualify as independent directors under the corporate governance standards of the NYSE and the independence requirements of Rule 10A-3 of the Securities Exchange Act of 1934 (the “Exchange Act”).

Our board of directors requires the separation of the offices of the Chairman of our board of directors and our Chief Executive Officer. Currently, our independent Chairman of the board of directors is William Post. Our board of directors will be free to choose the Chairman in any way that it deems best for us at any given point in time, provided that the Chairman not be our Chief Executive Officer or any other employee of our company. If the Chairman of the board of directors is not an independent director, our board’s independent directors will designate one of the independent directors on the board to serve as lead independent director. In addition, so long as our Chief Executive Officer is a Permitted Holder or a Moyes-affiliated person under our certificate of incorporation, the Chairman of our board of directors must be an independent director. Conversely, so long as our Chairman is a Permitted Holder or a Moyes-affiliated person under our certificate of incorporation, our Chief Executive Officer may not be a Permitted Holder or a Moyes-affiliated person thereunder. The duties of the Chairman, or the lead independent director if the Chairman is not independent, include:

•	presiding at all executive sessions of the independent directors;

•	presiding at all meetings of our board of directors and the stockholders (in the case of the lead independent director, where the Chairman is not present);

•	in the case of the lead independent director or the Chairman who is an independent director, coordinating the activities of the independent directors;

•	preparing board meeting agendas in consultation with the Chief Executive Officer and lead independent director or Chairman, as the case may be, and coordinating board meeting schedules;

•	authorizing the retention of outside advisors and consultants who report directly to the board;

•	requesting the inclusion of certain materials for board meetings;

•	consulting with respect to, and where practicable receiving in advance, information sent to the board;

•	collaborating with the Chief Executive Officer and lead independent director or Chairman, as the case may be, in determining the need for special meetings;

•	in the case of the lead independent director, acting as liaison for stockholders between the independent directors and the Chairman, as appropriate;

•	communicating to the Chief Executive Officer, together with the chairman of the compensation committee, the results of the board’s evaluation of the Chief Executive Officer’s performance;

•	responding directly to stockholder and other stakeholder questions and comments that are directed to the Chairman of the board, or to the lead independent director or the independent directors as a group, as the case may be; and

•	performing such other duties as our board of directors may delegate from time to time.

In the absence or disability of the Chairman, the duties of the Chairman (including presiding at all meetings of our board of directors and the stockholders) shall be performed and the authority of the Chairman may be exercised by an independent director designated for this purpose by our board of directors. The Chairman of our board of directors (if he or she is an independent director) or the lead independent director, if any, may only be removed from such position with the affirmative vote of a majority of the independent directors, only for the reasons set forth in our bylaws, including a determination that the Chairman, or lead independent director, as the case may be, is not exercising his or her duties in the best interests of Swift and our stockholders.

Board Committees

As a result of Mr. Moyes and the various Moyes children’s trusts controlling a majority of our voting common stock, we qualify as a “controlled company” within the meaning of the corporate governance standards of the NYSE.

As such, we have the option to elect not to comply with certain of such listing standards. However, consistent with our goal to implement strong corporate governance standards, we do not, and do not intend to, elect to be treated as a “controlled company” under the rules of the NYSE.

Our board of directors has an audit committee, compensation committee, and nominating and corporate governance committee. Members serve on these committees until their respective resignations or until otherwise determined by our board of directors. Our board of directors may from time to time establish other committees.

Committee memberships are as follows:

Nominating and Corporate
Audit Committee	Compensation Committee	Governance Committee

Richard H. Dozer (Chairman)	David Vander Ploeg (Chairman)	William Post (Chairman)
William Post	William Post	Richard Dozer
David Vander Ploeg	Richard Dozer	David Vander Ploeg
	Glenn Brown	Glenn Brown

Audit Committee

The audit committee, which held ten meetings in 2010, performs the following functions:

•	reviews the audit plans and findings of our independent registered public accounting firm and our internal audit and risk review staff, as well as the results of regulatory examinations, and tracks management’s corrective action plans where necessary;

•	reviews our financial statements, including any significant financial items and/or changes in accounting policies, with our senior management and independent registered public accounting firm;

•	reviews our financial risk and control procedures, compliance programs, and significant tax, legal, and regulatory matters;

•	has the sole discretion to appoint annually our independent registered public accounting firm, evaluate its independence and performance, and set clear hiring policies for employees or former employees of the independent registered public accounting firm; and

•	regularly reviews matters and monitors compliance with procedures with Swift’s internal audit department.

The board of directors has determined that all members of the audit committee, Richard Dozer, David Vander Ploeg and William Post, are audit committee financial experts and “independent” directors as defined under the rules of the NYSE and Rule 10A-3 of the Exchange Act.

Compensation Committee

The compensation committee, which held four meetings in 2010, performs the following functions:

•	annually reviews corporate goals and objectives relevant to the compensation of our executive officers and evaluates performance in light of those goals and objectives;

•	approves base salary and other compensation of our executive officers;

•	adopts, oversees, and periodically reviews the operation of all of Swift’s equity-based employee (including management and director) compensation plans and incentive compensation plans, programs and arrangements, including stock option grants and other perquisites and fringe benefit arrangements;

•	periodically reviews the outside directors’ compensation arrangements to ensure their competitiveness and compliance with applicable laws; and

•	approves corporate goals and objectives and determines whether such goals are met.

The board of directors has determined that all members of the compensation committee, David Vander Ploeg, William Post, Richard Dozer and Glenn Brown, are “non-employee” directors as defined in Rule 16b-3(b)(3) under the Exchange Act, and “outside” directors within the meaning of Section 162(m)(4)(c)(i) of the Internal Revenue Code.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee, which held four meetings in 2010, performs the following functions:

•	is responsible for identifying, screening, and recommending candidates to the board for board membership;

•	advises the board with respect to the corporate governance principles applicable to us; and

•	oversees the evaluation of the board and management.

The board of directors has determined that all members of the nominating and corporate governance committee, William Post, Richard Dozer, David Vander Ploeg and Glenn Brown, are “independent” directors under the rules of the NYSE.

Corporate Governance Policy

Our board of directors has adopted a corporate governance policy to assist the board in the exercise of its duties and responsibilities and to serve the best interests of us and our stockholders. A copy of this policy has been posted on our website at http://www.swifttrans.com. These guidelines, which provide a framework for the conduct of the board’s business, provide that:

•	directors are responsible for attending board meetings and meetings of committees on which they serve and to review in advance of meetings material distributed for such meetings;

•	the board’s principal responsibility is to oversee and direct our management in building long-term value for our stockholders and to assure the vitality of Swift for our customers, clients, employees, and the communities in which we operate;

•	at least two-thirds of the board shall be independent directors, and other than our Chief Executive Officer and up to one additional non-independent director, all of the members of our board of directors will be independent directors;

•	our nominating and corporate governance committee is responsible for nominating members for election to our board of directors and will consider candidates submitted by stockholders;

•	our board of directors believes that it is important for each director to have a financial stake in Swift to help align the director’s interests with those of our stockholders;

•	although we do not impose a limit to the number of other public company boards on which a director serves, our board of directors expects that each member be fully committed to devoting adequate time to his or her duties to us;

•	the independent directors meet in executive session on a regular basis, but not less than quarterly;

•	each of our audit committee, compensation committee, and nominating and corporate governance committee must consist solely of independent directors;

•	new directors participate in an orientation program and all directors are encouraged to attend, at our expense, continuing educational programs to further their understanding of our business and enhance their performance on our board; and

•	our board of directors and its committees will sponsor annual self-evaluations to determine whether members of the board are functioning effectively.

In addition, our governance policy includes a resignation policy requiring sitting directors to tender resignations if they fail to obtain a majority vote in uncontested elections.

Business Code of Ethics

The audit committee and our board of directors have adopted a business code of ethics (within the meaning of Item 406(b) of Regulation S-K) that applies to our board of directors and all executive officers, including our Chief Executive Officer, Chief Financial Officer, Controller, and such other persons designated by our board of directors or an appropriate committee thereof. The board believes that these individuals must set an exemplary standard of conduct for us, particularly in the areas of accounting, internal accounting control, auditing, and finance. The code of ethics sets forth ethical standards the designated officers must adhere to. The business code of ethics is posted on our website at http://www.swifttrans.com.

Compensation Committee Interlocks and Insider Participation

During 2009, Mr. Moyes was a member of our compensation committee while also serving as our Chief Executive Officer and President. Mr. Moyes no longer serves as a member of our compensation committee and none of the members of our compensation committee is an officer or employee of Swift. None of our executive officers other than Mr. Moyes currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee. During fiscal 2010, none of the members of the compensation committee had any relationship requiring disclosure under Item 404 of Regulation S-K.

Director Compensation

Swift pays only non-employee directors for their services as directors. Directors who are also officers or employees of the Company are not eligible to receive any of the compensation described below.

In calendar year 2010, compensation for non-employee directors was as follows:

•	an annual retainer of $20,000, paid in Company stock, cash or any combination thereof;

•	an annual retainer of $10,000, paid in cash, to the audit committee Chairman;

•	an annual retainer of $5,000, paid in cash, to the compensation committee Chairman;

•	an annual retainer of $5,000, paid in cash, to the nominating and corporate governance committee Chairman;

•	$1,500 for each board of directors meeting attended;

•	$1,500 for each committee meeting attended;

•	$500 each for each meeting attended telephonically; and

•	reimbursement of expenses to attend board of directors and committee meetings.

During the fourth quarter of 2010, the compensation committee reviewed a summary of various compensation packages awarded to directors of various public companies and determined that the board of directors’ compensation would be changed to the following for 2011:

•	an annual retainer of $75,000 paid in cash to the Chairman of the board of directors;

•	an annual retainer of $50,000 paid in cash to non-employee board of directors members;

•	an annual retainer of $10,000, paid in cash, to the audit committee Chairman;

•	an annual retainer of $5,000, paid in cash, to the nominating and corporate governance committee Chairman;

•	an annual retainer of $5,000 paid in cash to the compensation committee Chairman;

•	$5,000 for each board of directors meeting attended in person;

•	an annual grant of $35,000 in Class A common stock of the Company, subject to four year holding requirement from the date of grant;

•	$1,000 for each board of directors meeting attended telephonically;

•	$3,000 for each audit committee meeting attended;

•	$1,250 for each compensation committee meeting attended;

•	$1,250 for each nominating and corporate governance committee meeting attended; and

•	reimbursement of expenses to attend board of directors and committee meetings.

The following table provides information for the fiscal year ended December 31, 2010, regarding all plan and non-plan compensation awarded to, earned by, or paid to, each person who served as a director for some portion or all of 2010:

	Fees Earned or
Name	Paid in Cash ($)	Total ($)

Jerry Moyes(1)	−	−
William Post	−	−
Glen Brown	−	−
Richard H. Dozer(2)	91,500	91,500
David Vander Ploeg(2)	77,500	77,500
Earl Scudder(3)	12,000	12,000
Jeff A. Shumway(4)	15,000	15,000

(1)	Jerry Moyes served as our Chairman and Chief Executive Officer up to December 16, 2010 and previously served as our Chairman, Chief Executive Officer and President until July 2010. Employees of Swift who serve as directors receive no additional compensation, although we may reimburse them for travel and other expenses.

See “Executive Compensation — 2010 Summary Compensation Table” below for disclosure of Mr. Moyes’ compensation as Chief Executive Officer and President for 2010.

(2)	$34,000 earned in 2010, but paid in 2011 for each of Messrs. Dozer and Vander Ploeg.

(3)	Earl Scudder resigned from our board of directors and all committees effective July 21, 2010.

(4)	Jeff A. Shumway resigned from our board of directors and all committees effective July 21, 2010.

As of December 31, 2010, each of our non-employee directors, except for Messrs. Post and Brown, held options to acquire 4,000 shares of our common stock. In connection with a four-for-five reverse stock split effective on November 29, 2010, the number of shares of our common stock underlying options held by our non-employee directors and the corresponding exercise prices of such options have been proportionately adjusted.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

The purpose of this compensation discussion and analysis, or CD&A, is to provide information about the compensation earned by our named executive officers (as such term is defined in the “Summary Compensation Table” section below) and to explain our compensation process and philosophy and the policies and factors that underlie our decisions with respect to the named executive officers’ compensation. As we describe in more detail below, the principal objectives of our executive compensation strategy are to attract and retain talented executives, reward strong business results and performance, and align the interest of executives with our stockholders. In addition to rewarding business and individual performance, the compensation program is designed to promote both annual performance objectives and longer-term objectives.

Processes and Procedures for Considering and Determining Executive Compensation

Our compensation committee is responsible for reviewing and approving the compensation of the Chief Executive Officer and the other named executive officers. Compensation for our named executive officers is established based upon the scope of their responsibilities, experience, and individual and company performance, taking into account the compensation level from their recent prior employment, if applicable. Since July 21, 2010, the compensation committee consists entirely of “non-employee directors” as defined in Rule 16b-3(b)(3) under the Exchange Act, “outside” directors within the meaning of Section 162(m)(4)(c)(i) of the Internal Revenue Code, and “independent” directors as defined under the rules of the NYSE.

The compensation committee’s responsibilities include, but are not limited to:

•	administering all of Swift’s stock-based and other incentive compensation plans;

•	annually reviewing corporate goals and objectives relevant to the compensation of our named executive officers and evaluating performance in light of those goals and objectives;

•	approving base salary and other compensation of our named executive officers;

•	overseeing and periodically reviewing the operation of all of Swift’s stock-based employee (including management and director) compensation plans;

•	reviewing and adopting all employee (including management and director) compensation plans, programs, and arrangements, including stock option grants and other perquisites, and fringe benefit arrangements;

•	periodically reviewing the outside directors’ compensation arrangements to ensure their competitiveness and compliance with applicable laws; and

•	approving corporate goals and objectives and determining whether such goals have been met.

Role of compensation consultants.  The compensation committee has the authority to obtain advice and assistance from outside legal, accounting, or other advisors and consultants as deemed appropriate to assist in the continual development and evaluation of compensation policies and determination of compensation awards. We did not utilize outside consultants in evaluating our compensation policies and awards during 2010, 2009 or 2008.

Role of management in determining executive compensation.  Our Chief Financial Officer and our President provide information to the compensation committee on our financial performance for consideration in determining the named executive officers’ compensation. Our Chief Financial Officer and our President also assist the compensation committee in recommending salary levels and the type and structure of other awards.

Objectives of our Compensation Programs

The principal objectives of our executive compensation programs are to attract, retain, and motivate talented executives, reward strong business results and performance, and align the executive’s interests with stockholder interests. The objectives are based on the following core principles, which we explain in greater detail below:

•	Business performance accountability. Compensation should be tied to our performance in key areas so that executives are held accountable through their compensation for our performance.

•	Individual performance accountability. Compensation should be tied to an individual’s performance so that individual contributions to our performance are rewarded.

•	Alignment with stockholder interests. Compensation should be tied to our performance through stock incentives so that executives’ interests are aligned with those of our stockholders.

•	Retention. Compensation should be designed to promote the retention of key employees.

•	Competitiveness. Compensation should be designed to attract, retain, and reward key leaders critical to our success by providing competitive total compensation.

Elements of our Compensation Program

In general, our compensation program consists of three major elements: base salary, performance-based annual cash incentives, and long-term incentives designed to promote long-term performance and key employee retention. Our named executive officers are not employed pursuant to employment agreements.

Base salary.  The compensation committee, with the assistance of our Chief Executive Officer with respect to the other named executive officers, annually reviews the base salary of each named executive officer. If appropriate, adjustments are made to base salaries as a result. Annual salaries are based on our performance for the fiscal year and subjective evaluation of each executive’s contribution to that performance.

The following base annual salaries were effective in 2010 for the named executive officers (including car allowance benefit): Mr. Moyes — $508,400; Mr. Stocking — $408,400; Ms. Henkels — $283,400; Mr. Runnels — $226,400; and Mr. Sartor — $226,384.

Annual cash incentives.  Annual incentives in our compensation program are cash-based. The compensation committee believes that annual cash incentives promote superior operational performance, disciplined cost management, and increased productivity and efficiency that contribute significantly to positive results for our stockholders. Our compensation structure provides for annual performance incentives that are linked to our earnings objectives for the year and intended to compensate our named executive officers (other than Mr. Moyes) for our overall financial performance. Mr. Moyes was not eligible for the annual performance incentives prior to the completion of our initial public offering in December 2010. The annual incentive process involves the following basic steps:

•	establishing our overall performance goals;

•	setting target incentives for each individual; and

•	measuring our actual financial performance against the predetermined goals to determine incentive payouts.

The steps for the 2010 annual bonus are described below:

(1) Establishing our performance goals.  For the 2010 annual bonus, the compensation committee set company-wide performance goals for the 2010 fiscal year, which were approved by the board of directors on May 20, 2010. Such goals were set in order to incentivize management to improve profitability and thereby increase long-term stockholder value. The bonus payout percentages were determined based on our meeting specified Adjusted EBITDA levels. Adjusted EBITDA for this purpose means net income or loss plus (i) depreciation and amortization, (ii) interest and derivative interest expense, including other fees and charges associated with indebtedness, net of interest income, (iii) income taxes, (iv) non-cash impairments, (v) non-cash equity compensation expense, (vi) other unusual non-cash items, and (vii) excludable transaction costs. The 2010 bonus payout percentages upon attainment of certain levels of Adjusted EBITDA were as follows:

Level of Attainment:	Threshold	Target	Stretch	Maximum
		(Dollars in thousands)

Adjusted EBITDA	$440,000	$450,000	$475,000	$500,000
Bonus Payout %	50%	100%	150%	200%

(2) Setting a target incentive.  The 2010 target incentive amounts for each named executive officer (other than the Chief Executive Officer), expressed as a percentage of the executive’s base salary, were based on the executive’s job grade. The actual payments were based on achievement of the specified levels of Adjusted EBITDA set forth above and individual performance. The actual payments these named executive officers received corresponds to the percentage of their individual target incentive multiplied by the percentage of the corresponding bonus payout, which may have been adjusted based on overall team performance, terminal or department performance, and individual performance. The target incentive for each of the named executive officers (other than the Chief Executive Officer) for 2010 were as follows: 70% for Mr. Stocking and 50% for Ms. Henkels and Messrs. Sartor and Runnels.

(3) Measuring performance.  The compensation committee reviewed Swift’s actual performance against the established goals and determined that the performance targets to quality for a 2010 bonus were met and, accordingly, bonuses were paid in 2010.

Long-term incentives.  Long-term incentives in our compensation program are principally stock-based. Our stock-based incentives in 2010 consisted of stock options granted under our 2007 Omnibus Incentive Plan and are designed to promote long-term performance and the retention of key employees. The compensation committee grants stock options to individual employees and executives in the form of stock option grants, in amounts determined based on pay grade. The objective of the program is to align compensation over a multi-year period with the interests of our stockholders by motivating and rewarding the creation and preservation of long-term stockholder value. The level of long-term incentive compensation is determined based on an evaluation of competitive factors in conjunction with total compensation provided to the named executive officers and the goals of the compensation program described above.

The options granted to individuals having a salary grade of 31 or above (including all of our named executive officers), or Tier I options, will vest (i) upon the occurrence of a sale or a change in control of Swift or, if earlier, (ii) over a five-year vesting period at a rate of 33 1/3% beginning with the third anniversary date of the grant, subject to continued employment. The options granted to individuals having a salary grade of 30 and below, or Tier II options, will vest upon a five-year vesting period at a rate of 33 1/3% beginning with the third anniversary date of the grant, subject to continued employment. To the extent vested, both Tier I options and Tier II options become exercisable simultaneously with the closing of the earlier of a sale, or a change in control of Swift (subject to any applicable blackout period).

Under our 2007 Omnibus Incentive Plan, our board of directors approved in October 2007 option awards to a group of employees based on salary grade. In August 2008 and December 2009, additional option awards were approved by our board of directors and granted to groups of employees based on salary grade that were hired or promoted subsequent to the 2007 grant, including a December 2009 grant of options for 40,000 shares of our common stock to Mr. Stocking in connection with his promotion to Chief Operating Officer. Effective February 25, 2010, the board of directors approved and granted options for 1.4 million shares of our common stock to certain employees at an exercise price of $8.80 per share, which equaled the fair value of the common stock on the date of grant. Fair market value was determined by a third-party valuation analysis performed within 90 days of the date of grant and considered a number of factors, including our discounted, projected cash flows, comparative multiples of similar companies, the lack of liquidity of our common stock, and certain risks we faced at the time of the valuation. The options granted on February 25, 2010 included options for the following number of shares of our common stock for our named executive officers: Mr. Moyes — 0; Mr. Stocking — 32,000; Ms. Henkels — 24,000; Mr. Sartor — 12,000; and Mr. Runnels — 24,000. On

November 29, 2010, our board of directors approved the conversion of all of Ms. Henkels’ Tier II options into Tier I options. In connection with the four-for-five reverse stock split effective November 29, 2010, the number of shares of our common stock underlying the options held by our named executive officers and the corresponding exercise prices of such options were proportionately adjusted. Upon the closing of our initial public offering in December 2010, all outstanding options held by our named executive officers converted into options to purchase shares of Class A common stock of Swift Transportation Company and the exercise price for any options with an exercise price greater than the initial offering price of $11.00 per share were decreased to the $11.00 per share price. Future options may be approved and granted by the compensation committee and the board of directors.

Compensation Arrangements for 2011

We intend to continue to grant equity awards under the 2007 Omnibus Incentive Plan and our compensation committee will determine the specific criteria for future equity grants under our 2007 Omnibus Incentive Plan. Our 2011 annual cash incentive bonus program is described below:

(1) Establishing our performance goals.  For the 2011 annual bonus, the compensation committee set company-wide performance goals for the 2011 fiscal year, which were approved by the board of directors in February 2011. Such goals were set in order to incentivize management to improve profitability and thereby increase long-term stockholder value. The bonus payout percentages were determined based on our meeting specified Adjusted EPS levels. Adjusted EPS for this purpose means (1) income (loss) before income taxes plus (i) amortization of the intangibles from our 2007 going-private transaction, (ii) non-cash impairments, (iii) other unusual non-cash items, (iv) excludable transaction costs, (v) the mark-to-market adjustment on our interest rate swaps that is recognized in the statement of operations in a given period, and (vi) the amortization of previous losses recorded in accumulated other comprehensive income related to the interest rate swaps we terminated upon our initial public offering and refinancing transactions in December 2010; (2) reduced by income taxes at 39%, our normalized effective tax rate; (3) divided by weighted average diluted shares outstanding. The 2011 bonus payout percentages upon attainment of certain levels of Adjusted EPS would be as follows:

Level of Attainment:	Threshold	Target	Stretch	Maximum
	(Dollars in thousands)

Adjusted EPS	$0.83	$0.94	$1.03	$1.12
Bonus Payout %	50%	100%	150%	200%

(2) Setting a target incentive.  The 2011 target incentive amounts for each named executive officer, expressed as a percentage of the executive’s base salary, are based on the executive’s job grade. The actual payments will be based on achievement of the specified levels of Adjusted EPS set forth above and individual performance. The actual payments these named executive officers receive corresponds to the percentage of their individual target incentive multiplied by the percentage of the corresponding bonus payout, which may be adjusted based on overall team performance, terminal or department performance, and individual performance. The target incentive for each of the named executive officers for 2011 are as follows: 70% for Mr. Stocking and 50% for Ms. Henkels and Messrs. Sartor and Runnels.

Individual Agreements with our Named Executive Officers

We have not entered and do not anticipate entering into employment, change in control or severance agreements with any of our named executive officers.

Material Perquisites to our Named Executive Officers

We do not offer any material perquisites.

Alignment of each Element of Compensation and our Decisions regarding that Element with Overall Compensation Objectives and effect on Decisions regarding other Elements

Before establishing or recommending executive compensation payments or awards, the compensation committee considers all the components of such compensation, including current pay (salary and bonus), annual and long-term incentive awards, and prior grants. The compensation committee considers each element in relation to the others when setting total compensation, with a goal of setting overall compensation at levels that the compensation committee believes are appropriate.

Impact of Taxation and Accounting Considerations on the Decisions regarding Executive Compensation

The compensation committee also takes into account tax and accounting consequences of the total compensation program and the individual components of compensation, and weighs these factors when setting total compensation and determining the individual elements of an officer’s compensation package. We do not believe that the compensation paid to our named executive officers is or will be subject to limits of deductibility under the Internal Revenue Code.

2010 Summary Compensation Table

The following table provides information about compensation awarded and earned during 2010, 2009 and 2008 by our Chief Executive Officer, Chief Financial Officer, and the three most highly compensated executive officers (other than the Chief Executive Officer and Chief Financial Officer), or collectively, the named executive officers.

					Non-Equity
				Option	Incentive Plan	All Other
			Bonus	Awards($)	Compensation ($)	Compensation ($)
Name and Principal Position	Year	Salary ($)	($)(1)	(2)	(3)	(4)	Total ($)

Jerry Moyes,	2010	501,292	−	−	−	12,274	13,566
Chief Executive Officer	2009	490,385	−	−	−	10,256	500,641
	2008	500,000	87,500	−	−	10,256	597,756
Virginia Henkels	2010	276,292		100,560	283,400	9,156	669,408
Executive Vice President and	2009	269,711	−	−	−	10,256	279,967
Chief Financial Officer	2008	235,385	34,375	776,250		14,751	1,060,761
Richard Stocking,	2010	401,292	−	134,080	571,600	9,001	1,115,973
President and Chief	2009	386,707	−	169,500	−	11,447	567,654
Operating Officer	2008	231,985	27,248	−	−	13,252	272,485
Rodney Sartor,	2010	219,276	−	50,280	226,384	10,146	506,086
Executive Vice President	2009	213,792	−	−	−	10,256	224,048
	2008	217,984	27,248	−	−	10,676	255,908
Kenneth Runnels,	2010	219,292		100,560	226,400	9,306	555,558
Executive Vice President	2009	213,808	−	−	−	10,909	224,717
	2008	218,000	27,250	931,500	−	55,311	1,232,061

(1)	Amounts in this column represent discretionary cash bonuses paid in 2008 to the respective named executive officers as described in Note 3 below.

(2)	This column represents the grant date fair value of stock options under Topic 718 granted to each of the named executive officers in 2010, 2009, and 2008. For additional information on the valuation assumptions with respect to the 2010, 2009, and 2008 grants, refer to Note 19 of Swift Corporation’s audited consolidated financial statements. See “— Grants of Plan-Based Awards in 2010” below for information on options granted in 2010.

(3)	This column represents the cash incentive compensation amounts approved by the compensation committee and Chief Executive Officer paid to the named executive officers. The amounts for a given year represent the amount of incentive compensation earned with respect to such year. The bonuses were calculated based on our actual financial performance for 2010, 2009 and 2008, as compared with established targets.

The performance targets to qualify for a 2010 bonus were met and, accordingly, awards were paid in 2010. The performance targets to qualify for a 2009 bonus were not met and, accordingly, no awards were paid in 2009. For the 2008 cash bonuses, the Chief Executive Officer determined in December 2008 that, even though we would not achieve the 2008 performance targets in order to qualify for payout under the 2008 bonus plan, Swift would make a discretionary payout in amounts generally equal to 25% of what each employee’s target bonus was under the 2008 bonus plan. These cash bonuses were paid to the named executive officers at the end of 2008 and are reflected in the “Bonus” column rather than the “Non-Equity Incentive Plan Compensation” column.

(4)	This column represents all other compensation paid to the named executive officers for employer 401(k) matches, executive disability insurance, car allowance, and other benefits, none of which individually exceeded $10,000.

Grants of Plan-Based Awards in 2010

The following table provides information about equity and non-equity plan-based awards granted to the named executive officers in 2010.

						All Other
						Option
						Awards:	Exercise or
			Estimated Future Payouts Under			Number of	Base Price	Grant Date
		Board	Non-Equity Incentive Plan Awards(1)			Securities	of Option	Fair Value
	Grant	Approval	Threshold		Maximum	Underlying	Awards	of Option
Name	Date	Date	($)	Target ($)	($)	Options (#)(2)	($/SH)(3)	Awards

Jerry Moyes(4)	—	—	—	—	—	—	—	—
Virginia Henkels	02/28/2010	11/24/2009	—	—	—	24,000	8.80	$100,560
	—	—	70,850	141,700	283,400	—	—	—
Richard Stocking	02/28/2010	11/24/2009	—	—	—	32,000	8.80	$134,080
	—	—	142,940	285,880	571,760	—	—	—
Rodney Sartor	02/28/2010	11/24/2009	—	—	—	12,000	8.80	$50,280
	—	—	56,596	113,192	226,384	—	—	—
Kenneth Runnels	02/28/2010	11/24/2009	—	—	—	24,000	8.80	$100,560
	—	—	56,600	113,200	226,400	—	—	—

(1)	These columns represent the potential value of 2010 annual cash incentive payouts for each named executive officer, for which target amounts were approved by the compensation committee in May 2010. As discussed in Note 3 to the “Summary Compensation Table,” the 2010 performance targets to qualify for a payout under the 2010 plan were met and, accordingly, awards were paid under this plan. Although eligible under the 2007 Plan, Mr. Moyes elected not to participate in the annual cash incentive program for 2010.

(2)	This column shows the number of stock options granted in 2010 to the named executive officers. The options granted to Ms. Henkels, Mr. Stocking. Mr. Sartor and Mr. Runnels are Tier I options and will vest (i) upon the occurrence of the earlier of a sale or a change in control of Swift or, if earlier (ii) a five-year vesting period at a rate of 33 1/3% beginning with the third anniversary date of the grant. To the extent vested, these options become exercisable simultaneously with the closing of the earlier of (i) a sale, or (ii) change in control of Swift.

(3)	This column shows the exercise price for the stock options granted, as determined by our board of directors, which equaled the fair value of the common stock on the date of grant.

(4)	No plan-based awards were made to Mr. Moyes in 2010.

Outstanding Equity Awards at 2010 Fiscal Year-End

The following table provides information on the current holdings of stock options of the named executive officers. This table includes unexercised and unvested options as of December 31, 2010. Each equity grant is shown separately for each named executive officer.

	Option Awards
	Number of
	Securities	Number of Securities
	Underlying	Underlying			Option
	Unexercised Options	Unexercised Options		Option Exercise	Expiration
Name	(#) Exercisable	(#) Unexercisable		Price ($)(3)	Date

Jerry Moyes	—	—		—	—
Virginia Henkels	6,666 (1)	13,334	(1)	11.00	10/16/2017
	—	100,000	(2)	11.00	08/27/2018
	—	24,000	(2)	8.80	02/28/2020
Richard Stocking	40,000 (2)	80,000	(2)	11.00	10/16/2017
	—	40,000	(2)	8.61	12/31/2019
	—	32,000	(2)	8.80	02/28/2020
Rodney Sartor	40,000 (2)	80,000	(2)	11.00	10/16/2017
	—	12,000	(2)	8.80	02/28/2020
Kenneth Runnels	—	120,000	(2)	11.00	08/27/2018
	—	24,000	(2)	8.80	02/28/2020

(1)	The stock options are Tier II options and will vest upon a five-year vesting period at a rate of 33 1/3% beginning with the third anniversary date of the grant,. The grant date for Ms. Henkels’ award of 20,000 stock options was October 16, 2007. To the extent vested, the options become exercisable simultaneously with the closing of the earlier of (i) a sale, or (ii) a change in control of Swift. On November 29, 2010, the compensation committee approved the conversion of Ms. Henkels’ outstanding Tier II options to Tier I options, which vest as discussed under note (2).

(2)	The stock options are Tier I options and will vest upon the occurrence of the earliest of (i) a sale or a change in control of Swift or (ii) a five-year vesting period at a rate of 33 1/3% beginning with the third anniversary date of the grant. The grant date for Ms. Henkels’ award of 100,000 stock options was August 27, 2008. The grant dates for Mr. Stocking’s awards of 120,000 stock options and 40,000 stock options were October 16, 2007 and December 31, 2009, respectively. The grant date for Mr. Sartor’s award of 120,000 stock options was October 16, 2007. The grant date for Mr. Runnels’ award of 120,000 stock options was August 27, 2008. To the extent vested, the options become exercisable simultaneously with the closing of the earlier of (i) an initial public offering, (ii) a sale, or (iii) a change in control of Swift.

(3)	We repriced our outstanding stock options that had strike prices above the initial public offering price per share to $11.00, the initial public offering price per share.

Option Exercises and Stock Vested in 2010, 2009, and 2008

No named executive officer exercised stock options in 2010, 2009, or 2008.

Potential Payments Upon Termination or Change-in-Control

We do not currently have employment, change-in-control, or severance agreements with any of our named executive officers.

As described under the heading “Elements of our Compensation Program — Long term incentives,” pursuant to the named executive officers’ individual option award agreements, options held by the named executive officers all vest upon a change in control of Swift. Assuming a change-of-control occurred on December 31, 2010, the intrinsic value of unvested options for our named executive officers would be as follows: Ms. Henkels — $260,173; Mr. Stocking — $395,520; Mr. Sartor — $165,320; and Mr. Runnels —

$270,240. The above amounts are based on a closing price of $12.51 per share of our common stock on the NYSE on December 31, 2010.

Retirement and Deferred Compensation

We do not provide any retirement benefits or deferred compensation arrangements to our named executive officers other than our 401(k) plan, which is available to all employees meeting the plan’s basic eligibility requirements.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of shares of our Class A common stock and Class B common stock as of April 12, 2011 for:

•	all of our executive officers and directors as a group;

•	each of our named executive officers;

•	each of our directors; and

•	each beneficial owner of more than 5% of either class of our outstanding shares.

The percentage of beneficial ownership of our common stock is based on 79,359,344 shares of Class A common stock issued and outstanding and 60,116,713 shares of Class B common stock issued and outstanding for a total of 139,476,057 shares of common stock issued and outstanding as of April 12, 2011.

	Shares Beneficially Owned
			Percent of	Percent of	Percent of
	Class of		Class of	Total	Total
Name and Address of Beneficial	Common	Number of	Common	Common	Voting
Owner(1)(2)	Stock	Shares	Stock	Stock(3)	Power(4)

Named Executive Officers and Directors:
Jerry Moyes(5)(6)	B	19,704,618	32.8%	14.1%	19.7%
Virginia Henkels	A	16,666	*	*	*
Richard Stocking	A	40,000	*	*	*
Rodney Sartor	A	40,000	*	*	*
Kenneth Runnels	A	—	—	—	—
William Post	A	2,336	*	*	*
Richard H. Dozer	A	2,336	*	*	*
David Vander Ploeg	A	2,336	*	*	*
Glenn Brown	A	2,336	*	*	*
All executive officers and directors as a group (12 persons)	A	106,010	*	*	*
	B	19,704,618	32.8%	14.1%	19.7%
Other 5% Stockholders:
Various Moyes Children’s Trusts(6)(7)	B	16,120,528	26.8%	11.6%	16.2%
Cactus Holding Company, LLC(8)	B	13,001,567	21.6%	9.3%	13.0%
Cactus Holding Company II, LLC(9)	B	11,290,000	18.8%	8.1%	11.3%
Wellington Management Company, LLP(10)	A	10,262,000	12.9%	7.4%	5.1%
280 Congress Street Boston, MA 02210
Third Point LLC(11)	A	4,251,500	5.4%	3.0%	2.1%
390 Park Avenue New York, NY 10022
Invesco Ltd.(12)	A	4,896,030	6.2%	3.5%	2.5%
1555 Peachtree Street NE Atlanta, GA 30309
Valinor Management, LLC and David Gallo(13)	A	5,380,312	6.8%	3.9%	2.7%
90 Park Avenue, 40th Floor New York, NY 10016

	Shares Beneficially Owned
			Percent of	Percent of	Percent of
	Class of		Class of	Total	Total
Name and Address of Beneficial	Common	Number of	Common	Common	Voting
Owner(1)(2)	Stock	Shares	Stock	Stock(3)	Power(4)

SAB Capital Advisors, L.L.C., SAB Capital Management, L.P., SAP Capital Management, L.L.C., and Scott A. Bommer(14)	A	4,835,842	6.1%	3.5%	2.4%
767 Fifth Avenue, 21st Floor New York, NY 10153
FMR LLC(15)	A	13,445,311	16.9%	9.6%	6.7%
82 Devonshire Street Boston, MA 02109

*	Represents less than 1% of the outstanding shares of our common stock.

(1)	Except as otherwise indicated, addresses are c/o Swift, 2200 South 75th Avenue, Phoenix, Arizona 85043.

(2)	Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of April 12, 2011 are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities.

(3)	Percent of total common stock represents the percentage of total shares of outstanding Class A common stock and Class B common stock.

(4)	Percent of total voting power represents voting power with respect to all shares of our Class A common stock and Class B common stock, as a single class. Each holder of Class A common stock is generally entitled to one vote per share of Class A common stock and each holder of Class B common stock is generally entitled to two votes per share of Class B common stock on all matters submitted to our stockholders for a vote.

(5)	Consists of shares of Class B common stock owned by Mr. Moyes, Mr. Moyes and Vickie Moyes, jointly, and the Jerry and Vickie Moyes Family Trust dated December 11, 1987, including 72,215 shares of Class B common stock over which Mr. Moyes has sole voting and dispositive power and 19,632,403 shares of Class B common stock over which Mr. Moyes has shared voting and dispositive power. Excludes 16,120,528 shares of Class B common stock owned by the various Moyes children’s trusts, 13,001,567 shares of Class B common stock owned by Cactus Holding Company, LLC which is solely managed by the Jerry and Vickie Moyes Family Trust, and 11,290,000 shares of Class B common stock owned by Cactus Holding Company II, LLC which is solely managed by the Jerry and Vickie Moyes Family Trust.

(6)	Consists of (x) 2,710,274 shares of Class B common stock owned by the Todd Moyes Trust, 2,710,274 shares of Class B common stock owned by the Hollie Moyes Trust, 2,710,274 shares of Class B common stock owned by the Chris Moyes Trust, 2,629,636 shares of Class B common stock owned by the Lyndee Moyes Nester Trust, and 2,649,796 shares of Class B common stock owned by the Marti Lyn Moyes Trust, for each of which Michael J. Moyes is the trustee and for which he has sole voting and dispositive power and (y) 2,710,274 shares of Class B common stock owned by the Michael J. Moyes Trust. Lyndee Moyes Nester is the trustee of the Michael J. Moyes Trust and has sole voting and dispositive power with respect to shares of Class B common stock held by the trust.

(7)	This amount includes shares of Class B common stock pledged to the Trust, as defined and discussed below in this footnote (7). Concurrently with our initial public offering in December 2010, Mr. Moyes and the various Moyes children’s trusts completed a private placement by a newly formed, unaffiliated trust, or the Trust, of $250.0 million of its mandatory common exchange securities (or $262.3 million of its mandatory common exchange securities following the exercise by the initial purchasers of their option to purchase additional securities in January 2011), herein referred to as the “Stockholder Offering.” Subject to certain exceptions, the Trust’s securities will be exchangeable into shares of our Class A common stock or alternatively settled in cash equal to the value of those shares of Class A common stock three years following December 15, 2010, the closing date of the Stockholder Offering. In connection with the Stockholder Offering, Mr. Moyes and the various Moyes children’s trusts pledged to the Trust 23.8 million shares of Class B common stock deliverable upon exchange of the Trust’s securities (or a number of shares of Class B common stock representing $262.3 million in value of shares of Class A common stock) three years following December 15, 2010, the closing of the Stockholder Offering, subject to Mr. Moyes’ and the Moyes Affiliates’ option to settle their obligations to the Trust in cash. Although Mr. Moyes and the and the various Moyes children’s trusts may settle their obligations to the Trust in cash three years following the closing date of the Stockholder Offering, any or all of the pledged shares of Class B common stock could be converted into Class A common stock and delivered on such date in exchange for the Trust’s securities.

(8)	Cactus Holding Company, LLC is solely managed by Jerry & Vickie Moyes Family Trust. Mr. Moyes has shared voting and dispositive power as to the 13,001,567 shares of Class B common stock owned by Cactus Holding Company, LLC.

(9)	Cactus Holding Company II, LLC is solely managed by Jerry & Vickie Moyes Family Trust. Mr. Moyes has shared voting and dispositive power as to the 11,290,000 shares of Class B common stock owned by Cactus Holding Company II, LLC.

(10)	Wellington Management Company, LLP Schedule 13G/A filing, dated April 11, 2011, reports beneficial ownership collectively of 10,262,000 shares of Class A common stock, with sole voting power as to 5,982,032 shares of Class A common stock and sole dispositive power as to 10,262,000 shares of Class A common stock.

(11)	Third Point LLC Schedule 13G filing, dated February 11, 2011, reports beneficial ownership of 4,251,500 shares of Class A common stock, with sole voting and dispositive power.

(12)	Invesco Ltd. Schedule 13G filing, dated February 11, 2011, reports beneficial ownership of 4,896,030 shares of Class A common stock, with sole voting and dispositive power.

(13)	Valinor Management, LLC and David Gallo Schedule 13G filing, dated January 25, 2011, reports beneficial ownership collectively of 5,380,312 shares of Class A common stock, with sole voting and dispositive power.

(14)	SAB Capital Advisors, LLC., SAB Capital Management, L.P., SAB Capital Management, L.L.C., and Scott A. Bommer Schedule 13G filing, dated January 24, 2011, reports beneficial ownership collectively of 4,835,842 shares of Class A common stock, with sole voting power and sole dispositive power as to 2,841,849 shares of Class A common stock in SAB Capital Partners, L.P., sole voting power and sole dispositive power as to 108,286 shares of Class A common stock in SAB Capital Partners II, L.P. and sole voting power and sole dispositive power as to 1,885,707 shares of Class A common stock in SAB Overseas Master Fund, LP.

(15)	FMR LLC Schedule 13G filing, dated January 10, 2011, reports beneficial ownership collectively of 13,445,311 shares of Class A common stock with sole voting power as to 7,624,114 shares of Class A common stock and sole dispositive power as to 13,445,311 shares of Class A common stock.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Overview

We have in place a written policy regarding the review and approval of all transactions between Swift and any of our executive officers, directors, and their affiliates. The policy may only be amended by an affirmative vote of a majority of our independent directors, including the affirmative vote of the Chairman of our board of directors if the Chairman is an independent director, or the lead independent director if the Chairman is not an independent director.

Prior to entering into the related person transaction, the related person must provide written notice to our legal department and our Chief Financial Officer describing the facts and circumstances of the proposed transaction.

If our legal department determines that the proposed transaction is permissible, unless such transaction is required to be approved by our board of directors under our amended and restated certificate of incorporation or any indenture or other agreement, the proposed transaction will be submitted for consideration to our nominating and corporate governance committee (exclusive of any member related to the person effecting the transaction) at its next meeting or, if not practicable or desirable, to the chair of such committee.

Such committee or chair will consider the relevant facts and circumstances, including but not limited to: the benefits to us; the impact on a director’s independence; the availability of other sources for comparable products or services; the terms of the transaction; and arms’ length nature of the arrangement. The nominating and corporate governance committee or the chair will approve only those transactions that are in, or are not inconsistent with, the best interests of us and our stockholders.

In addition, our amended and restated certificate of incorporation provides that for so long as (1) Mr. Moyes, Vickie Moyes, and their respective estates, executors, and conservators, (2) any trust (including the trustee thereof) established for the benefit of Mr. Moyes, Vickie Moyes, or any children (including adopted children) thereof, (3) any such children upon transfer from Mr. Moyes or Vickie Moyes, or upon distribution from any such trust or from the estates of Mr. Moyes or Vickie Moyes, and (4) any corporation, limited liability company, or partnership, the sole stockholders, members, or partners of which are referred to in (1), (2), or (3) above, or collectively, the Permitted Holders, hold in excess of 20% of the voting power of Swift, Swift shall not enter into any contract or transaction with any Permitted Holder or any Moyes-affiliated entities unless such contract or transaction shall have been approved by either (i) at least 75% of the independent directors, including the affirmative vote of the Chairman of our board of directors if the Chairman is an independent director, or the lead independent director if the Chairman is not an independent director or (ii) the holders of a majority of the outstanding shares of Class A common stock held by persons other than Permitted Holders or any Moyes-affiliated entities. “Independent director” means a director who is not a Permitted Holder or a director, officer, or employee of any Moyes-affiliated entity and is “independent,” as that term is defined in the listing rules of the NYSE as such rules may be amended from time to time.

Transactions with Moyes-Affiliated Entities

We provide and receive freight services, facility leases, equipment leases, and other services, including repair and employee services to and from several companies controlled by and/or affiliated with Mr. Moyes. Competitive market rates based on local market conditions are used for facility leases.

The rates we charge for freight services to each of these companies for transportation services are market rates, which are comparable to what we charge third-party customers. The transportation services we provide to affiliated entities provide us with an additional source of operating revenue at our normal freight rates. Freight services received from affiliated entities are brokered out at rates lower than the rate charged to the customer, therefore allowing us to realize a profit. These brokered loads make it possible for us to provide freight services to customers even in areas that we do not serve, providing us with an additional source of income.

Other services that we provided to Moyes-affiliated entities included employee services provided by our personnel, including accounting-related services and negotiations for parts procurement, repair and other truck stop services, and other services. The daily rates we charge for employee-related services reflect market salaries for employees performing similar work functions. Other payments we make to and receive from Moyes-affiliated entities include fuel tank usage, employee expense reimbursement, executive air transport, and miscellaneous repair services. Unless noted below, these relationships and transactions continue in fiscal 2011.

Central Freight Lines, Inc.

Mr. Moyes and the Moyes-affiliated entities are the principal stockholders of Central Freight Lines, Inc., or Central Freight. For the year ended December 31, 2010, the services we provided to Central Freight included $7.4 million for freight services and $0.5 million for facility leases. For the same period, the services we received from Central Freight included $0.1 million for freight services and $0.4 million for facility leases. As of December 31, 2010, amounts owed to us by Central Freight totaled $0.3 million. For the year ended December 31, 2009, the services we provided to Central Freight included $3.9 million for freight services and $0.7 million for facility leases. For the same period, the services we received from Central Freight included $0.1 million for freight services and $0.4 million for facility leases. As of December 31, 2009, amounts owed to us by Central Freight totaled $1.2 million. For the year ended December 31, 2008, the services we provided to Central Freight included $18.8 million for freight services and $0.8 million for facility leases. For the same period, the services received from Central Freight included $0.5 million for facility leases. As of December 31, 2008, amounts owed to us by Central Freight totaled $0.8 million.

Central Refrigerated Holdings, LLC

Mr. Moyes and the Moyes-affiliated entities are the members of Central Refrigerated Holdings, LLC, or Central Holdings. For the year ended December 31, 2010, the services we provided to Central Refrigerated Services, Inc., or Central Refrigerated, an indirect subsidiary of Central Holdings, included $0.1 million for freight services. For the same period, the services we received from Central Refrigerated included $1.9 million for freight services. For the year ended December 31, 2009, the services we provided to Central Refrigerated included $0.2 million for freight services. For the same period, the services we received from Central Refrigerated included $1.9 million for freight services. For the year ended December 31, 2008, the services we provided to Central Refrigerated included $0.3 million for freight services. For the same period, the services we received from Central Refrigerated included $0.6 million for freight services.

In addition, in the second quarter of 2009, we entered into a one-time agreement with Central Refrigerated to purchase 100 model year 2001-2002 Utility refrigerated trailers. The purchase price paid for the trailers was comparable to the market price of similar model year utility trailers according to the most recent auction value guide at the time of the sale. The total amount that we paid to Central Refrigerated for the equipment was $1.2 million. There was no further amount due to Central Refrigerated for the purchase of the trailers as of December 31, 2010 or 2009.

In addition to the above referenced transactions, in November 2010, Central Refrigerated acquired a membership interest in Red Rock Risk Retention Group Inc., or Red Rock (Swift’s subsidiary captive insurance entity), for a $100,000 capital investment in order to participate in a common interest motor carrier risk retention group, which required the participation by a second carrier, through which Central Refrigerated will also insure up to $2 million in auto liability claims. Under this auto liability insurance policy, Central Refrigerated will be responsible for the first $1 million in claims and 25% of any claims between $1 million and $2 million, with Red Rock insuring 75% of any claims in this $1 million to $2 million layer. Central Refrigerated will obtain insurance from other third-party carriers for claims in excess of $2 million. Red Rock will provide this coverage to Central Refrigerated for an annual premium of approximately $500,000. After reasonable investigation and market analysis, the terms of Central Refrigerated’s participation in Red Rock and the pricing of the auto liability coverage provided thereunder is comparable to the market price of similar insurance coverage offered by third-party carriers in the industry. The inclusion of the similar risk of this third party supports the standing of our risk retention group with the insurance regulators.

Transpay

Our subsidiary, IEL, contracts its employees from a third party, Transpay, Inc., or Transpay, which is partially owned by Mr. Moyes. Transpay is responsible for all payroll-related liabilities and employee benefits administration for IEL. For the years ended December 31, 2010, 2009 and 2008, we paid Transpay $0.8 million, $1.0 million and $1.0 million, respectively, for employee services and administration fees. As of December 31, 2010, 2009 and 2008, we had no outstanding balance owing to Transpay for these services.

Swift Motor Sports

An entity affiliated with the Moyes-affiliated entities was an obligor on a $1.7 million obligation with IEL, at December 31, 2009, which obligation was cancelled prior to the consummation of our initial public offering in December 2010. The obligation was guaranteed by Jerry Moyes. The obligation accrued interest at 7.0% per annum with monthly installments equal to $38,000 through October 10, 2013 when the remaining balance was due.

Other Affiliated Entities

For the year ended December 31, 2010, the services provided by us to other affiliated entities of Mr. Moyes, including SME Industries, Inc. and Swift Air LLC, included $0.3 million for freight services. For the year ended December 31, 2009, the services that we provided to those other affiliated entities included $0.3 million for freight services. For the same period, the services received by Swift from these other affiliated entities included $0.1 million for other services. For the year ended December 31, 2008, the services that we provided to these other affiliated entities included $0.5 million for freight services.

Scudder Law Firm

We have obtained legal services from Scudder Law Firm, P.C., L.L.O., or Scudder Law Firm. Earl Scudder, a director of Swift until July 21, 2010, is a member of Scudder Law Firm. The rates charged to the Company for legal services reflect market rates charged by unrelated law firms for comparable services. For the years ended December 31, 2010, 2009 and 2008, we incurred fees for legal services from Scudder Law Firm, a portion of which were provided by Mr. Scudder, in the amount of $1.4 million, $0.8 million and $0.4 million, respectively. As of December 31, 2010, we had $0.5 million outstanding owing to Scudder Law Firm for these services. As of December 31, 2009 and 2008, we had no outstanding balance owing to Scudder Law Firm for these services.

Stockholder Loans Receivable

On May 10, 2007, we entered into a stockholder loan agreement with our stockholders. Under the agreement we loaned the stockholders $560 million to be used to satisfy their indebtedness owed to Morgan Stanley Senior Funding, Inc. (“Morgan Stanley”). The proceeds of the Morgan Stanley loan had been used to repay all indebtedness of the stockholders secured by the common stock of Swift Transportation owned by the Moyes Affiliates prior to the contribution by them of that common stock to Swift Corporation on May 9, 2007 in conjunction with our going private transaction.

During 2009 and 2008, we paid distributions on a quarterly basis totaling $16.4 million and $33.8 million, respectively, to the stockholders, who then repaid the same amounts to us as interest.

In connection with an amendment to our old senior secured credit facility, on October 9, 2009, Mr. Moyes agreed to cancel $125.8 million of our senior notes he held in return for a $325.0 million reduction of the stockholder loan. The floating rate notes held by Mr. Moyes, totaling $36.4 million in principal amount, were cancelled at closing on October 13, 2009 and, correspondingly, the stockholder loan was reduced by $94.0 million. The fixed rate notes held by Mr. Moyes, totaling $89.4 million in principal amount, were cancelled in January 2010 and the stockholder loan was reduced further by an additional $231.0 million. The amount of the stockholder loan cancelled in exchange for the contribution of notes was negotiated by

Mr. Moyes with the steering committee of lenders, comprised of a number of the largest lenders (by holding size) and the administrative agent of our old senior secured credit facility.

The $244.6 million remaining balance of the stockholder loan, $6.2 million of which was attributable to interest on the principal amount, was cancelled prior to the consummation of our initial public offering in December 2010. Due to the classification of the stockholder loan as contra-equity, the reductions in the stockholder loan did not reduce our stockholders’ equity.

DESCRIPTION OF OTHER INDEBTEDNESS

New Senior Secured Credit Agreement

As part of the 2010 Transactions, our wholly-owned subsidiary, Swift Transportation, as borrower, and Swift, as its parent company, entered into a senior secured credit agreement with Bank of America, N.A., as administrative agent, Morgan Stanley Senior Secured Funding, Inc., as collateral agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley Senior Funding, Inc., Wells Fargo Securities, LLC, PNC Capital Markets, LLC and Citigroup Global Markets Inc., as the joint lead arrangers and joint bookrunners, and the other lenders identified in the senior secured credit agreement.

As of March 31, 2011, the aggregate amount of borrowings under our senior secured credit agreement was $1,010 million, consisting of $1,010 million of outstanding borrowings under a senior secured term loan facility and no outstanding borrowings under a $400 million senior secured revolving credit facility.

Swift Transportation is the borrower under the senior secured revolving credit facility and the senior secured term loan facility. The senior secured revolving credit facility includes a sub-facility available for letters of credit and a sub-facility for short-term borrowings.

The following is a description of the terms of the senior secured credit agreement that Swift Transportation entered into.

Interest rate and fees

Borrowings under our senior secured credit facility bear interest, at Swift Transportation’s option, at (1) a rate equal to the rate for LIBOR deposits for a period Swift Transportation selects, appearing on LIBOR 01 Page published by Reuters, or the LIBOR Rate, (with a minimum LIBOR Rate of 1.50% with respect to the senior secured term loan facility) plus 4.50%, or (2) a rate equal to the highest of (a) the rate publicly announced by Bank of America, N.A. as its prime rate in effect at its principal office in New York City, (b) the federal funds effective rate plus 0.50%, and (c) the LIBOR Rate applicable for an interest period of one month plus 1.00%, (the “Base Rate”) (with a minimum Base Rate of 2.50% with respect to the senior secured term loan facility), plus 3.50%.

In addition to paying interest on outstanding principal under our senior secured credit agreement, Swift Transportation pays ongoing customary commitment fees and letter of credit fees under the senior secured revolving credit facility and customary letter of credit fronting fees to the letter of credit issuer under the senior secured revolving credit facility.

Prepayments and amortization

Swift Transportation is permitted to make voluntary prepayments at any time, without premium or penalty (other than LIBOR breakage and redeployment costs, if applicable). Swift Transportation is required to make mandatory prepayments under our senior secured credit agreement with (1) a percentage of excess cash flow (which percentage may decrease over time based on its leverage ratio), (2) net cash proceeds from permitted, non-ordinary course asset sales and from insurance and condemnation events (subject to a reinvestment period and certain agreed exceptions), (3) net cash proceeds from certain issuances of indebtedness (subject to certain agreed exceptions) and (4) a percentage of net cash proceeds from the issuance of additional equity interests in the Company or any of its subsidiaries otherwise permitted under our senior secured credit facility (which percentage may decrease over time based on its leverage ratio).

Loans under the senior secured term loan facility are repayable in equal quarterly installments in annual aggregate amounts equal to 1.0% of the initial aggregate principal amount, except that the final installment will be equal to the remaining amount of the senior secured term loan facility and will be due on the sixth anniversary of the closing date for the senior secured term loan facility; provided, however, that if more than $50 million of Swift Transportation’s senior secured floating rate notes due May 2015 remain outstanding on February 12, 2015, then the senior secured term loan facility will be due on February 12, 2015. Amounts drawn under the senior secured revolving credit facility will become due and payable on the fifth anniversary of the closing date for the senior secured revolving credit facility; provided, however, that if more than $50 million of Swift Transportation’s senior secured floating rate notes due May 2015 remain outstanding on February 12, 2015, then amounts drawn under the senior secured revolving credit facility will become due and payable on February 12, 2015.

Guarantee and security

All obligations under the senior secured credit agreement are guaranteed by us, Swift Transportation, and each of Swift Transportation’s direct and indirect wholly-owned material domestic subsidiaries (subject to certain exceptions) (each, a “guarantor”).

Our senior secured credit facility is secured, subject to permitted liens and other agreed upon exceptions, by a first priority lien on and perfected security interest in (1) all the capital stock of each of Swift Transportation’s and each guarantor’s direct subsidiaries (limited, in the case of foreign subsidiaries, to 65% of the capital stock of such first-tier foreign subsidiaries), (2) substantially all present and future assets of Swift Transportation and each guarantor (including, without limitation, intellectual property and material fee-owned real property), and (3) all present and future intercompany indebtedness owing to Swift Transportation and each guarantor, in each case to the extent otherwise permitted by applicable law or contract, and, in any event, including all assets securing the issuer’s outstanding senior secured notes or any guarantee thereof.

Certain covenants and other terms

The senior secured credit agreement contains customary representations and warranties and customary events of default, including a change of control default. The senior secured credit agreement also contains certain affirmative and negative covenants, including, but not limited to, restrictions, subject to certain exceptions, on our ability and the ability of Swift Transportation and its restricted subsidiaries to:

•	create, incur, assume, or permit to exist any additional indebtedness (including guarantee obligations);

•	create, incur, assume, or permit to exist any liens upon any properties;

•	liquidate or dissolve, consolidate with, acquire, or merge into any other person;

•	dispose of certain of assets;

•	declare or make a restricted payment;

•	purchase, make, incur, assume, or permit to exist any investment, loan, or advance to or in any other person;

•	enter into any transactions with affiliates;

•	directly or indirectly enter into any agreement or arrangement providing for the sale or transfer of any property to a person and the subsequent lease or rental of such property from such person;

•	engage in any business activity except those engaged in on the date of the senior secured credit agreement or activities reasonably incidental or reasonably related thereto; and

•	make any prepayments of certain other indebtedness.

The senior secured credit agreement also contains certain financial covenants with respect to maximum consolidated leverage ratio, minimum consolidated interest coverage ratio, and maximum capital expenditures.

Old Senior Secured Notes

On May 10, 2007, we completed a private placement of second priority senior secured notes associated with the acquisition of Swift Transportation totaling $835.0 million, which consisted of: $240 million aggregate principal amount second priority senior secured floating rate notes due May 15, 2015, and $595 million aggregate principal amount of 12.50% second priority senior secured fixed rate notes due May 15, 2017. As part of the 2010 Transactions, we entered into a purchase arrangement with the largest holders of senior secured notes and completed tender offers and consent solicitations with respect to our outstanding senior secured floating rate notes and our outstanding senior secured fixed rate notes. Following the 2010 Transactions, there are $11.0 million aggregate principal amount of floating rate notes and $15.6 million aggregate principal amount of fixed rate notes outstanding as of March 31, 2011.

Interest on the senior secured floating rate notes is payable on February 15, May 15, August 15, and November 15, accruing at three-month LIBOR plus 7.75% (8.06% at March 31, 2011). Interest on the 12.50% senior secured fixed rate notes is payable on May 15 and November 15.

Accounts Receivable Securitization

On July 6, 2007, Swift Corporation, through Swift Receivables Corporation, a wholly-owned bankruptcy-remote special purpose subsidiary, entered into the 2007 RSA in order to sell, on a revolving basis, undivided interests in Swift Corporation’s accounts receivable to an unrelated financial entity. On July 30, 2008, through Swift Receivables Company II, LLC, a wholly-owned bankruptcy-remote special purpose subsidiary, Swift Corporation entered into the 2008 RSA, a new receivable sale agreement with Wells Fargo Foothill, LLC, as the administrative agent and General Electric Capital Corporation, Morgan Stanley Senior Funding, Inc., and Wells Fargo Foothill, LLC, as Co-Collateral Agents, Morgan Stanley Senior Funding, Inc., as syndication agent, sole bookrunner, and lead arranger and the purchasers from time to time party thereto to replace the 2007 RSA and to sell, on a revolving basis, undivided interests in Swift Corporation’s consolidated accounts receivable.

The program limit under the 2008 RSA is $210 million and is subject to eligible receivables and reserve requirements. Outstanding balances under the 2008 RSA accrue interest at a yield of LIBOR plus 300 basis points or Prime plus 200 basis points, at the Company’s discretion. The 2008 RSA terminates on July 30, 2013 and is subject to an unused commitment fee ranging from 25 to 50 basis points, depending on the aggregate unused commitment of the 2008 RSA. The 2008 RSA contains certain termination events including the failure of Swift Corporation to pay any of its indebtedness or a default under any agreement under which such indebtedness was created, causing the payment of such indebtedness to be accelerated. As of March 31, 2011, the balance of Swift Corporation’s obligation relating to the accounts receivable securitization was approximately $136.0 million. See Note 7 to the unaudited consolidated financial statements of Swift Transportation Company for the three months ended March 31, 2011 included elsewhere in this prospectus for a further discussion of Swift Transportation Company’s securitization facilities, the use of proceeds therefrom, retained interest, and loss on sale.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

When the Restricted Notes were sold on December 21, 2010, the issuer, Swift and the Subsidiary Guarantors entered into a Registration Rights Agreement with the initial purchasers of those Restricted Notes. Under the terms of the Registration Rights Agreement, we agreed to use our reasonable best efforts to:

•	file with the SEC and cause to become effective, a registration statement relating to an offer to exchange the Restricted Notes for the Exchange Notes; and

•	keep the exchange offer open for not less than 20 business days (or longer if required by applicable law) after the date of notice thereof is mailed to the holders of the Restricted Notes.

The Registration Rights Agreement provides that we will be required to pay additional cash interest (“additional interest”) to the holders of the Restricted Notes, subject to certain exceptions, if the exchange offer is not completed within 180 days of the issuance of the Restricted Notes or if certain other conditions described under “Description of the Exchange Notes — Additional Interest” are not met. Under some circumstances set forth in the Registration Rights Agreement, holders of Restricted Notes, including holders who are not permitted to participate in the exchange offer, may require us to file and cause to become effective, a shelf registration statement covering resales of the Restricted Notes by these holders.

Each broker-dealer that receives Exchange Notes for its own account in exchange for Restricted Notes, where the Restricted Notes were acquired by it as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the Exchange Notes. By so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. See “Plan of Distribution.”

The exchange offer is not being made to holders of Restricted Notes in any jurisdiction in which the exchange offer would not comply with the securities or blue sky laws of such jurisdiction. The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete, and is qualified in its entirety by reference to all the provisions of the Registration Rights Agreement, which is an exhibit to the registration statement of which this prospectus forms a part.

Terms of the Exchange Offer

Subject to the terms and the satisfaction or waiver of the conditions detailed in this prospectus, we will accept for exchange Restricted Notes which are properly tendered on or prior to the expiration date and not withdrawn as permitted below. As used herein, the term “expiration date” means 12:00 midnight, New York City time, on June 16, 2011. We may, however, in our sole discretion, extend the period of time during which the exchange offer is open. The term “expiration date” means the latest time and date to which the exchange offer is extended.

As of the date of this prospectus, $500,000,000 aggregate principal amount of Restricted Notes are outstanding. This prospectus is first being sent on or about the date hereof, to all holders of Restricted Notes known to us.

We expressly reserve the right, at any time prior to the expiration of the exchange offer, to extend the period of time during which the exchange offer is open, and delay acceptance for exchange of any Restricted Notes, by giving oral or written notice of such extension to holders thereof as described below. During any such extension, all Restricted Notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any Restricted Notes not accepted for exchange for any reason will be returned without expense to an account maintained with DTC as promptly as practicable after the expiration or termination of the exchange offer.

Restricted Notes tendered in the exchange offer must be in denominations of principal amount of $2,000 and any integral multiple thereof.

We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any Restricted Notes, upon the occurrence of any of the conditions of the exchange offer specified under “— Conditions to the Exchange Offer.” We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the Restricted Notes as promptly as practicable. Such notice, in the case of any extension, will be issued by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

Procedures for Tendering Restricted Notes

You may only tender your Restricted Notes by book-entry transfer of the Restricted Notes into the exchange agent’s account at DTC. The tender to us of Restricted Notes by you, as set forth below, and our acceptance of the Restricted Notes will constitute a binding agreement between us and you, upon the terms and subject to the conditions set forth in this prospectus. Except as set forth below, to tender Restricted Notes for exchange pursuant to the exchange offer, you must transmit an agent’s message to U.S. Bank National Association, as exchange agent, at the address listed below under the heading “— Exchange Agent.” In addition, the exchange agent must receive, on or prior to the expiration date, a timely confirmation of book-entry transfer (a “book-entry confirmation”) of the Restricted Notes into the exchange agent’s account at DTC.

The term “agent’s message” means a message, transmitted to DTC and received by the exchange agent and forming a part of a book-entry transfer.

If you are a beneficial owner whose Restricted Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and wish to tender, you should promptly instruct the registered holder to tender on your behalf. Any registered holder that is a participant in DTC’s book-entry transfer facility system may make book-entry delivery of the Restricted Notes by causing DTC to transfer the Restricted Notes into the exchange agent’s account.

We or the exchange agent, in our sole discretion, will make a final and binding determination on all questions as to the validity, form, eligibility (including time of receipt) and acceptance of Restricted Notes tendered for exchange. We reserve the absolute right to reject any and all tenders not properly tendered or to not accept any tender which acceptance might, in our judgment or our counsel’s, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any individual tender before the expiration date (including the right to waive the ineligibility of any holder who seeks to tender Restricted Notes in the exchange offer). Our or the exchange agent’s interpretation of the terms and conditions of the exchange offer as to any particular tender either before or after the expiration date will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Restricted Notes for exchange must be cured within a reasonable period of time, as we determine. We are not, nor is the exchange agent or any other person, under any duty to notify you of any defect or irregularity with respect to your tender of Restricted Notes for exchange, and no one will be liable for failing to provide such notification.

By tendering Restricted Notes, you represent to us that: (i) you are not our affiliate, (ii) you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the Exchange Notes to be issued in the exchange offer, (iii) you are acquiring the Exchange Notes in your ordinary course of business and (iv) if you are a broker-dealer, you will receive the Exchange Notes for your own account in exchange for Restricted Notes that were acquired by you as a result of your market-making or other trading activities and that you will deliver a prospectus in connection with any resale of the Exchange Notes you receive. For further information regarding resales of the Exchange Notes by participating broker-dealers, see the discussion under the caption “Plan of Distribution.”

If any holder or other person is an “affiliate” of ours, as defined under Rule 405 of the Securities Act, or is engaged in, or intends to engage in, or has an arrangement or understanding with any person to participate in, a distribution of the Exchange Notes, that holder or other person cannot rely on the applicable interpretations of the staff of the SEC, may not tender its Restricted Notes in the exchange offer and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Each broker-dealer that receives Exchange Notes for its own account in exchange for Restricted Notes, where the Restricted Notes were acquired by it as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the Exchange Notes. By so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. See “Plan of Distribution.”

Furthermore, any broker-dealer that acquired any of its Restricted Notes directly from us:

•	may not rely on the applicable interpretation of the staff of the SEC’s position contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan, Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1993); and

•	must also be named as a selling bondholder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

By delivering an agent’s message, a beneficial owner (whose Restricted Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee) or holder will be deemed to have irrevocably appointed the exchange agent as its agent and attorney-in-fact (with full knowledge that the exchange agent is also acting as an agent for us in connection with the exchange offer) with respect to the Restricted Notes, with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest subject only to the right of withdrawal described in this prospectus), to receive for our account all benefits and otherwise exercise all rights of beneficial ownership of such Restricted Notes, in accordance with the terms and conditions of the exchange offer.

Each beneficial owner or holder will also be deemed to have represented and warranted to us that it has authority to tender, exchange, sell, assign and transfer the Restricted Notes it tenders and that, when the same are accepted for exchange, we will acquire good, marketable and unencumbered title to such Restricted Notes, free and clear of all liens, restrictions, charges and encumbrances, and that the Restricted Notes tendered are not subject to any adverse claims or proxies. Each beneficial owner and holder, by tendering its Restricted Notes, also agrees that it will comply with its obligations under the Registration Rights Agreement.

Acceptance of Restricted Notes for Exchange; Delivery of Exchange Notes

Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all Restricted Notes properly tendered and will issue the Exchange Notes promptly after acceptance of the Restricted Notes. See “— Conditions to the Exchange Offer.” For purposes of the exchange offer, we will be deemed to have accepted properly tendered Restricted Notes for exchange if and when we give oral (confirmed in writing) or written notice to the exchange agent.

The holder of each Restricted Note accepted for exchange will receive an Exchange Note in the amount equal to the surrendered Restricted Note. Holders of Exchange Notes on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the most recent date to which interest has been paid on the Restricted Notes or, if no interest has been paid, from the issue date of the Restricted Notes. Holders of Exchange Notes will not receive any payment in respect of accrued interest on Restricted Notes otherwise payable on any interest payment date, the record date for which occurs on or after the consummation of the exchange offer.

In all cases, issuance of Exchange Notes for Restricted Notes that are accepted for exchange will be made only after timely receipt by the exchange agent of an agent’s message and a timely confirmation of book-entry transfer of the Restricted Notes into the exchange agent’s account at DTC.

If any tendered Restricted Notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if Restricted Notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged Restricted Notes will be returned without expense to an account maintained with DTC promptly after the expiration or termination of the exchange offer.

Book Entry Transfers

The exchange agent will make a request to establish an account for the Restricted Notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC’s systems must make book-entry delivery of Restricted Notes by causing DTC to transfer those Restricted Notes into the exchange agent’s account at DTC in accordance with DTC’s procedure for transfer. This participant should transmit its acceptance to DTC on or prior to the expiration date. DTC will verify this acceptance, execute a book-entry transfer of the tendered Restricted Notes into the exchange agent’s account at DTC and then send to the exchange agent confirmation of this book-entry transfer. The transmission of the Restricted Notes and agent’s message to DTC and delivery by DTC to and receipt by the exchange agent of the related agent’s message will be deemed to be a valid tender.

Withdrawal Rights

For a withdrawal of a tender of Restricted Notes to be effective, the exchange agent must receive a valid withdrawal request through the Automated Tender Offer Program system from the tendering DTC participant before the expiration date. Any such request for withdrawal must include the voluntary offering instruction number of the tender to be withdrawn and the name of the ultimate beneficial owner of the related Restricted Notes in order that such bonds may be withdrawn. Properly withdrawn Restricted Notes may be re-tendered by following the procedures described under “— Procedures for Tendering Restricted Notes” above at any time on or before 12:00 midnight, New York City time, on the expiration date.

We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal. Any Restricted Notes so withdrawn will be deemed not to have been validly tendered for exchange. No Exchange Notes will be issued unless the Restricted Notes so withdrawn are validly re-tendered.

Conditions to the Exchange Offer

Notwithstanding any other provision of the exchange offer, we are not required to accept for exchange, or to issue Exchange Notes in exchange for, any Restricted Notes and may terminate or amend the exchange offer, if any of the following events occur prior to acceptance of such Restricted Notes:

(a) the exchange offer violates any applicable law or applicable interpretation of the staff of the SEC; or

(b) there is threatened, instituted or pending any action or proceeding before, or any injunction, order or decree has been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission,

(1) seeking to restrain or prohibit the making or consummation of the exchange offer or any other transaction contemplated by the exchange offer, or assessing or seeking any damages as a result thereof, or

(2) resulting in a material delay in our ability to accept for exchange or exchange some or all of the Exchange Notes pursuant to the exchange offer;

or any statute, rule, regulation, order or injunction has been sought, proposed, introduced, enacted, promulgated or deemed applicable to the exchange offer or any of the transactions contemplated by the exchange offer by any government or governmental authority, domestic or foreign, or any action has been taken, proposed or threatened, by any government, governmental authority, agency or court, domestic or foreign, that in our sole judgment might, directly or indirectly, result in any of the consequences referred to in clauses (1) or (2) above or, in our reasonable judgment, might result in the holders of Exchange Notes having obligations with respect to resales and transfers of Exchange Notes which are greater than those described in the interpretation of the SEC referred to on the cover page of this prospectus, or would otherwise make it inadvisable to proceed with the exchange offer; or

(c) there has occurred:

(1) any general suspension of or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter market,

(2) any limitation by a governmental agency or authority which may adversely affect our ability to complete the transactions contemplated by the exchange offer,

(3) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit, or

(4) a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the foregoing existing at the time of the commencement of the exchange offer, a material acceleration or worsening thereof; or

(d) any change (or any development involving a prospective change) has occurred or is threatened in our business, properties, assets, liabilities, financial condition, operations, results of operations or prospects and our subsidiaries taken as a whole that, in our reasonable judgment, is or may be adverse to us, or we have become aware of facts that, in our reasonable judgment, have or may have adverse significance with respect to the value of the Restricted Notes or the Exchange Notes;

which in our reasonable judgment in any case, and regardless of the circumstances (including any action by us) giving rise to any such condition, makes it inadvisable to proceed with the exchange offer and/or with such acceptance for exchange or with such exchange.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any condition or may be waived by us in whole or in part at any time in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted at any time.

In addition, we will not accept for exchange any Restricted Notes tendered, and no Exchange Notes will be issued in exchange for any such Restricted Notes, if at such time any stop order is threatened or in effect with respect to the Registration Statement, of which this prospectus constitutes a part, or the qualification of the indenture under the Trust Indenture Act.

Exchange Agent

We have appointed U.S. Bank National Association as the exchange agent for the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or of other documents should be directed to the exchange agent addressed as follows:

U.S. Bank National Association

By Registered, Certified Mail or Regular Mail:

U.S. Bank
Corporate Trust Services
60 Livingston Avenue
St. Paul, Minnesota 55107
Attention: Specialized Finance

By Overnight Courier or Hand Delivery:

U.S. Bank
Corporate Trust Services
60 Livingston Avenue
1st Floor — Bond Drop Window
St. Paul, Minnesota 55107

For Information Call:

(800) 934-6802

For Facsimile Transmission
(for Eligible Institutions only):

(651) 495-8158

Fees and Expenses

The principal solicitation is being made through DTC by U.S. Bank National Association, as exchange agent. We will pay the exchange agent customary fees for its services, reimburse the exchange agent for its reasonable out-of-pocket expenses incurred in connection with the provision of these services and pay other registration expenses, including registration and filing fees, fees and expenses of compliance with federal securities and state blue sky securities laws, printing expenses, messenger and delivery services and telephone, fees and disbursements to our counsel, application and filing fees and any fees and disbursement to our independent certified public accountants. We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer.

Additional solicitation may be made by telephone, facsimile or in person by our and our affiliates’ officers and regular employees and by persons so engaged by the exchange agent.

Accounting Treatment

We will record the Exchange Notes at the same carrying value as the Restricted Notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. The expenses of the exchange offer will be amortized over the term of the Exchange Notes.

Transfer Taxes

You will not be obligated to pay any transfer taxes in connection with the tender of Restricted Notes in the exchange offer unless you instruct us to register Exchange Notes in the name of, or request that Restricted Notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder. In those cases, you will be responsible for the payment of any applicable transfer tax.

Consequences of Exchanging or Failing to Exchange Restricted Notes

The information below concerning specific interpretations of and positions taken by the staff of the SEC is not intended to constitute legal advice, and prospective purchasers should consult their own legal advisors with respect to those matters.

If you do not exchange your Restricted Notes for Exchange Notes in the exchange offer, your Restricted Notes will continue to be subject to the provisions of the indenture regarding transfer and exchange of the Restricted Notes and the restrictions on transfer of the Restricted Notes imposed by the Securities Act and state securities law. These transfer restrictions are required because the Restricted Notes were issued under an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Restricted Notes may not be offered or sold unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not plan to register the Restricted Notes under the Securities Act.

Based on interpretations by the staff of the SEC, as detailed in a series of no-action letters issued to third parties, we believe that the Exchange Notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act as long as:

•	you are acquiring the Exchange Notes in the ordinary course of your business;

•	you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate, in a distribution of the Exchange Notes; and

•	you are not an affiliate of ours.

If you are an affiliate of ours, are engaged in or intend to engage in or have any arrangement or understanding with any person to participate in the distribution of the Exchange Notes:

•	you cannot rely on the applicable interpretations of the staff of the SEC;

•	you will not be entitled to participate in the exchange offer; and

•	you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

We do not intend to seek our own interpretation regarding the exchange offer, and we cannot assure you that the staff of the SEC would make a similar determination with respect to the Exchange Notes as it has in other interpretations to third parties.

Each holder of Restricted Notes who wishes to exchange such Restricted Notes for the related Exchange Notes in the exchange offer represents that:

•	it is not our affiliate;

•	it is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution of the Exchange Notes to be issued in the exchange offer;

•	it is acquiring the Exchange Notes in its ordinary course of business; and

•	if it is a broker-dealer, it will receive the Exchange Notes for its own account in exchange for Restricted Notes that were acquired by it as a result of its market-making or other trading activities and that it will deliver a prospectus in connection with any resale of the Exchange Notes it receives. For further information regarding resales of the Exchange Notes by participating broker-dealers, see the discussion under the caption “Plan of Distribution.”

As discussed above, in connection with resales of Exchange Notes, any participating broker-dealer must deliver a prospectus meeting the requirements of the Securities Act. The staff of the SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the Exchange Notes, other than a resale of an unsold allotment from the original sale of the Restricted Notes, with the prospectus contained in the exchange offer registration statement. Under the Registration Rights Agreement, we have agreed, for a period of up to 180 days following the consummation of the exchange offer, to make available a prospectus meeting the requirements of the Securities Act to any participating broker-dealer for use in connection with any resale of any Exchange Notes acquired in the exchange offer.

DESCRIPTION OF THE EXCHANGE NOTES

Unless the context otherwise requires, in this “Description of the Exchange Notes,” (i) the term “Restricted Notes” refers to the 10.000% Senior Second Priority Secured Notes due 2018, which were issued on December 21, 2010 and have not been registered under the Securities Act; (ii) the term “Restricted Note Guarantee” means the guarantee by Parent and each Subsidiary Guarantor of Swift’s obligations under the indenture and the Restricted Notes pursuant to the terms of the indenture and any supplemental indenture thereto; (iii) the term “notes” refers to the 10.000% Senior Second Priority Secured Notes due 2018, which have been registered under the Securities Act and will be issued on completion of the exchange offer described in this prospectus in consideration for a like amount of Restricted Notes tendered pursuant thereto; and (iv) the term “Note Guarantee” means the guarantee by Parent and each Subsidiary Guarantor of Swift’s obligations under the indenture and the notes pursuant to the terms of the indenture and any supplemental indenture thereto.

The issuer will issue the notes under the indenture, dated as of December 21, 2010 (the “indenture”), by and among the issuer, Swift Transportation Company, the Subsidiary Guarantors and U.S. Bank National Association, as trustee. The indenture under which the notes are to be issued is the same indenture under which the Restricted Notes were issued on December 21, 2010. Any Restricted Notes that remain outstanding after the completion of the exchange offer, together with the notes issued in connection with the exchange offer, will be treated as a single class of securities under the indenture.

The terms of the notes are substantially identical to those of the outstanding Restricted Notes, except that the transfer restrictions, registration rights and additional interest provisions relating to the Restricted Notes do not apply to the notes.

The following description is a summary of the material provisions of the indenture, the Security Documents and the intercreditor agreement. It does not restate the indenture, the Security Documents and the intercreditor agreement in their entirety. We urge you to read the indenture, the Security Documents and the intercreditor agreement because they, and not this description, define your rights as a Holder of the notes. Copies of the indenture, the Security Documents and the intercreditor agreement are available as set forth below under “— Additional Information.”

You can find the definitions of certain terms used in this description under the subheading “— Certain Definitions.” In this description, the terms “Swift,” “we,” “our,” “us,” and the “issuer” refer to Swift Services Holdings, Inc. and its successors under the indenture and not to any of its subsidiaries; “Parent” refers to Swift Transportation Company and its successors under the indenture and not to any of its subsidiaries. Certain defined terms used in this description but not defined below under “— Certain Definitions” have the meanings assigned to them in the indenture, the Security Documents and the intercreditor agreement.

The Holder of a note will be treated as the owner of it for all purposes. Only Holders will have rights under the indenture.

Brief Description of the Exchange Notes

The notes:

•	will be general senior obligations of the issuer;

•	will be unconditionally guaranteed on a joint and several and senior basis by each of the Parent and the Subsidiary Guarantors;

•	will be secured on a second priority lien basis by the Collateral;

•	will rank equally in right of payment with the Other Second Priority Secured Notes;

•	will rank equally in right of payment with all existing and future senior indebtedness of the issuer and senior in right of payment to any existing or future subordinated indebtedness of the issuer;

•	will rank effectively senior to all of the issuer’s existing and future unsecured indebtedness to the extent of the value of the Collateral (after giving effect to any senior Lien on the Collateral);

•	will rank effectively junior (on a lien priority basis) to any debt of the issuer which is either (i) secured by a Lien on the Collateral that is senior or prior to the Liens securing the notes, including the First Priority Lien Obligations and any Permitted Liens, or (ii) secured by assets of the issuer and the guarantors that are not part of the Collateral securing the notes, to the extent of the value of such assets; and

•	will be structurally subordinated to any existing and future Indebtedness and liabilities of non-guarantor Subsidiaries, including any Unrestricted Subsidiaries.

All of the Parent’s Subsidiaries are Restricted Subsidiaries. Under the circumstances described below under the caption “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries,” Parent and the issuer will be permitted to designate Subsidiaries as “Unrestricted Subsidiaries.” Parent’s Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture. Parent’s Unrestricted Subsidiaries will not guarantee the notes.

All of the Parent’s Subsidiaries, except Swift Receivables Company II, Mohave Transportation Insurance Company, Red Rock Risk Retention Group Inc., Swift’s Foreign Subsidiaries and Swift Academy LLC will be Subsidiary Guarantors. Mohave Transportation Insurance Company and Red Rock Risk Retention Group Inc. are Swift’s wholly owned captive insurance companies. Swift’s Foreign Subsidiaries currently consist of the following Mexican subsidiaries: Swift Logistics Mexico, S.A. de C.V., Trans-Mex, Inc. S.A. de C.V., Swift International S.A. de C.V., and TMX Administration S.A. de C.V.

Principal, Maturity and Interest

The issuer will issue up to $500.0 million in aggregate principal amount of notes in this exchange offer. The issuer will issue notes in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The notes will mature on November 15, 2018. Interest on the notes will accrue at the rate of 10.000% per annum and will be payable semi-annually in arrears on May 15 and November 15 of each year. Interest will be paid to the Holders of record at the close of business on the May 1 or November 1 immediately preceding the interest payment date. Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. If an interest payment date for the notes falls on a day that is not a Business Day, the interest payment shall be postponed to the next succeeding Business Day, and no interest on such payment shall accrue for the period from and after such interest payment date.

The issuer may issue an unlimited amount of additional notes under the indenture from time to time after this exchange offer. Any issuance of additional notes is subject to all of the covenants in the indenture, including the covenant described below under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Equity,” and the covenants in the Credit Agreement. The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under such indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase.

Security

The notes and the Note Guarantees will be secured by second priority security interests (subject to Permitted Liens) in the Collateral. The assets will be secured by stock pledges of all of the Parent’s Restricted Subsidiaries (other than Mohave Transportation Insurance Company, Red Rock Risk Retention Group Inc. and Swift Academy LLC), provided that stock pledges of foreign subsidiaries will be limited to pledges of 65% of such capital stock. The Collateral also consists of all of the property and assets, in each case, of Parent, the issuer or any of the Subsidiary Guarantors, except to the extent constituting Excluded Assets.

The security interests securing the notes will be second in priority to any and all security interests at any time granted to secure the First Priority Lien Obligations and will also be subject to all other Permitted Liens.

The First Priority Lien Obligations will include Secured Bank Indebtedness and related obligations, as well as certain Hedging Obligations and Cash Management Obligations. The holders of such First Priority Lien Obligations may have rights and remedies with respect to the property subject to such Liens that, if exercised, could adversely affect the value of the Collateral or the ability of the First Lien Agent to realize or foreclose on the Collateral.

Parent, the issuer and the Subsidiary Guarantors will be able to incur additional Indebtedness that could share in the Collateral, including additional First Priority Lien Obligations that would be secured on a senior basis to the notes and additional Indebtedness that would be secured on a pari passu basis with the notes. The amount of such First Priority Lien Obligations and additional Indebtedness will be limited by the covenants described under “— Certain Covenants — Liens” and “— Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock.” Under certain circumstances, the amount of such First Priority Lien Obligations and additional Indebtedness could be significant.

The Equity Interests or intercompany note of a Restricted Subsidiary will constitute Collateral only to the extent that such Equity Interests or intercompany note can secure the notes without Rule 3-16 of Regulation S-X under the Securities Act (or any other law, rule or regulation) requiring separate financial statements of such Restricted Subsidiary to be filed with the SEC. In the event that Rule 3-16 of Regulation S-X under the Securities Act requires or is amended, modified or interpreted by the SEC to require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, that would require) the filing with the SEC of separate financial statements of any Restricted Subsidiary due to the fact that such Restricted Subsidiary’s Equity Interests or intercompany note secures the notes, then the Equity Interests or intercompany note of such Restricted Subsidiary shall automatically be deemed not to be part of the Collateral. In such event, the Security Documents may be amended or modified, without the consent of any Holder of notes, to the extent necessary to release the Liens on the Equity Interests or intercompany note that is so deemed to no longer constitute part of the Collateral.

In the event that Rule 3-16 of Regulation S-X under the Securities Act is amended, modified or interpreted by the SEC to permit (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would permit) such Restricted Subsidiary’s Equity Interests or intercompany note to secure the notes without the filing with the SEC of separate financial statements of such Restricted Subsidiary, then the Equity Interests or intercompany note of such Restricted Subsidiary shall automatically be deemed to be a part of the Collateral. In such event, the Security Documents may be amended or modified, without the consent of any Holder of notes, to the extent necessary to subject such Equity Interests or intercompany note to the Liens under the Security Documents.

In accordance with the limitations set forth in the immediately two preceding paragraphs as in effect on the date hereof, the Collateral will include Equity Interests or intercompany note of any Restricted Subsidiaries only to the extent that the applicable value of such Equity Interests or intercompany note (on a Restricted Subsidiary-by-Restricted Subsidiary basis) is less than 20% of the aggregate principal amount of the notes outstanding. Accordingly, the portion of the Equity Interests or intercompany note of Restricted Subsidiaries constituting Collateral in the future may decrease or increase as described above.

After-Acquired Collateral

Subject to certain limitations and exceptions, if Parent, the issuer or any Subsidiary Guarantor creates any additional security interest upon any property or asset to secure any First Priority Lien Obligations, it must concurrently grant a second priority security interest (subject to Permitted Liens) upon such property as security for the notes.

Security Documents

Parent, the issuer, the Subsidiary Guarantors and the trustee entered into Security Documents which define the terms of the security interests that will secure the notes and the Note Guarantees. These security interests will secure the payment and performance when due of all of the Obligations of Parent, the issuer and the Subsidiary Guarantors under the notes, the indenture, the Note Guarantees and the Security Documents, as provided in the Security Documents.

Intercreditor Agreement

The Collateral securing the notes and the Note Guarantees also serves as collateral to secure the First Priority Lien Obligations on a first priority basis. The issuer, the guarantors, the trustee, on behalf of itself and the Holders of Restricted Notes and notes, and the collateral agent under the Credit Agreement (the “First Lien Agent”) have entered into an Intercreditor Agreement which defines the rights of lenders and certain other parties under the Credit Agreement (the “Credit Agreement Secured Parties”) and related agreements and the Holders with respect to the Collateral. The Intercreditor Agreement provides, among other things, that (1) Liens on the Collateral securing the notes will be junior to the Liens in favor of the First Lien Agent securing the First Priority Lien Obligations, and consequently, the Credit Agreement Secured Parties and holders of other First Priority Lien Obligations, will be entitled to receive the proceeds from the disposition of any Collateral prior to the Holders, and (2) certain procedures for enforcing the second priority Liens on the Collateral shall be followed (including a 270-day standstill in the rights of the Holders against the Collateral). The indenture provides that (a) if Indebtedness is incurred under clause (1) of the second paragraph under “— Certain covenants — Incurrence of Indebtedness and Issuance of Preferred Equity” and such Indebtedness is secured on a first priority basis by any Collateral held or released by the First Lien Agent and the notes and the Note Guarantees are secured by any such asset that qualifies as Collateral, then the trustee and the representative of the holders of such Indebtedness will become party to an intercreditor agreement with terms substantially similar to the Intercreditor Agreement or an amendment or supplement to the Intercreditor Agreement and (b) if Indebtedness is incurred that is, and is permitted to be pursuant to the terms of the indenture, secured on a second priority basis by any Collateral held or released by the First Lien Agent, and the notes and the Note Guarantees are secured by any such asset that qualifies as Collateral, then the trustee, at the request of the issuer, will agree to enter into an intercreditor agreement with customary terms and provisions, or an amendment or supplement to the Intercreditor Agreement, with the representative of holders of such Indebtedness and the First Lien Agent (if the First Lien Agent so agrees).

Pursuant to the terms of the Intercreditor Agreement, so long as First Priority Lien Obligations are secured, the First Lien Agent (or representative of any other First Priority Lien Obligations) will determine the time and method by which the security interests in the Collateral will be enforced except as provided in the following paragraph. The trustee, except in certain limited circumstances described below, will not be permitted to enforce the security interests and certain other rights related to the notes on the Collateral even if an Event of Default (as defined in “— Events of Default and Remedies”) has occurred and the notes have been accelerated except in any insolvency or liquidation proceeding as necessary to file a claim or statement of interest with respect to the notes or any Note Guarantee. After the discharge of the first priority Liens securing the First Priority Lien Obligations, the trustee, acting at the instruction of the Holders of a majority in principal amount of the notes and holders of any Pari Passu Indebtedness, voting as one class, in accordance with the provisions of the indenture and the Security Documents, will determine the time and method by which its Liens on the Collateral will be enforced and, if applicable, will distribute proceeds (after payment of the costs of enforcement and collateral administration) of the Collateral received by it under the Security Documents for the ratable benefit of the Holders and Holders of the Pari Passu Indebtedness.

The trustee may exercise rights and remedies with respect to the security interests in the Collateral after the passage of a period of 270 days from the first date on which the trustee has notified the First Lien Agent that an Event of Default has occurred, but only to the extent that the First Lien Agent is not diligently pursuing in good faith the exercise of its rights and remedies with respect to the Collateral or an insolvency proceeding with respect to the issuer or any guarantor has not been commenced. If the Holders receive any amounts contrary to the terms of the Intercreditor Agreement, they will be obligated to hold such amounts in trust and turn them over to the First Lien Agent for the benefit of the holders of First Priority Lien Obligations.

In addition, the Intercreditor Agreement provides that, prior to the discharge of Secured Bank Indebtedness, (1) the holders of First Priority Lien Obligations and the First Lien Agent shall have the exclusive right to make determinations regarding the release of Collateral without the consent of the Holders of the notes, (2) the Intercreditor Agreement may be amended, without the consent of the trustee and the Holders of the notes, to add additional secured creditors holding additional First Priority Lien Obligations or Other Second Priority Lien Obligations so long as such additional First Priority Lien Obligations or Other Second Priority Lien Obligations are not prohibited by the provisions of the agreements governing the First Priority Lien Obligations or the indenture and (3) the holders of the First Priority Lien Obligations may change, waive, modify or vary the Security Documents or the Note Guarantees without the consent of the Holders of the notes, provided, that any such change, waiver or modification does not materially adversely affect the rights of the Holders of the notes and not the other secured creditors in a like or similar manner.

Holders will be deemed to have agreed and accepted the terms of the Intercreditor Agreement by their acceptance of the notes.

Release of Collateral

Parent, the issuer and the Subsidiary Guarantors are entitled to the releases of property and other assets included in the Collateral from the Liens securing the notes under any one or more of the following circumstances:

(1) at any time the Liens on such Collateral securing the First Priority Lien Obligations are released in whole or in part by the First Lien Agent;

(2) to enable Parent, the issuer or the applicable Subsidiary Guarantor to consummate an Asset Sale to the extent such Asset Sale is not prohibited under the covenant described under “— Repurchase at the Option of Holders — Asset Sales”;

(3) in the case of a Subsidiary Guarantor that is released from its Note Guarantee with respect to the notes, the release of the property and assets of such Subsidiary Guarantor; or

(4) as described under “— Amendment, Supplement and Waiver” below.

The second priority security interests in all Collateral securing the notes also will be released upon (i) payment in full of the principal of, together with accrued and unpaid interest on, the notes and all other Obligations under the indenture, the Note Guarantees and the Security Documents that are due and payable at or prior to the time such principal, together with accrued and unpaid interest, are paid (including pursuant to a satisfaction and discharge of the indenture as described below under “— Satisfaction and Discharge”) or (ii) a legal defeasance or covenant defeasance under the indenture as described below under “— Legal Defeasance and Covenant Defeasance.”

Sufficiency of Collateral

The fair market value of the Collateral is subject to fluctuations based on factors that include, among others, the condition of the industry, the ability to sell the Collateral in an orderly sale, general economic conditions, the availability of buyers and similar factors. The amount to be received upon a sale of the Collateral would also be dependent on numerous factors, including, but not limited to, the actual fair market value of the Collateral at such time and the timing and the manner of the sale. By their nature, portions of the Collateral may be illiquid and may have no readily ascertainable market value. Accordingly, there can be no assurance that the Collateral can be sold in a short period of time or in an orderly manner or that there will be sufficient Collateral to pay all or any of the amounts due on the First Priority Lien Obligations, the notes or any Other Second Priority Lien Obligations. Any claim for the difference between the amount, if any, realized by Holders of the notes from the sale of the Collateral, on the one hand, and the Obligations under the notes, after the satisfaction of any First Priority Lien Obligations, on the other hand, will rank equally in right of payment with any Other Second Priority Lien Obligations, Senior Unsecured Pari Passu Indebtedness and other senior unsecured Obligations, including trade payables, of Parent, the issuer and the Subsidiary Guarantors. In addition, in the event of a bankruptcy, the ability of the holders to realize upon any of the Collateral may be subject to certain bankruptcy law limitations as described below.

Certain Bankruptcy Limitations

The right of the First Lien Agent to repossess and dispose of the Collateral upon the occurrence of an Event of Default would be significantly impaired by any Bankruptcy Law in the event that a bankruptcy case were to be commenced by or against the issuer or any guarantor prior to the First Lien Agent having repossessed and disposed of the Collateral. Upon the commencement of a case for relief under the Bankruptcy Code, a secured creditor such as the First Lien Agent is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security without bankruptcy court approval.

In view of the broad equitable powers of a U.S. bankruptcy court, it is impossible to predict how long payments under the notes could be delayed following commencement of a bankruptcy case, whether or when the First Lien Agent could repossess or dispose of the Collateral, the value of the Collateral at any time during a bankruptcy case or whether or to what extent Holders of the notes would be compensated for any delay in payment or loss of value of the Collateral. The Bankruptcy Code permits only the payment and/or accrual of post-petition interest, costs and attorneys’ fees to a secured creditor during a debtor’s bankruptcy case to the extent the value of such creditor’s interest in the Collateral is determined by the bankruptcy court to exceed the aggregate outstanding principal amount of the obligations secured by the Collateral.

Furthermore, in the event a domestic or foreign bankruptcy court determines that the value of the Collateral is not sufficient to repay all First Priority Lien Obligations as well as the Obligations under the notes and any Other Second Priority Lien Obligations, the Holders of the notes would hold secured claims only to the extent of the value of the Collateral to which the Holders of the notes are entitled, and unsecured claims with respect to such shortfall.

Compliance with Trust Indenture Act

The indenture provides that the issuer will comply with the provisions of TIA § 314 to the extent applicable. To the extent applicable, the issuer will cause TIA § 313(b), relating to reports, and TIA § 314(d), relating to the release of property or securities subject to the Lien of the Security Documents, to be complied with. Any certificate or opinion required by TIA § 314(d) may be made by an officer or legal counsel, as applicable, of the issuer except in cases where TIA § 314(d) requires that such certificate or opinion be made by an independent Person, which Person will be an independent engineer, appraiser or other expert selected by or reasonably satisfactory to the trustee. Notwithstanding anything to the contrary in this paragraph, the issuer will not be required to comply with all or any portion of TIA § 314(d) if it reasonably determines that under the terms of TIA § 314(d) or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders, all or any portion of TIA § 314(d) is inapplicable to any release or series of releases of Collateral.

Without limiting the generality of the foregoing, certain no action letters issued by the SEC have permitted an indenture qualified under the TIA to contain provisions permitting the release of collateral from Liens under such indenture in the ordinary course of the issuer’s business without requiring the issuer to provide certificates and other documents under Section 314(d) of the TIA.

Note Guarantees

The notes will be jointly and severally, fully and unconditionally guaranteed, on a senior basis, by Parent and each of the Subsidiary Guarantors. The initial Subsidiary Guarantors as of the Original Issue Date will be each of the Subsidiaries of Parent that guaranteed the obligations of Swift Transportation under the Credit Agreement on the Issue Date and will be the same entities that guarantee the obligations of the issuer under the Restricted Notes immediately prior to the consummation of the exchange offer.

The Note Guarantee of Parent and each Note Guarantee of a Subsidiary Guarantor:

•	will be general senior obligations of Parent or such Subsidiary Guarantor;

•	will be secured on a second priority lien basis by the Collateral;

•	will rank equally in right of payment with the Other Second Priority Secured Notes and with all existing and future senior Indebtedness of Parent or such Subsidiary Guarantor;

•	will rank equally in right of payment with all existing and future senior indebtedness of Parent or such Subsidiary Guarantor and senior in right of payment to any existing or future subordinated indebtedness of Parent or such Subsidiary Guarantor;

•	will rank effectively senior to all Parent’s or such Subsidiary Guarantor’s existing and future unsecured indebtedness to the extent of the value of the Collateral (after giving effect to any senior Lien on the Collateral);

•	will rank effectively junior (on a lien priority basis) to any debt of Parent or such Subsidiary Guarantor which is either (i) secured by a Lien on the Collateral that is senior or prior to the Liens securing the notes, including the First Priority Lien Obligations and any Permitted Liens, or (ii) secured by assets that are not part of the Collateral securing the notes, in each case, to the extent of the value of the assets securing such debt; and

•	will be senior in right of payment to all subordinated Indebtedness of Parent or such Subsidiary Guarantor.

Pursuant to the indenture, Parent or a Subsidiary Guarantor may consolidate with, merge with or into, or transfer all or substantially all of its assets to any other Person to the extent described below under “— Certain Covenants — Merger, Consolidation or Sale of Assets”; provided, however, that if such other Person is not Parent, the issuer or a Subsidiary Guarantor, Parent or such Subsidiary Guarantor’s obligations under the indenture, the Note Guarantees and the Security Documents must be expressly assumed by such other Person, subject (with respect to a Subsidiary Guarantor) to the following paragraph.

The Note Guarantee of a Subsidiary Guarantor will be released with respect to the notes and its obligations under the Registration Rights Agreement:

(1) in connection with any sale, disposition or transfer of all or substantially all of the assets of that Subsidiary Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) Parent, the issuer or a Subsidiary Guarantor, if the sale, disposition or transfer does not violate the covenant described under “Repurchase at the Option of Holders — Asset Sales”;

(2) in connection with any sale, disposition or transfer of all of the Capital Stock of that Subsidiary Guarantor to a Person that is not (either before or after giving effect to such transaction) Parent, the issuer or a Subsidiary Guarantor, if the sale, disposition or transfer does not violate the covenant described under “— Repurchase at the Option of Holders — Asset Sales”;

(3) if the issuer designates any Restricted Subsidiary of Parent that is a Subsidiary Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture;

(4) upon legal defeasance or satisfaction and discharge of the indenture as provided below under the captions “— Legal Defeasance and Covenant Defeasance” and “— Satisfaction and Discharge;” or

(5) at such time as such Subsidiary Guarantor does not have any Indebtedness outstanding that would have required such Subsidiary Guarantor to enter into a Note Guarantee pursuant to the covenant described under “— Certain Covenants — Additional Note Guarantees.”

In the event that Parent or any Subsidiary Guarantor makes a payment under its Note Guarantee, it will be entitled upon payment in full of all guaranteed obligations under the indenture to a contribution from Parent and each other Subsidiary Guarantor in an amount equal to Parent or such other Subsidiary Guarantor’s pro rata portion of such payment based on the respective net assets of Parent and all of the Subsidiary Guarantors at the time of such payment, determined in accordance with GAAP.

The obligations of Parent and each Subsidiary Guarantor under its Note Guarantee will be limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance under applicable law. See

“Risk Factors — Risks Related to Our Indebtedness and the Notes — Federal and state fraudulent transfer laws may permit a court to void the notes and the Note Guarantees, subordinate claims in respect of the notes and the Exchange Note Guarantees, and require noteholders to return payments received and, if that occurs, you may not receive any payments on the Exchange Notes.”

If a Note Guarantee were rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of Parent or the applicable Subsidiary Guarantor, and, depending on the amount of such indebtedness, Parent’s or a Subsidiary Guarantor’s liability on its Note Guarantee could be reduced to zero. See “Risk Factors — Risks Related to Our Indebtedness and the Exchange Notes — Federal and state fraudulent transfer laws may permit a court to void the notes and the Note Guarantees, subordinate claims in respect of the notes and the Exchange Note Guarantees, and require noteholders to return payments received and, if that occurs, you may not receive any payments on the Exchange Notes.”

Ranking

Senior Indebtedness versus Notes

The Indebtedness evidenced by the notes and the Note Guarantees will rank pari passu in right of payment to any other senior Indebtedness of Parent, the issuer and the Subsidiary Guarantors, as the case may be, and has the benefit of the second priority security interest in the Collateral as described under “— Security.”

As of March 31, 2011:

(1) The issuer’s senior Indebtedness (excluding amounts guaranteed by the issuer) was approximately $500.0 million, which would have constituted Obligations under the notes; and

(2) Parent’s and the Subsidiary Guarantor’s consolidated senior Indebtedness (including guaranteed amounts) was approximately $1,713.7 million, of which approximately $1,009.4 million constituted First Priority Lien Obligations under the Credit Agreement, approximately $500.0 million would have constituted Obligations under the notes, approximately $177.6 million constituted other consolidated secured long-term debt and obligations under capital leases, and approximately $26.7 million constituted obligations under our senior secured floating rate notes and senior secured fixed rate notes, which became unsecured by virtue of the 2010 Transactions.

In addition, as of March 31, 2011, an additional $234.8 million of secured Indebtedness, which would constitute First Priority Lien Obligations if incurred, was available for borrowing by Swift under the revolving credit facility pursuant to the Credit Agreement.

Although the notes and Note Guarantees will be secured, pursuant to the terms of the Security Documents and the Intercreditor Agreement, the security interests in the Collateral securing the notes and Note Guarantees will be second in priority to all security interests at any time granted to secure First Priority Lien Obligations, including obligations with respect to the Credit Agreement. Accordingly, the notes and Note Guarantees will be effectively subordinated to the First Priority Lien Obligations. In addition, certain Indebtedness of Parent, the issuer or the Subsidiary Guarantors may become secured by assets that do not secure the notes and the Note Guarantees, and, in such event, such Indebtedness will be effectively senior to the notes and the Note Guarantees to the extent of the value of the assets securing such Indebtedness.

Liabilities of Subsidiaries versus Note Guarantees

All of Parent’s and Swift’s operations will be conducted through their subsidiaries. Certain of Parent’s and Swift’s subsidiaries will not initially guarantee the notes and, as described above under “— Note Guarantees”, the Note Guarantees of the Subsidiary Guarantors may be released under certain circumstances. In addition, Parent’s and Swift’s future subsidiaries may not be required to guarantee the notes. Claims of creditors of such non-guarantor subsidiaries, including trade creditors and creditors holding Indebtedness issued by such non-guarantor subsidiaries, and claims of preferred stockholders of such non-guarantor subsidiaries, generally will have priority with respect to the assets and earnings of such non-guarantor subsidiaries over the claims of Parent’s and the issuer’s creditors, including the Holders of the notes. Accordingly, the notes will be effectively subordinated to creditors (including trade creditors) and preferred stockholders, if any, of Parent’s and Swift’s non-guarantor subsidiaries.

The total Indebtedness and other liabilities of Parent’s and Swift’s subsidiaries (other than the issuer and the Subsidiary Guarantors), before intercompany eliminations, was $292.4 million as of March 31, 2011, including trade payables, claims accruals, deferred income taxes and other liabilities.

Methods of Receiving Payments on the Notes

If a Holder has given wire transfer instructions to Swift, the paying agent will remit on behalf of the issuer all principal, interest and premium, if any, on that Holder’s notes in accordance with those instructions. All other payments on the notes will be made by check mailed to the Holders at their addresses set forth in the register of Holders.

Paying Agent and Registrar for the Notes

The trustee will initially act as paying agent and registrar. The issuer may change the paying agent or registrar without prior notice to the Holders, and the issuer, Parent or any of its other Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A Holder may transfer or exchange notes in accordance with the provisions of the indenture. The issuer, the registrar and the trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. Neither the issuer nor the registrar will be required to transfer or exchange any note selected for redemption. Also, neither the issuer nor the registrar will be required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Optional Redemption

At any time prior to November 15, 2013, Swift may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes issued under the indenture (including any additional notes issued after the Issue Date) at a redemption price of 110.000% of the principal amount, plus accrued and unpaid interest, to, but not including, the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that:

(1) at least 65% of the aggregate principal amount of notes issued under the indenture (including any additional notes issued after the Issue Date but excluding notes held by Parent or its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(2) the redemption occurs within 120 days of the date of the closing of such Equity Offering.

At any time prior to November 15, 2014, Swift may on any one or more occasions redeem all or a part of the notes at a redemption price equal to 100% of the principal amount of the notes redeemed plus the Applicable Premium, plus accrued and unpaid interest to, but not including, the redemption date.

Except pursuant to the preceding paragraphs, the notes will not be redeemable at Swift’s option prior to November 15, 2014. Swift is not, however, prohibited under the indenture from acquiring the notes by means other than a redemption, whether pursuant to a tender offer, open market purchase or otherwise, so long as the acquisition does not violate the terms of the indenture.

On or after November 15, 2014, Swift may redeem all or a part of the notes at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest on the notes to be redeemed, to, but not including, the applicable redemption date, if redeemed during the twelve month period beginning on November 15 of the years indicated below, subject to the rights of Holders on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage

2014	105.000%
2015	102.500%
2016 and thereafter	100.000%

All redemptions of the notes will be made upon not less than 30 days’ nor more than 60 days’ prior notice mailed by first class mail to each Holder’s registered address. Unless the issuer defaults in the payment of the redemption price, interest will cease to accrue on the notes or portions thereof called for redemption on the applicable redemption date.

Mandatory Redemption

The issuer is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each Holder will have the right to require Swift to repurchase all or any part (equal to $2,000 or a larger integral multiple of $1,000) of that Holder’s notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, Swift will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest on the notes repurchased to, but not including, the date of purchase, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, Swift will or will cause the trustee to mail a notice (“Change of Control Offer”) to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (“Change of Control Payment Date”), pursuant to the procedures required by the indenture and described in such notice. Swift will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, Swift will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such compliance.

On the Change of Control Payment Date, Swift will, to the extent lawful:

(1) accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3) deliver or cause to be delivered to the trustee the notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of notes or portions of notes being purchased by Swift.

The paying agent will promptly mail or wire transfer to each Holder of notes properly tendered and so accepted the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $2,000 or a larger integral multiple of $1,000. Any note so accepted for payment will cease to accrue interest on and after the Change of Control Payment Date. Swift will publicly announce the results of the Change of Control Offer on or as soon as reasonably practicable after the Change of Control Payment Date.

The provisions described above that require Swift to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the Holders to require that the issuer repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

Notwithstanding the above, Swift will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by Swift and purchases all notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the indenture as described above under the caption “— Optional Redemption,” unless and until there is a default in payment of the applicable redemption price. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of Swift and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder to require Swift to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Swift and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

Parent and Swift will not, and will not permit any of Parent’s Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) Parent, Swift or such Restricted Subsidiary, as the case may be, receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) at least 75% of the consideration received in the Asset Sale by Parent, Swift or such Restricted Subsidiary is in the form of cash or Cash Equivalents or Marketable Securities. For purposes of this provision, each of the following will be deemed to be cash:

(a) any liabilities, as shown on Parent’s most recent consolidated balance sheet, of Parent, Swift or any Restricted Subsidiary of Parent (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation or other agreement that releases Parent, Swift or such Restricted Subsidiary from further liability;

(b) any securities, notes or other obligations received by Parent, Swift or any such Restricted Subsidiary from such transferee that are converted by Parent, Swift or such Restricted Subsidiary into cash or Cash Equivalents within 120 days of the receipt thereof, to the extent of the cash or Cash Equivalents received in that conversion; or

(c) any Capital Stock or assets of the kind referred to in clause (2) or (4) of the second following paragraph of this covenant.

In the event of an Asset Sale consisting of (x) any sale and leaseback transaction (but excluding sale and leaseback transactions the proceeds of which are used to finance or refinance the purchase of Motor Vehicles and related assets acquired within 180 days prior to the incurrence of such Indebtedness) or (y) any Qualified

Receivables Transaction to the extent such Qualified Receivables Transaction raises Net Proceeds in excess of $275.0 million (and only to the extent of any such excess) (each, a “Designated Asset Sale”), the issuer (or the Parent or the applicable Restricted Subsidiary, as the case may be) shall apply the Net Proceeds from such Designated Asset Sale (“Designated Net Proceeds”) either to:

(1) within five business days of the receipt of such Net Proceeds, repay outstanding first priority lien obligations and, if such first priority lien obligations are revolving credit Indebtedness, to correspondingly permanently reduce commitments with respect thereto; and

(2) in the event that any Designated Net Proceeds remain after the repayment referred to in the immediately preceding clause (1) (such remaining Net Proceeds are herein referred to as “Excess Designated Proceeds”), within 30 days after the Designated Asset Sale giving rise to such Excess Designated Proceeds, Swift (or the Parent or the applicable Restricted Subsidiary, as the case may be) will make an Asset Sale Offer (a “Designated Asset Sale Offer”) to all Holders and all holders of Pari Passu Indebtedness containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such Pari Passu Indebtedness that may be purchased out of their pro rata portion of the Excess Designated Proceeds. The offer price in any Designated Asset Sale Offer will be equal to 100% of the principal amount of the notes and such Pari Passu Indebtedness plus accrued and unpaid interest on the notes and such Pari Passu Indebtedness to, but excluding, the date of purchase and will be payable in cash. If any Excess Designated Proceeds remain after consummation of a Designated Asset Sale Offer, Swift may use those Excess Designated Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of the notes and Pari Passu Indebtedness tendered into such Designated Asset Sale Offer exceeds the amount of Excess Designated Proceeds, the notes and such Pari Passu Indebtedness to be purchased shall be purchased on a pro rata basis based on the principal amount of notes and such Pari Passu Indebtedness tendered. In such event, the trustee shall select the notes to be purchased as provided under the caption “— Selection and Notice.” Upon completion of each Designated Asset Sale Offer and any related purchase or repayment of Pari Passu Indebtedness, the amount of Excess Designated Proceeds will be reset at zero.

Unless otherwise provided in the preceding paragraph, within 365 days after the receipt of any Net Proceeds from an Asset Sale, Swift (or the Parent or the applicable Restricted Subsidiary, as the case may be), may apply such Net Proceeds, at its option:

(1) to repay First Priority Lien Obligations and, if such First Priority Lien Obligations is revolving credit Indebtedness, to correspondingly permanently reduce commitments with respect thereto;

(2) to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business; provided, that in the case of any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of Parent, and provided further, that if such acquisition is made with the proceeds from any Asset Sale of Collateral, the acquired assets or Capital Stock shall be pledged as Collateral as soon as practicable or as otherwise permissible under “— Certain Covenants — After-Acquired Property” and, in the case of Capital Stock, subject to the limitations described above under “— Security”; provided further, that acquisitions of assets or Capital Stock described in this clause (2) that occurred within 90 days prior to the relevant Asset Sale shall be treated as a permitted application pursuant to this clause (2);

(3) to make a capital expenditure; or

(4) to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business; provided, that if such acquisition is made with the proceeds from any Asset Sale of Collateral, the acquired assets or Capital Stock shall be pledged as Collateral as soon as practicable or as otherwise permissible under “— Certain Covenants — After-Acquired Property”, with the Lien on such Collateral securing the notes being of the same priority with respect to the notes or Indebtedness as the Lien on the assets disposed of; provided further, that acquisitions of assets described in this clause (4) that occurred within 90 days prior to the relevant Asset Sale shall be treated as a permitted application pursuant to this clause (4).

Pending the final application of any Net Proceeds, the issuer (or the Parent or the applicable Restricted Subsidiary, as the case may be), may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the third paragraph of this covenant will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $20.0 million, within 30 days thereof, Swift will make an Asset Sale Offer to all Holders and all holders of Pari Passu Indebtedness containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such Pari Passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount of the notes and such Pari Passu Indebtedness plus accrued and unpaid interest on the notes and such Pari Passu Indebtedness to, but excluding, the date of purchase and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, Swift may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and Pari Passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the notes and such Pari Passu Indebtedness to be purchased shall be purchased on a pro rata basis based on the principal amount of notes and such Pari Passu Indebtedness tendered. In such event, the trustee shall select the notes to be purchased as provided under the caption “— Selection and Notice.” Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

Swift will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer or a Designated Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, Swift will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of such indenture by virtue of such compliance.

The agreements governing Swift’s other Indebtedness contain, and future agreements may contain, prohibitions of certain events, including events that would constitute a Change of Control or an Asset Sale and including repurchases of or other prepayments in respect of the notes. The exercise by the Holders of their right to require Swift to repurchase the notes upon a Change of Control or an Asset Sale could cause a default under these other agreements, even if the Change of Control or Asset Sale itself does not, due to the financial effect of such repurchases on Swift. In the event a Change of Control or Asset Sale occurs at a time when Swift is prohibited from purchasing notes, Swift could seek the consent of its other lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If Swift does not obtain a consent or repay those borrowings, Swift will remain prohibited from purchasing notes. In that case, Swift’s failure to purchase tendered notes would constitute an Event of Default under the indenture which could, in turn, constitute a default under the other indebtedness. Finally, Swift’s ability to pay cash to the Holders upon a repurchase may be limited by Swift’s then existing financial resources. See “Risk Factors — The issuer may not be able to repurchase the Exchange Notes upon a change of control.”

Selection and Notice

If less than all of the notes are to be redeemed at any time, the trustee will select Notes for redemption as follows:

(1) if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

(2) if the notes are not listed on any national securities exchange, on a pro rata basis.

No notes of $2,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 days but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the Holder upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, unless Swift defaults in the payment of the redemption price, interest ceases to accrue on notes or portions of notes called for redemption.

Certain Covenants

Effectiveness of Covenants

Following the first day:

(a) the notes have an Investment Grade Rating from both of the Ratings Agencies; and

(b) no default has occurred and is continuing under the indenture,

The issuer, the Parent and the Parent’s Restricted Subsidiaries will not be subject to the provisions of the indenture summarized under the subheadings below:

(1) “ — Certain Covenants — Restricted Payments,”

(2) “ — Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Equity,”

(3) “ — Certain Covenants — Dividend and Other Payment Restrictions Affecting Subsidiaries,”

(4) “ — Certain Covenants — Transactions with Affiliates,”

(5) “ — Repurchase at the Option of Holders — Change of Control,”

(6) “ — Repurchase at the Option of Holders — Asset Sales,” and

(7) Clause (4) of the first and third paragraphs under “— Certain Covenants — Merger, Consolidation or Sale of Assets”

(collectively, the “Suspended Covenants”). If at any time the notes’ credit rating is downgraded from an Investment Grade Rating by any Rating Agency, then the Suspended Covenants will thereafter be reinstated as if such covenants had never been suspended and be applicable pursuant to the terms of the indenture (including in connection with performing any calculation or assessment to determine compliance with the terms of the indenture), unless and until the notes subsequently attain an Investment Grade Rating (in which event the Suspended Covenants shall no longer be in effect for such time that the notes maintain an Investment Grade Rating); provided, however, that no default, Event of Default or breach of any kind shall be deemed to exist under the indenture, the notes or the Note Guarantees with respect to the Suspended Covenants based on, and none of the issuer, the Parent or any of its Subsidiaries shall bear any liability for, any actions taken or events occurring after the notes attain Investment Grade Rating and before any reinstatement of such Suspended Covenants as provided above, or any actions taken at any time pursuant to any contractual obligation arising prior to such reinstatement, regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants remained in effect during such period; provided, further, that (1) all Indebtedness incurred, or Disqualified Stock or preferred stock issued, during the period when the Suspended Covenants are suspended will be classified to have been incurred or issued pursuant to clause (2) of the second paragraph of “— Incurrence of indebtedness and issuance of preferred equity” and (2) upon any such reinstatement the amount of Excess Proceeds from Net Proceeds shall be reset at zero.

During any period when the Suspended Covenants are suspended, the Board of Directors of Parent may not designate any of the Parent’s Subsidiaries as Unrestricted Subsidiaries pursuant to the indenture.

Restricted Payments

Parent and Swift will not, and will not permit any of Parent’s Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of Parent’s, Swift’s or any of Parent’s Restricted Subsidiaries’ Equity Interests or to the direct or indirect holders of Parent’s, Swift’s or any of Parent’s Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Parent and other than dividends or distributions payable to Parent, Swift or any of Parent’s Restricted Subsidiaries);

(2) purchase, redeem or otherwise acquire or retire for value any Equity Interests of Parent, Swift or any of Parent’s Restricted Subsidiaries (other than any Equity Interests owned by Parent, Swift or any of Parent’s Restricted Subsidiaries);

(3) (a) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness of Parent, Swift or any Subsidiary Guarantor that is contractually subordinated to the notes or to any Note Guarantee (excluding any intercompany Indebtedness between or among Parent, Swift and any of Parent’s Restricted Subsidiaries), except a payment of interest or principal at the Stated Maturity thereof, or (b) make any payment or prepayment of principal of, or premium or interest on, any Senior Unsecured Pari Passu Indebtedness (including any redemption or retirement thereof) (i) other than the stated, scheduled date for payment of interest or principal set forth in the documents governing such Senior Unsecured Pari Passu Indebtedness; or

(4) make any Restricted Investment;

(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2) Swift would, after giving pro forma effect to such Restricted Payment as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Equity;” and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Parent, Swift and Parent’s Restricted Subsidiaries since the Original Issue Date (excluding Restricted Payments permitted by clauses (2), (3), (5), (6), (9) and (10), of the next succeeding paragraph), is less than the sum, without duplication, of:

(a) 50% of the Consolidated Net Income of Parent during the period (taken as one accounting period) from the Original Issue Date to the end of Parent’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit) provided, that, with respect to the period commencing on the Original Issue Date until the last day of the fiscal quarter in which the Original Issue Date occurred, the Consolidated Net Income of Parent shall be deemed to equal the product of (x) the Consolidated Net Income of Parent for the entire fiscal quarter in which the Original Issue Date occurred, times (y) a fraction, (A) the numerator of which equals the number days in the period commencing on, but excluding, the Original Issue Date and ending on, and including, the last day of such fiscal quarter, and (B) the denominator of which equals the total number of days in such fiscal quarter; plus

(b) 100% of the aggregate net cash proceeds received by Parent subsequent to the Original Issue Date (x) as a contribution to its common equity capital or (y) from the issue or sale of Equity

Interests of Parent (other than Disqualified Stock or any other Equity Interest issued to an employee stock ownership plan or to a trust established by Parent or any of its Subsidiaries for the benefit of their employees) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of Parent or issued to an employee stock ownership plan or to a trust established by Parent or any of its Subsidiaries for the benefit of their employees; plus

(c) to the extent that any Restricted Investment that was made subsequent to the Original Issue Date is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash received as return of capital with respect to such Restricted Investment (less the cost of disposition if any) and (ii) the amount of such Restricted Investment as of immediately prior to such sale as defined pursuant to the last sentence of the definition of “Investment;” plus

(d) to the extent that any Unrestricted Subsidiary of Parent designated as such after the Original Issue Date is redesignated as a Restricted Subsidiary after the Original Issue Date, 100% of the Fair Market Value of Parent’s Investment in such Subsidiary as of the date of such redesignation.

So long as (solely in the case of clauses (4), (7) and (10)) no Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

(1) the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or distribution or giving of the redemption notice, as the case may be, if, at the date of declaration or notice, the dividend, distribution or redemption payment would have complied with the provisions of the indenture;

(2) the making of any Restricted Payment in exchange for, or out of the net cash proceeds received by Parent of the substantially concurrent sale (other than to a Subsidiary of Parent) of, Equity Interests of Parent (other than Disqualified Stock or any other Equity Interest issued to an employee stock ownership plan or to a trust established by Parent or any of its Subsidiaries for the benefit of their employees) or from the substantially concurrent cash capital contribution received by Parent from its stockholders; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (3)(b) of the preceding paragraph;

(3) (a) the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of Parent, Swift or any Subsidiary Guarantor that is contractually subordinated to the notes or to any Note Guarantee with the net cash proceeds from a substantially concurrent incurrence of, or in exchange for, Permitted Refinancing Indebtedness that is contractually subordinated to the notes and the Note Guarantee to the same extent as the Indebtedness being refinanced, or (b) the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of Parent, Swift or any Subsidiary Guarantor that constitutes Senior Unsecured Pari Passu Indebtedness with the net cash proceeds from a substantially concurrent incurrence of, or in exchange for, Permitted Refinancing Indebtedness that constitutes Senior Unsecured Pari Passu Indebtedness as to the same extent as the Indebtedness being refinanced;

(4) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Parent, Swift or any Restricted Subsidiary of Parent held by any current or former officer, director, consultant or employee of Parent, Swift or any Restricted Subsidiary of Parent pursuant to any equity subscription agreement, stock option agreement, shareholders’ or members’ agreement or similar agreement, plan or arrangement; provided that (x) the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $5.0 million in any calendar year (provided, however, that Parent, Swift or Parent’s Restricted Subsidiaries may carry over and make in the immediately subsequent calendar year, in addition to the amounts permitted for any such calendar year, the amount of such repurchases, redemptions or other acquisitions or retirements for value permitted to have been made, but not made, in the immediately preceding calendar year), and (y) the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests on or after the Original Issue Date may not exceed $40.0 million in the aggregate;

(5) the repurchase of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options and the repurchase of Equity Interests deemed to occur in connection with the exercise of stock options and to the extent necessary to pay applicable withholding taxes;

(6) any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of Parent to the holders of its Equity Interests on a pro rata basis;

(7) the declaration and payment of regularly scheduled or accrued dividends or distributions to holders of any class or series of Disqualified Stock of Parent, Swift or any Restricted Subsidiary of Parent issued on or after the Original Issue Date in accordance with the Fixed Charge Coverage Ratio test described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Equity”;

(8) the purchase of fractional shares upon conversion of any securities of Parent or Swift into, or the exercise of rights with respect to, Equity Interests of Parent or Swift provided that the such fractional shares or the right to receive such fractional shares shall have not been created for the purpose of circumventing the provisions of this covenant;

(9) any redemption or repurchase of the Other Second Priority Secured Notes; and

(10) other Restricted Payments in an aggregate amount not to exceed $50.0 million since the Original Issue Date.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Parent, Swift or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors of Swift whose resolution with respect thereto will be delivered to the trustee. The Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the Fair Market Value exceeds $25.0 million. For purposes of determining compliance with this covenant, if a Restricted Payment meets the criteria of more than one of the exceptions described in clauses (1) through (10) above or is entitled to be made according to the first paragraph of this covenant, Swift may, in its sole discretion, classify the Restricted Payment in any manner that complies with this covenant.

Incurrence of Indebtedness and Issuance of Preferred Equity

Parent and Swift will not, and will not permit any of Parent’s Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and Parent and Swift will not issue any Disqualified Stock and will not permit Swift or any of Parent’s Restricted Subsidiaries to issue any Disqualified Stock or any shares of preferred equity; provided, however, that Parent, Swift and any of Parent’s Restricted Subsidiaries may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock and Swift and any of Parent’s Restricted Subsidiaries may issue preferred equity, if, on the date of such incurrence or issuance, the Fixed Charge Coverage Ratio for Parent’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred equity is issued, as the case may be, would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred equity had been issued, as the case may be, at the beginning of such four-quarter period; provided further, that the amount of Indebtedness (including Acquired Debt) that may be incurred pursuant to the foregoing Restricted Subsidiaries of Parent that are not Subsidiary Guarantors of the notes shall not exceed $50.0 million at any one time outstanding.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the incurrence by Parent, Swift or any Subsidiary Guarantor of Indebtedness and letters of credit and bankers’ acceptances thereunder under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Parent, Swift and such Subsidiary Guarantor thereunder) not to exceed $1,650.0 million less the aggregate amount of all Net Proceeds of Asset Sales applied by Parent, Swift or any of Parent’s Restricted Subsidiaries since the Original Issue Date to repay any term Indebtedness under a Credit Facility or to repay any revolving credit Indebtedness under a Credit Facility and effect a corresponding commitment reduction thereunder pursuant to the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales;”

(2) the incurrence by Parent, Swift and Parent’s Restricted Subsidiaries of Indebtedness represented by (a) the Restricted Notes, the Restricted Note Guarantees and the notes and the Note Guarantees, (b) any Indebtedness (other than Indebtedness described in clause (1)) and (c) issuance of preferred equity outstanding on the Original Issue Date, reduced to the extent such amounts shall have been repaid or retired;

(3) the incurrence by Parent, Swift or any of Parent’s Restricted Subsidiaries of Indebtedness represented by mortgage financings or purchase money obligations (but not Capital Lease Obligations), in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, development, construction, installation or improvement of property (real or personal), plant or equipment used in the ordinary course of business of Parent, Swift or any of Parent’s Restricted Subsidiaries and any Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by this clause in an aggregate principal amount which, when taken together with all other Indebtedness of Parent, Swift and Parent’s Restricted Subsidiaries incurred pursuant to this clause (3) and clause (14) and outstanding on the date of such incurrence, does not exceed $350.0 million;

(4) the incurrence by Parent, Swift or any of Parent’s Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clause (1), (2), (4) or (11) of this paragraph;

(5) the incurrence by Parent, Swift or any of Parent’s Restricted Subsidiaries of intercompany Indebtedness between or among Parent, Swift and any of Parent’s Restricted Subsidiaries; provided, however, that:

(a) if Parent, Swift or any Subsidiary Guarantor is the obligor on such Indebtedness and the payee is not Parent, Swift or a Subsidiary Guarantor, such Indebtedness is expressly subordinated in right of payment to the prior payment in full in cash of all Obligations then due with respect to the notes, in the case of Swift, or the Note Guarantee, in the case of Parent or a Subsidiary Guarantor; and

(b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Parent, Swift or a Restricted Subsidiary of Parent and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Parent, Swift or a Restricted Subsidiary of Parent, shall be deemed, in each case, to constitute an incurrence of such Indebtedness by Parent, Swift or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (5);

(6) the issuance by Swift or any of Parent’s Restricted Subsidiaries to Parent or Swift or to another Restricted Subsidiary of Parent of shares of preferred equity; provided, however, that:

(a) any subsequent issuance or transfer of Equity Interests that results in any such preferred equity being held by a Person other than Parent, Swift or a Restricted Subsidiary of Parent, and

(b) any sale or other transfer of any such preferred equity to a Person that is not either Parent, Swift or a Restricted Subsidiary of Parent,

shall be deemed, in each case, to constitute an issuance of such preferred equity or Disqualified Stock by Swift or such Restricted Subsidiary that was not permitted by this clause (6);

(7) the incurrence by Parent, Swift or any of Parent’s Restricted Subsidiaries of Hedging Obligations in the ordinary course of business and not for speculative purposes;

(8) the guarantee by Parent, Swift or any Restricted Subsidiary of Parent of Indebtedness of Parent, Swift or a Restricted Subsidiary of Parent that was permitted to be incurred by another provision of this covenant (including the first paragraph hereof); provided that (A) if the Indebtedness being guaranteed is subordinated in right of payment to the notes or the Note Guarantees, as applicable, then the guarantee thereof shall be subordinated in right of payment to the notes or the Note Guarantee, as applicable, to the same extent as the Indebtedness so guaranteed and (B) if the Indebtedness being guaranteed is pari passu in right of payment to the notes or the Note Guarantee, then the guarantee thereof shall be pari passu in right of payment to the notes or the Note Guarantee, as applicable, to the same extent as the Indebtedness so guaranteed, provided, further, that any Restricted Subsidiary of Parent that guarantees other Indebtedness pursuant to this clause (8) shall concurrently guarantee, or already be a Subsidiary Guarantor with respect to, the notes pursuant to the covenant described under the caption “— Additional Note Guarantees”;

(9) the incurrence by Parent, Swift or any of Parent’s Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, payment obligations in connection with health or other types of social security benefits, unemployment or other insurance or self-insurance obligations, insurance premium finance agreements, reclamation, statutory obligations, bankers’ acceptances and performance, appeal or surety bonds in the ordinary course of business;

(10) the incurrence by Parent, Swift or any of Parent’s Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds so long as such Indebtedness is covered within five business days;

(11) Indebtedness, Disqualified Stock or preferred equity of any Person that is acquired by Parent, Swift or any of Parent’s Restricted Subsidiaries or merged into or consolidated with, or transfers substantially all of its assets to, a Restricted Subsidiary in of Parent accordance with the terms of the indenture; provided, however, that such Indebtedness, Disqualified Stock or preferred equity is not incurred or issued in contemplation of such acquisition or merger or to provide all or a portion of the funds or credit support required to consummate such acquisition or merger; provided further, that the aggregate principal amount of any such Indebtedness, Disqualified Stock or preferred equity incurred or issued pursuant to this clause (11) since the Original Issue Date, including all Permitted Refinancing Indebtedness incurred to extend, renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (11), shall not exceed $50.0 million in the aggregate;

(12) the incurrence of Indebtedness consisting of indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary in accordance with the terms of the indenture, other than guarantees of Indebtedness incurred or assumed by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(13) the incurrence of Indebtedness of Swift owing to the Captive Insurance Companies; provided, that the aggregate principal amount of any such Indebtedness incurred pursuant to this clause (13) shall not exceed $35.0 million at any one time outstanding; provided, further, that (i) any event that results in a Captive Insurance Company ceasing to be a Subsidiary of Parent or (ii) any sale or other transfer of any such Indebtedness to a Person that is not a Captive Insurance Company, shall be deemed, in each case, to constitute an incurrence of such Indebtedness by Swift that was not permitted by this clause (13);

(14) the incurrence by Parent, Swift or any of Parent’s Restricted Subsidiaries in the ordinary course of business of Capital Lease Obligations with respect to Motor Vehicles and any Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by this clause in an aggregate principal amount which, when taken together with all other Capital Lease Obligations of Parent, Swift and Parent’s Restricted Subsidiaries incurred pursuant to this clause (14) and clause (3) above and outstanding on the date of such incurrence, does not exceed $350.0 million;

(15) the incurrence of Indebtedness by a Receivables Subsidiary in a Qualified Receivables Transaction that is not recourse to Parent or any of Parent’s Restricted Subsidiary that is not a Receivables Subsidiary (except for Standard Securitization Undertakings), provided that Parent, Swift or the applicable Restricted Subsidiary applies the proceeds of such transaction in compliance with the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales”; and

(16) the incurrence by Parent, Swift or any of Parent’s Restricted Subsidiaries of additional Indebtedness or issuance of Disqualified Stock or preferred equity in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to extend, renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (16), not to exceed $80.0 million.

Parent and Swift will not incur, and will not permit any Subsidiary Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of Parent, Swift or such Subsidiary Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the notes and the applicable Note Guarantee on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of Parent, Swift or any Subsidiary Guarantor solely by virtue of being unsecured or by virtue of being secured on a first or junior Lien basis.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Equity” covenant, in the event that an item of proposed Indebtedness, Disqualified Stock or preferred equity meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (16) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Swift will be permitted to classify such item of Indebtedness, Disqualified Stock or preferred equity on the date of its incurrence and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or preferred equity in one of the above clauses or as having been incurred pursuant to the first paragraph of this covenant, although Swift may divide and classify an item of Indebtedness, Disqualified Stock or preferred equity in one or more of the categories of Permitted Debt described in such clauses or as having been incurred pursuant to the first paragraph of this covenant and may later reclassify all or a portion of such item of Indebtedness, Disqualified Stock or preferred equity, in any manner that complies with this covenant. Indebtedness under Credit Facilities outstanding on the Original Issue Date and the Indebtedness represented by the notes and the related Note Guarantees will be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt. The accrual of interest or dividends, the accretion of accreted value or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred equity as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock or preferred equity in the form of additional shares of the same class of Disqualified Stock or preferred equity will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock or preferred equity for purposes of this covenant; provided, in each such case (other than preferred stock that is not Disqualified Stock), that the amount of any such accrual, accretion or amortization or payment (without duplication) is included in Fixed Charges of Parent, Swift and Parent’s Restricted Subsidiaries as accrued, accreted or amortized or paid. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that Parent, Swift or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2) the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a) the Fair Market Value of such assets at the date of determination; and

(b) the amount of the Indebtedness of the other Person.

Liens

Parent and Swift will not and will not permit any of Parent’s Restricted Subsidiaries to create, incur, assume or otherwise cause or suffer to exist or become effective (i) any Lien of any kind (other than Permitted Liens) on any asset or property of Parent, Swift or any of Parent’s Restricted Subsidiaries securing Indebtedness unless the notes are equally and ratably secured with (or on a senior basis to, in the case of obligations subordinated in right of payment to the notes) the obligations so secured until such time as such obligations are no longer secured by a Lien or (ii) any Lien of any kind securing any First Priority Lien Obligation of Parent, Swift or any Subsidiary Guarantor without effectively providing that the notes or the applicable Note Guarantee, as the case may be, shall be granted a second priority security interest (subject to Permitted Liens) upon the assets or property constituting the collateral for such First Priority Lien Obligations, except as set forth under “— Security”; provided, however, that, with respect to this clause (ii), if granting such second priority security interest requires the consent of a third party, Swift will use commercially reasonable efforts to obtain such consent with respect to the second priority interest for the benefit of the trustee on behalf of the Holders of the notes; provided further, however, that, with respect to this clause (ii), if such third party does not consent to the granting of such second priority security interest after the use of such commercially reasonable efforts, Parent, Swift or such Subsidiary Guarantor, as the case may be, will not be required to provide such security interest.

Limitation on Sale and Leaseback Transactions

Parent and Swift will not, and will not permit any of Parent’s Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that Parent, Swift or any Restricted Subsidiary of Parent may enter into a sale and leaseback transaction if:

(1) Parent, Swift or that Restricted Subsidiary, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock” and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption “— Liens;”

(2) the gross cash proceeds of that sale and leaseback transaction are at least equal to the Fair Market Value, as determined in good faith by the Board of Directors of Swift and set forth in an Officers’ Certificate delivered to the trustee, of the property that is the subject of that sale and leaseback transaction; and

(3) the transfer of assets in that sale and leaseback transaction is permitted by, and Parent, Swift or the applicable Restricted Subsidiary applies the proceeds of such transaction in compliance with, the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales.”

Dividend and Other Payment Restrictions Affecting Subsidiaries

Parent and Swift will not, and will not permit any of Parent’s Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of Swift or any Restricted Subsidiary of Parent to:

(a) pay dividends or make any other distributions on its Capital Stock to Parent, Swift or any of Parent’s Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to Parent, Swift or any of Parent’s Restricted Subsidiaries;

(b) make loans or advances to Parent, Swift or any of Parent’s Restricted Subsidiaries; or

(c) sell, lease or transfer any of its properties or assets to Parent, Swift or any of Parent’s Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements outstanding on the Original Issue Date, the Credit Agreement and Credit Facilities as in effect on the Original Issue Date, the indenture governing the Other Second Priority Secured Notes and any amendments, restatements, modifications, supplements, renewals, refundings, replacements or refinancings of those agreements; provided that such amendments, restatements, modifications, supplements, renewals, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the Original Issue Date (as determined in good faith by the Board of Directors of Parent or Swift);

(2) the indenture, the notes, the Note Guarantees, the Restricted Notes, the Restricted Note Guarantees and the Security Documents;

(3) applicable law, rule, regulation or order;

(4) any instrument of a Person acquired by Parent, Swift or any of Parent’s Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such instrument was issued or such agreement was entered into in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

(5) customary non-assignment provisions or subletting restrictions in contracts, leases and licenses entered into in the ordinary course of business;

(6) purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (c) of the preceding paragraph;

(7) any agreement for the sale or other disposition of a Restricted Subsidiary of Parent that restricts distributions, loans or transfers by that Restricted Subsidiary pending closing of the sale or other disposition;

(8) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, with respect to such encumbrance or restriction set forth in clauses (a), (b) or (c) of the preceding paragraph than those contained in the agreements governing the Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged (as determined in good faith by the Board of Directors of Parent or Swift);

(9) Liens permitted to be incurred under the provisions of the covenant described above under the caption “— Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(10) provisions limiting the disposition or distribution of assets or property or transfer of Capital Stock in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into (a) in the ordinary course of business or (b) with the approval of Swift’s Board of Directors, which limitation is applicable only to the asset or property that are the subject of such agreements;

(11) restrictions on cash, Cash Equivalents, Marketable Securities or other deposits or net worth imposed by customers or lessors under contracts or leases entered into in the ordinary course of business;

(12) Indebtedness or other customary contractual requirements of a Receivables Subsidiary incurred in connection with a Qualified Receivables Transaction; provided that such restrictions apply only to such Receivables Subsidiary; and

(13) any encumbrances or restrictions imposed by any amendments or refinancings of the contracts, instruments or obligations referred to above in clauses (1) through (12); provided that such amendments or refinancings are not more restrictive, taken as a whole, with respect to encumbrances or restrictions set forth in clauses (a), (b) or (c) of the preceding paragraph than such encumbrances and restrictions prior to such amendment or refinancing (as determined in good faith by the Board of Directors of Parent or Swift).

Merger, Consolidation or Sale of Assets

Swift will not, directly or indirectly, consolidate or merge with or into another Person (whether or not Swift is the surviving corporation) or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets (determined on a consolidated basis for Swift and its Subsidiaries), in one or more related transactions to another Person, unless:

(1) either (a) Swift is the surviving entity; or (b) the Person formed by or surviving any such consolidation or merger (if other than Swift) or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2) the Person formed by or surviving any such consolidation or merger (if other than Swift) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition has been made assumes all the obligations of Swift under the notes, the indenture, the Registration Rights Agreement and the Security Documents, in each case pursuant to a supplemental indenture and other agreements reasonably satisfactory to the trustee;

(3) immediately after such transaction, no Default or Event of Default exists;

(4) Swift or the Person formed by or surviving any such consolidation or merger (if other than Swift), or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and to any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, either (a) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Equity” or (b) have a pro forma Fixed Charge Coverage Ratio that is at least equal to the actual Fixed Charge Coverage Ratio for Parent as of such date; and

(5) Swift delivers to the trustee an Officers’ Certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) complies with the indenture.

Clause (4) of the covenant described above will not apply to:

(1) a merger of Swift with an Affiliate solely for the purpose of reincorporating Swift in another jurisdiction; or

(2) any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among Swift and any of the Restricted Subsidiaries.

Parent will not, directly or indirectly, consolidate or merge with or into another Person (whether or not Parent is the surviving corporation) or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets (determined on a consolidated basis for Parent and its Subsidiaries), in one or more related transactions to another Person, unless:

(1) either (a) Parent is the surviving entity; or (b) the Person formed by or surviving any such consolidation or merger (if other than Parent) or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2) the Person formed by or surviving any such consolidation or merger (if other than Parent) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition has been made assumes all the obligations of Parent under Parent’s Note Guarantee, the indenture, the Registration Rights Agreement and the Security Documents, in each case pursuant to a supplemental indenture and other agreements reasonably satisfactory to the trustee;

(3) immediately after such transaction, no Default or Event of Default exists;

(4) Parent or the Person formed by or surviving any such consolidation or merger (if other than Parent), or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and to any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, either (a) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Equity” or (b) have a pro forma Fixed Charge Coverage Ratio that is at least equal to the actual Fixed Charge Coverage Ratio for Parent as of such date; and

(5) Swift delivers to the trustee an Officers’ Certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) complies with the indenture.

Clause (4) of the covenant described above will not apply to:

(1) a merger of Parent with an Affiliate solely for the purpose of reincorporating Parent in another jurisdiction; or

(2) any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among Parent and any of the Restricted Subsidiaries.

Subject to certain provisions of the indenture governing the release of a Note Guarantee upon the sale or disposition of a Subsidiary Guarantor, Swift and Parent will not permit any Subsidiary Guarantor to consolidate or merge with or into another Person (whether or not such Subsidiary Guarantor is the surviving corporation) or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions to another Person, unless:

(1) immediately after such transaction, no Default or Event of Default exists;

(2) either:

(a) (i) such Subsidiary Guarantor is the surviving entity or the Person formed by or surviving any such consolidation or merger (if other than such Subsidiary Guarantor) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation, partnership or limited liability company organized or existing under the laws of the jurisdiction under which such Subsidiary Guarantor was organized or under the laws the United States, any state of the United States or the District of Columbia and (ii) the Person formed by or surviving any such consolidation or merger (if other than such Subsidiary Guarantor) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of such Subsidiary Guarantor under such Subsidiary Guarantor’s Note Guarantee, the indenture, the Registration Rights Agreement and the Security Documents, in each case pursuant to a supplemental indenture and other agreements reasonably satisfactory to the trustee; or

(b) in the case of a Subsidiary Guarantor that has been disposed of in its entirety to another Person (other than to Swift or any Affiliate of Swift), whether through a merger, consolidation or sale of Capital Stock or assets, Swift delivers an Officers’ Certificate to the trustee to the effect that Swift will comply with its obligations under the covenant described above under “— Repurchase at the Option of Holders — Asset Sales” in respect of such sale or other disposition; and

(3) Swift delivers to the trustee an Officers’ Certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) complies with the indenture.

The issuer, Parent and Subsidiary Guarantors, as the case may be, will be released from its obligations under the indenture, the notes, its Note Guarantee, the Registration Rights Agreement and the Security Documents, as the case may be, and the successor Person will succeed to, and be substituted for, and may exercise every right and power of, the issuer, Parent or Subsidiary Guarantor, as the case may be, under the indenture, the notes, the Note Guarantee, the Registration Rights Agreement and the Security Documents; provided that, in the case of a lease of all or substantially all its assets, Swift will not be released from the obligation to pay the principal of and interest on the notes and none of Parent or the Subsidiary Guarantors will be released from its obligations under its Note Guarantee.

Transactions with Affiliates

Parent and Swift will not, and will not permit any of Parent’s Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, loan, advance or guarantee with, or for the benefit of, any Affiliate of Parent or Swift or of any of Parent’s Restricted Subsidiaries (each, an “Affiliate Transaction”), unless:

(1) the Affiliate Transaction is on terms that are not materially less favorable to Parent, Swift or the relevant Restricted Subsidiary (as determined by in good faith by the Board of Directors of Parent or Swift) than those that would have been obtained in a comparable transaction by Parent, Swift or such Restricted Subsidiary with an unrelated Person; and

(2) Swift delivers to the trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, a resolution of the Board of Directors of Swift set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority (including a majority of the disinterested members, if any) of the Board of Directors of Swift; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, an opinion as to the fairness to Parent, Swift or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any employment or consulting agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by Parent, Swift or any of Parent’s Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto;

(2) transactions between or among Parent, Swift and/or any of Parent’s Restricted Subsidiaries;

(3) transactions with a Person (other than an Unrestricted Subsidiary) that is an Affiliate of Parent, Swift or a Restricted Subsidiary of Parent solely because Parent, Swift or such Restricted Subsidiary owns an Equity Interest in, or controls, such Person;

(4) payment of reasonable fees to, and indemnity provided on behalf of, officers, directors, employees or consultants of Parent, Swift or any of Parent’s Restricted Subsidiaries;

(5) any issuance of Equity Interests (other than Disqualified Stock) of Parent to Affiliates of Parent;

(6) Restricted Payments and Investments that do not violate the provisions of the indenture described above under the caption “— Restricted Payments;”

(7) transactions effected pursuant to agreements in effect on the Original Issue Date and, to the extent the amount involved exceeds $120,000, described in this prospectus and any amendment, modification or replacement of such agreement (so long as such amendment or replacement is not less favorable to Parent, Swift, any Restricted Subsidiary of Parent or the Holders, taken as a whole, than the original agreement as in effect on the Original Issue Date as determined in good faith by the Board of Directors of Parent or Swift);

(8) any agreement between any Person and an Affiliate of such Person existing at the time such Person is acquired by or merged into the Parent, Swift or any of Parent’s Restricted Subsidiaries; provided, that such agreement was not entered into contemplation of such acquisition or merger, or any amendment thereto (so long as any such amendment is not disadvantageous to the Holders of the notes when taken as a whole as compared to the applicable agreement as in effect on the date of such acquisition or merger); and

(9) any transactions in connection with the 2010 Transactions; and

(10) any Qualified Receivables Transaction.

Business Activities

Parent and Swift will not, and will not permit any of Parent’s Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to Parent, Swift and Parent’s Restricted Subsidiaries taken as a whole.

Additional Note Guarantees

Parent and the issuer will not permit any of Parent’s Restricted Subsidiaries, directly or indirectly, to guarantee the payment of any other Indebtedness of Parent, Swift or any of Parent’s Restricted Subsidiaries unless such Restricted Subsidiary (other than a Restricted Subsidiary that is already a guarantor) simultaneously executes and delivers a supplemental indenture and Note Guarantee providing for the guarantee of the payment of the notes by such Restricted Subsidiary, which guarantee will be senior to or pari passu in right of payment with such Restricted Subsidiary’s guarantee of such other Indebtedness, and simultaneously executes and delivers the applicable Security Documents pursuant to which its assets (of the same type as the assets of Parent, Swift and the other Subsidiary Guarantors constituting Collateral) will become part of the Collateral and will secure the notes and Note Guarantees in the manner specified in the indenture and the Security Documents.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of Swift may designate any Subsidiary (including any newly acquired or newly formed Subsidiary or Person becoming a Subsidiary through merger or consolidation or Investment therein) to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by Parent, Swift and Parent’s Restricted Subsidiaries in the Subsidiary designated as an Unrestricted

Subsidiary shall be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption “— Restricted Payments” or under one or more clauses of the definition of Permitted Investments, as determined by Swift. That designation will only be permitted if such Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Any designation of a Subsidiary of Parent as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of a resolution of the Board of Directors of Swift giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the conditions specified in clauses (1) to (4) of the definition of “Unrestricted Subsidiary” and was permitted by the covenant described above under the caption “— Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements specified in clauses (1) to (4) of the definition of “Unrestricted Subsidiary”, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of Parent as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “— Incurrence of Indebtedness and Issuance of Preferred Equity,” Swift will be in default of such covenant. The Board of Directors of Swift may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of Parent; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Parent of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Event of Default would be in existence following such designation.

Payments for Consent

Parent and the issuer will not, and will not permit any of Parent’s Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all Holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

Notwithstanding that Parent may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, Parent will (x) file with the SEC and (y) provide the trustee and Holders with copies thereof, without cost to each Holder, the following information within the time periods specified in the SEC’s rules and regulations applicable to a non-accelerated filer:

(1) annual financial information that would be required to be contained in a filing with the SEC on Form 10-K if Parent were required to file such a form, including (i) a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and (ii) a report on the annual financial statements by Parent’s certified independent accountants, and

(2) all quarterly information that would be required to be contained in a filing with the SEC on Form 10-Q if Parent were required to file such a form, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

provided, however, that Parent will not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event the issuer will make available such information to securities analysts and prospective investors upon request, in addition to providing such information to the trustee and the Holders.

If Swift has designated any Subsidiary as an Unrestricted Subsidiary and any such Unrestricted Subsidiary, either individually or collectively, would otherwise have been a Significant Subsidiary, then the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, as determined in good faith by senior management of Parent, either on the face of the financial statements or in the footnotes to the financial statements and in management’s discussion and analysis of financial condition and results of operations, of the financial condition and results of operations of the issuer, Parent and Parent’s Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries.

Parent will also furnish to Holders, securities analysts and prospective investors upon request the information required to be delivered pursuant Rule 144A(d)(4) under the Securities Act.

Notwithstanding the foregoing, Parent’s delivery obligations to the trustee and Holders described herein will be deemed to be satisfied by posting of the information and reports referred to in clauses (1) and (2) above on Parent’s website or one maintained on its behalf for such purpose; provided that Parent will use reasonable efforts to inform Holders and the trustee of the availability of such information and reports, which may be satisfied by, among other things, a press release on any national business press release wire service. In addition, availability of the foregoing materials on the SEC’s EDGAR service or any successor service will be deemed to satisfy Parent’s delivery obligations to the Holders and the trustee.

The filing requirements set forth above for the applicable period may be satisfied by the Parent prior to the commencement of the exchange offer or the effectiveness of the registration statement of which this prospectus forms a part (1) by the filing with the SEC of the registration statement of which this prospectus forms a part, and any amendments thereto, with such financial information that satisfies Regulation S-X of the Securities Act; provided that this paragraph shall not supersede or in any manner suspend or delay the Parent’s reporting obligations set forth in the first four paragraphs of this covenant, or (2) by posting reports that would be required to be filed substantially in the form required by the SEC on Parent’s website (or one maintained on its behalf) or providing such reports to the trustee within the times specified above.

Amendment of Security Documents

The issuer shall not amend, modify or supplement, or permit or consent to any amendment, modification or supplement of, the Security Documents in any way that would be adverse to the Holders of the notes in any material respect, except as described above under “— Security” or as permitted under “— Amendment, Supplement and Waiver.”

After-Acquired Property

If Parent, the issuer or any Subsidiary Guarantor shall acquire any First Priority After-Acquired Property, Parent, the issuer or such Subsidiary Guarantor shall execute and deliver such mortgages, deeds of trust, security instruments, financing statements and certificates and opinions of counsel as shall be reasonably necessary to vest in the trustee on behalf of the Holders of the notes a perfected security interest, subject only to Permitted Liens, in such First Priority After-Acquired Property and to have such First Priority After-Acquired Property (but subject to certain limitations, if applicable, including as described under “— Security”) added to the Collateral, and thereupon all provisions of the indenture relating to the Collateral shall be deemed to relate to such First Priority After-Acquired Property to the same extent and with the same force and effect; provided, however, that if granting such second priority security interest in such First Priority After-Acquired Property requires the consent of a third party, the issuer will use commercially reasonable efforts to obtain such consent with respect to the second priority interest for the benefit of the trustee on behalf of the Holders of the notes; provided further, however, that if such third party does not consent to the granting of such second priority security interest after the use of such commercially reasonable efforts, Parent, the issuer or such Subsidiary Guarantor, as the case may be, will not be required to provide such security interest.

Events of Default and Remedies

Each of the following is an “Event of Default” under the indenture:

(1) default for 30 days in the payment when due of interest or additional interest (as required by the Registration Rights Agreement) on the notes;

(2) default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the notes;

(3) failure by Parent, the issuer or any of Parent’s Restricted Subsidiaries to comply with the provisions described under the captions “— Repurchase at the Option of Holders — Change of Control” or “— Certain Covenants — Merger, Consolidation or Sale of Assets;”

(4) failure by Parent, the issuer or any of Parent’s Restricted Subsidiaries to comply for 60 days after notice to Swift by the trustee or the Holders of at least 25% in aggregate principal amount of notes with its other agreements contained in the notes or the indenture or the Security Documents;

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Parent, the issuer or any of Parent’s Restricted Subsidiaries (or the payment of which is guaranteed by Parent, the issuer or any of Parent’s Restricted Subsidiaries), whether such Indebtedness or guarantee now exists or is created after the Original Issue Date, if that default:

(a) is caused by a failure to pay any portion of the principal of such Indebtedness when due and payable after the expiration of the grace period provided in such Indebtedness (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its Stated Maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $30.0 million or more;

(6) failure by Parent, the issuer or any of Parent’s Restricted Subsidiaries to pay final and nonappealable judgments entered by a court or courts of competent jurisdiction aggregating in excess of $30.0 million (net of any amounts which are covered by insurance or bonded), which judgments are not paid, waived, satisfied, discharged or stayed for a period of 60 days;

(7) except as permitted by such indenture, any Note Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect (other than in accordance with the terms of such Note Guarantee, the indenture or the Intercreditor Agreement), or Parent or any Subsidiary Guarantor, or any Person acting on behalf of Parent or any Subsidiary Guarantor, denies or disaffirms its obligations under its Note Guarantee with respect to such series of notes;

(8) unless all the Collateral has been released from the applicable Liens in accordance with the provisions of the Security Documents or Intercreditor Agreement, as applicable, default by Parent, the issuer or any Subsidiary Guarantor of Parent in the performance of the Security Documents, or the occurrence of any other event, in each case that adversely affects the enforceability, validity, perfection or priority of such Liens on a material portion of the Collateral granted to the trustee and the Holders of the notes, the repudiation or disaffirmation by Parent, the issuer or any Subsidiary Guarantor of its material obligations under the Security Documents or the determination in a judicial proceeding that the Security Documents are unenforceable or invalid against Parent, the issuer or any Subsidiary Guarantor party thereto for any reason with respect to a material portion of the Collateral (which default, occurrence, repudiation, disaffirmation or determination is not rescinded, stayed or waived by the Persons having such authority pursuant to the Security Documents or otherwise cured within 60 days after Swift receives notice thereof specifying such occurrence from the trustee or the Holders of at least 25% of the outstanding principal amount of Notes and demanding that such default, occurrence, repudiation, disaffirmation or determination be remedied); and

(9) certain events of bankruptcy or insolvency described in such indenture with respect to Parent, the issuer or any of Parent’s Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Parent, the issuer, any Restricted Subsidiary of Parent that is a Significant Subsidiary or any group of Restricted Subsidiaries of Parent that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding notes of such series may declare all the notes of such series to be due and payable immediately.

Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding notes of a series of notes may direct the trustee in its exercise of any trust or power in respect of the notes. The trustee may withhold from Holders notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest or premium, if any.

Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under such indenture at the request or direction of any Holders unless such Holders have offered to the trustee indemnity or security satisfactory to the trustee against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no Holder may pursue any remedy with respect to such indenture or the notes unless:

(1) such Holder has previously given the trustee notice that an Event of Default is continuing;

(2) Holders of at least 25% in aggregate principal amount of the then outstanding notes have requested the trustee to pursue the remedy;

(3) such Holders have offered the trustee security or indemnity satisfactory to the trustee against any loss, liability or expense;

(4) the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) Holders of a majority in aggregate principal amount of the then outstanding notes have not given the trustee a direction inconsistent with such request within such 60-day period.

The Holders of a majority in aggregate principal amount of the then outstanding notes by notice to the trustee may, on behalf of the Holders of all of the notes, rescind an acceleration or waive any existing Default or Event of Default in respect of such series and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or premium, if any, on, or the principal of, the notes.

Swift is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default that has not been cured, Swift is required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of Parent, the issuer or any Subsidiary Guarantor, as such, will have any liability for any obligations of Parent, the issuer or the Subsidiary Guarantors under the notes, the indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

The issuer may at any time, at the option of Swift’s Board of Directors evidenced by a resolution set forth in an Officers’ Certificate, elect to have all of their obligations discharged with respect to the outstanding notes of a series and under the indenture and all obligations of Parent and the Subsidiary Guarantors discharged with respect to their Note Guarantees in respect of such series and under the indenture (“Legal Defeasance”) except for:

(1) the rights of Holders of outstanding notes to receive payments in respect of the principal of, or interest or premium, if any, on, such notes when such payments are due from the trust referred to below;

(2) the issuer’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee, and Parent’s, issuer’s and the Subsidiary Guarantors’ obligations in connection therewith; and

(4) the Legal Defeasance provisions of the indenture.

In addition, the issuer may, at its option and at any time, elect to have the obligations of Parent, the issuer and the Subsidiary Guarantors released with respect to certain covenants (including the obligation to make Change of Control Offers, Asset Sale Offers and Designated Asset Sale Offers) that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes.

In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “— Events of Default and Remedies” will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) the issuer must irrevocably deposit with the trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest and premium, if any, on, the outstanding notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the issuer must specify whether the notes are being defeased to such stated date for payment or to a particular redemption date provided that, upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for the purposes of the indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, with any deficit on the date of redemption (any such amount, the “Applicable Premium Deficit”) only required to be deposited with the trustee on or prior to the date of redemption. Any Applicable Premium Deficit shall be set forth in an Officers’ Certificate delivered to the trustee simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption;

(2) in the case of Legal Defeasance, the issuer must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee (subject to customary exceptions and exclusions) confirming that:

(a) Parent and the issuer have received from, or there has been published by, the Internal Revenue Service a ruling; or

(b) since the date of the indenture, there has been a change in the applicable federal income tax law,

in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the issuer must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee (subject to customary exceptions and exclusions) confirming that the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from, or arising in connection with, the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing);

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which Parent, the issuer or any of their respective Subsidiaries is a party or by which Parent, the issuer or any of their respective Subsidiaries is bound, including the Credit Agreement;

(6) Parent and the issuer must deliver to the trustee an Officers’ Certificate stating that the deposit was not made by Parent and Swift with the intent of preferring the Holders over the other creditors of Parent or Swift or with the intent of defeating, hindering, delaying or defrauding any creditors of Parent or Swift or others; and

(7) Parent and the issuer must deliver to the trustee an Officers’ Certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next three succeeding paragraphs, the indenture, the notes of the applicable series, the Note Guarantees or the Security Documents may be amended or supplemented with respect to each series of notes with the consent of the issuer and Holders of at least a majority in aggregate principal amount of the notes of such series then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing Default or Event of Default or compliance with any provision of the indenture, the notes of the applicable series, the Note Guarantees or the Security Documents may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding notes of the applicable series of notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

Without the consent of the issuer and each Holder affected, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting Holder):

(1) reduce the principal amount of notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or extend the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than the covenants described above under the caption “— Repurchase at the Option of Holders”);

(3) reduce the rate of or extend the time for payment of interest, including default interest, on any note;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on, the notes (except a rescission of acceleration of the notes by the Holders of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment default that resulted from such acceleration);

(5) make any note payable in money other than that stated in the notes;

(6) make any change in the provisions of the indenture relating to waivers of past Defaults or impair the rights of Holders to receive payments of principal of, or interest or premium, if any, on, the notes;

(7) waive a redemption payment with respect to any note (other than the covenants described above under the caption “— Repurchase at the Option of Holders”);

(8) release Parent or any Subsidiary Guarantor from any of its obligations under its Note Guarantee or the indenture, except as otherwise specifically provided in the indenture, the Intercreditor Agreement or in the Security Documents;

(9) impair the right to institute suit for the enforcement of any payment on or with respect to the notes or any Note Guarantees;

(10) make any change in the provisions in the Intercreditor Agreement or the indenture dealing with the application of proceeds of Collateral that would materially adversely affect the Holders of the notes; or

(11) make any change in the preceding amendment and waiver provisions.

Any amendment to, or waiver of, the provisions of the indenture or any Security Document that has the effect of releasing all or substantially all of the Collateral from the Liens securing the notes will require the consent of the Holders of at least 66 2/3% in aggregate principal amount of the notes then outstanding. Any other amendment to, or waiver of, the provisions of any Security Document (including, except to the extent covered in the immediately preceding sentence, with respect to the release of Collateral) will be deemed to have been agreed to by the aggregate principal amount of the notes then outstanding if consented to by Holders of at least a majority in aggregate principal amount of the notes then outstanding or to the extent specifically provided in the Intercreditor Agreement or any Security Document.

Notwithstanding the preceding, without the consent of any Holder, Parent, the issuer, the Subsidiary Guarantors and the trustee may amend or supplement the indenture, the notes of the applicable series, the Note Guarantees, the Security Documents or the Intercreditor Agreement:

(1) to cure any ambiguity, omission, defect or inconsistency;

(2) to provide for uncertificated notes in addition to or in place of certificated Notes;

(3) to provide for the assumption of Parent’s, the issuer’s or a Subsidiary Guarantor’s obligations to Holders of notes and Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of Parent’s, the issuer’s or such Subsidiary Guarantor’s assets, as applicable;

(4) to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under the indenture of any such Holder;

(5) to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(6) to conform the text of the indenture, the Note Guarantees or the notes to any provision of this “Description of the Exchange Notes” to the extent that such provision in this “Description of the Exchange Notes” was intended to be a verbatim recitation of a provision of such indenture, the Note Guarantees or the notes;

(7) to provide for the issuance of additional Notes in accordance with the limitations set forth in the indenture;

(8) to allow any Subsidiary Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the notes and to release Subsidiary Guarantors from the Note Guarantee in accordance with the terms of the indenture or the Intercreditor Agreement, as applicable, as of the date of the indenture;

(9) to make, complete or confirm any grant of Collateral permitted or required by the indenture, the Intercreditor Agreement or any of the Security Documents or any release of Collateral that becomes effective as set forth in the indenture, the Intercreditor Agreement or any of the Security Documents; or

(10) to provide for the issuance of the notes.

The consent of the Holders is not necessary under the indenture to approve the particular form of any proposed amendment, waiver or consent. It is sufficient if such consent approves the substance of the proposed amendment, waiver or consent.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1) either:

(a) all notes that have been authenticated and, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust or segregated and held in trust by the issuer and thereafter repaid to the issuer, have been delivered to the trustee for cancellation; or

(b) all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and Parent, the issuer or any Subsidiary Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness (including all principal and interest) on the notes not delivered to the trustee for cancellation;

(2) Parent, the issuer or any Subsidiary Guarantor has paid or caused to be paid all other sums payable by it under such indenture; and

(3) the issuer have delivered irrevocable instructions to the trustee under such indenture to apply the deposited money toward the payment of the notes at maturity or on the redemption date, as the case may be.

In addition, the issuer must deliver an Officers’ Certificate to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

If the trustee becomes a creditor of Parent, the issuer or any Subsidiary Guarantor, the indenture limits the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must (i) eliminate such conflict within 90 days, (ii) apply to the SEC for permission to continue as trustee (if the indenture has been qualified under the Trust Indenture Act) or (iii) resign. The Holders of a majority in aggregate principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any Holder, unless such Holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

The indenture, the Security Documents and the Intercreditor Agreement have either been filed as exhibits to the registration statement of which this prospectus forms a part or incorporated by reference therein, and are available without charge in the manner described in this prospectus under the caption “Where You Can Find Additional Information.”

Certain definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.

“2010 Transactions” shall have the meaning set forth under “Summary — 2010 Transactions.”

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into such specified Person or at such time such other Person became a Restricted Subsidiary of Parent, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into such specified Person or becoming a Restricted Subsidiary of Parent; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Applicable Premium” means, with respect to any note on any applicable redemption date, the greater of:

(1) 1.0% of the principal amount of such note; and

(2) the excess, if any, of (a) the present value at such redemption date of (i) the redemption price of such note at November 15, 2014 (such redemption price being set forth in the tables appearing above under the caption “Optional Redemption”), plus (ii) all required interest payments due on such note through November 15, 2014 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over (b) the principal amount of such note.

“Asset Sale” means:

(1) the sale, lease (other than operating leases entered into in the ordinary course of business), conveyance or other disposition of any assets or rights provided that, the sale, lease, conveyance or other disposition of all or substantially all of the assets of Parent, Swift and Parent’s Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “— Repurchase at the Option of Holders — Change of Control” and/or the provisions described above under the caption “— Certain Covenants — Merger, Consolidation or Sale of Assets” and not by the provisions described above under the caption “— Repurchase at the Option of Holders — Asset Sales”; and

(2) the issuance or sale of Equity Interests in Swift or any of Parent’s Restricted Subsidiaries.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1) any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $5.0 million;

(2) a transfer of assets between or among Parent, Swift and any of Parent’s Restricted Subsidiaries;

(3) an issuance or sale of Equity Interests by Swift or a Restricted Subsidiary of Parent to Parent, Swift or to another Restricted Subsidiary of Parent;

(4) the sale or lease of inventory, equipment, products or services or the licensing or lease, assignment or sub-lease of any real or personal property in the ordinary course of business and the sale of real property that constitutes Excluded Assets;

(5) the sale or disposition or discounting of accounts receivable in the ordinary course of business;

(6) any sale or other disposition of damaged, worn-out, obsolete or no longer useful assets in the ordinary course of business, including Motor Vehicles;

(7) any sale or disposition of assets received by Parent, Swift or any of Parent’s Restricted Subsidiaries upon the foreclosure on a Lien;

(8) the sale or other disposition of cash, Cash Equivalents or Marketable Securities;

(9) a Restricted Payment that does not violate the covenant described above under the caption “— Certain Covenants — Restricted Payments” or any Permitted Investment;

(10) the granting of Liens not otherwise prohibited by the indenture;

(11) the surrender or waiver of contract rights or settlement, release or surrender of contract, tort or other claims;

(12) the forgiveness of Indebtedness; and

(13) the disposition of an asset for a similar asset in a transaction or series of transactions intended to qualify as a “like-kind exchange” under Section 1031 of the Internal Revenue Code (or any successor or replacement provision), provided that:

(a) in the event such transaction or series of transactions involves the transfer by Parent, Swift or any of Parent’s Restricted Subsidiaries of assets having an aggregate fair market value, as determined by the Board of Directors of Swift in good faith, in excess of $20.0 million, the terms of such transaction have been approved by a majority of the members of the Board of Directors of Swift;

(b) in the event such transaction involves the transfer by Parent, Swift or any of Parent’s Restricted Subsidiaries of Collateral, the acquired assets shall be pledged as Collateral as soon as practicable or otherwise permissible under “— Certain Covenants — After-Acquired Property”, with the Lien on such Collateral securing the notes being of the same priority with respect to the notes or Indebtedness as the Lien on the assets disposed of; and

(c) any Net Proceeds received by Parent, Swift or any of Parent’s Restricted Subsidiaries shall be subject to the restrictions governing receipt of Net Proceeds as set forth under “— Assets Sales”.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

“Bankruptcy Code” means Title 11 of the United States Code, as amended.

“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2) with respect to a partnership, the Board of Directors or other governing body of the general partner of the partnership;

(3) with respect to a limited liability company, the Board of Directors or other governing body, and in the absence of same, the manager or board of managers or the managing member or members or any controlling committee thereof; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions are authorized or required by law to close in New York State.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity that is not a corporation, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person,

but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Captive Insurance Companies” means Mohave Transportation Insurance Company, an Arizona corporation, and Red Rock Risk Retention Group Inc., an Arizona corporation, and their respective Subsidiaries.

“Cash Equivalents” means:

(1) United States dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

(3) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a rating at the time of acquisition thereof of P-1 or better from Moody’s or A-1 or better from S&P;

(4) repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having, at the time of acquisition, one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within one year after the date of acquisition;

(6) securities issued or fully guaranteed by any state or commonwealth of the United States, or by any political subdivision or taxing authority thereof having, at the time of acquisition, one of the two highest ratings obtainable from Moody’s or S&P, and, in each case, maturing within one year after the date of acquisition; and

(7) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition.

“Cash Management Obligations” means any agreement with a Person who is, or was at the time such Cash Management Obligations were incurred, a lender or an affiliate of a lender under the Credit Agreement to provide cash management services, including treasury, depository, overdraft, credit, purchase or debit card, electronic funds transfer and other cash management arrangements including obligations for the payment of fees, interest, charges, expenses, attorneys’ fees and disbursements in connection therewith to the extent provided for in the documents evidencing such cash management services.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Parent, Swift and Parent’s Restricted Subsidiaries, in each case, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than the Permitted Holders;

(2) the adoption of a plan relating to the liquidation or dissolution of Parent or Swift;

(3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as such terms are used in Sections 13(d) of the Exchange Act), other than the Permitted Holders, becomes the Beneficial Owner of more than 35% of the voting power of the Voting Stock of Parent unless the Permitted Holders are the Beneficial Owners of more of the voting power of the Voting Stock of Parent than such other “person” or “group”;

(4) the first day on which a majority of the members of the Board of Directors of Parent or Swift are not Continuing Directors; or

(5) Parent ceases to be the owner, directly or indirectly, of 100% of the total voting power of the Voting Stock of the issuer.

“Collateral” means all property subject or purported to be subject, from time to time, to a Lien under any Security Documents, but, in any event, excluding Excluded Assets.

“Consolidated Cash Flow” means, for any period, the Consolidated Net Income of Parent for such period plus, without duplication:

(1) an amount equal to any extraordinary loss plus any net loss realized by Parent, Swift or any of Parent’s Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2) provision for taxes based on income or profits of Parent, Swift and Parent’s Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3) the Fixed Charges of Parent, Swift and Parent’s Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(4) non-cash interest accruals attributable to the movement in the mark to market valuation of Hedging Obligations pursuant to GAAP to the extent such losses were deducted in computing such Consolidated Net Income; plus

(5) depreciation, amortization (including amortization of intangibles and amortization in relation to Hedging Obligations terminated on the Original Issue Date but excluding amortization of prepaid cash expenses or debt issuance costs), non-cash impairment charges and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense) of Parent, Swift and Parent’s Restricted Subsidiaries for such period to the extent that such depreciation, amortization, non-cash impairment charges and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

(6) non-cash items increasing such Consolidated Net Income for such period, other than (x) the accrual of revenue in the ordinary course of business and (y) any items that represent the reversal in such period of any accrual of, or cash reserve for, anticipated charges made in any prior period, in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Interest Expense” means, for any period, the sum, without duplication of:

(1) the consolidated interest expense of Parent, the issuer and Parent’s Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization, expensing or write-off of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates, but excluding (A) debt issuance costs and (B) non-cash interest accruals associated with Hedging Obligations in respect of interest rates, except in each case as set forth in clauses (2) and (3) below; plus

(2) non-cash interest accruals associated with Hedging Obligations, provided that any non-cash interest income or expense attributable to the movement in the mark to market valuation of Hedging Obligations pursuant to GAAP shall be excluded from the calculation of Consolidated Interest Expense; plus

(3) amortization of debt issuance cost, provided that any debt issuance cost associated with the 2010 Transactions shall be excluded from the calculation of Consolidated Interest Expense; plus

(4) the consolidated interest expense of Parent, the issuer and Parent’s Restricted Subsidiaries that was capitalized during such period; plus

(5) any interest expense on Indebtedness of another Person that is guaranteed by Parent, Swift or one of Parent’s Restricted Subsidiaries or secured by a Lien on assets of Parent, Swift or one of Parent’s Restricted Subsidiaries, whether or not such guarantee or Lien is called upon.

“Consolidated Net Income” means, for any period, the aggregate of the Net Income of Parent, Swift and Parent’s Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary of Parent or that is accounted for by the equity method of accounting will be included only to the extent that (x) such Net Income is actually dividended or distributed in cash to Parent, Swift or a Restricted Subsidiary of Parent or (y) any of Parent, Swift or a Restricted Subsidiary has the present ability to require such Unrestricted Subsidiary to dividend or distribute such Net Income to Parent, Swift or such Restricted Subsidiary;

(2) the Net Income of any Restricted Subsidiary of Parent will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, except to the extent that any dividend or distribution is actually made in cash and not otherwise included therein;

(3) the cumulative effect of a change in accounting principles will be excluded;

(4) any net gain (but not loss) resulting from an Asset Sale by Parent, Swift or any of Parent’s Restricted Subsidiaries other than in the ordinary course of business will be excluded; and

(5) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued) will be excluded.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of Swift or Parent, as the case may be, who:

(1) was a member of such Board of Directors on the Original Issue Date, or

(2) was nominated for election or elected to such Board of Directors by the Permitted Holders or with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

“Credit Agreement” means that certain credit agreement, dated as of the Original Issue Date, by and among Swift Transportation, the guarantors party thereto, the lenders specified therein, Morgan Stanley Senior Funding, Inc., as the syndication agent, Wells Fargo Bank, National Association, Citigroup Global Markets Inc. and PNC Capital Markets LLC as the documentation agents, Bank of America, N.A., as the administrative agent and Morgan Stanley Senior Funding, Inc., as collateral agent, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Credit Facilities” means, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case, with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit or issuances of debt securities evidenced by notes, debentures, bonds or similar instruments, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Swift to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that Swift may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “— Certain Covenants — Restricted Payments.” The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the indenture will be the maximum amount that Parent, Swift and Parent’s Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means an offer and sale of Capital Stock (other than Disqualified Stock) of Parent (to the extent the net proceeds therefrom are contributed to the equity capital of Swift) pursuant to a registration statement that has been declared effective by the SEC pursuant to the Securities Act (other than a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of Parent).

“Excluded Assets” means:

(i) accounts receivable and related assets included in any Qualified Receivables Transaction;

(ii) certain parcels of owned real property that are not material to the operations of Parent on a consolidated basis and, if owned on the Original Issue Date, shall be set forth on a schedule to the indenture;

(iii) shares of capital stock of (or other ownership or profit interests in) Swift Academy LLC, any captive insurance subsidiaries (including Mohave Transportation Insurance Company and Red Rock Risk Retention Group, Inc.), any receivables financing subsidiary (provided that, to the extent the shares of capital stock of such subsidiary are permitted to be pledged pursuant to the terms of the applicable Qualified Receivables Transaction, they shall not constitute an Excluded Asset) or other special purpose entities;

(iv) assets (including proceeds thereof) subject to Liens under permitted purchase money indebtedness or permitted capital leases to the extent such indebtedness or capital lease contains a valid prohibition on using such assets to secure other indebtedness;

(v) deposit or securities accounts the balance of which consists exclusively of amounts in connection with equipment and other asset dispositions and acquisitions intended to qualify for like-kind exchange tax treatment;

(vi) deposit accounts used solely for payroll, payroll taxes, and other employee wage and benefit payments;

(vii) deposit and securities accounts to the extent the aggregate value of assets therein does not exceed a certain threshold;

(viii) capital stock of a Foreign Subsidiary owned by the issuer or a guarantor in excess of 65% of the total combined voting power of all capital stock of each such Foreign Subsidiary;

(ix) any asset, the granting of a security interest in which would be void or illegal under any applicable governmental law, rule or regulation, or pursuant thereto would result in, or permit the termination of, such asset;

(x) any contracts, instruments, licenses or other documents, any rights thereunder or any assets subject thereto, as to which the grant of a security interest therein would (i) constitute a violation of a valid and enforceable restriction in favor of a third party on such grant, unless and until any required consents shall have been obtained, or (ii) give any other party to such contract, instrument, license or other document the right to terminate its obligations thereunder, except to the extent that applicable terms in such contract, instrument, license or other document is ineffective under applicable law;

(xi) any application for Trademarks filed in the United States Patent and Trademark Office on the basis of the issuer or any guarantor’s “intent-to-use” such Trademark pursuant to 15 U.S.C. § 1051 Section (b)(1) and for which a form evidencing use of the mark in interstate commerce has not been filed pursuant to 15 U.S.C. § 1051(c) or (d) to the extent such Trademarks would be rendered invalidated, canceled or abandoned due to the granting or enforcement of such security interest.

(xii) any Motor Vehicle acquired by Parent, Swift or any of Parent’s Restricted Subsidiaries that such acquirer reasonably anticipates will become subject to a financing (including a sale and leaseback)

within 180 days of the acquisition of such Motor Vehicle; provided that (i) if at any time within such 180-day period the acquirer no longer reasonably anticipates such Motor Vehicle will become subject to a financing within such 180-day period, (ii) if such Motor Vehicle does not become subject to a financing within such 180-day period or (iii) if at any time after becoming subject to a financing, such Motor Vehicle is longer subject to a financing (or any refinancing thereof), such Motor Vehicle shall, in each case, no longer qualify as an Excluded Asset; and

(xiii) the assets excluded pursuant to the fourth and fifth paragraphs under “— Security”.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, and, in the case of any transaction involving aggregate consideration in excess of $10.0 million, determined in good faith by the Board of Directors of Swift (unless otherwise provided in the indenture).

“First Lien Agent” has the meaning given to such term in the Intercreditor Agreement.

“First Priority After-Acquired Property” means any property (other than the initial collateral) of Parent, Swift or any Subsidiary Guarantor that secures any Secured Bank Indebtedness.

“First Priority Lien Obligations” means (i) all Secured Bank Indebtedness, (ii) all other Obligations (not constituting Indebtedness) of Parent, the issuer and Parent’s Restricted Subsidiaries under the agreements governing Secured Bank Indebtedness and (iii) all other Obligations of Parent, the issuer or any of Parent’s Restricted Subsidiaries in respect of Hedging Obligations or Cash Management Obligations, in each case owing to a Person that is, or was at the time such obligations were incurred, a holder of Indebtedness described in clause (i) or Obligations described in clause (ii) or an Affiliate of such holder at the time of entry into such Hedging Obligations or Cash Management Obligations, as applicable, to the extent such Hedging Obligations or Cash Management Obligations, as applicable, are secured by Liens on assets also securing the Secured Bank Indebtedness (including all Obligations in respect thereof).

“Fixed Charge Coverage Ratio” means, for any period, the ratio of the Consolidated Cash Flow of Parent for such period to the Fixed Charges of Parent for such period. In the event that Parent, Swift or any of Parent’s Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions that have been made by Parent, Swift or any of Parent’s Restricted Subsidiaries, including through mergers or consolidations, or any Person acquired by Parent, Swift or any of Parent’s Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect (in accordance with Regulation S-X under the Securities Act) as if they had occurred on the first day of the four-quarter reference period;

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date will be excluded;

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of Parent, Swift or any of Parent’s Restricted Subsidiaries following the Calculation Date;

(4) any Person that is a Restricted Subsidiary of Parent on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(5) any Person that is not a Restricted Subsidiary of Parent on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(6) if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).

“Fixed Charges” means, for any period, the sum, without duplication, of:

(1) the Consolidated Interest Expense of Parent for such period; plus

(2) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of Parent, Swift or any of Parent’s Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of Parent (other than Disqualified Stock) or to Parent, Swift or a Restricted Subsidiary of Parent, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP.

“Foreign Subsidiary” means any direct or indirect Subsidiary of Parent that is not organized under the laws of the United States or any state of the United States or the District of Columbia (which term shall include any Subsidiary organized under the laws of Puerto Rico).

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the indenture.

“Government Securities” means securities that are direct non-callable obligations of, or guaranteed by, the United States of America for the timely payment of which its full faith and credit is pledged.

“guarantee” means a guarantee, other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner, including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“guarantors” means each of (i) the Parent and its successors and assigns until the Note Guarantee of the Parent has been released in accordance with the provisions of the indenture and (ii) the Subsidiary Guarantors.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2) other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“Holder” means a Person in whose name a note is registered.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent, without duplication:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of bankers’ acceptances;

(4) representing Capital Lease Obligations or Attributable Debt in respect of sale and leaseback transactions;

(5) representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or

(6) representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit, Attributable Debt and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the guarantee by the specified Person of any Indebtedness of any other Person.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees or other obligations), advances or capital contributions (excluding (A) advances to customers in the ordinary course of business that are recorded as accounts receivable on the consolidated balance sheet of such Person and (B) commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet of such Person prepared in accordance with GAAP. If Parent, Swift or any Restricted Subsidiary of Parent sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of Parent such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of Parent, Parent will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of Parent’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments.” The acquisition by Parent, Swift or any Restricted Subsidiary of Parent of a Person that holds an Investment in a third Person will be deemed to be an Investment by Parent, Swift or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments.” Except as otherwise provided in the indenture, the amount, or Fair Market Value, of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s Investors Service, Inc. and BBB- (or the equivalent) by Standard & Poor’s Ratings Group, Inc., in each case, with a stable or better outlook.

“Issue Date” means the date on which the notes are originally issued.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Marketable Securities” means any equity securities that are (i) not subject to any transfer restrictions arising under contract or applicable laws (including under federal and state securities laws); and (ii) traded on the New York Stock Exchange, the American Stock Exchange or the Nasdaq National Market; and (iii) issued by a corporation having a total equity market capitalization of not less than $250.0 million; provided that the excess of (A) the aggregate amount of securities of any one such corporation held by Parent, Swift and any Restricted Subsidiary over (B) ten times the average daily trading volume of such securities during the 20 immediately preceding trading days shall be deemed not to be Marketable Securities.

“Moody’s” means Moody’s Investors Service, Inc. and its successors and assigns.

“Motor Vehicles” means motor vehicles, trailers, and related equipment owned or leased by Parent or any of its Restricted Subsidiaries.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1) any gain (or loss), together with any related provision for taxes on such gain (or loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2) any extraordinary or nonrecurring gain (or loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (or loss).

“Net Proceeds” means the aggregate cash proceeds received by Parent, Swift or any of Parent’s Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (i) the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, (ii) amounts required to be applied to the repayment of Indebtedness, other than the repayment of First Priority Lien Obligations, secured by a Lien on the asset or assets that were the subject of such Asset Sale and (iii) any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP or amount placed in an escrow established for purposes of such an adjustment.

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither Parent, the issuer nor any of Parent’s Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), other than a pledge of the Equity Interests of Unrestricted Subsidiaries, (b) is directly or indirectly liable (as a guarantor or otherwise), other than by virtue of a pledge of the Equity Interests of Unrestricted Subsidiaries, or (c) constitutes the lender; and

(2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit, upon notice, lapse of time or both, any holder of any other Indebtedness (other than the notes) of Parent, the issuer or any of Parent’s Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity.

“Note Guarantee” means the guarantee by Parent and each Subsidiary Guarantor of Swift’s obligations under the indenture and the notes pursuant to the indenture and any supplemental indenture thereto.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages, costs, expenses and other liabilities payable under the documentation governing any Indebtedness.

“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the

Controller, the Secretary, any Senior Vice President, any Vice President or any Assistant Vice President of such Person.

“Officers’ Certificate” means a certificate signed on behalf of Swift by at least two Officers of Swift, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of Swift that meets the requirements of the indenture.

“Original Issue Date” means December 21, 2010.

“Other Second Priority Lien Obligations” means the Other Second Priority Secured Notes and any other Indebtedness of Parent, Swift or any Subsidiary Guarantor that is equally and ratably secured with the notes.

“Other Second Priority Secured Notes” means (i) the outstanding Second-Priority Senior Secured Floating Rate Notes due 2015, issued by the Company pursuant to that certain indenture, dated as of May 10, 2007, among Swift Corporation, the guarantors and U.S. Bank National Association, as trustee, and (ii) the outstanding 12 1/2% Second-Priority Senior Secured Fixed Rate Notes due 2017, issued by the Company pursuant to that certain indenture, dated as of May 10, 2007, among Swift Corporation, the guarantors and U.S. Bank National Association, as trustee, and any refinancings thereof permitted pursuant to the terms of the indentures.

“Pari Passu Indebtedness” means:

(1) with respect to the issuer, the notes and any Indebtedness that ranks pari passu in right of payment to the notes (without regard to lien priority); and

(2) with respect to Parent and any Subsidiary Guarantor, its Note Guarantee and any Indebtedness that ranks pari passu in right of payment to Parent’s or such Subsidiary Guarantor’s Note Guarantee (without regard to lien priority).

“Permitted Business” means the businesses of Swift and its Subsidiaries engaged in on the Original Issue Date and any other activities that are similar, ancillary, reasonably related or complementary to, or a reasonable extension, expansion or development of, such businesses or ancillary thereto.

“Permitted Holders” means Jerry Moyes and the Related Parties. Any person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investments” means:

(1) any Investment in Swift or in a Subsidiary Guarantor;

(2) any Investment in cash, Cash Equivalents or Marketable Securities;

(3) any Investment by Parent, Swift or any Subsidiary Guarantor in a Person, if as a result of such Investment:

(a) such Person becomes a Subsidiary Guarantor; or

(b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Parent, Swift or a Subsidiary Guarantor;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales;”

(5) any Investment the payment for which consists of Equity Interests (other than Disqualified Stock) of Parent;

(6) any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of Parent, Swift or any of Parent’s Restricted

Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates;

(7) Investments represented by Hedging Obligations;

(8) loans or advances to officers, directors, consultants and employees of Parent, Swift or any Restricted Subsidiary of Parent made in the ordinary course of business in an aggregate principal amount not to exceed $5.0 million at any one time outstanding;

(9) repurchases of the Restricted Notes and the notes;

(10) guarantees issued in accordance with the covenants described under “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Equity” and “— Certain Covenants — Additional Note Guarantees;”

(11) any Investment existing on the Original Issue Date and any Investment that replaces, refinances or refunds an existing Investment; provided, that the new Investment is in an amount that does not exceed the amount replaced, refinanced or refunded, and is made in the same Person as the Investment replaced, refinanced or refunded;

(12) receivables owing to Parent, Swift or any Restricted Subsidiary of Parent created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(13) (A) payroll and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes, (B) loans or advances for driver education or training or (C) loans or advances to owner operators, that, in each case, are made in the ordinary course of business;

(14) lease, utilities, workers’ compensation, performance and similar deposits made in the ordinary course of business;

(15) Investments in the Captive Insurance Companies to the extent that such Investments shall not exceed the minimum amount of capitalization required pursuant to applicable regulatory capital requirements;

(16) advances in the ordinary course of business to any owner operator or similar individual performing services for Parent or any of its Restricted Subsidiaries to finance the purchase or lease of Motor Vehicles or other equipment, provided that the Parent or such Restricted Subsidiary has a Lien on the Motor Vehicles or other equipment purchased or leased;

(17) Investments in a Receivables Subsidiary or in any Person by a Receivables Subsidiary in connection with a Qualified Receivables Transaction;

(18) Investments in a Foreign Subsidiary in an aggregate amount which, when taken together with all Investments made pursuant to this clause (18) since the Original Issue Date shall not exceed $50.0 million in the aggregate;

(19) Investments made in any other Restricted Subsidiary that is not a Subsidiary Guarantor, which when taken together with all other Investments that are at the time outstanding, shall not exceed $50.0 million in aggregate amount at any one time outstanding; and

(20) additional Investments, when taken together with all other Investments made pursuant to this clause (20) that are at the time outstanding, not to exceed $40.0 million at any one time outstanding;

provided, however, that with respect to any Investment, Swift may, in its sole discretion, allocate all or any portion of any Investment to one or more of the above clauses (1) through (20) so that all or a portion of the Investment would be a Permitted Investment.

“Permitted Liens” means:

(1) Liens securing an aggregate principal amount of First Priority Lien Obligations not to exceed the aggregate amount of Indebtedness permitted to be incurred pursuant to clause (1) of the definition of Permitted Debt; provided that second priority Liens are granted to secure the notes and the Note Guarantees as set forth under “— Certain Covenants — Liens”;

(2) Liens in favor of Parent, the issuer or any of Parent’s Restricted Subsidiaries;

(3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with Parent, Swift or any Restricted Subsidiary of Parent; provided that such Liens were not incurred in contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Parent, Swift or the Restricted Subsidiary;

(4) Liens on property (including Capital Stock) of a Person existing at the time of acquisition of the property (including Capital Stock) by Parent, Swift or any Restricted Subsidiary of Parent; provided that such Liens were in existence prior to, such acquisition, and not incurred in contemplation of, such acquisition and do not extend to any property other than the property so acquired by Parent, Swift or such Restricted Subsidiary;

(5) Liens or deposits to secure the performance of statutory or regulatory obligations, or surety, appeal or performance bonds or other obligations of a like nature or deposits in connection with tenders, bids, leases, trade contracts, governmental contracts, or other similar obligations (other than for the payment of Indebtedness), in each case incurred in the ordinary course of business;

(6) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other assets relating to such letters of credit and products and proceeds thereof;

(7) Liens to secure Indebtedness permitted to be incurred pursuant to clause (3) of the definition of Permitted Debt covering only the assets acquired with or financed by such Indebtedness;

(8) Liens existing on the Original Issue Date (other than Liens of the type specified in clause (1) above);

(9) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(10) Liens created for the benefit of (or to secure) the Restricted Notes (or the Restricted Note Guarantees) and the notes (or the Note Guarantees);

(11) Liens imposed by law (including, without limitation, Liens in favor of customers for equipment under order or in respect of advances paid in connection therewith), such as carriers’, warehousemen’s, landlord’s, lessor’s, suppliers, banks, repairmen’s and mechanics’ Liens, in each case, incurred in the ordinary course of business;

(12) Liens incurred or deposits made in the ordinary course of business to secure payment of workers’ compensation or to participate in any fund in connection with workmen’s compensation, unemployment insurance, old-age pensions or other social security programs;

(13) easements, rights of way, zoning and similar restrictions, reservations (including severances, leases or reservations of oil, gas, coal, minerals or water rights), restrictions or encumbrances in respect of real property or title defects that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties (as such properties are used by Swift or its Subsidiaries) or materially impair their use in the operation of the business of Swift and its Subsidiaries;

(14) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the indenture; provided, however, that:

(a) the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements or accessions to such property or proceeds or distributions thereof); and

(b) the Indebtedness secured by the new Lien is not increased to any amount greater the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(15) Liens arising from precautionary Uniform Commercial Code financing statement filings regarding operating leases entered into by Parent, Swift or any of Parent’s Restricted Subsidiaries in the ordinary course of business;

(16) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such legal proceedings may be initiated shall not have expired;

(17) Liens securing Hedging Obligations incurred pursuant to clause (7) of the definition of “Permitted Debt;”

(18) any extension, renewal or replacement, in whole or in part, of any Lien described in clauses (3), (4), (7) or (8) of the definition of “Permitted Liens”; provided that any such extension, renewal or replacement is no more restrictive in any material respect than the Lien so extended, renewed or replaced and does not extend to any additional property or assets;

(19) bankers liens and rights of set-off with respect to customary depositary arrangements entered into in the ordinary course of business of Parent and its Restricted Subsidiaries;

(20) Liens on accounts receivable, leases or other financial assets incurred in connection with a Qualified Receivables Transaction;

(21) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(22) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(23) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by Parent and its Restricted Subsidiaries in the ordinary course of business;

(24) Liens to secure Capital Lease Obligations incurred pursuant to clause (14) of the definition of Permitted Debt covering only the assets acquired with or financed by such Capital Lease Obligations;

(25) Liens to secure Attributable Debt incurred pursuant to the Fixed Charge Coverage Ratio test in the first paragraph of the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock” in respect of sale and leaseback transactions that are otherwise permitted to be entered into by Parent, Swift or any Restricted Subsidiary in accordance with the covenant described above under the caption “Limitation on Sale and Leaseback Transactions” in an aggregate amount at any one time outstanding not to exceed $500.0 million;

(26) licenses or sublicenses granted to others in the ordinary course of business;

(27) Liens securing First Priority Lien Obligations if, on the date of such incurrence the Secured First Priority Leverage Ratio for Parent’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred would have less than 2.75 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred at the beginning of such four-quarter period; and

(28) other Liens securing Indebtedness that is permitted by the terms of the indenture to be outstanding having an aggregate principal amount at any one time outstanding not to exceed $25.0 million.

“Permitted Refinancing Indebtedness” means any Indebtedness of Parent, Swift or any of Parent’s Restricted Subsidiaries (other than Disqualified Stock) issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, exchange, defease or discharge other Indebtedness of Parent, Swift or any of Parent’s Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus any accrued interest and premium required to be paid on the Indebtedness being so renewed, refunded, refinanced, replaced, defeased or discharged, plus the amount of all fees and expenses incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;

(3) if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the notes or the Note Guarantees, such Permitted Refinancing Indebtedness is subordinated in right of payment to the notes and the Note Guarantees on terms at least as favorable to the holders of notes and Note Guarantees as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(4) Permitted Refinancing Indebtedness shall not include (x) Indebtedness of a Restricted Subsidiary of Parent that is not a Subsidiary Guarantor that refinances Indebtedness of Parent, Swift or a Restricted Subsidiary of Parent that is a Subsidiary Guarantor, or (y) Indebtedness of Parent, Swift or a Restricted Subsidiary of Parent that refinances Indebtedness of an Unrestricted Subsidiary.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Qualified Receivables Transaction” means any Receivables Transaction of a Restricted Subsidiary that meets the following conditions:

(1) the Board of Directors of Swift shall have determined in good faith that such Qualified Receivables Transaction (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to Swift and the Restricted Subsidiary;

(2) all sales of accounts receivable and related assets to the Restricted Subsidiary are made at Fair Market Value (as determined in good faith by Swift); and

(3) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by Swift) and may include Standard Securitization Undertakings.

The grant of a security interest in any accounts receivable of Swift or any of its Restricted Subsidiaries to secure Indebtedness under the Credit Agreement shall not be deemed a Qualified Receivables Transaction.

“Rating Agencies” means Standard & Poor’s Ratings Group, Inc. and Moody’s Investors Service, Inc. or if Standard & Poor’s Ratings Group, Inc. or Moody’s Investors Service, Inc. or both shall not make a rating on the notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by Swift (as certified by a resolution of the Board of Directors) which shall be substituted for Standard & Poor’s Ratings Group, Inc. or Moody’s Investors Service, Inc. or both, as the case may be.

“Receivables Subsidiary” means a wholly owned Restricted Subsidiary of Parent (or another person formed for the purposes of engaging in Qualified Receivables Transactions with Parent in which Parent or any

Subsidiary of Parent makes an Investment and to which Parent or any Subsidiary of Parent transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of Parent and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of Swift (as provided below) as a Receivables Subsidiary and:

(1) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by Parent or any other Subsidiary of Parent (excluding guarantees of obligations (other than the principal of and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates Parent or any other Subsidiary of Parent in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of Parent or any other Subsidiary of Parent, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(2) with which neither Parent nor any other Subsidiary of Parent has any material contract, agreement, arrangement or understanding other than on terms which Parent reasonably believes to be no less favorable to Parent or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of Parent; and

(3) to which neither Parent not any other Subsidiary of Parent has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of Swift shall be evidenced to the trustee by filing with the trustee a certified copy of the resolution of the Board of Directors of Swift giving effect to such designation and an Officers’ Certificate certifying that such designation complies with the foregoing conditions.

“Receivables Transaction” means any transaction or series of transactions entered into by Parent or any of its Restricted Subsidiaries pursuant to which any Person issues interests, the proceeds of which are used to finance a discrete pool (which may be fixed or revolving) of receivables, leases or other financial assets (including, without limitation, financing contracts), or a discrete portfolio of real property or equipment (in each case whether now existing or arising in the future), and which may include a grant of a security interest in any such receivables, leases, other financial assets, real property or equipment (whether now existing or arising in the future) of Parent or any of its Restricted Subsidiaries, and any assets related thereto, including, all collateral securing such receivables, leases, other financial assets, real property or equipment, all contracts and all guarantees or other obligations in respect thereof, proceeds thereof and other assets that are customarily transferred, or in respect of which security interests are customarily granted, in connection with asset securitization transactions involving receivables, leases, other financial assets, real property or equipment.

“Registration Rights Agreement” means that certain Registration Rights Agreement dated as of the Original Issue Date by and among Parent, the issuer, the Subsidiary Guarantors and the initial purchasers set forth therein and, with respect to any additional notes, one or more substantially similar Registration Rights Agreements among the issuer and the other parties thereto, as such agreements may be amended from time to time.

“Related Party” means:

(1) any immediate family member of Jerry Moyes;

(2) in the event of the death or permanent disability of Jerry Moyes, any heir or devisee of Jerry Moyes, or any executor or similar legal representative of Jerry Moyes pending final disposition of his Equity Interests in Parent; and

(3) any trust, corporation, partnership, limited liability company or other entity, the beneficiaries, stockholders, partners, members, owners or Persons beneficially holding (directly or through one or more Subsidiaries) a 51% or more controlling interest of which consist of Jerry Moyes or any one or more such other Persons referred to in clause (2).

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Services and its successors and assigns.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured First Priority Leverage Ratio” means, for any period, the ratio of the sum of the aggregate outstanding First Priority Lien Obligations of Parent as of the end of the most recent fiscal quarter for which internal financial statements prepared on a consolidated basis in accordance with GAAP are available to the Consolidated Cash Flow of Parent for such period. In the event that Parent, Swift or any Subsidiary Guarantor incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Secured First priority Leverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Secured First Priority Leverage Ratio is made (the “Calculation Date”), then the Secured First priority Leverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period. The Secured First priority Leverage Ratio shall be calculated in a manner consistent with the definition of “Fixed Charge Coverage Ratio,” including any pro forma adjustments to Consolidated Cash Flow and Indebtedness as set forth therein (including for acquisitions).

“Secured Bank Indebtedness” means any Indebtedness under the Credit Facilities that is secured by a Permitted Lien incurred or deemed incurred pursuant to clause (1) of the definition of “Permitted Liens”.

“Security Documents” means the security agreements, pledge agreements, collateral assignments and related agreements, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time, creating the security interests in the Collateral as contemplated by the indenture.

“Senior Unsecured Pari Passu Indebtedness” means:

(1) with respect to the issuer, any Indebtedness that ranks pari passu in right of payment to the notes but is unsecured; and

(2) with respect to Parent and any Subsidiary Guarantor, any Indebtedness that ranks pari passu in right of payment to Parent’s or such Subsidiary Guarantor’s Note Guarantee but is unsecured.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation was in effect on the Original Issue Date.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by Parent or any of its Restricted Subsidiaries that are reasonably customary (as determined in good faith by Parent) in an accounts receivable transaction.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the final payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the Original Issue Date or, if such Indebtedness is incurred after the Original Issue Date, in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Subsidiary Guarantors” means each of:

(1) the Subsidiaries of Parent (other than the issuer) that executed the indenture on the Original Issue Date; and

(2) any other Subsidiary of Parent that thereafter guarantees the notes pursuant to the provisions of the indenture,

and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of the indenture.

“TIA” or “Trust Indenture Act” means the Trust Indenture Act of 1939, as in effect on the date of the indenture.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to November 15, 2014; provided, however, that if the period from the redemption date to November 15, 2014 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Unrestricted Subsidiary” means any Subsidiary of Parent (other than the issuer) that is designated by the Board of Directors of Swift as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) except as permitted by the covenant described above under the caption “— Certain Covenants — Transactions with Affiliates,” is not party to any agreement, contract, arrangement or understanding with Parent, the issuer or any Restricted Subsidiary of Parent unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Parent, the issuer or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Swift;

(3) is a Person with respect to which none of Parent, the issuer or any of Parent’s Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Parent, the issuer or any of Parent’s Restricted Subsidiaries.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the anticipated material United States federal income tax consequences to a holder of Restricted Notes relating to the exchange of Restricted Notes for Exchange Notes. This summary is based upon existing United States federal income tax law, which is subject to change, possibly with retroactive effect. This summary does not discuss all aspects of United States federal income taxation which may be important to particular investors in light of their individual investment circumstances, such as Restricted Notes held by investors subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, tax-exempt organizations (including private foundations), and partnerships and their partners), or to persons that hold the Restricted Notes as part of a straddle, hedge, conversion, constructive sale, or other integrated security transaction for United States federal income tax purposes or that have a functional currency other than the United States dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this summary does not address any state, local, or non-United States tax considerations.

If a partnership or other entity treated as a partnership for U.S. federal income tax purposes holds Restricted Notes and participates in the exchange offer, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the Restricted Notes, you should consult your tax advisor regarding the tax consequences of the exchange of the Restricted Notes for Exchange Notes pursuant to this exchange offer.

This summary is for general information only. Persons considering the exchange of Restricted Notes for Exchange Notes are urged to consult their independent tax advisors concerning the U.S. federal income taxation and other tax consequences to them of exchanging the Restricted Notes, as well as the application of state, local and foreign income and other tax laws.

Exchange of Restricted Notes for Exchange Notes

An exchange of a Restricted Note for an Exchange Note pursuant to the exchange offer will not constitute a “significant modification” for United States federal income tax purposes, and, accordingly, the Exchange Note received will be treated as a continuation of the Restricted Note in the hands of such holder. Consequently, a holder of Restricted Notes will not recognize gain or loss, for United States federal income tax purposes, as a result of exchanging Restricted Notes for Exchange Notes pursuant to the exchange offer. A holder’s holding period for the Exchange Notes will be the same as the holder’s holding period for the Restricted Notes and such holder’s tax basis in the Exchange Notes will be the same as the holder’s adjusted tax basis in the Restricted Notes as determined immediately before the exchange offer.

PLAN OF DISTRIBUTION

Each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Restricted Notes where such Restricted Notes were acquired as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date of the exchange offer and continuing for a period of up to 180 days after the expiration date of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

We will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. By acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period up to 180 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents.

We have agreed to pay all expenses incidental to the exchange offer other than commissions and concessions of any broker or dealer and will indemnify holders of the Exchange Notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act or contribute to payments that they may be required to make in request thereof.

LEGAL MATTERS

Certain legal matters with respect to the validity of the Exchange Notes offered hereby will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

EXPERTS

The consolidated financial statements of Swift Transportation Company and subsidiaries as of December 31, 2010 and 2009 and for each of the years in the three-year period ended December 31, 2010 have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing herein upon the authority of said firm as experts in accounting and auditing.

The audit report covering the December 31, 2010 consolidated financial statements of Swift Transportation Company refers to the adoption, on January 1, 2010, of the provisions of Accounting Standards Update No. 2009-16, Accounting for Transfers of Financial Assets, included in FASB ASC Topic 860, Transfers and Servicing.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to the Exchange Notes being offered hereby. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information with respect to us and the Exchange Notes, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit.

The issuer and the Subsidiary Guarantors are not currently subject to the periodic reporting and other informational requirements of the Exchange Act. Swift, the indirect parent company of the issuer, is currently subject to the periodic reporting and other informational requirements of the Exchange Act and files annual, quarterly and current reports and other information with the SEC. Following the exchange offer, Swift will continue to file periodic reports and other information with the SEC. The registration statement, of which this prospectus forms a part, such reports and other information can be inspected and copied at the Public Reference Room of the SEC located at Room 1580, 100 F Street, N.E., Washington D.C. 20549. Copies of such materials, including copies of all or any portion of the registration statement of which this prospectus forms a part, can be obtained from the Public Reference Room of the SEC at prescribed rates. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. Such materials may also be accessed electronically by means of the SEC’s home page on the Internet at http://www.sec.gov. The SEC filings of Swift are also available free of charge at its Internet website at http://www.swifttrans.com. The foregoing Internet website is an inactive textual reference only, meaning that the information contained on the website is not a part of this prospectus and is not incorporated in this prospectus by reference.

Swift Transportation Company and Subsidiaries

Consolidated balance sheets

	March 31,	December 31,
	2011	2010
	(Unaudited)
	(In thousands,
	except share data)

ASSETS
Current assets:
Cash and cash equivalents	$21,549	$47,494
Restricted cash	85,078	84,568
Accounts receivable, net	314,666	276,879
Income tax refund receivable	5,988	5,059
Inventories and supplies	11,731	9,882
Assets held for sale	12,234	8,862
Prepaid taxes, licenses, insurance and other	44,128	40,709
Deferred income taxes	28,721	30,741
Current portion of notes receivable	10,403	8,122

Total current assets	534,498	512,316

Property and equipment, at cost:
Revenue and service equipment	1,616,782	1,600,025
Land	136,043	141,474
Facilities and improvements	227,473	224,976
Furniture and office equipment	34,443	33,660

Total property and equipment	2,014,741	2,000,135
Less: accumulated depreciation and amortization	699,342	660,497

Net property and equipment	1,315,399	1,339,638
Insurance claims receivable	34,892	34,892
Other assets	53,618	59,049
Intangible assets, net	364,017	368,744
Goodwill	253,256	253,256

Total assets	$2,555,680	$2,567,895

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$92,245	$90,220
Accrued liabilities	111,872	80,455
Current portion of claims accruals	81,227	86,553
Current portion of long-term debt and obligations under capital leases	41,714	66,070
Fair value of guarantees	2,886	2,886

Total current liabilities	329,944	326,184

Long-term debt and obligations under capital leases	1,652,095	1,708,030
Claims accruals, less current portion	137,253	135,596
Deferred income taxes	303,955	303,549
Securitization of accounts receivable	136,000	171,500
Other liabilities	6,201	6,207

Total liabilities	2,565,448	2,651,066

Contingencies (note 12)
Stockholders’ deficit:
Preferred stock, par value $0.01 per share; Authorized 1,000,000 shares; none issued	—	—
Class A common stock, par value $0.01 per share; Authorized 500,000,000 shares; 79,350,000 and 73,300,000 shares issued and outstanding at March 31, 2011 and December 31, 2010, respectively	794	733
Class B common stock, par value $0.01 per share; Authorized 250,000,000 shares; 60,116,713 shares issued and outstanding at March 31, 2011 and December 31, 2010	601	601
Additional paid-in capital	887,497	822,140
Accumulated deficit	(883,466)	(886,671)
Accumulated other comprehensive loss	(15,396)	(20,076)
Noncontrolling interest	202	102

Total stockholders’ deficit	(9,768)	(83,171)

Total liabilities and stockholders’ deficit	$2,555,680	$2,567,895

See accompanying notes to consolidated financial statements.

Swift Transportation Company and Subsidiaries

Consolidated statements of operations

	Three Months Ended
	March 31,
	2011	2010
	(Unaudited)
	(Amounts in thousands,
	except per share data)

Operating revenue	$758,889	$654,830

Operating expenses:
Salaries, wages and employee benefits	195,476	177,803
Operating supplies and expenses	57,104	47,830
Fuel	150,281	106,082
Purchased transportation	194,037	175,702
Rental expense	17,989	18,903
Insurance and claims	22,725	20,207
Depreciation and amortization of property and equipment	50,358	60,019
Amortization of intangibles	4,727	5,478
Impairments	—	1,274
Gain on disposal of property and equipment	(2,255)	(1,448)
Communication and utilities	6,460	6,422
Operating taxes and licenses	15,258	13,365

Total operating expenses	712,160	631,637

Operating income	46,729	23,193

Other (income) expenses:
Interest expense	37,501	62,596
Derivative interest expense	4,680	23,714
Interest income	(467)	(220)
Other	(511)	(371)

Total other (income) expenses, net	41,203	85,719

Income (loss) before income taxes	5,526	(62,526)
Income tax expense (benefit)	2,321	(9,525)

Net income (loss)	$3,205	$(53,001)

Basic earnings (loss) per share	$0.02	$(0.88)

Diluted earnings (loss) per share	$0.02	$(0.88)

Shares used in per share calculations
Basic	138,127	60,117

Diluted	138,900	60,117

See accompanying notes to consolidated financial statements.

Swift Transportation Company and Subsidiaries

Consolidated statements of comprehensive income (loss)

	Three Months Ended
	March 31,
	2011	2010
	(Unaudited)
	(In thousands)

Net income (loss)	$3,205	$(53,001)
Other comprehensive income:
Change in unrealized losses on cash flow hedges	4,680	10,962

Comprehensive income (loss)	$7,885	$(42,039)

See accompanying notes to consolidated financial statements.

Swift Transportation Company and Subsidiaries

Consolidated statement of stockholders’ deficit

	Class A		Class B				Accumulated
	Common Stock		Common Stock		Additional		Other		Total
		Par		Par	Paid-in	Accumulated	Comprehensive	Noncontrolling	Stockholders’
	Shares	Value	Shares	Value	Capital	Deficit	Loss	Interest	Deficit
					(Unaudited)
				(In thousands, except share data)

Balances, December 31, 2010	73,300,000	$733	60,116,713	$601	$822,140	$(886,671)	$(20,076)	$102	$(83,171)
Issuance of Class A common stock for cash, net of fees and expenses of issuance	6,050,000	61			62,933				62,994
Change in unrealized losses on cash flow hedges							4,680		4,680
Non-cash equity compensation					2,424				2,424
Sale of interest in captive insurance subsidiary								100	100
Net income						3,205			3,205

Balances, March 31, 2011	79,350,000	$794	60,116,713	$601	$887,497	$(883,466)	$(15,396)	$202	$(9,768)

See accompanying notes to consolidated financial statements.

Swift Transportation Company and Subsidiaries

Consolidated statements of cash flows

	Three Months Ended
	March 31,
	2011	2010
	(Unaudited)
	(In thousands)

Cash flows from operating activities:
Net income (loss)	$3,205	$(53,001)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization of property, equipment and intangibles	55,085	65,497
Amortization of debt issuance costs, original issue discount, and losses on terminated swaps	6,117	3,257
Gain on disposal of property and equipment less write-off of totaled tractors	(1,998)	(1,261)
Impairment of property and equipment	—	1,274
Deferred income taxes	2,426	(23,259)
Provision for (reduction of) allowance for losses on accounts receivable	85	(1,171)
Income effect of mark-to-market adjustment of interest rate swaps	—	11,127
Non-cash equity compensation	2,424	—
Increase (decrease) in cash resulting from changes in:
Accounts receivable	(37,872)	(18,400)
Inventories and supplies	(1,849)	778
Prepaid expenses and other current assets	(4,348)	(4,391)
Other assets	5,360	2,699
Accounts payable, accrued and other liabilities	31,240	31,958

Net cash provided by operating activities	59,875	15,107

Cash flows from investing activities:
Increase in restricted cash	(510)	(24,002)
Proceeds from sale of property and equipment	5,880	4,684
Capital expenditures	(39,534)	(17,155)
Payments received on notes receivable	1,647	1,345
Expenditures on assets held for sale	(3,085)	(574)
Payments received on assets held for sale	4,053	363
Payments received on equipment sale receivables	—	208

Net cash used in investing activities	(31,549)	(35,131)

Cash flows from financing activities:
Proceeds from issuance of Class A common stock, net of issuance costs	62,994	—
Repayment of long-term debt and capital leases	(81,765)	(10,625)
Borrowings under accounts receivable securitization	22,000	40,000
Repayment of accounts receivable securitization	(57,500)	(38,000)
Payments received on shareholder loan from affiliate	—	114

Net cash used in financing activities	(54,271)	(8,511)

Net decrease in cash and cash equivalents	(25,945)	(28,535)

Cash and cash equivalents at beginning of period	47,494	115,862
Cash and cash equivalents at end of period	$21,549	$87,327

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$7,391	$58,748

Income taxes	$842	$13,214

Supplemental schedule of:
Non-cash investing activities:
Equipment sales receivables	$844	$2,498

Equipment purchase accrual	$9,840	$17,120

Notes receivable from sale of assets	$3,579	$1,792

Non-cash financing activities:
Re-recognition of securitized accounts receivable	$—	$148,000

Capital lease additions	$705	$15,236

Cancellation of senior notes	$—	$89,352

Reduction in stockholder loan	$—	$231,000

Paid-in-kind interest on stockholder loan	$—	$1,650

See accompanying notes to consolidated financial statements.

Swift Transportation Company and Subsidiaries

Notes to consolidated financial statements (unaudited)

Note 1.	Basis of Presentation

Swift Transportation Company (formerly Swift Corporation) is the holding company for Swift Transportation Co., LLC (a Delaware limited liability company, formerly Swift Transportation Co., Inc., a Nevada corporation) and its subsidiaries (collectively, “Swift Transportation Co.”), a truckload carrier headquartered in Phoenix, Arizona, and Interstate Equipment Leasing, LLC (“IEL”) (all the foregoing being, collectively, “Swift” or the “Company”). The Company operates predominantly in one industry, road transportation, throughout the continental United States and Mexico and has only one reportable segment. At March 31, 2011, the Company operated a national terminal network and a tractor fleet of approximately 16,100 units comprised of 12,100 tractors driven by company drivers and 4,000 owner-operator tractors, a fleet of 49,400 trailers, and 5,000 intermodal containers.

In the opinion of management, the accompanying financial statements prepared in accordance with United States generally accepted accounting principles (“GAAP”) include all adjustments necessary for the fair presentation of the interim periods presented. These interim financial statements should be read in conjunction with the Company’s annual financial statements for the year ended December 31, 2010. Management has evaluated the effect on the Company’s reported financial condition and results of operations of events subsequent to March 31, 2011 through the issuance of the financial statements.

Note 2.	Issuance of Class A Common Stock

On January 20, 2011, the Company issued an additional 6,050,000 shares of its Class A common stock to the underwriters of its initial public offering at the initial public offering price of $11.00 per share, less the underwriters’ discount, and received proceeds of $63.2 million before expenses of such issuance, pursuant to the over-allotment option in the underwriting agreement. Of these proceeds, the Company used $60.0 million in January 2011 to pay down its first lien term loan and $3.2 million in February 2011 to pay down its accounts receivable securitization facility.

Note 3.	Income Taxes

The effective tax rate for the three months ended March 31, 2011 was 42%, which was 3% higher than the expected effective tax rate primarily due to the amortization of previous losses from accumulated other comprehensive income (“OCI”) to income (for book purposes) related to the Company’s previous interest rate swaps that were terminated in December 2010. The effective tax rate for the three months ended March 31, 2010 was 15%, which was 15% less than the 2010 expected effective tax rate of 30% and is also primarily due to the amortization of previous losses from accumulated OCI related to the interest rate swaps. This item had a larger impact on the effective tax rate in 2010 because the amortization was larger in 2010, and because the magnitude of the estimated expected full year pre-tax income (loss) was smaller for 2010.

As of March 31, 2011, the Company had unrecognized tax benefits totaling approximately $5.7 million, all of which would favorably impact its effective tax rate if subsequently recognized. The Company recognizes potential accrued interest and penalties related to unrecognized tax benefits as a component of income tax expense. Accrued interest and penalties as of March 31, 2011 were approximately $2.1 million. To the extent interest and penalties are not assessed with respect to uncertain tax positions, amounts accrued will be reduced and reflected as a reduction of the overall income tax provision. The Company anticipates that the total amount of unrecognized tax benefits may decrease by approximately $4.2 million during the next twelve months, which should not have a material impact on the Company’s financial statements.

Certain of the Company’s subsidiaries are currently under examination by Federal and various state jurisdictions for years ranging from 1997 to 2009. At the completion of these examinations, management does not expect any adjustments that would have a material impact on the Company’s effective tax rate. Periods subsequent to 2009 remain subject to examination.

Swift Transportation Company and Subsidiaries

Notes to consolidated financial statements (unaudited) — (Continued)

Note 4.	Intangible Assets

Intangible assets as of March 31, 2011 and December 31, 2010 were (in thousands):

	March 31,	December 31,
	2011	2010

Customer Relationship:
Gross carrying value	$275,324	$275,324
Accumulated amortization	(92,344)	(87,617)
Trade Name:
Gross carrying value	181,037	181,037

Intangible assets, net	$364,017	$368,744

For all periods ending on or after December 31, 2007, amortization of intangibles consists primarily of amortization of $261.2 million gross carrying value of definite-lived intangible assets recognized under purchase accounting in connection with Swift Transportation Co.’s going private in the 2007 transactions in which Swift Corporation acquired Swift Transportation Co. Intangible assets acquired as a result of the Swift Transportation Co. acquisition include trade name, customer relationships, and owner-operator relationships. Amortization of the customer relationship acquired in the going private transaction is calculated on the 150% declining balance method over the estimated useful life of 15 years. The customer relationship contributed to the Company at May 9, 2007 is amortized using the straight-line method over 15 years. The trade name has an indefinite useful life and is not amortized, but rather is tested for impairment at least annually, unless events occur or circumstances change between annual tests that would more likely than not reduce the fair value.

Amortization of intangibles for three months ended March 31, 2011 and 2010 is comprised of $4.4 million and $5.2 million respectively, related to intangible assets recognized in conjunction with the 2007 going private transaction and $0.3 million in each period related to previous intangible assets existing prior to the 2007 going private transaction.

Note 5.	Assets Held for Sale

Assets held for sale as of March 31, 2011 and December 31, 2010 were (in thousands):

	March 31,	December 31,
	2011	2010

Land and facilities	$7,625	$3,896
Revenue equipment	4,609	4,966

Assets held for sale	$12,234	$8,862

As of March 31, 2011 and December 31, 2010, assets held for sale are stated at the lower of depreciated cost or fair value less estimated selling expenses. The Company expects to sell these assets within the next twelve months. The increase in assets held for sale during the quarter ended March 31, 2011 was the result of the management identifying a property at its Mira Loma, California facility as asset held for sale with a carrying value of $4.9 million. This increase was offset by the sale of a property located in Laredo, Texas previously identified as asset held for sale with a carrying value of $1.2 million.

In the first quarter of 2010, management undertook an evaluation of the Company’s revenue equipment and concluded that it would be more cost effective to dispose of approximately 2,500 trailers through scrap or sale rather than to maintain them in the operating fleet. These trailers met the requirements for assets held for

Swift Transportation Company and Subsidiaries

Notes to consolidated financial statements (unaudited) — (Continued)

sale treatment and were reclassified as such, with a related $1.3 million pre-tax impairment charge being recorded during period as discussed in Note 10.

Note 6.	Debt and Financing Transactions

Other than the Company’s accounts receivable securitization as discussed in Note 7 and its outstanding capital lease obligations as discussed in Note 8, the Company had long-term debt outstanding at March 31, 2011 and December 31, 2010, respectively, as follows (in thousands):

	March 31,	December 31,
	2011	2010

Senior secured first lien term loan due December 2016, net of $10,196 and $10,649 OID at March 31, 2011 and December 31, 2010, respectively	$999,193	$1,059,351
Senior second priority secured notes due November 15, 2018, net of $9,649 and $9,965 OID at March 31, 2011 and December 31, 2010, respectively	490,351	490,035
Floating rate notes due May 15, 2015	11,000	11,000
12.50% fixed rate notes due May 15, 2017	15,638	15,638
Note payable, with principal and interest payable in five annual payments of $514 plus interest at a fixed rate of 7.00% through February 2013 secured by real property	1,028	1,542
Notes payable, with principal and interest payable in 24 monthly payments of $130 including interest at a fixed rate of 7.5% through May 2011	130	512
Notes payable, with principal and interest payable in 36 monthly payments of $38 at a fixed rate of 4.25% through December 2013	1,265	1,394

Total long-term debt	1,518,605	1,579,472
Less: current portion	1,099	10,304

Long-term debt, less current portion	$1,517,506	$1,569,168

The majority of currently outstanding debt was issued in December 2010 to refinance debt associated with the Company’s acquisition of Swift Transportation Co. in May 2007, a going private transaction under SEC rules. The debt outstanding at March 31, 2011 primarily consists of proceeds from a first lien term loan pursuant to a senior secured credit facility with a group of lenders with a face value of $1.01 billion at March 31, 2011, net of unamortized original issue discount of $10.2 million, and proceeds from the offering of $500 million face value of senior second priority secured notes, net of unamortized original issue discount of $9.6 million at March 31, 2011. The credit facility and senior notes are secured by substantially all of the assets of the Company and are guaranteed by Swift Transportation Company, IEL, Swift Transportation Co. and its domestic subsidiaries other than its captive insurance subsidiaries, driver training academy subsidiary, and its bankruptcy-remote special purpose subsidiary. As of March 31, 2011 and December 31, 2010, the balance of deferred loan costs was $22.5 million and $23.1 million, respectively, and is reported in other assets in the consolidated balance sheets.

In January 2011, the Company used $60.0 million of proceeds from its issuance of an additional 6,050,000 shares of its Class A common stock, as discussed in Note 2, to pay down the first lien term loan. As a result of this prepayment, the next scheduled principal payment on the first lien term loan is due September 30, 2016.

Swift Transportation Company and Subsidiaries

Notes to consolidated financial statements (unaudited) — (Continued)

Senior Secured Credit Facility

The credit facility was entered into on December 21, 2010 and consists of a first lien term loan with an original aggregate principal amount of $1.07 billion due December 2016 and a $400 million revolving line of credit due December 2015. As of March 31, 2011, interest on the first lien term loan accrues at 6.00% (the LIBOR floor of 1.50% plus the applicable margin of 4.50%). As of March 31, 2011, there were no borrowings under the $400 million revolving line of credit, while the Company had outstanding letters of credit under the revolving line of credit primarily for workers’ compensation and self-insurance liability purposes totaling $165.2 million, leaving $234.8 million available under the revolving line of credit. Outstanding letters of credit incur fees of 4.50% per annum. The Company was in compliance with the covenants in the secured credit agreement at March 31, 2011.

Senior Second Priority Secured Notes

On December 21, 2010, Swift Services Holdings, Inc., a wholly owned subsidiary, completed a private placement of senior second priority secured notes totaling $500 million face value which mature in November 2018 and bear interest at 10.00% (the “senior notes”). The Company received proceeds of $490 million, net of a $10.0 million original issue discount. Interest on the senior notes is payable on May 15 and November 15 each year, beginning May 15, 2011. The Company was in compliance with the covenants in the indenture governing the senior notes at March 31, 2011.

On May 5, 2011, the Company filed a registration statement on Form S-4 to affect an exchange offer to exchange the notes issued in December 2010, whose transfer is restricted, with notes registered under the Securities Act of 1933.

Fixed and Floating-Rate Notes

As of March 31, 2011, there was $11.0 million outstanding of floating rate notes due May 15, 2015, accruing at three-month LIBOR plus 7.75% (8.06% at March 31, 2011), and $15.6 million outstanding of 12.50% fixed rate notes due May 15, 2017. The Company was in compliance with the covenants in the indentures governing the fixed and floating rate notes at March 31, 2011.

Note 7.	Accounts Receivable Securitization

On July 30, 2008, the Company, through Swift Receivables Company II, LLC, a Delaware limited liability company, formerly Swift Receivables Corporation II, a Delaware corporation (“SRCII”), a wholly-owned bankruptcy-remote special purpose subsidiary, entered into a receivable sale agreement with unrelated financial entities (the “Purchasers”) to sell, on a revolving basis, undivided interests in the Company’s accounts receivable (the “2008 RSA”). The program limit under the 2008 RSA is $210 million and is subject to eligible receivables and reserve requirements. Outstanding balances under the 2008 RSA accrue interest at a yield of LIBOR plus 300 basis points or Prime plus 200 basis points, at the Company’s discretion. The 2008 RSA expires on July 30, 2013 and is subject to an unused commitment fee ranging from 25 to 50 basis points, depending on the aggregate unused commitment of the 2008 RSA. Pursuant to the 2008 RSA, collections on the underlying receivables by the Company are held for the benefit of SRCII and the lenders in the facility and are unavailable to satisfy claims of the Company and its subsidiaries.

For the three months ended March 31, 2011 and 2010, the Company incurred program fee expense of $1.3 million and $1.1 million, respectively, associated with the 2008 RSA which was recorded in interest expense. As of March 31, 2011, the outstanding borrowing under the accounts receivable securitization facility was $136.0 million against a total available borrowing base of $192.0 million, leaving $56.0 million available.

Swift Transportation Company and Subsidiaries

Notes to consolidated financial statements (unaudited) — (Continued)

Note 8.	Capital Leases

The Company leases certain revenue equipment under capital leases. The Company’s capital leases are typically structured with balloon payments at the end of the lease term equal to the residual value the Company is contracted to receive from certain equipment manufacturers upon sale or trade back to the manufacturers. The Company is obligated to pay the balloon payments at the end of the leased term whether or not it receives the proceeds of the contracted residual values from the respective manufacturers. Certain leases contain renewal or fixed price purchase options. Obligations under capital leases total $175.2 million at March 31, 2011, the current portion of which is $40.6 million. The leases are collateralized by revenue equipment with a cost of $376.1 million and accumulated amortization of $116.2 million at March 31, 2011. The amortization of the equipment under capital leases is included in depreciation and amortization expense.

Note 9.	Derivative Financial Instruments

In December 2010, the Company terminated its last two remaining interest rate swap agreements in conjunction with its IPO and debt refinancing transactions and paid $66.4 million to its counterparties to settle the outstanding liabilities. In accordance with Topic 815, “Derivatives and Hedging,” the balance of unrealized losses recorded in accumulated OCI on the date of termination is required to remain in accumulated OCI and be amortized to expense through the term of the hedged interest payments, which extends to the original maturity of the swaps in August 2012. At March 31, 2011 and December 31, 2010, unrealized losses totaling $15.5 million and $20.2 million after taxes, respectively, were reflected in accumulated OCI. As of March 31, 2011, the Company estimates that $12.9 million of unrealized losses included in accumulated OCI will be realized and reported in earnings within the next twelve months.

For the three months ended March 31, 2011 and 2010, information about amounts and classification of gains and losses on the Company’s interest rate derivative contracts that were previously designated as hedging instruments under Topic 815 is as follows (in thousands):

	Three Months Ended
	March 31,
	2011	2010

Amount of loss reclassified from accumulated OCI into income as “Derivative interest expense” (effective portion)	$(4,680)	$(10,962)

For the three months ended March 31, 2011 and 2010, information about amounts and classification of gains and losses on the Company’s interest rate derivative contracts that were not designated as hedging instruments under Topic 815 is as follows (in thousands):

	Three Months Ended
	March 31,
	2011	2010

Amount of loss recognized in income on derivative as “Derivative interest expense”	$—	$(12,752)

Note 10.	Fair Value Measurement

Topic 820, “Fair Value Measurements and Disclosures,” requires that the Company disclose estimated fair values for its financial instruments. The fair value of a financial instrument is the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date in the principal or most advantageous market for the asset or liability. Fair value estimates are made at a specific point in time and are based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company’s entire holdings of a particular financial instrument. Changes in assumptions could significantly affect these estimates. Because the fair value is estimated as of March 31,

Swift Transportation Company and Subsidiaries

Notes to consolidated financial statements (unaudited) — (Continued)

2011 and December 31, 2010, the amounts that will actually be realized or paid at settlement or maturity of the instruments in the future could be significantly different.

The following table presents the carrying amounts and estimated fair values of the Company’s financial instruments at March 31, 2011 and December 31, 2010 (in thousands):

	March 31, 2011		December 31, 2010
	Carrying	Fair	Carrying	Fair
	Value	Value	Value	Value

Financial Liabilities:
Senior secured first lien term loan	$999,193	$1,004,189	$1,059,351	$1,062,497
Senior second priority secured notes	490,351	532,031	490,035	513,312
Fixed rate notes	15,638	16,850	15,638	17,202
Floating rate notes	11,000	10,959	11,000	10,973
Securitization of accounts receivable	136,000	138,704	171,500	174,715

The carrying amounts shown in the table (other than the securitization of accounts receivable) are included in the consolidated balance sheet in Long-term debt and obligations under capital leases. The fair values of the financial instruments shown in the above table as of March 31, 2011 and December 31, 2010 represent management’s best estimates of the amounts that would be received to sell those assets or that would be paid to transfer those liabilities in an orderly transaction between market participants at that date. Those fair value measurements maximize the use of observable inputs. However, in situations where there is little, if any, market activity for the asset or liability at the measurement date, the fair value measurement reflects the Company’s own judgments about the assumptions that market participants would use in pricing the asset or liability. Those judgments are developed by the Company based on the best information available in the circumstances.

The following summary presents a description of the methods and assumptions used to estimate the fair value of each class of financial instrument.

First lien term loans, senior second priority secured notes, and fixed and floating rate notes

The fair values of the first lien term loan, senior second priority secured notes, fixed rate notes, and floating rate notes were determined by bid prices in trading between qualified institutional buyers.

Securitization of Accounts Receivable

The Company’s securitization of accounts receivable consists of borrowings outstanding pursuant to the Company’s 2008 RSA, as discussed in Note 7. Its fair value is estimated by discounting future cash flows using a discount rate commensurate with the uncertainty involved.

Fair value hierarchy

Topic 820 establishes a framework for measuring fair value in accordance with GAAP and expands financial statement disclosure requirements for fair value measurements. Topic 820 further specifies a hierarchy of valuation techniques, which is based on whether the inputs into the valuation technique are observable or unobservable. The hierarchy is as follows:

•	Level 1 — Valuation techniques in which all significant inputs are quoted prices from active markets for assets or liabilities that are identical to the assets or liabilities being measured.

•	Level 2 — Valuation techniques in which significant inputs include quoted prices from active markets for assets or liabilities that are similar to the assets or liabilities being measured and/or quoted prices

Swift Transportation Company and Subsidiaries

Notes to consolidated financial statements (unaudited) — (Continued)

from markets that are not active for assets or liabilities that are identical or similar to the assets or liabilities being measured. Also, model-derived valuations in which all significant inputs and significant value drivers are observable in active markets are Level 2 valuation techniques.

•	Level 3 — Valuation techniques in which one or more significant inputs or significant value drivers are unobservable. Unobservable inputs are valuation technique inputs that reflect the Company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

When available, the Company uses quoted market prices to determine the fair value of an asset or liability. If quoted market prices are not available, the Company will measure fair value using valuation techniques that use, when possible, current market-based or independently-sourced market parameters, such as interest rates and currency rates. The level in the fair value hierarchy within which a fair measurement in its entirety falls is based on the lowest level input that is significant to the fair value measurement in its entirety.

The following table sets forth a reconciliation of the changes in fair value during the three month periods ended March 31, 2010 of the Company’s Level 3 retained interest in receivables that was measured at fair value on a recurring basis prior to the Company’s adoption of Financial Accounting Standards Board Accounting Standards Codification Accounting Standards Update, or ASU, No. 2009-16, “Accounting for Transfers of Financial Assets (Topic 860),” on January 1, 2010 (in thousands):

		Sales, Collections		Transfers in
	Fair Value at	and	Total Realized	and/or Out of		Fair Value at
	Beginning of Period	Settlements, Net	Gains (Losses)	Level 3		End of Period

Three Months Ended March 31, 2010	$79,907	$—	$—	$(79,907	)(1)	$—

(1)	Upon adoption of ASU 2009-16 on January 1, 2010, the Company’s retained interest in receivables was de-recognized upon recording the previously transferred receivables and recognizing the securitization proceeds as a secured borrowing on the Company’s balance sheet. Thus the removal of the retained interest balance is reflected here as a transfer out of Level 3.

For the three month period ended March 31, 2010, information about inputs into the fair value measurements of the Company’s assets that were measured at fair value on a nonrecurring basis in the period is as follows (in thousands):

		Fair Value Measurements at Reporting Date Using
		Quoted Prices
		in Active	Significant
		Markets for	Other	Significant
	Fair Value at	Identical Assets	Observable	Unobservable	Total Gains
Description	End of Period	(Level 1)	Inputs (Level 2)	Inputs (Level 3)	(Losses)

Three Months Ended March 31, 2010
Long-lived assets held for sale	2,277	—	—	2,277	(1,274)

Total	$2,277	$—	$—	$2,277	$(1,274)

In accordance with the provisions of Topic 360, “Property, Plant and Equipment”, trailers with a carrying amount of $3.6 million were written down to their fair value of $2.3 million during the first quarter of 2010, resulting in an impairment charge of $1.3 million, which was included in impairments in the consolidated statement of operations for the three months ended March 31, 2010. The impairment of these assets was identified due to the Company’s decision to remove them from the operating fleet through sale or salvage. For these assets valued using significant unobservable inputs, inputs utilized included the Company’s estimates and recent auction prices for similar equipment and commodity prices for units expected to be salvaged.

Swift Transportation Company and Subsidiaries

Notes to consolidated financial statements (unaudited) — (Continued)

Note 11.	Earnings (loss) per Share

The computation of basic and diluted earnings (loss) per share is as follows:

	Three Months Ended
	March 31,
	2011	2010
	(In thousands, except per share amounts)

Net income (loss)	$3,205	$(53,001)

Weighted average shares:
Common shares outstanding for basic earnings (loss) per share	138,127	60,117

Common shares outstanding for diluted earnings (loss) per share	138,900	60,117

Basic earnings (loss) per share	$0.02	$(0.88)

Diluted earnings (loss) per share	$0.02	$(0.88)

As discussed in Note 2, the Company issued 6.1 million shares of Class A common stock in January 2011, which did not have a significant effect on the weighted average shares outstanding for the three months ended March 31, 2011.

For the three months ended March 31, 2010, all potential common shares issuable upon exercise of outstanding stock options are excluded from diluted shares outstanding as their effect is antidilutive. As of March 31, 2011 and 2010, there were 6,100,480 and 6,348,400 options outstanding, respectively.

Note 12.	Contingencies

The Company is involved in certain claims and pending litigation primarily arising in the normal course of business. The majority of these claims relate to workers compensation, auto collision and liability, and physical damage and cargo damage. The Company expenses legal fees as incurred and accrues for the uninsured portion of contingent losses from these and other pending claims when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. Based on the knowledge of the facts and, in certain cases, advice of outside counsel, management believes the resolution of claims and pending litigation, taking into account existing reserves, will not have a material adverse effect on the Company. However, the results of complex legal proceedings are difficult to predict and the Company’s view of these matters may change in the future as the litigation and events related thereto unfold.

Note 13.	Change in Estimate

In the first quarter of 2010, management undertook an evaluation of the Company’s revenue equipment and concluded that it would be more cost effective to scrap approximately 7,000 dry van trailers rather than to maintain them in the operating fleet and is now in the process of scrapping them. These trailers did not qualify for assets held for sale treatment and were thus considered long-lived assets held and used. As a result, management revised its previous estimates regarding remaining useful lives and estimated residual values for these trailers, resulting in incremental depreciation expense in the first quarter of 2010 of $7.4 million. These trailers are in addition to the approximately 2,500 trailers that were reclassified to assets held for sale, as discussed in Note 5.

Note 14.	Guarantor Condensed Consolidating Financial Statements

The payment of principal and interest on the Company’s senior second priority secured notes are guaranteed by the Company’s wholly-owned domestic subsidiaries (the “Guarantor Subsidiaries”) other than

Swift Transportation Company and Subsidiaries

Notes to consolidated financial statements (unaudited) — (Continued)

its driver academy subsidiary, its captive insurance subsidiaries, its special-purpose receivables securitization subsidiary, and it foreign subsidiaries (the “Non-guarantor Subsidiaries”). The separate financial statements of the Guarantor Subsidiaries are not included herein because the Guarantor Subsidiaries are the Company’s wholly-owned consolidated subsidiaries and are jointly, severally, fully and unconditionally liable for the obligations represented by the senior second priority secured notes.

The consolidating financial statements present consolidating financial data for (i) Swift Transportation Company (on a parent only basis), (ii) Swift Services Holdings, Inc. (on an issuer only basis), (iii) the combined Guarantor Subsidiaries, (iv) the combined Non-Guarantor Subsidiaries, (iv) an elimination column for adjustments to arrive at the information for the parent company and subsidiaries on a consolidated basis and (v) the parent company and subsidiaries on a consolidated basis as of March 31, 2011 and for the three months ended March 31, 2011 and 2010. Swift Services Holdings, Inc., was formed in November 2010 in anticipation of the issuance of the senior second priority secured notes, there is no financial activity for this entity prior to this date.

Investments in subsidiaries are accounted for by the respective parent company using the equity method for purposes of this presentation. Results of operations of subsidiaries are therefore reflected in the parent company’s investment accounts and earnings. The principal elimination entries set forth below eliminate investments in subsidiaries and intercompany balances and transactions.

Swift Transportation Company and Subsidiaries

Notes to consolidated financial statements (unaudited) — (Continued)

Condensed consolidating balance sheet as of March 31, 2011

	Swift	Swift
	Transportation	Services		Non-	Eliminations
	Company	Holdings,	Guarantor	Guarantor	for
	(Parent)	Inc. (Issuer)	Subsidiaries	Subsidiaries	Consolidation	Consolidated
	(In thousands)

Cash and cash equivalents	$1,350	$—	$8,377	$11,822	$—	$21,549
Restricted cash	—	—	—	85,078	—	85,078
Accounts receivable, net	—	—	16,996	299,217	(1,547)	314,666
Intercompany receivable (payable)	400,640	487,837	(931,163)	42,686	—	—
Other current assets	11,225	377	90,812	10,791	—	113,205

Total current assets	413,215	488,214	(814,978)	449,594	(1,547)	534,498

Net property and equipment	—	—	1,283,232	32,167	—	1,315,399
Other assets	(585,265)	704,601	1,057,679	7,072	(1,095,577)	88,510
Intangible assets, net	—	—	352,188	11,829	—	364,017
Goodwill	—	—	246,977	6,279	—	253,256

Total assets	$(172,050)	$1,192,815	$2,125,098	$506,941	$(1,097,124)	$2,555,680

Current portion of long-term debt and obligations under capital leases	$—	$—	$41,316	$68,112	$(67,714)	$41,714
Other current liabilities	1,411	13,889	251,571	22,906	(1,547)	288,230

Total current liabilities	1,411	13,889	292,887	91,018	(69,261)	329,944

Long-term debt and obligations under capital leases	—	490,351	1,161,046	2,136	(1,438)	1,652,095
Deferred income taxes	(147,402)	(4,880)	452,530	3,707	—	303,955
Securitization of accounts receivable	—	—	—	136,000	—	136,000
Other liabilities	—	—	85,349	58,105	—	143,454

Total liabilities	(145,991)	499,360	1,991,812	290,966	(70,699)	2,565,448

Total stockholders’ (deficit) equity	(26,059)	693,455	133,286	215,975	(1,026,425)	(9,768)
Total liabilities and stockholders’ (deficit) equity	$(172,050)	$1,192,815	$2,125,098	$506,941	$(1,097,124)	$2,555,680

Swift Transportation Company and Subsidiaries

Notes to consolidated financial statements (unaudited) — (Continued)

Condensed consolidating balance sheet as of December 31, 2010

	Swift	Swift
	Transportation	Services		Non-	Eliminations
	Company	Holdings,	Guarantor	Guarantor	for
	(Parent)	Inc. (Issuer)	Subsidiaries	Subsidiaries	Consolidation	Consolidated
	(In thousands)

Cash and cash equivalents	$1,561	$—	$35,844	$10,089	$—	$47,494
Restricted cash	—	—	—	84,568	—	84,568
Accounts receivable, net	—	—	16,398	261,175	(694)	276,879
Intercompany receivable (payable)	324,359	487,942	(861,300)	48,999	—	—
Other current assets	9,104	44	82,247	11,980	—	103,375

Total current assets	335,024	487,986	(726,811)	416,811	(694)	512,316

Net property and equipment	—	—	1,309,453	30,185	—	1,339,638
Other assets	(588,713)	2,051	301,472	7,966	371,165	93,941
Intangible assets, net	—	—	356,696	12,048	—	368,744
Goodwill	—	—	246,977	6,279	—	253,256

Total assets	$(253,689)	$490,037	$1,487,787	$473,289	$370,471	$2,567,895

Current portion of long-term debt and obligations under capital leases	$—	$—	$65,672	$3,757	$(3,359)	$66,070
Other current liabilities	3,848	1,389	226,623	28,948	(694)	260,114

Total current liabilities	3,848	1,389	292,295	32,705	(4,053)	326,184

Long-term debt and obligations under capital leases	—	490,035	1,217,197	2,537	(1,739)	1,708,030
Deferred income taxes	(162,856)	(486)	463,183	3,708	—	303,549
Securitization of accounts receivable	—	—	—	171,500	—	171,500
Other liabilities	—	—	91,565	50,238	—	141,803

Total liabilities	(159,008)	490,938	2,064,240	260,688	(5,792)	2,651,066

Total stockholders’ (deficit) equity	(94,681)	(901)	(576,453)	212,601	376,263	(83,171)
Total liabilities and stockholders’ (deficit) equity	$(253,689)	$490,037	$1,487,787	$473,289	$370,471	$2,567,895

Swift Transportation Company and Subsidiaries

Notes to consolidated financial statements (unaudited) — (Continued)

Condensed consolidating statement of operations for the three months ended March 31, 2011

	Swift	Swift
	Transportation	Services		Non-	Eliminations
	Company	Holdings,	Guarantor	Guarantor	for
	(Parent)	Inc. (Issuer)	Subsidiaries	Subsidiaries	Consolidation	Consolidated
	(In thousands)

Operating revenue	$—	$—	$744,534	$41,259	$(26,904)	$758,889

Operating expenses:
Salaries, wages and employee benefits	2,424	—	186,539	6,513	—	195,476
Operating supplies and expenses	878	—	48,714	8,897	(1,385)	57,104
Fuel	—	—	145,420	4,861	—	150,281
Purchased transportation	—	—	203,437	2,177	(11,577)	194,037
Rental expense	—	—	17,849	327	(187)	17,989
Insurance and claims	—	—	18,407	18,073	(13,755)	22,725
Depreciation and amortization of property and equipment	—	—	49,708	650	—	50,358
Amortization of intangibles	—	—	4,508	219	—	4,727
(Gain) loss on disposal of property and equipment	—	—	(2,286)	31	—	(2,255)
Communication and utilities	—	—	6,221	239	—	6,460
Operating taxes and licenses	—	—	13,002	2,256	—	15,258

Total operating expenses	3,302	—	691,519	44,243	(26,904)	712,160

Operating (loss) income	(3,302)	—	53,015	(2,984)	—	46,729

Interest expense, net	—	12,882	27,028	1,804	—	41,714
Other (income) expenses	(3,449)	(12,718)	1,868	(10,215)	24,003	(511)

Income (loss) before income taxes	147	(164)	24,119	5,427	(24,003)	5,526
Income tax (benefit) expense	(3,058)	(4,727)	7,952	2,154	—	2,321

Net income (loss)	$3,205	$4,563	$16,167	$3,273	$(24,003)	$3,205

Swift Transportation Company and Subsidiaries

Notes to consolidated financial statements (unaudited) — (Continued)

Condensed consolidating statement of operations for the three months ended March 31, 2010

	Swift
	Transportation	Swift Services		Non-	Eliminations
	Company	Holdings, Inc.	Guarantor	Guarantor	for
	(Parent)	(Issuer)	Subsidiaries	Subsidiaries	Consolidation	Consolidated
	(In thousands)

Operating revenue	$—	$—	$642,497	$40,889	$(28,556)	$654,830

Operating expenses:
Salaries, wages and benefits	—	—	171,880	5,923	—	177,803
Operating supplies and expenses	871	—	40,353	7,552	(946)	47,830
Fuel	—	—	101,828	4,254	—	106,082
Purchased transportation	—	—	184,760	1,577	(10,635)	175,702
Rental expense	—	—	18,774	325	(196)	18,903
Insurance and claims	—	—	16,162	20,824	(16,779)	20,207
Depreciation and amortization of property and equipment	—	—	59,294	725	—	60,019
Amortization of intangibles	—	—	5,236	242	—	5,478
Impairments	—	—	1,274		—	1,274
(Gain) loss on disposal of property and equipment	—	—	(1,448)	—	—	(1,448)
Communication and utilities	—	—	6,212	210	—	6,422
Operating taxes and licenses	—	—	11,361	2,004	—	13,365

Total operating expenses	871	—	615,686	43,636	(28,556)	631,637

Operating (loss) income	(871)	—	26,811	(2,747)	—	23,193

Interest expense, net	—	—	84,612	1,478	—	86,090
Other (income) expenses	52,429	—	5,704	(9,135)	(49,369)	(371)

Income (loss) before income taxes	(53,300)	—	(63,505)	4,910	49,369	(62,526)
Income tax (benefit) expense	(299)	—	(11,076)	1,850	—	(9,525)

Net income (loss)	$(53,001)	$—	$(52,429)	$3,060	$49,369	$(53,001)

Swift Transportation Company and Subsidiaries

Notes to consolidated financial statements (unaudited) — (Continued)

Condensed consolidating statement of cash flows for the three months ended March 31, 2011

	Swift
	Transportation	Swift Services		Non-	Eliminations
	Company	Holdings, Inc.	Guarantor	Guarantor	for
	(Parent)	(Issuer)	Subsidiaries	Subsidiaries	Consolidation	Consolidated
	(In thousands)

Net cash provided by (used in) operating activities	$—	$—	$83,424	$(23,549)	$—	$59,875

Cash flows from investing activities:
Increase in restricted cash	—	—	—	(510)	—	(510)
Proceeds from sale of property and equipment	—	—	5,866	14	—	5,880
Capital expenditures	—	—	(36,858)	(2,676)	—	(39,534)
Payments received on notes receivable	—	—	1,647	—	—	1,647
Expenditures on assets held for sale	—	—	(3,085)	—	—	(3,085)
Payments received on assets held for sale	—	—	4,053	—	—	4,053
Payments received on intercompany notes payable	—	—	1,653	—	(1,653)	—
Funding of intercompany notes payable	—	—	(65,607)	—	65,607	—

Net cash (used in) provided by investing activities	—	—	(92,331)	(3,172)	63,954	(31,549)

Cash flows from financing activities:
Proceeds from issuance of class A common stock, net of issuance costs	62,994	—	—	—	—	62,994
Borrowings under accounts receivable securitization	—	—	—	22,000	—	22,000
Repayment of accounts receivable securitization	—	—	—	(57,500)	—	(57,500)
Repayment of long-term debt and capital leases	—	—	(81,765)	—	—	(81,765)
Proceeds from intercompany notes payable	—	—	—	65,607	(65,607)	—
Repayment of intercompany notes payable	—	—	—	(1,653)	1,653	—
Net funding (to) from affiliates	(63,205)	—	63,205	—	—	—

Net cash (used in) provided by financing activities	(211)	—	(18,560)	28,454	(63,954)	(54,271)

Net (decrease) increase in cash and cash equivalents	(211)	—	(27,467)	1,733	—	(25,945)

Cash and cash equivalents at beginning of period	1,561	—	35,844	10,089	—	47,494
Cash and cash equivalents at end of period	$1,350	$—	$8,377	$11,822	$—	$21,549

Swift Transportation Company and Subsidiaries

Notes to consolidated financial statements (unaudited) — (Continued)

Condensed consolidating statement of cash flows for the three months ended March 31, 2010

	Swift
	Transportation	Swift Services		Non-	Eliminations
	Company	Holdings, Inc.	Guarantor	Guarantor	for
	(Parent)	(Issuer)	Subsidiaries	Subsidiaries	Consolidation	Consolidated
	(In thousands)

Net cash provided by (used in) operating activities	$—	$—	$17,503	$(2,396)	$—	$15,107

Cash flows from investing activities:
Increase in restricted cash	—	—	—	(24,002)	—	(24,002)
Proceeds from sale of property and equipment	—	—	4,684	—	—	4,684
Capital expenditures	—	—	(16,067)	(1,088)	—	(17,155)
Payments received on notes receivable	—	—	1,345	—	—	1,345
Expenditures on assets held for sale	—	—	(574)	—	—	(574)
Payments received on assets held for sale	—	—	363	—	—	363
Payments received on equipment sale receivables	—	—	208	—	—	208
Payments received on intercompany notes payable	—	—	1,451	—	(1,451)	—
Funding of intercompany notes payable	—	—	(7,954)	—	7,954	—
Capital contribution to subsidiary	—	—	(2,000)	—	2,000	—

Net cash (used in) provided by investing activities	—	—	(18,544)	(25,090)	8,503	(35,131)

Cash flows from financing activities:
Borrowings under accounts receivable securitization	—	—	—	40,000	—	40,000
Repayment of accounts receivable securitization	—	—	—	(38,000)	—	(38,000)
Repayment of long-term debt and capital leases	—	—	(10,625)	—	—	(10,625)
Payments received on stockholder loan from affiliate	—	—	114	—	—	114
Proceeds from intercompany notes	—	—	—	7,954	(7,954)	—
Repayment of intercompany notes	—	—	—	(1,451)	1,451	—
Capital contribution	—	—	—	2,000	(2,000)	—
Net funding (to) from affiliates	(10,705)	—	10,705	—	—	—

Net cash (used in) provided by financing activities	(10,705)	—	194	10,503	(8,503)	(8,511)

Net decrease in cash and cash equivalents	(10,705)	—	(847)	(16,983)	—	(28,535)

Cash and cash equivalents at beginning of period	21,114	—	70,438	24,310	—	115,862
Cash and cash equivalents at end of period	$10,409	$—	$69,591	$7,327	$—	$87,327

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Swift Transportation Company:

We have audited the accompanying consolidated balance sheets of Swift Transportation Company and subsidiaries (the Company) as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholders’ deficit, comprehensive loss, and cash flows for each of the years in the three-year period ended December 31, 2010. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Swift Transportation Company and subsidiaries as of December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2010, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 10 to the consolidated financial statements, the Company adopted on January 1, 2010 the provisions of Accounting Standards Update No. 2009-16, Accounting for Transfers of Financial Assets, included in FASB ASC Topic 860, Transfers and Servicing.

/s/  KPMG LLP

Phoenix, Arizona
March 29, 2011

FINANCIAL STATEMENTS

Swift Transportation Company and Subsidiaries

Consolidated balance sheets

	December 31,
	2010	2009
	(In thousands, except share data)
ASSETS
Current assets:
Cash and cash equivalents	$47,494	$115,862
Restricted cash	84,568	24,869
Accounts receivable, net	276,879	21,914
Retained interest in accounts receivable	—	79,907
Income tax refund receivable	5,059	1,436
Inventories and supplies	9,882	10,193
Assets held for sale	8,862	3,571
Prepaid taxes, licenses, insurance and other	40,709	42,365
Deferred income taxes	30,741	49,023
Current portion of notes receivable	8,122	4,731

Total current assets	512,316	353,871

Property and equipment, at cost:
Revenue and service equipment	1,600,025	1,488,953
Land	141,474	142,126
Facilities and improvements	224,976	222,751
Furniture and office equipment	33,660	32,726

Total property and equipment	2,000,135	1,886,556
Less: accumulated depreciation and amortization	660,497	522,011

Net property and equipment	1,339,638	1,364,545
Insurance claims receivable	34,892	45,775
Other assets	59,049	107,211
Intangible assets, net	368,744	389,216
Goodwill	253,256	253,256

Total assets	$2,567,895	$2,513,874

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$90,220	$70,934
Accrued liabilities	80,455	110,662
Current portion of claims accruals	86,553	92,280
Current portion of long-term debt and obligations under capital leases	66,070	46,754
Fair value of guarantees	2,886	2,519
Current portion of fair value of interest rate swaps	—	47,244

Total current liabilities	326,184	370,393

Long-term debt and obligations under capital leases	1,708,030	2,420,180
Claims accruals, less current portion	135,596	166,718
Fair value of interest rate swaps, less current portion	—	33,035
Deferred income taxes	303,549	383,795
Securitization of accounts receivable	171,500	—
Other liabilities	6,207	5,534

Total liabilities	2,651,066	3,379,655

Commitments and contingencies (notes 15 and 16)
Stockholders’ deficit:
Preferred stock, par value $0.01 per share; Authorized 1,000,000 shares; none issued	—	—
Pre-reorganization common stock, par value $0.001 par value per share, Authorized 160,000,000 shares, 60,116,713 shares issued and outstanding at December 31, 2009		60
Class A common stock, par value $0.01 per share; Authorized 500,000,000 shares; 73,300,00 shares issued and outstanding at December 31, 2010	733	—
Class B common stock, par value $0.01 per share; Authorized 250,000,000 shares; 60,116,713 shares issued and outstanding at December 31, 2010	601	—
Additional paid-in capital	822,140	419,120
Accumulated deficit	(886,671)	(759,936)
Stockholder loans receivable	—	(471,113)
Accumulated other comprehensive loss	(20,076)	(54,014)
Noncontrolling interest	102	102

Total stockholders’ deficit	(83,171)	(865,781)

Total liabilities and stockholders’ deficit	$2,567,895	$2,513,874

See accompanying notes to consolidated financial statements.

Swift Transportation Company and Subsidiaries

Consolidated statements of operations

	Years Ended December 31,
	2010	2009	2008
	(In thousands, except per share data)

Operating revenue	$2,929,723	$2,571,353	$3,399,810

Operating expenses:
Salaries, wages and employee benefits	763,962	728,784	892,691
Operating supplies and expenses	217,965	209,945	271,951
Fuel	468,504	385,513	768,693
Purchased transportation	771,333	620,312	741,240
Rental expense	76,540	79,833	76,900
Insurance and claims	87,411	81,332	141,949
Depreciation and amortization of property and equipment	206,279	230,339	250,433
Amortization of intangibles	20,472	23,192	25,399
Impairments	1,274	515	24,529
Gain on disposal of property and equipment	(8,287)	(2,244)	(6,466)
Communication and utilities	25,027	24,595	29,644
Operating taxes and licenses	56,188	57,236	67,911

Total operating expenses	2,686,668	2,439,352	3,284,874

Operating income	243,055	132,001	114,936

Other (income) expenses:
Interest expense	251,129	200,512	222,177
Derivative interest expense	70,399	55,634	18,699
Interest income	(1,379)	(1,814)	(3,506)
Loss on debt extinguishment	95,461	—	—
Other	(3,710)	(13,336)	12,753

Total other (income) expenses, net	411,900	240,996	250,123

Loss before income taxes	(168,845)	(108,995)	(135,187)
Income tax (benefit) expense	(43,432)	326,650	11,368

Net loss	$(125,413)	$(435,645)	$(146,555)

Basic and diluted loss per share	$(1.98)	$(7.25)	$(2.44)

Shares used in per share calculation	63,339	60,117	60,117
Pro forma C corporation data:
Historical loss before income taxes	N/A	$(108,995)	$(135,187)
Pro forma provision (benefit) for income taxes (unaudited)	N/A	5,693	(26,573)

Pro forma net loss (unaudited)	N/A	$(114,688)	$(108,614)

Pro forma basic and diluted loss per share (unaudited)	N/A	$(1.91)	$(1.81)

See accompanying notes to consolidated financial statements.

Swift Transportation Company and Subsidiaries
Consolidated statements of comprehensive loss

	Years Ended December 31,
	2010	2009	2008
	(In thousands)

Net loss	$(125,413)	$(435,645)	$(146,555)
Other comprehensive income (loss):
Foreign currency translation adjustment	—	—	149
Change in unrealized losses on cash flow hedges (see note 14)	33,938	(22,799)	(744)

Comprehensive loss	$(91,475)	$(458,444)	$(147,150)

See accompanying notes to consolidated financial statements.

Swift Transportation Company and Subsidiaries

Consolidated statements of stockholders’ deficit

	Class A		Class B					Accumulated
	Common Stock		Common Stock		Additional		Stockholder	Other		Total
		Par		Par	Paid-in	Accumulated	Loans	Comprehensive	Noncontrolling	Stockholders’
	Shares	Value	Shares	Value	Capital	Deficit	Receivable	Loss	Interest	Deficit
	(In thousands, except share data)

Balances, December 31, 2007	—	$—	60,116,713	$60	$422,878	$(127,522)	$(562,343)	$(30,620)	$—	$(297,547)

Interest accrued on stockholder loan and dividends distributed					33,831	(33,831)				—

Interest accrued and proceeds from repayment of related party note receivable					153		289			442

Foreign currency translation								149		149

Change in unrealized losses on cash flow hedges								(744)		(744)

Entry into joint venture									102	102

Other					(40)					(40)

Net loss						(146,555)				(146,555)

Balances, December 31, 2008	—	—	60,116,713	60	456,822	(307,908)	(562,054)	(31,215)	102	(444,193)

Interest accrued on stockholder loan and dividends distributed					19,768	(16,383)	(3,385)			—

Interest accrued and proceeds from repayment of related party note receivable					130		326			456

Change in unrealized losses on cash flow hedges								(22,799)		(22,799)

Reduction of stockholder loan (see Note 17)					(94,000)		94,000			—

Cancellation of floating rate notes (see Note 12)					36,400					36,400

Net loss						(435,645)				(435,645)

Balances, December 31, 2009	—	—	60,116,713	60	419,120	(759,936)	(471,113)	(54,014)	102	(865,781)

Conversion of predecessor common stock into Class B common stock				541	(541)					—

Issuance of Class A common stock for cash, net of fees and expenses of issuance	73,300,000	733			762,021					762,754

Interest accrued on stockholder loan					6,193		(6,193)			—

Interest accrued and proceeds from repayment of related party note receivable					103		315			418

Change in unrealized losses on cash flow hedges								33,938		33,938

Cancellation of stockholder loan (see Note 17)					(475,578)		475,578			—

Cancellation of stockholder loan from affiliate (see Note 17)					(1,413)		1,413			—

Cancellation of fixed rate notes (see Note 12)					89,352					89,352

Tax distribution on behalf of stockholders (see Note 20)						(1,322)				(1,322)

Non-cash equity compensation					22,883					22,883

Net loss						(125,413)				(125,413)

Balances, December 31, 2010	73,300,000	$733	60,116,713	$601	$822,140	$(886,671)	$—	$(20,076)	$102	$(83,171)

See accompanying notes to consolidated financial statements.

Swift Transportation Company and Subsidiaries

Consolidated statements of cash flows

	Years Ended December 31,
	2010	2009	2008
	(In thousands)

Cash flows from operating activities:
Net loss	$(125,413)	$(435,645)	$(146,555)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization of property, equipment, intangibles, and debt issuance costs	240,152	263,611	281,591
Gain on disposal of property and equipment less write-off of totaled tractors	(7,310)	(728)	(2,956)
Impairment of goodwill, property and equipment and note receivable and write-off of investment	1,274	515	24,776
(Gain) loss on securitization	—	(507)	1,137
Deferred income taxes	(61,964)	310,269	2,919
(Reduction of) provision for allowance for losses on accounts receivable	(491)	4,477	1,065
Income effect of mark-to-market adjustment of interest rate swaps	24,502	7,933	(5,487)
Non-cash equity compensation	22,883	—	—
Loss on debt extinguishment	95,461	—	—
Increase (decrease) in cash resulting from changes in:
Accounts receivable	(26,566)	6,599	(6,401)
Inventories and supplies	311	(26)	1,370
Prepaid expenses and other current assets	(1,968)	5,429	22,920
Other assets	18,593	1,400	(20,540)
Interest rate swap liability	(66,350)	—	—
Accounts payable, accrued and other liabilities	(54,675)	(47,992)	(34,099)

Net cash provided by operating activities	58,439	115,335	119,740

Cash flows from investing activities:
(Increase) decrease in restricted cash	(59,699)	(6,430)	3,588
Proceeds from sale of property and equipment	38,527	69,773	191,151
Capital expenditures	(164,634)	(71,265)	(327,725)
Payments received on notes receivable	6,285	6,462	5,648
Expenditures on assets held for sale	(4,478)	(9,060)	(10,089)
Payments received on assets held for sale	5,230	4,442	16,391
Payments received on equipment sale receivables	248	4,951	2,519

Net cash used in investing activities	(178,521)	(1,127)	(118,517)

Cash flows from financing activities:
Proceeds from issuance of Class A common stock, net of issuance costs	764,284	—	—
Proceeds from long-term debt	1,059,300	—	2,570
Proceeds from issuance of senior notes	490,000	—	—
Payoff of term loan	(1,488,430)	—	—
Repurchase of fixed rate notes	(490,010)	—	—
Repurchase of floating rate notes	(192,600)	—	—
Payment of fees and costs on note tender offer	(45,163)	—	—
Payment of deferred loan costs	(18,497)	(19,694)	(8,669)
Borrowings under accounts receivable securitization	213,000	—	—

Swift Transportation Company and Subsidiaries

Consolidated statements of cash flows — (Continued)

	Years Ended December 31,
	2010	2009	2008
	(In thousands)

Repayment of accounts receivable securitization	(189,500)	—	—
Repayment of long-term debt and capital leases	(49,766)	(30,820)	(16,625)
Payments received on stockholder loan from affiliate	418	456	442
Repayment of short-term notes payable	—	(6,204)	—
Tax distributions on behalf of stockholders	(1,322)	—	—
Distributions to stockholders	—	(16,383)	(33,831)
Interest payments received on stockholder loan receivable	—	16,383	33,831

Net cash provided by (used in) financing activities	51,714	(56,262)	(22,282)

Effect of exchange rate changes on cash and cash equivalents	—	—	149
Net (decrease) increase in cash and cash equivalents	(68,368)	57,946	(20,910)

Cash and cash equivalents at beginning of period	115,862	57,916	78,826
Cash and cash equivalents at end of period	$47,494	$115,862	$57,916

Supplemental disclosure of cash flow information:
Cash paid (refunded) during the period for:
Interest	$326,660	$216,248	$248,179

Income taxes	$32,429	$6,001	$(11,593)

Supplemental schedule of:
Non-cash investing activities:
Equipment sales receivables	$—	$208	$2,515

Equipment purchase accrual	$11,494	$7,963	$37,844

Notes receivable from sale of assets	$11,476	$6,230	$8,396

Non-cash financing activities:
Re-recognition of securitized accounts receivable	$148,000	$—	$—

Sale of accounts receivable securitization facility, net of retained interest in receivables	$—	$—	$200,000

Capital lease additions	$66,551	$36,819	$81,256

Insurance premium notes payable	$—	$6,205	$—

Deferred operating lease payment notes payable	$—	$2,877	$—

Cancellation of senior notes	$89,352	$36,400	$—

Cancellation of stockholder loan	$475,578	$94,000	$—

Paid-in-kind interest on stockholder loan	$6,193	$3,385	$—

Accrued deferred loan costs and stock issuance costs	$4,185	$—	$—

See accompanying notes to consolidated financial statements.

Swift Transportation Company and Subsidiaries

Notes to consolidated financial statements

(1)	Reorganization

On May 20, 2010, in contemplation of its initial public offering (“IPO”), Swift Corporation formed Swift Transportation Company (formerly Swift Holdings Corp.), a Delaware corporation. Prior to the IPO, Swift Transportation Company did not engage in any business or other activities except in connection with its formation and the IPO and held no assets and had no subsidiaries.

Immediately prior to the IPO, Swift Corporation merged with and into Swift Transportation Company, the registrant, with Swift Transportation Company surviving as a Delaware corporation. In the merger, all of the outstanding common stock of Swift Corporation was converted into shares of Swift Transportation Company Class B common stock on a one-for-one basis, and all outstanding stock options of Swift Corporation were converted into options to purchase shares of Class A common stock of Swift Transportation Company. All outstanding Class B shares are held by Jerry Moyes, The Jerry and Vickie Moyes Family Trust dated 12/11/87, and various Moyes children’s trusts (collectively the “Moyes affiliates”).

The holders of Class A common stock are entitled to one vote per share and the holders of Class B common stock are entitled to two votes per share on any matter to be voted on by the stockholders. Holders of Class A and Class B common stock vote together as a single class on all matters submitted to a vote of stockholders, unless otherwise required by law and except a separate vote of each class will be required for: a) any merger or consolidation in which holders of shares of Class A common stock receive consideration that is not identical to holders of shares of Class B common stock; b) any amendment of Swift Transportation Company’s amended and restated certificate of incorporation or amended and restated bylaws that alters the relative rights of its common stockholders; and c) any increase in the authorized number of shares of Class B common stock or the issuance of shares of Class B common stock, other than such increase or issuance required to effect a stock split, stock dividend, or recapitalization pro rata with any increase or issuance of Class A common stock.

(2)	Summary of significant accounting policies

Description of business

Swift Transportation Company is the holding company for Swift Transportation Co., LLC (a Delaware limited liability company formerly Swift Transportation Co., Inc., a Nevada corporation) and its subsidiaries (collectively, “Swift Transportation Co.”), a truckload carrier headquartered in Phoenix, Arizona, and Interstate Equipment Leasing, LLC (“IEL”) (all the foregoing being, collectively, “Swift” or the “Company”). The Company operates predominantly in one industry, road transportation, throughout the continental United States and Mexico and thus has only one reportable segment. At December 31, 2010, the Company operated a national terminal network and a tractor fleet of approximately 16,100 units comprised of 12,200 tractors driven by company drivers and 3,900 owner-operator tractors, a fleet of 49,000 trailers, and 4,800 intermodal containers.

In the opinion of management, the accompanying financial statements prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”) include all adjustments necessary for the fair presentation of the periods presented. Management has evaluated the effect on the Company’s reported financial condition and results of operations of events subsequent to December 31, 2010 through the issuance of the financial statements.

Basis of presentation

The accompanying consolidated financial statements include the accounts of Swift Transportation Company and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. When the Company does not have a controlling interest in an entity, but exerts significant influence over the entity, the Company applies the equity method of accounting.

Swift Transportation Company and Subsidiaries

Notes to consolidated financial statements — (Continued)

Special purpose entities are accounted for using the criteria of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic (“Topic”) 860, “Transfers and Servicing.” This Statement provides consistent accounting standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings.

Cash and cash equivalents

The Company considers all highly liquid debt instruments purchased with original maturities of three months or less to be cash equivalents.

Restricted cash

The Company’s wholly-owned captive insurance companies, Red Rock Risk Retention Group, Inc. (“Red Rock”) and Mohave Transportation Insurance Company (“Mohave”), maintain certain operating bank accounts, working trust accounts and certificates of deposit. The cash and cash equivalents within the accounts will be used to reimburse the insurance claim losses paid by the captive insurance companies and are restricted by the insurance regulators. Therefore, these cash and cash equivalents have been classified as restricted cash. As of December 31, 2010 and 2009, cash and cash equivalents held within the accounts was $84.6 million and $24.9 million, respectively.

Inventories and supplies

Inventories and supplies consist primarily of spare parts, tires, fuel and supplies and are stated at lower of cost or market. Cost is determined using the first-in, first-out (“FIFO”) method.

Property and equipment

Property and equipment are stated at cost. Costs to construct significant assets include capitalized interest incurred during the construction and development period. Expenditures for replacements and betterments are capitalized; maintenance and repair expenditures are charged to expense as incurred. Depreciation on property and equipment is calculated on the straight-line method over the estimated useful lives of 5 to 40 years for facilities and improvements, 3 to 15 years for revenue and service equipment and 3 to 5 years for furniture and office equipment. For the year ended December 31, 2010, net gains on the disposal of property and equipment were $8.3 million.

Tires on revenue equipment purchased are capitalized as a component of the related equipment cost when the vehicle is placed in service and depreciated over the life of the vehicle. Replacement tires are classified as inventory and charged to expense when placed in service.

Goodwill

Goodwill represents the excess of the aggregate purchase price over the fair value of the net assets acquired in a purchase business combination. The Company reviews goodwill for impairment at least annually as of November 30 in accordance with the provisions of Topic 350, “Intangibles — Goodwill and Other.” The goodwill impairment test is a two-step process. Under the first step, the fair value of the reporting unit is compared with its carrying value (including goodwill). If the fair value of the reporting unit is less than its carrying value, an indication of goodwill impairment exists for the reporting unit and the enterprise must perform step two of the impairment test (measurement). Under step two, an impairment loss is recognized for any excess of the carrying value amount of the reporting unit’s goodwill over the implied fair value of that goodwill. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation, in accordance with Topic 805, “Business Combinations.” The residual fair value after this allocation is the implied fair value of the reporting unit goodwill. The test of

Swift Transportation Company and Subsidiaries

Notes to consolidated financial statements — (Continued)

goodwill and indefinite-lived intangible assets requires judgment, including the identification of reporting units, assigning assets (including goodwill) and liabilities to reporting units and determining the fair value of each reporting unit. Fair value of the reporting unit is determined using a combination of comparative valuation multiples of publicly traded companies, internal transaction methods, and discounted cash flow models to estimate the fair value of reporting units, which included several significant assumptions, including estimating future cash flows, determining appropriate discount rates, and other assumptions the Company believed reasonable under the circumstances. Changes in these estimates and assumptions could materially affect the determination of fair value and/or goodwill impairment for each reporting unit. If the fair value of the reporting unit exceeds its carrying value, step two does not need to be performed. The Company has the following four reporting units at December 31, 2010: U.S. freight transportation, Mexico freight transportation, IEL, and captive insurance. The U.S. and Mexico freight transportation reporting units are the only ones to which goodwill has been allocated, reflecting a balance of $247.0 million and $6.3 million, respectively, as of December 31, 2010. Refer to Note 26 for a discussion of the results of our annual evaluations as of November 30, 2010, 2009 and 2008.

Claims accruals

The Company is self-insured for a portion of its auto liability, workers’ compensation, property damage, cargo damage, and employee medical expense risk. This self-insurance results from buying insurance coverage that applies in excess of a retained portion of risk for each respective line of coverage. The Company accrues for the cost of the uninsured portion of pending claims by evaluating the nature and severity of individual claims and by estimating future claims development based upon historical claims development trends. Actual settlement of the self-insured claim liabilities could differ from management’s estimates due to a number of uncertainties, including evaluation of severity, legal costs, and claims that have been incurred but not reported.

Fair value measurements

On January 1, 2008, the Company adopted the provisions of Topic 820, “Fair Value Measurements and Disclosures,” for fair value measurements of financial assets and financial liabilities and for fair value measurements of nonfinancial items that are recognized or disclosed at fair value in the financial statements on a recurring basis. Topic 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Topic 820 also establishes a framework for measuring fair value and expands disclosures about fair value measurements (Note 24). Topic 820 was not effective until fiscal years beginning after November 15, 2008 for all nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis.

Revenue recognition

The Company recognizes operating revenues and related direct costs to recognizing revenue as of the date the freight is delivered, in accordance with Topic 605-20-25-13, “Services for Freight-in-Transit at the End of a Reporting Period.”

The Company recognizes revenue from leasing tractors and related equipment to owner-operators as operating leases. Therefore, revenues from rental operations are recognized on the straight-line basis as earned under the operating lease agreements. Losses from lease defaults are recognized as an offset to revenue in the amount of earned, but not collected revenue.

Stock compensation plans

The Company adopted Topic 718, “Compensation — Stock Compensation,” using the modified prospective method. This Topic requires that all share-based payments to employees, including grants of employee

Swift Transportation Company and Subsidiaries

Notes to consolidated financial statements — (Continued)

stock options, be recognized in the financial statements upon a grant-date fair value of an award. See Note 19 for additional information relating to the Company’s stock compensation plan.

Income taxes

Prior to its acquisition of Swift Transportation Co. on May 10, 2007, Swift Corporation had elected to be taxed under the Internal Revenue Code as a subchapter S corporation. Under subchapter S, the Company did not pay corporate income taxes on its taxable income. Instead, its stockholders were liable for federal and state income taxes on the taxable income of the Company. Pursuant to the Company’s policy and subject to the terms of the credit facility, the Company had been allowed to make distributions to its stockholders in amounts equal to 39% of the Company’s taxable income. An income tax provision or benefit was recorded for certain subsidiaries not eligible to be treated as an S corporation. Additionally, the Company recorded a provision for state income taxes applicable to taxable income allocated to states that do not recognize the S corporation election.

Following the completion of the acquisition on May 10, 2007, the Company’s wholly-owned subsidiary, Swift Transportation Co., elected to be treated as an S corporation, which resulted in an income tax benefit of approximately $230 million associated with the partial reversal of previously recognized net deferred tax liabilities.

As discussed in Note 20, in conjunction with Consent and Amendment No. 2 to Credit Agreement, dated October 7, 2009 (the “Second Amendment”), the Company revoked its election to be taxed as a subchapter S corporation and, beginning October 10, 2009, is being taxed as a subchapter C corporation. Under subchapter C, the Company is liable for federal and state corporate income taxes on its taxable income. As a result of this conversion, the Company recorded approximately $325 million of income tax expense on October 10, 2009, primarily in recognition of its deferred tax assets and liabilities as a subchapter C corporation.

In April 2010, substantially all of the Company’s domestic subsidiaries were converted from corporations to limited liability companies. The subsidiaries not converted include the Company’s foreign subsidiaries, captive insurance companies and certain dormant subsidiaries that were dissolved and liquidated.

Pro forma information (unaudited)

As discussed above, the Company was taxed under the Internal Revenue Code as a subchapter S corporation until its conversion to a subchapter C corporation effective October 10, 2009. For comparative purposes, a pro forma income tax provision for corporate income taxes has been calculated and presented as if the Company had been taxed as a subchapter C corporation for the years ended December 31, 2009 and 2008 when the Company’s subchapter S election was in effect.

Impairments

The Company evaluates its long-lived assets, including property and equipment, and certain intangible assets subject to amortization for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable in accordance with Topic 360, “Property, Plant and Equipment” and Topic 350, respectively. If circumstances required a long-lived asset be tested for possible impairment, the Company compares undiscounted cash flows expected to be generated by an asset to the carrying value of the asset. If the carrying value of the long-lived asset is not recoverable on an undiscounted cash flow basis, impairment is recognized to the extent that the carrying value exceeds its fair value. Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values and third-party independent appraisals, as considered necessary.

Swift Transportation Company and Subsidiaries

Notes to consolidated financial statements — (Continued)

Goodwill and indefinite-lived intangible assets are reviewed for impairment at least annually in accordance with the provisions of Topic 350.

Use of estimates

The preparation of the consolidated financial statements, in accordance with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions about future events that affect the amounts reported in the consolidated financial statements and accompanying notes. Significant items subject to such estimates and assumptions include the carrying amount of property and equipment, intangibles, and goodwill; valuation allowances for receivables, inventories, and deferred income tax assets; valuation of financial instruments; valuation of share-based compensation; estimates of claims accruals; and contingent obligations. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including but not limited to the current economic environment, which management believes to be reasonable under the circumstances. Management adjusts such estimates and assumptions when facts and circumstances dictate. Illiquid credit markets, volatile energy markets, and declines in consumer spending have combined to increase the uncertainty inherent in such estimates and assumptions. As future events and their effects cannot be determined with precision, actual results could differ significantly from these estimates.

Recent accounting pronouncements

In January 2010, the FASB issued ASU No. 2010-06, “Fair Value Measurements and Disclosures (Topic 820) — Improving Disclosures about Fair Value Measurements.” This ASU amends Topic 820 to require entities to provide new disclosures and clarify existing disclosures relating to fair value measurements. New disclosures include requiring an entity to disclose separately the amounts of significant transfers in and out of Level 1 and 2 fair value measurements and to describe the reasons for the transfers, as well as to disclose separately gross purchases, sales, issuances and settlements in the roll forward activity of Level 3 measurements. Clarifications of existing disclosures include requiring a greater level of disaggregation of fair value measurements by class of assets and liabilities, in addition to enhanced disclosures concerning the inputs and valuation techniques used to determine Level 2 and Level 3 fair value measurements. ASU No. 2010-06 was effective for the Company’s interim and annual periods beginning January 1, 2010, except for the additional disclosure of purchases, sales, issuances, and settlements in Level 3 fair value measurements, which is effective for the Company’s fiscal year beginning January 1, 2011. The Company does not expect the adoption of the remaining portion of this statement to have a material impact on the disclosures in its consolidated financial statements.

(3)	Initial public offering

In December 2010, the Company completed an initial public offering of 73.3 million shares of its Class A common stock at $11.00 per share and received proceeds of $766.0 million net of underwriting discounts and commissions and before expenses of such issuance. The proceeds were used, together with the $1.06 billion of proceeds from the Company’s issuance of a new senior secured term loan and $490 million of proceeds from the private placement of new senior second priority secured notes in December 2010 as discussed in Note 12, to (a) repay all amounts outstanding under the previous senior secured credit facility, (b) purchase an aggregate amount of $490.0 million of existing senior secured fixed-rate notes and $192.6 million of existing senior secured floating rate notes, (c) pay $66.4 million to the Company’s interest rate swap counterparties to terminate the interest rate swap agreements related to our existing floating rate debt, and (d) pay fees and expenses related to the debt issuance and stock offering. See Note 30 for information relating to the issuance of additional shares of Class A common stock pursuant to the underwriters’ over-allotment option in connection with the Company’s IPO and the Company’s use of the proceeds from such issuance.

Swift Transportation Company and Subsidiaries

Notes to consolidated financial statements — (Continued)

(4)	Accounts receivable

Accounts receivable as of December 31, 2010 and 2009 were (in thousands):

	2010	2009

Trade customers	$266,109	$9,338
Equipment manufacturers	7,674	6,167
Other	9,710	6,958

	283,493	22,463
Less allowance for doubtful accounts	6,614	549

Accounts receivable, net	$276,879	$21,914

The schedule of allowance for doubtful accounts for the years ended December 31, 2010, 2009 and 2008 was as follows (in thousands):

	2010	2009	2008

Beginning balance	$549	$656	$10,180
Provision (Reversal)	(491)	4,477	1,065
Recoveries	140	11	39
Write-offs	(976)	(4,464)	(223)
Retained interest adjustment	7,392	(131)	(10,405)

Ending balance	$6,614	$549	$656

See Note 10 for a discussion of the Company’s accounts receivable securitization program and the related accounting treatment.

(5)	Assets held for sale

Assets held for sale as of December 31, 2010 and 2009 were (in thousands):

	2010	2009

Land and facilities	$3,896	$2,737
Revenue equipment	4,966	834

Assets held for sale	$8,862	$3,571

As of December 31, 2010 and 2009, assets held for sale are stated at the lower of depreciated cost or estimated fair value less estimated selling expenses. The Company expects to sell these assets within the next twelve months.

During the year ended December 31 2010, management undertook an evaluation of the Company’s revenue equipment and concluded that it would be more cost effective to dispose of approximately 2,500 trailers through scrap or sale rather than to maintain them in the operating fleet. These trailers met the requirements for assets held for sale treatment and were reclassified as such, with a related $1.3 million pre-tax impairment charge being recorded during the first quarter of 2010 as discussed in Note 24.

(6)	Equity investment — Transplace

In 2000, the Company invested $10.0 million in cash in Transplace, Inc. (“Transplace”), a provider of transportation management services, and further loaned Transplace $6.3 million pursuant to a note receivable during 2005. The Company’s 29% interest in Transplace was accounted for using the equity method. As a

Swift Transportation Company and Subsidiaries

Notes to consolidated financial statements — (Continued)

result of accumulated equity losses and purchase accounting valuation adjustments, both the investment in Transplace and note receivable were $0 by December 31, 2008. The Company sold its entire investment in Transplace in December 2009 and recorded a gain of $4.0 million before taxes in other income representing the recovery of a note receivable from Transplace which the Company had previously written off. During the years ended December 31, 2010, 2009 and 2008, the Company earned $0, $34.5 million, and $26.9 million, respectively, in operating revenue from business brokered by Transplace. At December 31, 2010 and 2009, $0 and $4.3 million, respectively, was owed to the Company for these services. The Company incurred no purchased transportation expense from Transplace for the years ended December 31, 2010, 2009 and 2008. The Company recorded equity losses of $0, $0, and $152 thousand, respectively, in other expense during the years ended December 31, 2010, 2009 and 2008 for Transplace.

(7)	Notes receivable

Notes receivable are included in current portion of notes receivable and other assets in the accompanying consolidated balance sheets and were comprised of the following as of December 31, 2010 and 2009 (in thousands):

	2010	2009

Notes receivable due from owner-operators, with interest rates at 15%, secured by revenue equipment. Terms range from several months to three years	$10,759	$5,568
Note receivable for the credit of development fees from the City of Lancaster, Texas payable May 2014, fully paid in July 2010	—	2,523
Other	63	310

	10,822	8,401
Less current portion	8,122	4,731

Notes receivable, less current portion	$2,700	$3,670

(8)	Accrued liabilities

Accrued liabilities as of December 31, 2010 and 2009 were (in thousands):

	2010	2009

Employee compensation	$37,345	$25,262
Owner-operator lease purchase reserve	7,935	5,817
Income taxes accrual	6,214	16,742
Accrued owner-operator expenses	5,921	5,587
Deferred revenue	5,259	1,723
Fuel, mileage and property taxes	4,989	6,851
Accrued interest expense	2,653	40,693
Other	10,139	7,987

Accrued liabilities	$80,455	$110,662

(9)	Claims accruals

Claims accruals represent accruals for the uninsured portion of pending claims at year end. The current portion reflects the amounts of claims expected to be paid in the following year. These accruals are estimated based on management’s evaluation of the nature and severity of individual claims and an estimate of future claims development based on the Company’s historical claims development experience. The Company’s

Swift Transportation Company and Subsidiaries

Notes to consolidated financial statements — (Continued)

insurance program for workers’ compensation, group medical liability, auto and collision liability, physical damage and cargo damage involves self-insurance with varying risk retention levels.

As of December 31, 2010 and 2009, claims accruals were (in thousands):

	2010	2009

Auto and collision liability	$120,803	$156,651
Workers’ compensation liability	72,767	76,522
Owner-operator claims liability	17,577	15,185
Group medical liability	8,852	9,896
Cargo damage liability	2,150	744

	222,149	258,998
Less: current portion of claims accrual	86,553	92,280

Claim accruals, less current portion	$135,596	$166,718

As of December 31, 2010 and 2009, the Company recorded current claims receivable of $520 thousand and $25 thousand, respectively, which is included in accounts receivable, and the Company recorded noncurrent claims receivable of $34.9 million and $45.8 million, respectively, which is reported as insurance claims receivable in the accompanying consolidated balance sheets, representing amounts due from insurance companies for coverage in excess of the Company’s self-insured liabilities. The Company has recorded a corresponding claim liability as of December 31, 2010 and 2009 of $32.7 million and $42.9 million, respectively, related to these same claims, which is included in amounts reported in the table above.

(10)	Accounts receivable securitization

On July 30, 2008, the Company, through Swift Receivables Company II, LLC, a Delaware limited liability company, formerly Swift Receivables Corporation II, a Delaware corporation (“SRCII”), a wholly-owned bankruptcy-remote special purpose subsidiary, entered into a receivable sale agreement with unrelated financial entities (the “Purchasers”) to replace the Company’s prior accounts receivable sale facility and to sell, on a revolving basis, undivided interests in the Company’s accounts receivable (the “2008 RSA”). The program limit under the 2008 RSA is $210 million and is subject to eligible receivables and reserve requirements. Outstanding balances under the 2008 RSA accrue interest at a yield of LIBOR plus 300 basis points or Prime plus 200 basis points, at the Company’s discretion. The 2008 RSA expires on July 30, 2013 and is subject to an unused commitment fee ranging from 25 to 50 basis points, depending on the aggregate unused commitment of the 2008 RSA.

Following the adoption of ASU No. 2009-16, “Accounting for Transfers of Financial Assets (Topic 860),” which was effective for the Company on January 1, 2010, the Company’s accounts receivable securitization facility no longer qualified for true sale accounting treatment and is now instead treated as a secured borrowing. As a result, the previously de-recognized accounts receivable, and corresponding allowance for doubtful accounts, were brought back onto the Company’s balance sheet and the related securitization proceeds were recognized as debt, while the program fees for the facility were reported as interest expense beginning January 1, 2010.

Pursuant to the 2008 RSA, collections on the underlying receivables by the Company are held for the benefit of SRCII and the lenders in the facility and are unavailable to satisfy claims of the Company and its subsidiaries. The 2008 RSA contains certain restrictions and provisions (including cross-default provisions to the Company’s other debt agreements) which, if not met, could restrict the Company’s ability to borrow against future eligible receivables. The inability to borrow against additional receivables would reduce

Swift Transportation Company and Subsidiaries

Notes to consolidated financial statements — (Continued)

liquidity as the daily proceeds from collections on the receivables levered prior to termination are remitted to the lenders, with no further reinvestment of these funds by the lenders into the Company.

For the year ended December 31, 2010, the Company incurred program fee expense of $5.2 million, associated with the 2008 RSA which was recorded in interest expense. For the years ended December 31, 2009 and 2008, the Company incurred program fee expense of $5.0 million and $7.3 million, respectively, and recognized a gain of $0.5 million and a loss of $1.1 million, respectively, excluding the closing fees paid on the 2008 RSA, associated with the sale of trade receivables through the above-described programs, all of which was recorded in other (income) expenses.

As of December 31, 2010, the outstanding borrowing under the accounts receivable securitization facility was $171.5 million against a total available borrowing base of $174.0 million, leaving $2.5 million available. As of December 31, 2009, the amount of receivables sold through the accounts receivable securitization facility was $148.4 million. This amount excludes delinquencies, as defined in the 2008 RSA, which totaled $15.2 million at December 31, 2009, and the related allowance for doubtful accounts, both of which were included in the Company’s retained interest in receivables. During the year ended December 31, 2009, credit losses were $4.5 million, which were charged against the allowance for doubtful accounts included in the Company’s retained interest in receivables.

As discussed above, the Company held an interest in the sold receivables until December 31, 2009. As of December 31, 2009, the Company’s retained interest in receivables was carried at its fair value of $79.9 million. Any gain or loss on the sale was determined based on the previous carrying value amounts of the transferred assets allocated at fair value between the receivables sold and the interests that continue to be held. Fair value was determined based on the present value of expected future cash flows taking into account the key assumptions of anticipated credit losses, the speed of payments, and the discount rate commensurate with the uncertainty involved.

(11)	Fair value of operating lease guarantees

The Company guarantees certain residual values under its operating lease agreements for revenue equipment. At the termination of these operating leases, the Company would be responsible for the excess, if any, of the guarantee amount above the fair market value of the equipment. As of December 31, 2010 and 2009, the Company has recorded a liability for the estimated fair value of the guarantees in the amount of $2.9 million and $2.5 million, respectively. The maximum potential amount of future payments the Company would be required to make under all of these guarantees as of December 31, 2010 is $17.8 million.

Swift Transportation Company and Subsidiaries

Notes to consolidated financial statements — (Continued)

(12)	Debt and financing transactions

Other than the Company’s accounts receivable securitization as discussed in Note 10 and its outstanding capital lease obligations as discussed in Note 13, the Company had long-term debt outstanding at December 31, 2010 and 2009, respectively, as follows (in thousands):

	2010	2009

New senior secured first lien term loan due December 2016, net of $10,649 OID	$1,059,351	$—
Previous senior secured first lien term loan due May 2014	—	1,511,400
Senior second priority secured notes due November 15, 2018, net of $9,965 OID	490,035	—
Floating rate notes due May 15, 2015	11,000	203,600
12.50% fixed rate notes due May 15, 2017	15,638	595,000
Note payable, with principal and interest payable in five annual payments of $514 plus interest at a fixed rate of 7.00% through February 2013 secured by real property	1,542	2,056
Notes payable, with principal and interest payable in 24 monthly payments of $130 including interest at a fixed rate of 7.5% through May 2011	512	1,993
Notes payable, with principal and interest payable in 36 monthly payments of $38 at a fixed rate of 4.25% through December 2013	1,394	—

Total long-term debt	1,579,472	2,314,049
Less: current portion	10,304	19,054

Long-term debt, less current portion	$1,569,168	$2,294,995

The aggregate annual maturities of long-term debt as of December 31, 2010 were (in thousands):

Years Ending December 31,
2011	$12,190
2012	11,679
2013	11,679
2014	10,700
2015	21,700
Thereafter	1,532,138

Long-term debt	$1,600,086

The majority of currently outstanding debt was issued in December 2010 to refinance debt associated with the Company’s acquisition of Swift Transportation Co. in May 2007, a going private transaction under SEC rules. The debt outstanding at December 31, 2010 primarily consists of proceeds from a first lien term loan pursuant to a senior secured credit facility with a group of lenders with a face value of $1.07 billion at December 31, 2010, net of unamortized original issue discount of $10.6 million, and proceeds from the offering of $500 million face value of senior second priority secured notes, net of unamortized original issue discount of $10.0 million at December 31, 2010. The proceeds were used, together with the $766.0 million of proceeds from the Company’s stock offering in December 2010 as discussed in Note 3, to (a) repay all amounts outstanding under the previous senior secured credit facility, (b) purchase an aggregate amount of $490.0 million of previous senior secured fixed-rate notes and $192.6 million of previous senior secured floating rate notes, (c) pay $66.4 million to our interest rate swap counterparties to terminate the interest rate

Swift Transportation Company and Subsidiaries

Notes to consolidated financial statements — (Continued)

swap agreements related to our previous floating rate debt, and (d) pay fees and expenses related to the debt issuance and stock offering. The new credit facility and senior notes are secured by substantially all of the assets of the Company and are guaranteed by Swift Transportation Company, IEL, Swift Transportation Co. and its domestic subsidiaries other than its captive insurance subsidiaries, driver training academy subsidiary, and its bankruptcy-remote special purpose subsidiary. See Note 30 for information relating to the issuance of additional shares of Class A common stock pursuant to the underwriters’ over-allotment option in connection with the Company’s IPO and the Company’s use of the proceeds from such issuance.

New Senior Secured Credit Facility

The credit facility was entered into on December 21, 2010 and consists of a first lien term loan with an original aggregate principal amount of $1.07 billion due December 2016 and a $400 million revolving line of credit due December 2015. As of December 31, 2010, the principal outstanding under the first lien term loan was $1.07 billion and the unamortized original issue discount was $10.6 million.

Principal payments on the first lien term loan are due in equal quarterly installments in annual aggregate amounts equal to 1.0% of the initial aggregate principal amount, except that the final installment will be equal to the remaining amount of the new senior secured term loan facility. The Company will be permitted to make voluntary prepayments at any time, without premium or penalty (other than LIBOR breakage and redeployment costs, if applicable). The Company will be required to make mandatory prepayments under the senior secured credit agreement with (1) a percentage of excess cash flow, as defined in the credit agreement (which percentage may decrease over time based on its leverage ratio), (2) net cash proceeds from permitted, non-ordinary course asset sales and from insurance and condemnation events (subject to a reinvestment period and certain agreed exceptions), (3) net cash proceeds from certain issuances of indebtedness (subject to certain agreed exceptions), and (4) a percentage of net cash proceeds from the issuance of additional equity interests in the Company or any of its subsidiaries otherwise permitted under the new senior secured credit facility (which percentage may decrease over time based on its leverage ratio).

As of December 31, 2010, there were no borrowings under the $400 million revolving line of credit. The unused portion of the revolving line of credit is subject to a commitment fee ranging from 0.50% to 0.75% depending on the Company’s consolidated leverage ratio as defined in the credit agreement. The revolving line of credit also includes capacity for letters of credit up to $300 million. As of December 31, 2010, the Company had outstanding letters of credit under the revolving line of credit primarily for workers’ compensation and self-insurance liability purposes totaling $153.2 million, leaving $246.8 million available under the revolving line of credit. Outstanding letters of credit incur fees of 4.50% per annum.

Borrowings under the new senior secured credit facility will bear interest, at the Company’s option, at (1) a rate equal to the rate for LIBOR deposits for a period the Company selects, appearing on LIBOR 01 Page published by Reuters, with a minimum LIBOR rate of 1.50% with respect to the new senior secured term loan facility (the “LIBOR floor”), plus 4.50%, or (2) a rate equal to the highest of (a) the rate publicly announced by Bank of America, N.A. as its prime rate in effect at its principal office in New York City, (b) the federal funds effective rate plus 0.50%, and (c) the LIBOR Rate applicable for an interest period of one month plus 1.00%, or the Base Rate (with a minimum base rate of 2.50% with respect to the new senior secured term loan facility), plus 3.50%. Interest on the term loan and outstanding borrowings under the revolving line of credit is payable on the last day of each interest period or on the date of principal prepayment, if any, with respect to LIBOR rate loans, and on the last day of each calendar quarter with respect to base rate loans. As of December 31, 2010, interest accrues at 6.00% (the LIBOR floor plus 4.50%).

The new senior secured credit agreement contains certain financial covenants with respect to maximum leverage ratio, minimum consolidated interest coverage ratio, and maximum capital expenditures in addition to customary representations and warranties and customary events of default, including a change of control default. The senior secured credit agreement also contains certain affirmative and negative covenants,

Swift Transportation Company and Subsidiaries

Notes to consolidated financial statements — (Continued)

including, but not limited to, restrictions, subject to certain exceptions, on incremental indebtedness, asset sales, certain restricted payments, certain incremental investments or advances, transactions with affiliates, engaging in additional business activities, and prepayments of certain other indebtedness. The Company was in compliance with these covenants at December 31, 2010.

New Senior Second Priority Secured Notes

On December 21, 2010, Swift Services Holdings, Inc., a wholly owned subsidiary, completed a private placement of senior second priority secured notes totaling $500 million face value which mature in November 2018 and bear interest at 10.00% (the “new senior notes”). The Company received proceeds of $490 million, net of a $10.0 million original issue discount. Interest on the new senior notes is payable on May 15 and November 15 each year, beginning May 15, 2011.

The Company must pay additional interest to the holders of the new senior notes if it fails to complete the exchange offer described in the registration rights agreement within 180 days after the issuance of such notes or if certain other conditions are not satisfied. The registration rights agreement generally provides that the Company shall file and cause to become effective a registration statement with the SEC to facilitate the completion of a registered offer to exchange the privately placed notes for registered notes with terms substantially identical in all material respects to the notes issued, except that the registered notes will not contain terms with respect to transfer restrictions. Subject to certain exceptions, if the Company has not completed such exchange offer within 180 days after the original issuance of the new senior notes, then additional interest will accrue on the principal amount of the notes at 0.25% per annum, which rate shall be increased by 0.25% per annum for each subsequent 90-day period that such additional interest continues to accrue, provided that the maximum rate for such additional interest shall not exceed 1.0% per annum.

At any time prior to November 15, 2013, the Company may redeem up to 35% of the new senior notes at a redemption price of 110.00% of their principal amount plus accrued interest with the net cash proceeds of one or more equity offerings, subject to certain conditions. Other than in conjunction with an equity offering, the Company may redeem all or a part of the new senior notes at any time throughout the term of such notes at various premiums provided for in the indenture governing the new senior notes, which premium shall be not less than 105% of the principal amount of such notes at any time prior to November 15, 2014.

The indenture governing the new senior notes contains covenants that, among other things, limit the Company’s ability to incur additional indebtedness or issue certain preferred shares, to pay dividends on, repurchase, or make distributions in respect of capital stock or make other restricted payments, to make certain investments, to sell certain assets, to create liens, enter into sale and leaseback transactions, prepay or defease subordinated debt, to consolidate, merge, sell, or otherwise dispose of all or substantially all assets, and to enter into certain transactions with affiliates. These covenants are subject to a number of limitations and exceptions. The indenture governing the new senior notes includes certain events of default including failure to pay principal and interest on the new senior notes, failure to comply with covenants, certain bankruptcy, insolvency, or reorganization events, the unenforceability, invalidity, denial, or disaffirmation of the guarantees and default in the performance of the security agreements, or any other event that adversely affects the enforceability, validity, perfection, or priority of such liens on a material portion of the collateral underlying the new senior notes. The Company was in compliance with these covenants at December 31, 2010.

Fixed and Floating-Rate Notes

On May 10, 2007, the Company completed a private placement of second-priority senior secured notes associated with the acquisition of Swift Transportation Co. totaling $835.0 million, which consisted of: $240 million aggregate principal amount second-priority senior secured floating rate notes due May 15, 2015, and $595 million aggregate principal amount of 12.50% second-priority senior secured fixed rate notes due May 15, 2017.

Swift Transportation Company and Subsidiaries

Notes to consolidated financial statements — (Continued)

In October 2009, in conjunction with the second amendment to the Company’s previous senior secured credit facility, Mr. Moyes agreed to cancel notes he had personally acquired in open market transactions during the first half of 2009. Mr. Moyes agreed to cancel the notes at the request of the steering committee of lenders, comprised of a number of the largest lenders (by holding size) and the administrative agent of the previous senior secured credit facility, and in return the lenders allowed the Company to cancel $325.0 million of the stockholder loan due 2018 owed to the Company by the Moyes affiliates. The amount of the stockholder loan cancelled in exchange for the contribution of notes was negotiated by Mr. Moyes with the steering committee of lenders. The floating rate notes held by Mr. Moyes, totaling $36.4 million in principal amount, were cancelled at closing on October 13, 2009 and, correspondingly, the stockholder loan was reduced by $94.0 million. The fixed rate notes held by Mr. Moyes, totaling $89.4 million in principal amount, were cancelled in January 2010 and the stockholder loan was reduced further by an additional $231.0 million. The cancellation of the notes increased stockholders’ equity by $36.4 million in October 2009 and by $89.4 million in January 2010, and the reduction in the stockholder loan did not reduce the Company’s stockholders’ equity.

In conjunction with the Company’s IPO and refinancing transactions in December 2010, the Company undertook a tender offer and consent solicitation process which resulted in the Company redeeming and cancelling $192.6 million aggregate principal amount of the second-priority senior secured floating rate notes (leaving $11.0 million remaining outstanding at December 31, 2010) and $490.0 million aggregate principal amount of the second-priority senior secured fixed rate notes (leaving $15.6 million remaining outstanding at December 31, 2010) and the elimination of substantially all covenants, guarantees, and claims to collateral from the indentures and related documents governing the remaining notes. Consequently, the remaining fixed and floating rate notes no longer carry a second-priority senior secured status.

Interest on the floating rate notes is payable on February 15, May 15, August 15, and November 15, accruing at three-month LIBOR plus 7.75% (8.04% at December 31, 2010). The Company may redeem any of the remaining floating rate notes on any interest payment date at a redemption price of 101% of their principal amount and accrued interest through May 2011 and 100% thereafter.

Interest on the 12.50% fixed rate notes is payable on May 15 and November 15. The Company may redeem any of the remaining fixed rate notes on or after May 15, 2012 at an initial redemption price of 106.25% of their principal amount and accrued interest.

Previous Senior Secured Credit Facility

On May 10, 2007, the Company entered into its previous senior secured credit facility with a group of lenders associated with the acquisition of Swift Transportation Co. The credit facility consisted of a first lien term loan with an original aggregate principal amount of $1.72 billion due May 2014, a $300 million revolving line of credit due May 2012 and a $150 million synthetic letter of credit facility due May 2014. At the time of the Company’s IPO and refinancing transactions in December 2010, $1.49 billion was outstanding under the first lien term loan bearing interest at 8.25% per annum and there was no outstanding borrowing under the revolving line of credit. All amounts outstanding were paid in full upon the closing of the Company’s IPO and refinancing transactions as discussed in Note 3, and the previous senior secured credit facility was terminated on December 21, 2010.

Debt Issuance and Extinguishment Costs

The Company incurred $21.2 million of transaction costs related to the issuance of the new senior secured credit facility and new senior second priority secured notes in December 2010 (all but $2.7 million of which was paid prior to December 31, 2010), excluding the original issue discounts on the new senior secured credit facility and new senior second priority secured notes of $10.6 million and $10.0 million, respectively.

Swift Transportation Company and Subsidiaries

Notes to consolidated financial statements — (Continued)

Such costs were capitalized as deferred loan costs and will be amortized over the terms of the respective debt instruments.

The Company incurred a $95.5 million loss on debt extinguishment in December 2010 related to the termination of the previous senior secured credit facility and the tender offer and consent solicitation process for the fixed and floating rate notes comprised of the write-off of $50.3 million of existing deferred loan costs related to the debt extinguished and $45.2 million of legal and advisory costs, tender premiums, and consent fees related to the cancelled fixed and floating rate notes.

The Company incurred $23.9 million of transaction costs in the third and fourth quarters of 2009 related to the second amendment to the Company’s previous senior secured credit facility and related indenture amendments, $19.7 million of which was capitalized as deferred loan costs and $4.2 million of which was expensed to operating supplies and expenses. The determination of the portions capitalized and expensed was based upon the nature of the payment, such as lender costs or third party advisor fees, and the accounting classification for the modification of each agreement under Topic 470-50, “Debt — Modifications and Extinguishments.”

During the third quarter of 2009, the Company began making preparations for an additional senior note offering in anticipation of paying down a portion of the outstanding principal under the first lien term loan. This note offering was cancelled prior to entering into the second amendment to the Company’s previous senior secured credit facility and related indenture amendments discussed above. The Company incurred $2.3 million of legal and advisory costs related to this cancelled note offering, which was expensed to operating supplies and expenses during the third quarter of 2009.

The Company incurred $8.7 million of consent fees and other costs in July 2008 related to the first amendment to its previous senior secured credit facility fees, all of which was recorded as deferred loan costs to be amortized to interest expense over the remaining life of the previous senior secured credit facility.

As of December 31, 2010 and 2009, the balance of deferred loan costs was $23.1 million and $65.1 million, respectively, and is reported in other assets in the consolidated balance sheets.

(13)	Capital leases

The Company leases certain revenue equipment under capital leases. The Company’s capital leases are typically structured with balloon payments at the end of the lease term equal to the residual value the Company is contracted to receive from certain equipment manufacturers upon sale or trade back to the manufacturers. The Company is obligated to pay the balloon payments at the end of the leased term whether or not it receives the proceeds of the contracted residual values from the respective manufacturers. Certain leases contain renewal or fixed price purchase options. The leases are collateralized by revenue equipment with a cost of $375.4 million and accumulated amortization of $101.9 million at December 31, 2010. The amortization of the revenue equipment under capital leases is included in depreciation and amortization expense.

Swift Transportation Company and Subsidiaries

Notes to consolidated financial statements — (Continued)

The following is a schedule of the future minimum lease payments under capital leases together with the present value of the net minimum lease payments as of December 31, 2010 (in thousands):

Years Ending December 31,
2011	$68,512
2012	60,577
2013	38,088
2014	55,632
2015	336

Total minimum lease payments	223,145
Less: amount representing interest	28,517

Present value of minimum lease payments	194,628
Less: current portion	55,766

Capital lease obligations, long-term	$138,862

(14)	Derivative financial instruments

The Company is exposed to certain risks relating to its ongoing business operations. The primary risk managed by using derivative instruments is interest rate risk. In 2007, the Company entered into several interest rate swap agreements for the purpose of hedging variability of interest expense and interest payments on long-term variable rate debt and senior notes. The strategy was to use pay-fixed/receive-variable interest rate swaps to reduce the Company’s aggregate exposure to interest rate risk. These derivative instruments were not entered into for speculative purposes.

In connection with its previous credit facility, the Company had four interest rate swap agreements in effect at December 31, 2009 with a total notional amount of $1.14 billion. These interest rate swaps had varying maturity dates through August 2012. At October 1, 2007 (“designation date”), the Company designated and qualified these interest rate swaps as cash flow hedges. Subsequent to the October 1, 2007 designation date, the effective portion of the changes in fair value of the designated swaps was recorded in accumulated OCI and is thereafter recognized to derivative interest expense as the interest on the variable debt affects earnings. The ineffective portions of the changes in the fair value of designated interest rate swaps were recognized directly to earnings as derivative interest expense in the Company’s statements of operations.

Prior to the Company’s second amendment to its previous credit facility in October 2009, these interest rate swap agreements had been highly effective as a hedge of the Company’s variable rate debt. However, the implementation of a 2.25% LIBOR floor for the Company’s previous credit facility pursuant to the second amendment effective October 13, 2009, impacted the ongoing accounting treatment for the Company’s remaining interest rate swaps under Topic 815. The interest rate swaps no longer qualified as highly effective in offsetting changes in the interest payments on long-term variable rate debt. Consequently, the Company removed the hedging designation and ceased cash flow hedge accounting treatment under Topic 815 for the swaps effective October 1, 2009. As a result, all of the ongoing changes in fair value of the interest rate swaps were recorded as derivative interest expense in earnings following this date whereas the majority of changes in fair value had been recorded in OCI under cash flow hedge accounting. The cumulative change in fair value of the swaps which occurred prior to the cessation in hedge accounting remains in accumulated OCI and is amortized to earnings as derivative interest expense in current and future periods as the hedged interest payments affect earnings.

In December 2010, the Company terminated its last two remaining interest rate swap agreements in conjunction with its IPO and debt refinancing transactions and paid $66.4 million to its counterparties to settle

Swift Transportation Company and Subsidiaries

Notes to consolidated financial statements — (Continued)

the outstanding liabilities. In accordance with Topic 815, the balance of unrealized losses recorded in accumulated OCI on the date of termination is required to remain in accumulated OCI and be amortized to expense through the term of the hedged interest payments, which extends to the original maturity of the swaps in August 2012. At December 31, 2010 and 2009, unrealized losses totaling $20.2 million and $54.1 million after taxes, respectively, were reflected in accumulated OCI. As of December 31, 2010, the Company estimates that $15.1 million of unrealized losses included in accumulated OCI will be realized and reported in earnings within the next twelve months, with the remaining $5.1 million to be realized and reported in earnings in 2012.

The Company also assumed three interest rate swap agreements, each for a notional amount of $20.0 million, in the acquisition of Swift Transportation Co., the last of which expired in March 2009. These instruments were not designated and did not qualify for cash flow hedge accounting. The changes in the fair value of these interest rate swap agreements were recognized in net earnings as derivative interest expense in the periods they occurred.

The fair value of the interest rate swap liability at December 31, 2010 and 2009 was $0 and $80.3 million, respectively. The fair values of the interest rate swaps are based on valuations provided by third parties, derivative pricing models, and credit spreads derived from the trading levels of the Company’s first lien term loan as of December 31, 2010 and 2009. Refer to Note 24 for further discussion of the Company’s fair value methodology.

As of December 31, 2010 and 2009, information about classification of fair value of the Company’s interest rate derivative contracts, which are no longer designated as hedging instruments under Topic 815 is as follows (in thousands):

Derivative Liabilities Description	Balance Sheet Classification	2010	2009

Interest rate derivative contracts not designated as hedging instruments under Topic 815:	Fair value of interest rate swaps (current and non-current)	$—	$80,279

Total derivatives		$—	$80,279

For the year ended December 31, 2010, 2009 and 2008, information about amounts and classification of gains and losses on the Company’s interest rate derivative contracts that were designated as hedging instruments under Topic 815 is as follows (in thousands):

	2010	2009	2008

Amount of loss recognized in OCI on derivatives (effective portion)	$—	$(70,500)	$(23,986)
Amount of loss reclassified from accumulated OCI into income as “Derivative interest expense” (effective portion)	$(33,938)	$(47,701)	$(23,242)
Amount of gain recognized in income on derivatives as “Derivative interest expense” (ineffective portion)	$—	$3,437	$5,045

For the year ended December 31, 2010, 2009 and 2008, information about amounts and classification of gains and losses on the Company’s interest rate derivative contracts that are not designated as hedging instruments under Topic 815 is as follows (in thousands):

	2010	2009	2008

Amount of loss recognized in income on derivatives as “Derivative interest expense”	$(36,461)	$(11,370)	$(502)

Swift Transportation Company and Subsidiaries

Notes to consolidated financial statements — (Continued)

(15)	Commitments

Operating leases (as lessee)

The Company leases various revenue equipment and terminal facilities under operating leases. At December 31, 2010, the future minimum lease payments under noncancelable operating leases were as follows (in thousands):

	Revenue
	Equipment	Facilities	Total

Years Ending December 31,
2011	$59,164	$940	$60,104
2012	29,561	634	30,195
2013	11,733	151	11,884
2014	1,229	—	1,229
2015	923	—	923
Thereafter	231	—	231

Total minimum lease payments	$102,841	$1,725	$104,566

The revenue equipment leases generally include purchase options exercisable at the completion of the lease. For the years ended December 31, 2010, 2009 and 2008, total rental expense was $76.5 million, $79.8 million and $76.9 million, respectively.

Operating leases (as lessor)

The Company’s wholly-owned subsidiary, IEL, leases revenue equipment to the Company’s owner-operators under operating leases. As of December 31, 2010, the annual future minimum lease payments receivable under operating leases were as follows (in thousands):

Years Ending December 31,
2011	$67,383
2012	50,047
2013	30,016
2014	9,335
2015	538

Total minimum lease payments	$157,319

In the normal course of business, owner-operators default on their leases with the Company. The Company normally re-leases the equipment to other owner-operators, shortly thereafter. As a result, the future lease payments are reflective of payments from original leases as well as the subsequent re-leases.

Purchase commitments

As of December 31, 2010, the Company had commitments outstanding to acquire revenue equipment in 2011 for approximately $558.8 million. The Company generally has the option to cancel tractor purchase orders with 60 to 90 days notice, although the notice period has lapsed for approximately 40% of the commitments outstanding at December 31, 2010. These purchases are expected to be financed by the combination of operating leases, capital leases, debt, proceeds from sales of existing equipment and cash flows from operations.

Swift Transportation Company and Subsidiaries

Notes to consolidated financial statements — (Continued)

As of December 31, 2010, we have no outstanding purchase commitments for fuel, facilities, and non-revenue equipment. Factors such as costs and opportunities for future terminal expansions may change the amount of such expenditures.

(16)	Contingencies

The Company is involved in certain claims and pending litigation primarily arising in the normal course of business. The majority of these claims relate to workers compensation, auto collision and liability, and physical damage and cargo damage. The Company expenses legal fees as incurred and accrues for the uninsured portion of contingent losses from these and other pending claims when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. Based on the knowledge of the facts and, in certain cases, advice of outside counsel, management believes the resolution of claims and pending litigation, taking into account existing reserves, will not have a material adverse effect on the Company. Moreover, the results of complex legal proceedings are difficult to predict and the Company’s view of these matters may change in the future as the litigation and events related thereto unfold.

2004 owner-operator class action litigation

On January 30, 2004, a class action lawsuit was filed by Leonel Garza on behalf of himself and all similarly situated persons against Swift Transportation: Garza vs. Swift Transportation Co., Inc., Case No. CV07-0472. The putative class now includes all persons who were employed by Swift as employee drivers or who contracted with Swift as owner-operators on or after January 30, 1998, in each case who were compensated by reference to miles driven. The putative class is alleging that the Company should have reimbursed class members for actual miles driven rather than the contracted and industry standard remuneration based upon dispatched miles. On November 4, 2010, the Maricopa County trial court entered an order certifying the class. The Company has filed a motion for summary judgment to dismiss class certification, urging dismissal on several grounds and intends to pursue all available appellate relief supported by the record, which management believes demonstrates that the class is improperly certified and, further, that the claims raised have no merit or are subject to mandatory arbitration. The Maricopa County trial court’s decision pertains only to the issue of class certification, and the Company retains all of its defenses against liability and damages. With respect to this matter, management has determined that a potential loss is not probable and accordingly, no amount has been accrued. Management has determined that a potential loss is reasonably possible as it is defined by Topic 450, “Contingencies,” however, based on its current knowledge, management does not believe that the amount of such possible loss or a range of possible loss is reasonably estimable.

Driving academy class action litigation

In the spring of 2009, five separate class action lawsuits were filed against the Company in various jurisdictions which are based on substantially the same facts and circumstances and raise similar claims. These lawsuits are Michael Ham, Jemonia Ham, Dennis Wolf and Francis Wolf v. Swift Transportation Co., Inc., Case No. 2:09-cv-02145-STA-dkv; Michael Pascarella, et al. v. Swift Transportation Co., Inc., Sharon A. Harrington, Chief Administrator of the New Jersey Motor Vehicle Commission, and David Mitchell, Commissioner of the Tennessee Department of Safety, Case No. 09-1921(JBS); Shawn McAlarnen et al. v. Swift Transportation Co., Inc., Janet Dolan, Director of the Bureau of Driver Licensing of The Pennsylvania Department of Transportation, and David Mitchell, Commissioner of the Tennessee Department of Safety, Case No. 09-1737 (E.D. Pa.); Gerald L. Lott and Francisco Armenta on behalf of themselves and all others similarly situated v. Swift Transportation Co., Inc. and David Mitchell the Commissioner of the Tennessee Department of Safety, Case No. 2:09-cv-02287 and Marylene Broadnax on behalf of herself and all others similarly situated v. Swift Transportation Corporation, Case No. 09-cv-6486-7. The McAlarnen Complaint has since been dismissed without prejudice because the McAlarnen plaintiff has elected to pursue the Director of the Bureau of Driver Licensing of the Pennsylvania Department of Transportation for damages. The remaining

Swift Transportation Company and Subsidiaries

Notes to consolidated financial statements — (Continued)

complaints have been consolidated in the United States District Court for the Western District of Tennessee and discovery is ongoing.

The putative class in each complaint involves former students of the Company’s Tennessee driving academy who are seeking relief against the Company, and in some cases the Tennessee Department of Safety, or TDOS, and the state motor vehicle agencies, for the suspension of their Commercial Driver’s Licenses, or CDLs, and any CDL retesting that may be required of the former students by the relevant state department of motor vehicles. The allegations arise from the TDOS having released a general statement questioning the validity of CDLs issued by the State of Tennessee in connection with the Swift Driving Academy located in the State of Tennessee. The Company has filed an answer to each complaint and has also filed a cross claim against the Commissioner of the TDOS, or the Commissioner, for a judicial declaration and judgment that the Company did not engage in any wrongdoing as alleged in the complaint and a grant of injunctive relief to compel the Commissioner to redact any statements or publications that allege wrongdoing by the Company and to issue corrective statements to any recipients of any such publications.

Management intends to vigorously defend against certification of the class for all of the foregoing class action lawsuits as well as the allegations made by the plaintiffs should the class be certified. For the consolidated case described above, the issue of class certification must first be resolved before the court will address the merits of the case, and the Company retains all of its defenses against liability and damages pending a determination of class certification. With respect to this matter, management has determined that a potential loss is not probable and accordingly, no amount has been accrued. Management has determined that a potential loss is reasonably possible as it is defined by Topic 450, however, based on its current knowledge, management does not believe that the amount of such possible loss or a range of possible loss is reasonably estimable.

Owner-operator misclassification class action litigation

On December 22, 2009, a class action lawsuit was filed against Swift Transportation and IEL: John Doe 1 and Joseph Sheer v. Swift Transportation Co., Inc., and Interstate Equipment Leasing, Inc., Jerry Moyes, and Chad Killebrew, Case No. 09-CIV-10376 filed in the United States District Court for the Southern District of New York, or the Sheer Complaint. The putative class involves owner-operators alleging that Swift Transportation misclassified owner-operators as independent contractors in violation of the federal Fair Labor Standards Act, of FLSA and various New York and California state laws and that such owner-operators should be considered employees. The lawsuit also raises certain related issues with respect to the lease agreements that certain owner-operators have entered into with IEL. At present, in addition to the named plaintiffs, 160 other current or former owner-operators have joined this lawsuit. On September 30, 2010, the District Court granted Swift’s motion to compel arbitration and ordered that the class action be stayed pending the outcome of arbitration. The court further denied plaintiff’s motion for preliminary injunction and motion for conditional class certification. The Court also denied plaintiff’s request to arbitrate the matter as a class. The plaintiff has filed a petition for a writ of mandamus asking that District Court’s order be vacated. The Company intends to vigorously defend against any arbitration proceedings. With respect to this matter, management has determined that a potential loss is not probable and accordingly, no amount has been accrued. Management has determined that a potential loss is reasonably possible as it is defined by Topic 450, however, based on its current knowledge, management does not believe that the amount of such possible loss or a range of possible loss is reasonably estimable.

California employee class action

On March 22, 2010, a class action lawsuit was filed by John Burnell, individually and on behalf of all other similarly situated persons against Swift Transportation: John Burnell and all others similarly situated v. Swift Transportation Co., Inc., Case No. CIVDS 1004377 filed in the Superior Court of the State of California,

Swift Transportation Company and Subsidiaries

Notes to consolidated financial statements — (Continued)

for the County of San Bernardino, or the Burnell Complaint. On June 3, 2010, upon motion by Swift, the matter was removed to the United States District Court for the central District of California, Case No. EDCV10-00809-VAP. The putative class includes drivers who worked for the Company during the four years preceding the date of filing alleging that the Company failed to pay the California minimum wage, failed to provide proper meal and rest periods, and failed to timely pay wages upon separation from employment. The Burnell Complaint is currently subject to a stay of proceedings pending determination of similar issues in a case unrelated to Swift, Brinker v Hohnbaum, which is currently pending before the California Supreme Court. The Company intends to vigorously defend certification of the class as well as the merits of these matters should the class be certified. With respect to this matter, management has determined that a potential loss is not probable and accordingly, no amount has been accrued. Management has determined that a potential loss is reasonably possible as it is defined by Topic 450, however, based on its current knowledge, management does not believe that the amount of such possible loss or a range of possible loss is reasonably estimable.

California owner-operator and employee driver class action

On July 1, 2010, a class action lawsuit was filed by Michael Sanders against Swift Transportation and IEL: Michael Sanders individually and on behalf of others similarly situated v. Swift Transportation Co., Inc. and Interstate Equipment Leasing, Case No. 10523440 in the Superior Court of California, County of Alameda, or the Sanders Complaint. The putative class involves both owner-operators and driver employees alleging differing claims against Swift and IEL. Many of the claims alleged by both the putative class of owner-operators and the putative class of employee drivers overlap the same claims as alleged in the Sheer Complaint with respect to owner-operators and the Burnell Complaint as it relates to employee drivers. The Sanders Complaint also raises separate owner-operator claims alleging that Swift failed to provide accurate wage statements and failed to properly compensate for waiting times, and it raises separate employee driver claims alleging that Swift failed to reimburse business expenses and coerced driver employees to patronize the employer. The Sanders matter is currently subject to a stay of proceedings pending determinations in other unrelated appellate cases that seek to address similar issues.

The issue of class certification must first be resolved before the court will address the merits of the case, and the Company retains all of its defenses against liability and damages pending a determination of class certification. Management intends to vigorously defend against certification of the class as well as the merits of this matter should the class be certified. With respect to this matter, management has determined that a potential loss is not probable and accordingly, no amount has been accrued. Management has determined that a potential loss is reasonably possible as it is defined by Topic 450, however, based on its current knowledge, management does not believe that the amount of such possible loss or a range of possible loss is reasonably estimable.

(17)	Stockholder loans receivable

On May 10, 2007, the Company entered into a Stockholder Loan Agreement with its stockholders. Under the agreement, the Company loaned the stockholders $560 million to be used to satisfy their indebtedness owed to Morgan Stanley Senior Funding, Inc. (“Morgan Stanley”). The proceeds of the Morgan Stanley loan had been used to repay all indebtedness of the stockholders secured by the common stock of Swift Transportation Co. owned by the Moyes affiliates prior to the contribution by them of that common stock to Swift Corporation on May 9, 2007 in conjunction with the acquisition by Swift Corporation of the outstanding stock of Swift Transportation Co. not already held by the Moyes affiliates on May 10, 2007, which was a going private transaction under applicable SEC rules.

In connection with the second amendment of the Company’s previous credit facility on October 2009 and as discussed in Note 12, Mr. Moyes agreed to cancel $125.8 million of the Company’s senior notes he held in

Swift Transportation Company and Subsidiaries

Notes to consolidated financial statements — (Continued)

return for a $325.0 million reduction of the stockholder loan. The floating rate notes held by Mr. Moyes, totaling $36.4 million in principal amount, were cancelled at closing on October 13, 2009 and, correspondingly, the stockholder loan was reduced by $94.0 million. The fixed rate notes held by Mr. Moyes, totaling $89.4 million in principal amount, were cancelled in January 2010 and the stockholder loan was reduced further by an additional $231.0 million. The amount of the stockholder loan cancelled in exchange for the contribution of notes was negotiated by Mr. Moyes with the steering committee of lenders, comprised of a number of the largest lenders (by holding size) and the Administrative Agent of the Credit Agreement.

The $244.6 million remaining balance of the stockholder loan, $6.2 million of which was attributable to interest on the principal amount, was cancelled by the Company prior to the consummation of its IPO in December 2010. Due to the classification of the stockholder loan as contra-equity, the reductions in the stockholder loan did not reduce the Company’s stockholders’ equity.

The stockholders were required to make interest payments on the stockholder loan in cash only to the extent that the stockholders received a corresponding dividend from the Company. As of December 31, 2009, this stockholder loan receivable was recorded as contra-equity within stockholders’ equity. Interest accrued under the stockholder loan receivable was recorded as an increase to additional paid-in capital with a corresponding reduction in retained earnings for the related dividend. For the years ended December 31, 2010, 2009 and 2008, the total dividend paid to the stockholders and the corresponding interest payment received from the stockholders under the agreement was $0, $16.4 million, and $33.8 million, respectively. Additionally, for the year ended December 31, 2010 and during the fourth quarter of 2009, interest of $6.2 million and $3.4 million, respectively, was accrued and added to the stockholder loan balance as paid-in-kind interest as the stockholders did not elect to receive dividends to fund the interest payments following the Company’s change in tax status to a subchapter C corporation effective October 10, 2009 as discussed in Note 20.

An entity affiliated with the Moyes affiliates was obligor on a $1.7 million obligation with our wholly-owned subsidiary, IEL, at December 31, 2009, which obligation was cancelled by the Company prior to the consummation of its IPO in December 2010. The obligation was guaranteed by Jerry Moyes. The obligation accrued interest at 7.0% per annum with monthly installments equal to $38 thousand through October 10, 2013 when the remaining balance was due. As of December 31, 2009, because of the affiliated status of the obligor, this obligation was recorded as contra-equity within stockholders’ deficit.

(18)	Stockholder distributions

During the year ended December 31, 2010, the Company filed various federal and state subchapter S corporation income tax returns for its final subchapter S corporation period, which reflected taxable income. Certain state tax jurisdictions require the Company to withhold and remit tax payments on behalf of the stockholders with the filing of these state S corporation tax returns. During the year ended December 31, 2010, the Company paid, on behalf of the stockholders, $1.3 million of tax payments to certain of these state tax jurisdictions. These tax payments are reflected as tax distributions on behalf of stockholders in the statement of stockholders’ deficit.

(19)	Stock option plan

The Company’s 2007 Omnibus Incentive Plan, as amended and restated, is stockholder approved and permits the payment of cash incentive compensation and authorizes the granting of shares and share options to its employees and non-employee directors for up to 12 million shares of Class A common stock. On October 16, 2007, the Company granted 5.9 million stock options to employees at an exercise price of $15.63 per share, which exceeded the estimated fair value of the common stock on the date of grant. Additionally, on August 27, 2008, the Company granted 0.8 million stock options to employees and non-employee directors at an exercise price of $16.79 per share, which equaled the estimated fair value of the common stock on the date of grant. On December 31, 2009, the Company granted 0.5 million stock options to employees at an exercise

Swift Transportation Company and Subsidiaries

Notes to consolidated financial statements — (Continued)

price of $8.61, which equaled the estimated fair value on the date of grant. On February 25, 2010, the Company granted 1.4 million stock options to certain employees at an exercise price of $8.80 per share, which equaled the estimated fair value of the common stock on the date of grant. The estimated fair value in each case was determined by management based upon a number of factors, including the Company’s discounted projected cash flows, comparative multiples of similar companies, the lack of liquidity of the Company’s common stock and certain risks the Company faced at the time of the valuation.

The options have ten year contractual terms and were granted to two categories of employees. The options granted to the first category of employees vest upon the occurrence of the earliest of (i) a sale or a change in control of the Company or, (ii) a five-year vesting period at a rate of 33 1/3% following the third anniversary date of the grant. The options granted to the second category of employees will vest upon the later of (i) the occurrence of an initial public offering of the Company or (ii) a five-year vesting period at a rate of 33 1/3% following the third anniversary date of the grant. To the extent vested, both types of options become exercisable simultaneous with the closing of the earlier of (i) an initial public offering, (ii) a sale, or (iii) a change in control of the Company. As of December 31, 2010, the Company is authorized to grant an additional 5.9 million shares or share options.

The fair value of each option award is estimated on the date of grant using the Black-Scholes-Merton option-pricing model, which uses a number of assumptions to determine the fair value of the options on the date of grant. The weighted-average grant date fair value of options granted at or above market value during the years ended December 31, 2010, 2009 and 2008 was $4.19 per share, $4.24 per share and $7.76 per share ($3.88 per share after repricing upon closing of the IPO in December 2010), respectively.

The following weighted-average assumptions were used to determine the weighted-average grant date fair value of the stock options granted during the years ended December 31, 2010, 2009 and 2008:

	2010	2009	2008

Dividend yield	0%	0%	0%
Expected volatility	43%	45%	41%
Risk free interest rate	3.09%	3.39%	3.34%
Expected lives (in years)	6.5	6.5	6.5

The expected volatility of the options are based on the daily closing values of the similar market capitalized trucking group participants within the Dow Jones Total U.S. Market Index over the expected term of the options. As a result of the inability to predict the expected future employee exercise behavior, the Company estimated the expected lives of the options using the simplified method based on the contractual and vesting terms of the options. The risk-free interest rate is based upon the U.S. Treasury yield curve at the date of grant with maturity dates approximately equal to the expected life at the grant date.

Once the Company’s IPO was substantially complete in December 2010, the satisfaction of this condition to vesting was deemed probable and the Company recognized $22.6 million of non-cash equity compensation expense related to the portion of the outstanding options that vested upon the IPO. Thereafter, the Company recorded an additional $0.3 million representing ongoing equity compensation expense through the end of 2010.

Additionally, upon closing the IPO, the Company repriced approximately 4.3 million outstanding options whose exercise price was above the IPO price to the IPO price of $11.00 per share. These options were held by approximately 1,100 employees. This resulted in $5.6 million of incremental equity compensation expense to be recognized over the remaining service period of the repriced options through August 2013.

As a result of the lack of exercisability prior to the Company’s IPO, the stock options outstanding were considered to be variable awards with the measurement date to only occur when the exercise of the options becomes probable. Until the IPO was substantially complete in December 2010, the exercisability of the

Swift Transportation Company and Subsidiaries

Notes to consolidated financial statements — (Continued)

Company’s stock options had not yet been deemed probable and as a result no compensation expense had been recorded related to the outstanding options. Even though the options became exercisable, to the extent vested, upon the IPO in accordance with the terms of the option awards, they are subject to a 180-day lockup beginning on the closing of the IPO pursuant to a policy imposed by the Company at the request of the underwriters.

A summary of the Company’s stock option plan activity as of and for the years ended December 31, 2010, 2009 and 2008 is as follows:

	2010			2009		2008
		Weighted			Weighted		Weighted
		Average			Average		Average
	Shares	Exercise Price		Shares	Exercise Price	Shares	Exercise Price

Outstanding at beginning of year	4,970,400	$15.16		5,034,000	$15.81	5,392,000	$15.63
Granted	1,441,280	8.80		451,600	8.61	784,800	16.79
Exercised					—	—	—
Forfeited	(311,200)	10.28		(515,200)	15.69	(1,142,800)	15.63

Outstanding at end of year	6,100,480	$10.34	(1)	4,970,400	$15.16	5,034,000	$15.81

Exercisable at end of year	1,187,867	$11.00		—	$—	—	$—

(1)	The weighted average exercise price reflects the repricing of approximately 4.3 million outstanding options whose exercise price was above the IPO price to the IPO price of $11.00 per share.

The options outstanding at December 31, 2010 had a weighted average remaining contractual life of 7.6 years. As of December 31, 2009 and 2008, no options outstanding were exercisable. The total fair value of options vesting during the year ended December 31, 2010 was $4.6 million. At December 31, 2010, 1.2 million options were vested and exercisable with a weighted average exercise price of $11.00 per share, a remaining contractual term of 6.8 years, and an aggregate intrinsic value of $1.8 million.

A summary of the status of the Company’s nonvested shares as of and for the year ended December 31, 2010 is as follows:

	2010
		Weighted
		Average
	Shares	Fair Value (1)

Nonvested at beginning of year	4,970,400	$3.91
Granted	1,441,280	4.19
Vested	(1,187,867)	3.88
Forfeited	(311,200)	3.98

Nonvested at end of year	4,912,613	$4.00

(1)	The weighted average fair value reflects the repricing of approximately 4.3 million outstanding options whose exercise price was above the IPO price to the IPO price of $11.00 per share.

Swift Transportation Company and Subsidiaries

Notes to consolidated financial statements — (Continued)

As of December 31, 2010, there was $17.4 million of total unrecognized compensation cost related to nonvested options granted under the plan. That cost is expected to be recognized over a weighted-average period of 2.2 years.

The following table summarizes information about stock options outstanding at December 31, 2010:

	Shares	Contractual Years	Number Vested
Exercise Price	Outstanding	Remaining	and Exercisable

$11.00	3,563,600	6.8	1,187,867
$11.00	744,800	7.7	—
$8.61	438,400	9.0	—
$8.80	1,353,680	9.3	—

(20)	Income taxes

Income tax expense (benefit) was (in thousands):

	2010	2009	2008

Current expense (benefit):
Federal	$16,190	$11,509	$5,790
State	1,113	1,170	631
Foreign	1,841	3,311	1,230

	19,144	15,990	7,651
Deferred expense (benefit):
Federal	(61,059)	292,113	1,035
State	(1,100)	19,137	2,904
Foreign	(417)	(590)	(222)

	$(62,576)	$310,660	$3,717

Income tax expense (benefit)	$(43,432)	$326,650	$11,368

Until October 10, 2009, the Company had elected to be taxed under the Internal Revenue Code as a subchapter S Corporation. Under subchapter S provisions, the Company did not pay corporate income taxes on its taxable income. Instead, the stockholders were liable for federal and state income taxes on the taxable income of the Company. An income tax provision or benefit was recorded for certain of the Company’s subsidiaries, including its Mexico subsidiaries and its domestic captive insurance company, which are not eligible to be treated as a qualified subchapter S Corporation. Additionally, the Company recorded a provision for state income taxes applicable to taxable income attributed to states that do not recognize the S Corporation election.

The financial impacts of the amendments and related events completed during the fourth quarter of 2009, as discussed in Note 12, are expected to be considered a Significant Modification for tax purposes and hence trigger a Debt-for-Debt Deemed Exchange. To protect against possible splitting of the Cancellation of Debt (“COD”) income and Original Issue Discount (“OID”) deductions in the future between the S-Corp stockholders and the Company, the Company elected to revoke its previous election to be taxed under the Internal Revenue Code as a subchapter S Corporation and is now being taxed as a subchapter C Corporation beginning October 10, 2009. Under subchapter C, the Company is liable for federal and state corporate income taxes on its taxable income.

During the year ended December 31, 2010, the Company filed various federal and state subchapter S corporation income tax returns for its final subchapter S corporation period, which reflected taxable income.

Swift Transportation Company and Subsidiaries

Notes to consolidated financial statements — (Continued)

Certain state tax jurisdictions require the Company to withhold and remit tax payments on behalf of the stockholders with the filing of these state S corporation tax returns. During the year ended December 31, 2010, the Company paid, on behalf of the stockholders, $1.3 million of tax payments to certain of these state tax jurisdictions. These tax payments are reflected as tax distributions on behalf of stockholders in the statement of stockholders’ deficit.

The Company’s effective tax rate was 25.7% in 2010, and negative 299.7% and 8.4% in 2009 and 2008, respectively. From January 1st through October 9, 2009, as well as during all of 2008, actual tax expense differs from the “expected” tax expense (computed by applying the U.S. Federal corporate income tax rate for subchapter S Corporations of 0% to earnings before income taxes) as noted in the following table. Following the Company’s revocation of its subchapter S corporation election as noted above, from October 10, 2009 through December 31, 2010 actual tax expense differs from the “expected” tax expense (computed by applying the U.S. Federal corporate income tax rate for subchapter C corporations of 35% to earnings before income taxes) as follows (in thousands):

	2010	2009	2008

Computed “expected” tax expense (benefit)	$(59,095)	$(12,846)	$—
Increase (decrease) in income taxes resulting from:
State income taxes, net of federal income tax benefit	(3,406)	1,659	3,535
Conversion to a C Corporation for income tax purposes	—	324,829	—
Effect of tax rates different than statutory (Domestic)	—	2,816	4,181
Effect of tax rates different than statutory (Foreign)	(2,007)	1,418	326
State tax rate change in deferred items	3,030	—	—
Effect of providing additional Built-In-Gains deferred taxes	—	684	1,411
Effect of providing deferred taxes on mark-to-market adjustment of derivatives recorded in accumulated OCI	11,885	6,294	—
Other	6,161	1,796	1,915

	$(43,432)	$326,650	$11,368

Swift Transportation Company and Subsidiaries

Notes to consolidated financial statements — (Continued)

The components of the net deferred tax asset (liability) as of December 31, 2010 and 2009 were (in thousands):

	2010	2009

Deferred tax assets:
Claims accruals	$50,541	$67,249
Allowance for doubtful accounts	4,048	4,559
Derivative financial instruments	—	29,885
Vacation accrual	3,330	3,546
Original issue discount	1,174	69,312
Deferred freight revenue	4,449	658
Trac lease reserve	3,083	2,165
Net operating loss	172,370	5,777
Amortization of Stock Options	8,889	—
Other	3,336	3,411

Total deferred tax assets	251,220	186,562
Valuation allowance	(642)	(2,043)

Total deferred tax assets, net	250,578	184,519
Deferred tax liabilities:
Property and equipment, principally due to differences in depreciation	(360,801)	(343,778)
Prepaid taxes, licenses and permits deducted for tax purposes	(9,681)	(8,898)
Cancellation of debt	(9,472)	(14,212)
Intangible assets	(137,394)	(139,749)
Debt financing costs	(1,478)	(8,529)
Hybrid to Accrual Reserve	(3,123)	(2,830)
Other	(2,001)	(2,471)

Total deferred tax liabilities	(523,950)	(520,467)

Net deferred tax liability	$(273,372)	$(335,948)

These amounts are presented in the accompanying consolidated balance sheets in the indicated captions, except the current deferred tax liability which is included in accrued liabilities, at December 31, 2010 and 2009 as follows (in thousands):

	2010	2009

Current deferred tax asset	$30,741	$49,023
Current deferred tax liability	(564)	(1,176)
Noncurrent deferred tax liability	(303,549)	(383,795)

Net deferred tax liability	$(273,372)	$(335,948)

As of December 31, 2010, the Company had a federal net operating loss carryforward of $443.2 million and a federal capital loss carryforward of $1.0 million. Additionally, the Company has state net operating loss carryforwards, with an estimated tax effect of $17.2 million, available at December 31, 2010. The state net operating losses will expire at various times between 2011 and 2030. The Company has established a valuation allowance of $0.6 million and $2.0 million as of December 31, 2010 and 2009, respectively, for the state loss carryforwards that are unlikely to be used prior to expiration. The net $1.4 million decrease in the

Swift Transportation Company and Subsidiaries

Notes to consolidated financial statements — (Continued)

valuation allowance in 2010 is due to prior year utilization of losses and additional losses that are likely to be used prior to expiration.

U.S. income and foreign withholding taxes have not been provided on approximately $0.9 million of cumulative undistributed earnings of foreign subsidiaries. The earnings are considered to be permanently reinvested outside the U.S. As the Company intends to reinvest these earnings indefinitely outside the U.S., it is not required to provide U.S. income taxes on them until they are repatriated in the form of dividends or otherwise.

The reconciliation of our unrecognized tax benefits for the years ending December 31, 2010 and 2009 is as follows (in thousands):

	2010	2009

Unrecognized tax benefits at beginning of year	$3,531	$3,423
Increases for tax positions taken prior to beginning of year	2,227	610
Decreases for tax positions taken prior to beginning of year	—	(257)
Increases for tax positions taken during the year	—	154
Settlements	—	(243)
Lapse of statute of limitations	(56)	(156)

Unrecognized tax benefits at end of year	$5,702	$3,531

Prior to the Company’s merger with Swift Transportation Co., the Company did not have any unrecognized tax benefits. As of December 31, 2010, we had unrecognized tax benefits totaling approximately $5.7 million, all of which would favorably impact our effective tax rate if subsequently recognized.

During the years ended December 31, 2010, 2009 and 2008, the Company concluded examinations with federal and various state jurisdictions for certain of its subsidiaries resulting in no additional tax payments for 2010, and additional tax payments of approximately $0.5 million each during 2009 and 2008. Certain of the Company’s subsidiaries are currently under examination by federal and various state jurisdictions for years ranging from 1997 to 2007. At the completion of these examinations, management does not expect any adjustments that would have a material impact on the Company’s effective tax rate. Years subsequent to 2007 remain subject to examination.

The Company recognizes potential accrued interest and penalties related to unrecognized tax benefits as a component of income tax expense. Accrued interest and penalties as of December 31, 2010 and 2009 were approximately $2.0 million and $1.2 million, respectively. To the extent interest and penalties are not assessed with respect to uncertain tax positions, amounts accrued will be reduced and reflected as a reduction of the overall income tax provision.

The Company anticipates that the total amount of unrecognized tax benefits may decrease by approximately $4.2 million during the next twelve months, which will not have a material impact on the financial statements.

(21)	Employee benefit plan

The Company maintains a 401(k) benefit plan available to all employees who are 19 years of age or older and have completed six months of service. Under the plan, the Company has the option to match employee discretionary contributions up to 3% of an employee’s compensation. Employees’ rights to employer contributions vest after five years from their date of employment.

For the years ended December 31, 2010, 2009 and 2008, the Company’s expense totaled approximately $5.3 million, $0.6 million and $7.1 million, respectively. At December 31, 2010, and 2009, $3.6 million and

Swift Transportation Company and Subsidiaries

Notes to consolidated financial statements — (Continued)

$0, respectively, was owed to the plan by the Company in respect of such matching contributions. For the year ended December 31, 2009, the Company decided not to match employee contributions and as such no liability was recorded at December 31, 2009.

(22)	Key customer

Services provided to the Company’s largest customer, Wal-Mart and its subsidiaries, generated 10.3%, 10.2% and 11.5% of operating revenue in 2010, 2009 and 2008, respectively. No other customer accounted for 10% or more of operating revenue in the reporting period.

(23)	Related party transactions

The Company provided and received freight services, facility leases, equipment leases and other services, including repair and employee services to several companies controlled by and/or affiliated with Jerry Moyes, as follows (in thousands):

	For The Year Ended December 31, 2010
	Central	Central	Other
	Freight Lines,	Refrigerated	Affiliated
	Inc.	Services, Inc.	Entities	Total

Services Provided by Swift:
Freight Services(1)	$7,406	$109	$290	$7,805
Facility Leases	$521	$—	$20	$541
Services Received by Swift:
Freight Services(2)	$74	$1,807	$—	$1,881
Facility Leases	$442	$83	$—	$525

	As of December 31, 2010

Receivable	$306	$3	$65	$374
Payable	$1	$31	$—	$32

	For The Year Ended December 31, 2009
	Central	Central	Other
	Freight Lines,	Refrigerated	Affiliated
	Inc.	Services, Inc.	Entities	Total

Services Provided by Swift:
Freight Services(1)	$3,943	$152	$328	$4,423
Facility Leases	$661	$—	$20	$681
Services Received by Swift:
Freight Services(2)	$117	$1,920	$—	$2,037
Facility Leases	$423	$41	$41	$505

	As of December 31, 2009

Receivable	$1,206	$7	$12	$1,225
Payable	$4	$14	$—	$18

Swift Transportation Company and Subsidiaries

Notes to consolidated financial statements — (Continued)

	For The Year Ended December 31, 2008
	Central	Central	Other
	Freight Lines,	Refrigerated	Affiliated
	Inc.	Services, Inc.	Entities	Total

Services Provided by Swift:
Freight Services(1)	$18,766	$307	$481	$19,554
Facility Leases	$761	$—	$20	$781
Services Received by Swift:
Freight Services(2)	$80	$644	$—	$724
Facility Leases	$479	$—	$—	$479

(1)	The rates the Company charges for freight services to each of these companies for transportation services are market rates, which are comparable to what it charges third-party customers. These transportation services provided to affiliated entities provide the Company with an additional source of operating revenue at its normal freight rates.

(2)	Transportation services received from Central Freight represent LTL (less-than-truckload) freight services rendered to haul parts and equipment to Company shop locations. The rates paid to Central Freight for these loads are comparable to market rates charged by other non-affiliated LTL carriers. Transportation services received from Central Refrigerated primarily represents brokered freight. The loads are brokered out to the third party provider at rates lower than the rate charged to the customer, therefore allowing the Company to realize a profit. These brokered loads make it possible for the Company to provide freight services to customers even in areas that the Company does not serve, providing the Company with an additional source of income.

In addition to the transactions identified above, the Company had the following related party activity as of and for the years ended December 31, 2010, 2009 and 2008:

The Company has obtained legal services from Scudder Law Firm. Earl Scudder, a former member of the board of directors, is a member of Scudder Law Firm. The rates charged to the Company for legal services reflect market rates charged by unrelated law firms for comparable services. For the years ended December 31, 2010, 2009 and 2008, Swift incurred fees for legal services from Scudder Law Firm, a portion of which were provided by Mr. Scudder, in the amount of $1.4 million, $0.8 million, and $0.4 million, respectively. As of December 31, 2010 and 2009, the Company had $0.5 million and $0 outstanding balance owing to Scudder Law Firm for these services.

IEL contracts its personnel from a third party, Transpay, Inc. (“Transpay”), which is partially owned by Mr. Moyes. Transpay is responsible for all payroll related liabilities and employee benefits administration. For the years ended December 31, 2010, 2009 and 2008, the Company paid Transpay $0.8 million, $1.0 million, and $1.0 million, respectively, for the employee services and administration fees. As of December 31, 2010 and 2009, the Company had no outstanding balance owing to Transpay for these services.

In the second quarter of 2009, the Company entered into an agreement with Central Refrigerated to purchase one hundred 2001-2002 Utility refrigerated trailers. Mr. Moyes is the principal stockholder of Central Refrigerated. The purchase price paid for the trailers was comparable to the market price of similar model year Utility trailers according the most recent auction value guide at the time of the sale. The total amount paid to Central Refrigerated for the equipment was $1.2 million. There was no further amount due to Central Refrigerated for this transaction as of December 31, 2010 and 2009.

In addition to the above referenced transactions, in November 2010 Central Refrigerated acquired a membership interest in Red Rock Risk Retention Group (Swift’s subsidiary captive insurance entity) for a $100,000 capital investment in order to participate in a common interest motor carrier risk retention group,

Swift Transportation Company and Subsidiaries

Notes to consolidated financial statements — (Continued)

which required the participation by a second carrier, through which Central Refrigerated will also insure up to $2 million in auto liability claims. Under this auto liability insurance policy, Central Refrigerated will be responsible for the first $1 million in claims and 25% of any claims between $1 million and $2 million, with Red Rock insuring 75% of any claims in this $1 million to $2 million layer. Central Refrigerated will obtain insurance from other third-party carriers for claims in excess of $2 million. Red Rock will provide this coverage to Central Refrigerated for an annual premium of approximately $500,000. After reasonable investigation and market analysis, the terms of Central Refrigerated’s participation in Red Rock and the pricing of the auto liability coverage provided thereunder is comparable to the market price of similar insurance coverage offered by third-party carriers in the industry. The inclusion of the similar risk of this third party supports the standing of the Company’s risk retention group with the insurance regulators. As of December 31, 2010, the premium remained outstanding.

Concurrently with the Company’s IPO in December 2010, Mr. Moyes and the Moyes Affiliates completed a private placement by a newly formed, unaffiliated trust, or the Trust, of $250.0 million of its mandatory common exchange securities (or $262.3 million of its mandatory common exchange securities following the exercise by the initial purchasers of their option to purchase additional securities in January 2011), herein referred to as the “Stockholder Offering.”

In connection with the Stockholder Offering, Mr, Moyes and the Moyes Affiliates pledged to the Trust 23.8 million shares of Class B common stock deliverable upon exchange of the Trust’s securities (or a number of shares of Class B common stock representing $262.3 million in value of shares of Class A common stock) three years following December 15, 2010, the closing of the Stockholder Offering, subject to Mr. Moyes’ and the Moyes Affiliates’ option to settle their obligations to the Trust in cash. Although Mr. Moyes and the Moyes Affiliates have the option to settle their obligations to the Trust in cash three years following the closing date of the Stockholder Offering, any or all of the pledged shares could be converted into shares of Class A common stock and delivered upon exchange of the Trust’s securities. Any such shares delivered upon exchange will be freely tradable under the Securities Act.

Refer to Notes 12, 17 and 18 which includes a discussion of stockholder loans and stockholder distributions.

(24)	Fair value measurements

Topic 820, “Fair Value Measurements and Disclosures,” requires that the Company disclose estimated fair values for its financial instruments. The fair value of a financial instrument is the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date in the principal or most advantageous market for the asset or liability. Fair value estimates are made at a specific point in time and are based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company’s entire holdings of a particular financial instrument. Changes in assumptions could significantly affect these estimates. Because the fair value is estimated as of December 31, 2010 and 2009, the amounts that will actually be realized or paid at settlement or maturity of the instruments in the future could be significantly different. Further, as a result of current economic and credit market conditions, estimated fair values of financial instruments are subject to a greater degree of uncertainty and it is reasonably possible that an estimate will change in the near term.

Swift Transportation Company and Subsidiaries

Notes to consolidated financial statements — (Continued)

The following table presents the carrying amounts and estimated fair values of the Company’s financial instruments at December 31, 2010 and 2009 (in thousands):

	2010		2009
	Carrying	Fair	Carrying	Fair
	Value	Value	Value	Value

Financial Assets:
Retained interest in receivables	N/A	N/A	$79,907	$79,907
Financial Liabilities:
Interest rate swaps	N/A	N/A	$80,279	$80,279
New senior secured first lien term loan	1,059,351	1,062,497	N/A	N/A
Previous senior secured first lien term loan	N/A	N/A	1,511,400	1,374,618
Senior second priority secured notes	490,035	513,312	N/A	N/A
Fixed rate notes	15,638	17,202	595,000	500,544
Floating rate notes	11,000	10,973	203,600	152,955
Securitization of accounts receivable	171,500	174,715	N/A	N/A

The carrying amounts shown in the table are included in the consolidated balance sheets under the indicated captions except for the first lien term loan, senior second priority secured notes, and the fixed and floating rate notes, which are included in long term debt and obligations under capital leases. The fair values of the financial instruments shown in the above table as of December 31, 2010 and 2009 represent management’s best estimates of the amounts that would be received to sell those assets or that would be paid to transfer those liabilities in an orderly transaction between market participants at that date. Those fair value measurements maximize the use of observable inputs. However, in situations where there is little, if any, market activity for the asset or liability at the measurement date, the fair value measurement reflects the Company’s own judgments about the assumptions that market participants would use in pricing the asset or liability. Those judgments are developed by the Company based on the best information available in the circumstances.

The following summary presents a description of the methods and assumptions used to estimate the fair value of each class of financial instrument.

Retained interest in receivables

The Company’s retained interest in receivables was carried on the balance sheet at fair value at December 31, 2009 and consisted of trade receivables generated through the normal course of business. The retained interest was valued using the Company’s own assumptions about the inputs market participants would use in determining the present value of expected future cash flows taking into account anticipated credit losses, the speed of the payments and a discount rate commensurate with the uncertainty involved. Upon adoption of ASU No. 2009-16 on January 1, 2010 as discussed in Note 10, the Company’s retained interest in receivables was de-recognized upon recording the previously transferred receivables and recognizing the securitization proceeds as a secured borrowing on the Company’s balance sheet.

Interest rate swaps

The Company’s interest rate swap agreements were carried on the balance sheet at fair value at December 31, 2009 and consisted of four interest rate swaps. These swaps were entered into for the purpose of hedging the variability of interest expense and interest payments on the Company’s long-term variable rate debt. Because the Company’s interest rate swaps were not actively traded, they were valued using valuation models. Interest rate yield curves and credit spreads derived from trading levels of the Company’s first lien

Swift Transportation Company and Subsidiaries

Notes to consolidated financial statements — (Continued)

term loan were the significant inputs into these valuation models. These inputs were observable in active markets over the terms of the instruments the Company held. The Company considered the effect of its own credit standing and that of its counterparties in the valuations of its derivative financial instruments. As of December 31, 2009, the Company had recorded a credit valuation adjustment of $6.5 million, based on the credit spread derived from trading levels of the Company’s first lien term loan, to reduce the interest rate swap liability to its fair value.

First lien term loans, senior second priority secured notes, and fixed and floating rate notes

The fair values of the first lien term loans, the senior second priority secured notes, the fixed rate notes, and the floating rate notes were determined by bid prices in trading between qualified institutional buyers.

Securitization of Accounts Receivable

The Company’s securitization of accounts receivable consists of borrowings outstanding pursuant to the Company’s 2008 RSA, as discussed in Note 10. Its fair value is estimated by discounting future cash flows using a discount rate commensurate with the uncertainty involved.

Fair value hierarchy

Topic 820 establishes a framework for measuring fair value in accordance with GAAP and expands financial statement disclosure requirements for fair value measurements. Topic 820 further specifies a hierarchy of valuation techniques, which is based on whether the inputs into the valuation technique are observable or unobservable. The hierarchy is as follows:

•	Level 1 — Valuation techniques in which all significant inputs are quoted prices from active markets for assets or liabilities that are identical to the assets or liabilities being measured.

•	Level 2 — Valuation techniques in which significant inputs include quoted prices from active markets for assets or liabilities that are similar to the assets or liabilities being measured and/or quoted prices from markets that are not active for assets or liabilities that are identical or similar to the assets or liabilities being measured. Also, model-derived valuations in which all significant inputs and significant value drivers are observable in active markets are Level 2 valuation techniques.

•	Level 3 — Valuation techniques in which one or more significant inputs or significant value drivers are unobservable. Unobservable inputs are valuation technique inputs that reflect the Company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

When available, the Company uses quoted market prices to determine the fair value of an asset or liability. If quoted market prices are not available, the Company will measure fair value using valuation techniques that use, when possible, current market-based or independently-sourced market parameters, such as interest rates and currency rates. The level in the fair value hierarchy within which a fair measurement in its entirety falls is based on the lowest level input that is significant to the fair value measurement in its entirety. Following is a brief summary of the Company’s classification within the fair value hierarchy of each major category of assets and liabilities that it measures and reports on its balance sheet at fair value on a recurring basis as of December 31, 2010 and 2009:

•	Retained interest in receivables. The Company’s retained interest was valued using the Company’s own assumptions as discussed in Note 10, and accordingly, the Company classifies the valuation techniques that use these inputs as Level 3 in the hierarchy.

•	Interest rate swaps. The Company’s interest rate swaps were not actively traded but were valued using valuation models and credit valuation adjustments, both of which use significant inputs that are

Swift Transportation Company and Subsidiaries

Notes to consolidated financial statements — (Continued)

observable in active markets over the terms of the instruments the Company holds, and accordingly, the Company classified these valuation techniques as Level 2 in the hierarchy.

As of December 31, 2009, information about inputs into the fair value measurements of each major category of the Company’s assets and liabilities that were measured at fair value on a recurring basis in periods subsequent to their initial recognition was as follows (in thousands):

Fair Value Measurements at Reporting Date Using
Quoted
Prices in
		Active	Significant
	Total Fair	Markets for	Other	Significant
	Value and	Identical	Observable	Unobservable
	Carrying Value	Assets	Inputs	Inputs
Description	on Balance Sheet	(Level 1)	(Level 2)	(Level 3)

As of December 31, 2009:
Assets:
Retained interest in receivables	$79,907	$—	$—	$79,907
Liabilities:
Interest rate swaps	$80,279	$—	$80,279	$—

The following table sets forth a reconciliation of the changes in fair value during the years ended December 31, 2010, 2009 and 2008 of our Level 3 retained interest in accounts receivable that is measured at fair value on a recurring basis (in thousands):

	Fair Value at	Sales, Collections		Transfers in
	Beginning of	and	Total Realized	and/or Out of		Fair Value at
	Period	Settlements, Net	Gains (Losses)	Level 3		End of Period

Years Ended:
December 31, 2010	$79,907	$—	$—	$(79,907	)(1)	$—
December 31, 2009	$80,401	$(1,001)	$507	$—		$79,907
December 31, 2008	$—	$81,538	$(1,137)	$—		$80,401

(1)	Upon adoption of ASU No. 2009-16 on January 1, 2010 as discussed in Note 10, the Company’s retained interest in receivables was de-recognized upon recording the previously transferred receivables and recognizing the securitization proceeds as a secured borrowing on the Company’s balance sheet. Thus the removal of the retained interest balance is reflected here as a transfer out of Level 3.

Realized gains and losses related to the retained interest were included in earnings in the 2009 and 2008 period and reported in other expenses.

Swift Transportation Company and Subsidiaries

Notes to consolidated financial statements — (Continued)

For the year ended December 31, 2010, and 2009 information about inputs into the fair value measurements of the Company’s assets that were measured at fair value on a nonrecurring basis in the period is as follows (in thousands):

		Fair Value Measurements at Reporting Date Using
		Quoted Prices in		Significant
		Active Markets	Significant Other	Unobservable
	Fair Value at end	for Identical	Observable Inputs	Inputs	Total Gains
Description	of Period	Assets (Level 1)	(Level 2)	(Level 3)	(Losses)

Year Ended December 31, 2010:
Long-lived assets held for sale	$2,277	$—	$—	$2,277	$(1,274)

Total	$2,277	$—	$—	$2,277	$(1,274)

Year Ended December 31, 2009:
Long-lived assets held and used	$1,600	$—	$—	$1,600	$(475)
Long-lived assets held for sale	100	—	—	100	(40)

Total	$1,700	$—	$—	$1,700	$(515)

In accordance with the provisions of Topic 360, “Property, Plant and Equipment”, trailers with a carrying amount of $3.6 million were written down to their fair value of $2.3 million in the first quarter of 2010, resulting in an impairment charge of $1.3 million, which was included in impairments in the consolidated statement of operations for the year ended December 31, 2010. The impairment of these assets was triggered by the Company’s decision to remove them from the operating fleet through sale or salvage. For these assets valued using significant unobservable inputs, inputs utilized included the Company’s estimates and recent auction prices for similar equipment and commodity prices for units expected to be salvaged.

In accordance with the provisions of Topic 360, non-operating real estate properties held and used with a carrying amount of $2.1 million were written down to their fair value of $1.6 million during the first quarter of 2009, resulting in an impairment charge of $475 thousand, which was included in impairments in the consolidated statement of operations for the year ended December 31, 2009. Additionally, real estate properties held for sale, with a carrying amount of $140 thousand were written down to their fair value of $100 thousand, resulting in an impairment charge of $40 thousand during the first quarter of 2009, which was also included in impairments in the consolidated statement of operations for the year ended December 31, 2009. The impairments of these long-lived assets were identified due to the Company’s failure to receive any reasonable offers, due in part to reduced liquidity in the credit market and the weak economic environment during the period. For these long-lived assets valued using significant unobservable inputs, inputs utilized included the Company’s estimates and listing prices due to the lack of sales for similar properties.

Swift Transportation Company and Subsidiaries

Notes to consolidated financial statements — (Continued)

(25)	Intangible assets

Intangible assets as of December 31, 2010 and 2009 were (in thousands):

	2010	2009

Customer Relationship:
Gross carrying value	$275,324	$275,324
Accumulated amortization	(87,617)	(67,553)
Owner-Operator Relationship:
Gross carrying value	3,396	3,396
Accumulated amortization	(3,396)	(2,988)
Trade Name:
Gross carrying value	181,037	181,037

Intangible assets, net	$368,744	$389,216

For all periods ending on or after December 31, 2007, amortization of intangibles consists primarily of amortization of $261.2 million gross carrying value of definite-lived intangible assets recognized under purchase accounting in connection with Swift Transportation Co.’s going private in the 2007 transactions in which Swift Corporation acquired Swift Transportation Co. Intangible assets acquired as a result of the Swift Transportation Co. acquisition include trade name, customer relationships, and owner-operator relationships. Amortization of the customer relationship acquired in the acquisition is calculated on the 150% declining balance method over the estimated useful life of 15 years. The customer relationship contributed to the Company at May 9, 2007 is amortized using the straight-line method over 15 years. The owner-operator relationship was amortized using the straight-line method over three years and was fully amortized at December 31, 2010. The trade name has an indefinite useful life and is not amortized, but rather is tested for impairment at least annually, unless events occur or circumstances change between annual tests that would more likely than not reduce the fair value.

Amortization of intangibles for 2010, 2009, and 2008 is comprised of $19.3 million, $22.0 million, and $24.2 million respectively, related to intangible assets recognized in conjunction with the 2007 going private transaction and $1.2 million in each year related to previous intangible assets existing prior to the 2007 going private transaction. Management estimates that non-cash amortization expense associated with all of the intangibles on the balance sheet at December 31, 2010 will be $18.3 million in 2011, $16.9 million in 2012, and $16.8 million in each of 2013, 2014, and 2015, all but $1.2 million of which, in each period, represents amortization of the intangible assets recognized in conjunction with the 2007 going private transaction.

(26)	Goodwill

The changes in the carrying amount of goodwill for the years ended December 31, 2010, 2009 and 2008 were (in thousands):

December 31, 2007	270,256
Impairment loss	(17,000)

December 31, 2008, 2009 and 2010	$253,256

Based on the results of the Company’s annual evaluation as of November 30, 2010 and 2009, there was no indication of impairment of goodwill and indefinite-lived intangible assets. Based on the results of the Company’s evaluation as of November 30, 2008, it recorded a non-cash impairment charge of $17.0 million with no tax impact in the fourth quarter of 2008 related to the decline in fair value of the Company’s Mexico freight transportation reporting unit resulting from the deterioration in truckload industry conditions as

Swift Transportation Company and Subsidiaries

Notes to consolidated financial statements — (Continued)

compared with the estimates and assumptions used in the original valuation projections at the time of the partial acquisition of Swift Transportation Co. The annual impairment test performed as of November 30, 2008 indicated no additional impairments for goodwill and indefinite-lived intangible assets at the Company’s other reporting units.

(27)	Reverse Stock Split

On November 29, 2010, Swift Corporation amended its articles of incorporation reducing the authorized shares of its pre-reorganization common stock from 200.0 million shares to 160.0 million shares. Additionally, Swift Corporation’s Board of Directors approved a 4-for-5 reverse stock split of its common stock, which reduced the issued and outstanding shares from 75.1 million shares to 60.1 million. The capital stock accounts, all share data and earnings (loss) per share, and stock options and corresponding exercise price and fair value per share give effect to the stock split, applied retrospectively, to all periods presented. As discussed in Note 1, upon Swift Corporation’s merger with and into Swift Transportation Company, all outstanding common stock of Swift Corporation was converted into shares of Swift Transportation Company Class B common stock on a one-for-one basis, and all outstanding stock options of Swift Corporation were converted into options to purchase shares of Class A common stock of Swift Transportation Company.

(28)	Loss per share

The computation of basic and diluted loss per share for the years ended December 31, 2010, 2009 and 2008 is as follows:

	Year ending December 31,
	2010	2009	2008
	(In thousands, except per share amounts)

Net loss	$(125,413)	$(435,645)	$(146,555)

Weighted average shares:
Common shares outstanding for basic and diluted loss per share	63,339	60,117	60,117

Basic and diluted loss per share	$(1.98)	$(7.25)	$(2.44)

As discussed in Note 3, the Company issued 73.3 million shares of Class A common stock in December 2010, which had a modest effect on the weighted average shares outstanding for the year ended December 31, 2010.

Potential common shares issuable upon exercise of outstanding stock options are excluded from diluted shares outstanding as their effect is antidilutive. As of December 31, 2010, 2009, and 2008, there were 6,100,480, 4,970,400, and 5,034,000 options outstanding, respectively.

Swift Transportation Company and Subsidiaries

Notes to consolidated financial statements — (Continued)

(29)	Quarterly results of operations (unaudited)

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter
	(In thousands, except per share data)

Year Ended December 31, 2010
Operating revenue	$654,830	$736,185	$758,281	$780,427
Operating income	$23,193	$61,189	$82,100	$76,573
Net loss	$(53,001)	$(23,079)	$(1,019)	$(48,314)
Basic and diluted loss per share	$(0.88)	$(0.38)	$(0.02)	$(0.66)
Year Ended December 31, 2009
Operating revenue	$614,756	$628,572	$659,723	$668,302
Operating income	$12,239	$27,109	$45,759	$46,894
Net loss	$(43,560)	$(30,926)	$(4,028)	$(357,131)
Basic and diluted loss per share	$(0.73)	$(0.51)	$(0.07)	$(5.94)

Results for the first quarter of 2010 include $1.3 million of pre-tax impairment charge for trailers reclassified to assets held for sale during the first quarter and $7.4 million of incremental pre-tax depreciation expense reflecting management’s decision in the first quarter to sell as scrap approximately 7,000 dry van trailers over the course of the next several years and the corresponding revision to estimates regarding salvage and useful lives of such trailers. Results for the fourth quarter of 2010 include a $22.6 million pre-tax non-cash equity compensation charge related to certain stock options that vested upon the Company’s initial public offering in December 2010 and $95.5 million of pre-tax loss on debt extinguishment related to the premium and fees the Company paid to tender for its old notes and the non-cash write-off of the deferred financing costs associated with the Company’s previous indebtedness that was repaid in December 2010 as a result of its refinancing transactions.

Results for the third quarter of 2009 include $2.3 million of pre-tax expense for professional fees incurred in connection with the cancelled note offering and a benefit of $12.5 million for net settlement proceeds received by the Company during the quarter. Results for the fourth quarter of 2009 include approximately $325 million of income tax expense related to the Company’s subchapter C corporation conversion as discussed in Note 1, $3.9 million of transaction costs related to the Second Amendment, and $4.0 million of other income related to the sale of the Company’s investment in Transplace.

(30)	Subsequent events

On January 20, 2011, the Company issued an additional 6,050,000 shares of its Class A common stock to the underwriters of its initial public offering at the initial public offering price of $11.00 per share, less the underwriters’ discount, and received proceeds of $63.2 million in cash pursuant to the over-allotment option in the underwriting agreement as described in the company’s registration statement on Form S-1 as filed with the Securities and Exchange Commission. Of these proceeds, $60.0 million were used in January 2011 to pay down the first lien term loan and $3.2 million were used in February 2011 to pay down the securitization facility.

(31)	Guarantor condensed consolidating financial statements

The payment of principal and interest on the Company’s new senior second priority secured notes are guaranteed by the Company’s wholly-owned domestic subsidiaries (the “Guarantor Subsidiaries”) other than its driver academy subsidiary, its captive insurance subsidiaries, its special-purpose receivables securitization subsidiary, and it foreign subsidiaries (the “Non-guarantor Subsidiaries”). The separate financial statements of the Guarantor Subsidiaries are not included herein because the Guarantor Subsidiaries are the Company’s

Swift Transportation Company and Subsidiaries

Notes to consolidated financial statements — (Continued)

wholly-owned consolidated subsidiaries and are jointly, severally, fully and unconditionally liable for the obligations represented by the new senior second priority secured notes.

The consolidating financial statements present consolidating financial data for (i) Swift Transportation Company (on a parent only basis), (ii) Swift Services Holdings, Inc. (on an issuer only basis), (iii) the combined Guarantor Subsidiaries, (iv) the combined Non-Guarantor Subsidiaries, (iv) an elimination column for adjustments to arrive at the information for the parent company and subsidiaries on a consolidated basis and (v) the parent company and subsidiaries on a consolidated basis as of December 31, 2010 and 2009 and for each of the three years in the period ended December 31, 2010. Note that as the issuer, Swift Services Holdings, Inc., was formed in November 2010 in anticipation of the issuance of the new senior second priority secured notes, there is no financial activity for this entity prior to this date.

Investments in subsidiaries are accounted for by the respective parent company using the equity method for purposes of this presentation. Results of operations of subsidiaries are therefore reflected in the parent company’s investment accounts and earnings. The principal elimination entries set forth below eliminate investments in subsidiaries and intercompany balances and transactions.

Condensed consolidating balance sheet as of December 31, 2010

	Swift	Swift
	Transportation	Services
	Company	Holdings,	Guarantor	Non-Guarantor	Eliminations for
	(Parent)	Inc. (Issuer)	Subsidiaries	Subsidiaries	Consolidation	Consolidated
	(In thousands)

Cash and cash equivalents	$1,561	$—	$35,844	$10,089	$—	$47,494
Restricted cash	—	—	—	84,568	—	84,568
Accounts receivable, net	—	—	16,398	261,175	(694)	276,879
Intercompany receivable (payable)	324,359	487,942	(861,300)	48,999	—	—
Other current assets	9,104	44	82,247	11,980	—	103,375

Total current assets	335,024	487,986	(726,811)	416,811	(694)	512,316

Property and equipment, net	—	—	1,309,453	30,185	—	1,339,638
Other assets	(588,713)	2,051	301,472	7,966	371,165	93,941
Intangible assets, net	—	—	356,696	12,048	—	368,744
Goodwill	—	—	246,977	6,279	—	253,256

Total assets	$(253,689)	$490,037	$1,487,787	$473,289	$370,471	$2,567,895

Current portion of long-term debt and obligations under capital leases	$—	$—	$65,672	$3,757	$(3,359)	$66,070
Other current liabilities	3,848	1,389	226,623	28,948	(694)	260,114

Total current liabilities	3,848	1,389	292,295	32,705	(4,053)	326,184

Long-term debt and obligations under capital leases	—	490,035	1,217,197	2,537	(1,739)	1,708,030
Deferred income taxes	(162,856)	(486)	463,183	3,708	—	303,549
Securitization of accounts receivable	—	—	—	171,500	—	171,500
Other liabilities	—	—	91,565	50,238	—	141,803

Total liabilities	(159,008)	490,938	2,064,240	260,688	(5,792)	2,651,066

Total stockholders’ (deficit) equity	(94,681)	(901)	(576,453)	212,601	376,263	(83,171)

Total liabilities and stockholders’ (deficit) equity	$(253,689)	$490,037	$1,487,787	$473,289	$370,471	$2,567,895

Condensed consolidating balance sheet as of December 31, 2009

	Swift	Swift
	Transportation	Services
	Company	Holdings,	Guarantor	Non-Guarantor	Eliminations for
	(Parent)	Inc. (Issuer)	Subsidiaries	Subsidiaries	Consolidation	Consolidated
	(In thousands)

Cash and cash equivalents	$21,114	$—	$70,438	$24,310	$—	$115,862
Restricted cash	—	—	—	24,869	—	24,869
Accounts receivable, net	—	—	13,014	10,593	(1,693)	21,914
Intercompany receivable (payable)	(46,225)	—	457	45,768	—	—
Other current assets	176	—	97,692	92,328	1,030	191,226

Total current assets	(24,935)	—	181,601	197,868	(663)	353,871

Net property and equipment	—	—	1,336,908	27,637	—	1,364,545
Other assets	(288,743)	—	342,676	12,702	86,351	152,986
Intangible assets, net	—	—	376,236	12,980	—	389,216
Goodwill	—	—	246,977	6,279	—	253,256

Total assets	$(313,678)	$—	$2,484,398	$257,466	$85,688	$2,513,874

Current portion of long term debt and obligations under capital leases	$—	$—	$46,754	$5,198	$(5,198)	$46,754
Other current liabilities	834	—	300,360	23,108	(663)	323,639

Total current liabilities	834	—	347,114	28,306	(5,861)	370,393

Long term debt and obligations under capital leases	—	—	2,420,180	10,858	(10,858)	2,420,180
Deferred income taxes	(954)	—	380,697	4,052	—	383,795
Other liabilities	—	—	177,525	27,762	—	205,287

Total liabilities	(120)	—	3,325,516	70,978	(16,719)	3,379,655

Total stockholders’ equity (deficit)	(313,558)	—	(841,118)	186,488	102,407	(865,781)

Total liabilities and stockholders’ equity (deficit)	$(313,678)	$—	$2,484,398	$257,466	$85,688	$2,513,874

Condensed consolidating statement of operations for the year ended December 31, 2010

	Swift
	Transportation	Swift Services		Non-	Eliminations
	Company	Holdings, Inc.	Guarantor	Guarantor	for
	(Parent)	(Issuer)	Subsidiaries	Subsidiaries	Consolidation	Consolidated
	(In thousands)

Operating revenue	$—	$—	$2,881,441	$155,301	$(107,019)	$2,929,723

Operating expenses:
Salaries, wages and employee benefits	22,883	—	716,125	24,954	—	763,962
Operating supplies and expenses	6,919	—	180,815	36,203	(5,972)	217,965
Fuel	—	—	452,092	16,412	—	468,504
Purchased transportation	—	—	807,822	8,694	(45,183)	771,333
Rental expense	—	—	76,004	1,300	(764)	76,540
Insurance and claims	—	—	85,323	57,188	(55,100)	87,411
Depreciation and amortization of property and equipment	—	—	203,603	2,676	—	206,279
Amortization of intangibles	—	—	19,540	932	—	20,472
Impairments	—	—	1,274	—	—	1,274
(Gain) loss on disposal of property and equipment	—	—	(8,347)	60	—	(8,287)
Communication and utilities	—	—	24,149	878	—	25,027
Operating taxes and licenses	—	—	48,594	7,594	—	56,188

Total operating expenses	29,802	—	2,606,994	156,891	(107,019)	2,686,668

Operating (loss) income	(29,802)	—	274,447	(1,590)	—	243,055

Interest expense, net	—	1,431	311,940	6,778	—	320,149
Loss on debt extinguishment	—	—	95,461	—	—	95,461
Other (income) expenses	105,654	—	12,606	(39,080)	(82,890)	(3,710)

Income (loss) before income taxes	(135,456)	(1,431)	(145,560)	30,712	82,890	(168,845)
Income tax (benefit) expense	(10,043)	(530)	(40,807)	7,948	—	(43,432)

Net income (loss)	$(125,413)	$(901)	$(104,753)	$22,764	$82,890	$(125,413)

Condensed consolidating statement of operations for the year ended December 31, 2009

	Swift	Swift
	Transportation	Services		Non-	Eliminations
	Company	Holdings,	Guarantor	Guarantor	for
	(Parent)	Inc. (Issuer)	Subsidiaries	Subsidiaries	Consolidation	Consolidated
	(In thousands)

Operating revenue	$—	$—	$2,531,503	$89,843	$(49,993)	$2,571,353

Operating expenses:
Salaries, wages and employee benefits	—	—	707,522	21,262	—	728,784
Operating supplies and expenses	5,127	—	176,255	34,276	(5,713)	209,945
Fuel	—	—	372,150	13,363	—	385,513
Purchased transportation	—	—	653,850	5,037	(38,575)	620,312
Rental expense	—	—	79,227	5,311	(4,705)	79,833
Insurance and claims	—	—	69,955	12,377	(1,000)	81,332
Depreciation and amortization of property and equipment	—	—	226,096	4,243	—	230,339
Amortization of intangibles	—	—	22,161	1,031	—	23,192
Impairments	—	—	515	—	—	515
(Gain) loss on disposal of property and equipment	—	—	(2,385)	141	—	(2,244)
Communication and utilities	—	—	23,798	797	—	24,595
Operating taxes and licenses	—	—	50,706	6,530	—	57,236

Total operating expenses	5,127	—	2,379,850	104,368	(49,993)	2,439,352

Operating (loss) income	(5,127)	—	151,653	(14,525)	—	132,001

Interest expense, net	—	—	252,836	1,496	—	254,332
Other (income) expenses	430,355	—	6,713	(30,251)	(420,153)	(13,336)

Income (loss) before income taxes	(435,482)	—	(107,896)	14,230	420,153	(108,995)
Income tax expense	163	—	322,459	4,028	—	326,650

Net income (loss)	$(435,645)	$—	$(430,355)	$10,202	$420,153	$(435,645)

Condensed consolidating statement of operations for the year ended December 31, 2008

	Swift	Swift
	Transportation	Services		Non-	Eliminations
	Company	Holdings,	Guarantor	Guarantor	for
	(Parent)	Inc. (Issuer)	Subsidiaries	Subsidiaries	Consolidation	Consolidated
	(In thousands)

Operating revenue	$—	$—	$3,358,731	$100,618	$(59,539)	$3,399,810

Operating expenses:
Salaries, wages and employee benefits	—	—	868,189	24,502	—	892,691
Operating supplies and expenses	1,780	—	233,711	42,829	(6,369)	271,951
Fuel	—	—	755,804	12,889	—	768,693
Purchased transportation	—	—	776,639	7,085	(42,484)	741,240
Rental expense	—	—	76,346	1,240	(686)	76,900
Insurance and claims	50	—	131,506	20,393	(10,000)	141,949
Depreciation and amortization of property and equipment	—	—	244,807	5,626	—	250,433
Amortization of intangibles	—	—	24,260	1,139	—	25,399
Impairments	—	—	7,529	17,000	—	24,529
(Gain) loss on disposal of property and equipment	—	—	(6,496)	30	—	(6,466)
Communication and utilities	—	—	28,715	929	—	29,644
Operating taxes and licenses	—	—	62,122	5,789	—	67,911

Total operating expenses	1,830	—	3,203,132	139,451	(59,539)	3,284,874

Operating (loss) income	(1,830)	—	155,599	(38,833)	—	114,936

Interest expense, net	—	—	229,894	7,476	—	237,370
Other (income) expenses	144,584	—	67,767	(29,866)	(169,732)	12,753

Income (loss) before income taxes	(146,414)	—	(142,062)	(16,443)	169,732	(135,187)
Income tax expense	141	—	2,522	8,705	—	11,368

Net income (loss)	$(146,555)	$—	$(144,584)	$(25,148)	$169,732	$(146,555)

Condensed consolidating statement of cash flows for the year ended December 31, 2010

	Swift	Swift
	Transportation	Services		Non-	Elimination
	Company	Holdings,	Guarantor	Guarantor	for
	(Parent)	Inc. (Issuer)	Subsidiaries	Subsidiaries	Consolidation	Consolidated
	(In thousands)

Net cash provided by operating activities	$—	$—	$24,738	$33,701	$—	$58,439

Cash flows from investing activities:
Increase in restricted cash	—	—	—	(59,699)	—	(59,699)
Proceeds from sale of property and equipment	—	—	38,302	225	—	38,527
Capital expenditures	—	—	(160,293)	(4,341)	—	(164,634)
Funding of intercompany notes payable	—	—	(1,341)	—	1,341	—
Payments received on intercompany notes payable	—	—	12,298	—	(12,298)	—
Dividend from subsidiary	—	—	10,500	—	(10,500)	—
Capital contribution to subsidiary	—	—	(13,850)	—	13,850	—
Other investing activities	—	—	7,285	—	—	7,285

Net cash used in investing activities	—	—	(107,099)	(63,815)	(7,607)	(178,521)

Cash flows from financing activities:
Proceeds from issuance of Class A common stock, net of issuance costs	764,284	—	—	—	—	764,284
Proceeds from long-term debt	—	—	1,059,300	—	—	1,059,300
Proceeds from issuance of senior notes	—	490,000	—	—	—	490,000
Payoff of term loan	—	—	(1,488,430)	—	—	(1,488,430)
Repurchase of fixed rate notes	—	—	(490,010)	—	—	(490,010)
Repurchase of floating rate notes	—	—	(192,600)	—	—	(192,600)
Payment of fees and costs on note tender offer	—	—	(45,163)	—	—	(45,163)
Payment of deferred loan costs	—	—	(18,497)	—	—	(18,497)
Borrowings under accounts receivable securitization	—	—	—	213,000	—	213,000
Repayment of accounts receivable securitization	—	—	—	(189,500)	—	(189,500)
Repayment of long-term debt and capital leases	—	—	(49,766)	—	—	(49,766)
Proceeds from intercompany notes payable	—	—	—	1,341	(1,341)	—
Repayment of intercompany notes payable	—	—	—	(12,298)	12,298	—
Dividend to parent	—	—	—	(10,500)	10,500	—
Capital contribution	—	—	—	13,850	(13,850)	—
Other financing activities	—	—	(904)	—	—	(904)
Net funding from (to) affiliates	(783,837)	(490,000)	1,273,837	—	—	—

Net cash (used in) provided by financing activities	(19,553)	—	47,767	15,893	7,607	51,714

Net decrease in cash and cash equivalents	(19,553)	—	(34,594)	(14,221)	—	(68,368)

Cash and cash equivalents at beginning of period	21,114	—	70,438	24,310	—	115,862
Cash and cash equivalents at end of period	$1,561	$—	$35,844	$10,089	$—	$47,494

Condensed consolidating statement of cash flows for the year ended December 31, 2009

		Swift
	Swift	Services
	Transportation	Holdings,		Non-	Eliminations
	Company	Inc.	Guarantor	Guarantor	for
	(Parent)	(Issuer)	Subsidiaries	Subsidiaries	Consolidation	Consolidated
	(In thousands)

Net cash provided by operating activities	$—	$—	$98,478	$16,857	$—	$115,335

Cash flows from investing activities:
Increase in restricted cash	—	—	—	(6,430)	—	(6,430)
Proceeds from sale of property and equipment	—	—	69,755	18	—	69,773
Capital expenditures	—	—	(70,023)	(1,242)	—	(71,265)
Funding of intercompany notes payable	—	—	(4,000)	—	4,000	—
Payments received on intercompany notes payable	—	—	5,725	—	(5,725)	—
Dividend from subsidiary	—	—	8,000	—	(8,000)	—
Capital contribution to subsidiary	—	—	(500)	—	500	—
Other investing activities	—	—	6,795	—	—	6,795

Net cash provided by (used in) investing activities	—	—	15,752	(7,654)	(9,225)	(1,127)

Cash flows from financing activities:
Payment of deferred loan costs	—	—	(19,694)	—	—	(19,694)
Repayment of long-term debt and capital leases	—	—	(30,820)	—	—	(30,820)
Distributions to stockholders	—	—	(16,383)	—	—	(16,383)
Interest payments received on stockholder loan receivable	—	—	16,383	—	—	16,383
Proceeds from intercompany notes payable	—	—	—	4,000	(4,000)	—
Repayment of intercompany notes payable	—	—	—	(5,725)	5,725	—
Dividend to parent	—	—	—	(8,000)	8,000	—
Capital contribution from parent	—	—	—	500	(500)	—
Other financing activities	—	—	(5,748)	—	—	(5,748)
Net funding from (to) affiliates	21,114	—	(21,114)	—	—	—

Net cash provided by (used in) financing activities	21,114	—	(77,376)	(9,225)	9,225	(56,262)

Net increase (decrease) in cash and cash equivalents	21,114	—	36,854	(22)	—	57,946

Cash and cash equivalents at beginning of period	—	—	33,584	24,332	—	57,916
Cash and cash equivalents at end of period	$21,114	$—	$70,438	$24,310	$—	$115,862

Condensed consolidating statement of cash flows for the year ended December 31, 2008

	Swift	Swift
	Transportation	Services		Non-	Eliminations
	Company	Holdings,	Guarantor	Guarantor	for
	(Parent)	Inc. (Issuer)	Subsidiaries	Subsidiaries	Consolidation	Consolidated
	(In thousands)

Net cash provided by operating activities	$—	$—	$116,745	$2,995	$—	$119,740

Cash flows from investing activities:
Decrease in restricted cash	—	—	—	3,588	—	3,588
Proceeds from sale of property and equipment	—	—	190,975	176	—	191,151
Capital expenditures	—	—	(327,535)	(190)	—	(327,725)
Payments received on assets held for sale	—	—	16,391	—	—	16,391
Other investing activities	—	—	(3,998)	540	1,536	(1,922)

Net cash (used in) provided by investing activities	—	—	(124,167)	4,114	1,536	(118,517)

Cash flows from financing activities:
Other investing activities
Repayment of long-term debt and capital leases	—	—	(16,625)	—	—	(16,625)
Distributions to stockholders	—	—	(33,831)	—	—	(33,831)
Interest payments received on stockholder loan receivable	—	—	33,831	—	—	33,831
Other financing activities	—	—	(5,657)	1,536	(1,536)	(5,657)

Net cash (used in) provided by financing activities	—	—	(22,282)	1,536	(1,536)	(22,282)

Effect of exchange rate changes on cash and cash equivalents	—	—	—	149	—	149
Net (decrease) increase in cash and cash equivalents	—	—	(29,704)	8,794	—	(20,910)

Cash and cash equivalents at beginning of period	—	—	63,288	15,538	—	78,826
Cash and cash equivalents at end of period	$—	$—	$33,584	$24,332	$—	$57,916

SWIFT SERVICES HOLDINGS, INC.
*AND THE GUARANTORS

OFFER TO EXCHANGE

$500 million aggregate principal amount of 10.000% Senior Second Priority Secured Notes due 2018
CUSIP No. 870755 AA3, ISIN No. US870755AA35

for

$500 million aggregate principal amount of 10.000% Senior Second Priority Secured Notes due 2018
which have been registered under the Securities Act.

PROSPECTUS

Dated May 19, 2011